Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236961

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear FCB Corporation Shareholder:

On January 23, 2020, FCB Corporation, or “FCB,” and CapStar Financial Holdings, Inc., or “CapStar,” entered into an Agreement and Plan of Merger (which, as it may be amended, supplemented, or modified from time to time, we refer to as the “FCB merger agreement”) providing for the merger of FCB with and into CapStar (which we refer to as the “FCB merger”). The FCB merger agreement also contemplates that, immediately following the completion of the FCB merger, The First National Bank of Manchester, or “FNBM,” FCB’s wholly owned bank subsidiary, will merge with and into CapStar Bank, CapStar’s wholly owned bank subsidiary, with CapStar Bank to be the bank to survive this merger, and The Bank of Waynesboro, or “BOW,” FCB’s majority owned bank subsidiary, will merge with and into CapStar Bank (which we refer to as the “BOW merger”), with CapStar Bank to be the bank to survive this merger.

The FCB merger agreement provides that, at the effective time of the FCB merger, the outstanding shares of FCB common stock (other than dissenting shares and certain excluded shares as described in the enclosed proxy statements/prospectus) collectively will be converted into the right to receive, in the aggregate, 2,969,418 shares of CapStar common stock and $21,570,701 in cash, subject to certain adjustments provided for in the FCB merger agreement (which we refer to as the “FCB merger consideration”). Based on 216,678 shares of FCB common stock issued and outstanding as of January 23, 2020 and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, each issued and outstanding share of FCB common stock (other than dissenting shares and certain excluded shares) would be converted into the right to receive approximately 13.70428931 shares of CapStar common stock (with cash in lieu of fractional shares) and $99.55 in cash.

Based on the closing price for CapStar common stock of $16.23 per share on January 23, 2020, the last trading day before the public announcement of the FCB merger agreement, and 216,678 shares of FCB common stock outstanding on that date, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, the FCB merger consideration represented approximately $321.97 in value for each share of FCB common stock. Based on the closing price for CapStar common stock of $9.89 per share on March 31, 2020, the last practicable trading day before the date of the enclosed proxy statements/prospectus, and 216,678 shares of FCB common stock outstanding on that date, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, the FCB merger consideration represented approximately $235.09 in value for each share of FCB common stock. The market value of the FCB merger consideration will fluctuate with the market price of CapStar’s common stock and will not be known until the FCB merger is completed. We encourage you to obtain current market quotations for the CapStar common stock before you vote. CapStar common stock is currently quoted on the Nasdaq Global Select Market under the symbol “CSTR.”

The FCB merger consideration is subject to adjustments for transaction expenses, real estate valuations, and the proceeds of sales of certain equity interests by FCB, BOW, and their subsidiaries. See the section titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration. Consequently, the value of the per share FCB merger consideration you will receive in exchange for your shares of FCB common stock will not be known at the time you vote on the FCB merger agreement, and the value and amount, respectively, of the actual per share FCB merger consideration you will receive may be different from that described above.

Based on 18,307,802 shares of CapStar common stock outstanding on March 27, 2020, the record date for the FCB special meeting, and assuming 2,969,418 shares of CapStar common stock are issued by CapStar as FCB merger consideration and that 664,800 shares of CapStar common stock are issued by CapStar to shareholders of BOW other than FCB as consideration for the BOW merger, current FCB shareholders would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 13.53% of the outstanding shares of CapStar common stock (not taking into account for this purpose shares of BOW common stock owned by FCB shareholders and without giving effect to any shares of CapStar common stock held by FCB shareholders prior to the FCB merger), and current FCB shareholders and current BOW shareholders (other than FCB), collectively as a group, would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 16.56% of the outstanding shares of CapStar common stock (without giving effect to any shares of CapStar common stock held by them prior to the mergers).

FCB will hold a special meeting of its shareholders in connection with the FCB merger. At this special meeting, FCB shareholders will be asked to vote to approve the FCB merger agreement and certain related matters, as described in the enclosed proxy statements/prospectus.

The special meeting of FCB shareholders will be held on April 30, 2020 at 1:00 pm local time, at the FNBM main office located at 100 West High Street, Manchester, Tennessee 37355.

Your vote is important. We cannot complete the FCB merger unless FCB’s shareholders approve the FCB merger agreement. The affirmative vote of holders of a majority of the outstanding shares of FCB common stock entitled to vote on the FCB merger agreement is required for the approval of the FCB merger agreement by FCB’s shareholders. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed proxy statements/prospectus.

The FCB board of directors recommends that FCB shareholders vote “FOR” the approval of the FCB merger agreement and “FOR” the other matters to be considered at the FCB special meeting.

The enclosed proxy statements/prospectus describes the special meeting, the FCB merger, the documents related to the FCB merger, and other related matters. Please carefully read the entire proxy statements/prospectus, including the section titled “Risk Factors,” for a discussion of the risks relating to the proposed FCB merger. You also can obtain information about the proposed FCB merger, and CapStar from documents that CapStar has filed with the U.S. Securities and Exchange Commission.

If you have any questions regarding the FCB merger, please contact Tim Spry, FNBM’s President and Chief Executive Officer, by mail at 100 West High Street, Manchester, Tennessee 37355 or by telephone at (615) 563-8011.

We are excited about the opportunities afforded by the FCB merger and look forward to seeing you at the special meeting.

Sincerely,

Gerald L. Ewell, Jr.

President

FCB Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities commission, nor any bank regulatory agency, has approved or disapproved of the securities to be issued in the FCB merger or determined if the enclosed proxy statements/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the FCB merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either CapStar or FCB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the enclosed proxy statements/prospectus is April 1, 2020, and it is first being mailed or otherwise delivered to the shareholders of FCB on or about April 2, 2020.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Bank of Waynesboro Shareholder:

On January 23, 2020, The Bank of Waynesboro, or “BOW,” CapStar Financial Holdings, Inc., or “CapStar,” and CapStar Bank, CapStar’s wholly owned bank subsidiary, entered into a Plan of Bank Merger (which, as it may be amended, supplemented, or modified from time to time, we refer to as the “BOW merger agreement”) providing for the merger of BOW with and into CapStar Bank (which we refer to as the “BOW merger”) immediately following the merger of FCB Corporation, or “FCB,” which as of the date hereof owns 50.56% of the outstanding common stock of BOW, with and into CapStar (the “FCB merger”) pursuant to an Agreement and Plan of Merger entered into by FCB and CapStar on January 23, 2020.

The BOW merger agreement provides that, at the effective time of the BOW merger, the outstanding shares of BOW common stock (other than dissenting shares and certain excluded shares, including shares held by CapStar as successor to FCB, as described in the enclosed proxy statements/prospectus) collectively will be converted into the right to receive, in the aggregate, 664,800 shares of CapStar common stock and $4,829,299 in cash, subject to certain adjustments provided for in the BOW merger agreement (which we refer to as the “BOW merger consideration”). Based on 14,832 shares of BOW common stock issued and outstanding and held by BOW shareholders other than FCB (which shareholders we refer to collectively as the “BOW minority shareholders”) as of January 23, 2020 and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, each issued and outstanding share of BOW common stock (other than dissenting shares and certain excluded shares) held by the BOW minority shareholders would be converted into the right to receive approximately 44.82200647 shares of CapStar common stock (with cash in lieu of fractional shares) and $325.60 in cash.

Based on the closing price for CapStar common stock of $16.23 per share on January 23, 2020, the last trading day before the public announcement of the BOW merger agreement, and 14,832 shares of BOW common stock outstanding on that date and owned by the BOW minority shareholders, and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the BOW merger consideration represented approximately $1,053.06 in value for each share of BOW common stock held by the BOW minority shareholders. Based on the closing price for CapStar common stock of $9.89 per share on March 31, 2020, the last practicable trading day before the date of the enclosed proxy statements/prospectus, and 14,832 shares of BOW common stock outstanding on that date and owned by the BOW minority shareholders, and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the BOW merger consideration represented approximately $768.89 in value for each share of BOW common stock held by the BOW minority shareholders. The market value of the BOW merger consideration will fluctuate with the market price of CapStar’s common stock and will not be known until the BOW merger is completed. We encourage you to obtain current market quotations for the CapStar common stock before you vote. CapStar common stock is currently quoted on the Nasdaq Global Select Market under the symbol “CSTR.”

The BOW merger consideration is subject to adjustments for transaction expenses, real estate valuations, and the proceeds of sales of certain equity interests by BOW and its subsidiary. See the section titled “The BOW Merger Agreement—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the BOW merger consideration. Consequently, the value of the per share BOW merger consideration you will receive in exchange for your shares of BOW common stock will not be known at the time you vote on the BOW merger agreement and the value and amount, respectively, of the actual per share BOW merger consideration you will receive may be different from that described above.

Based on 18,307,802 shares of CapStar common stock outstanding on March 27, 2020, the record date for the BOW special meeting, and assuming 664,800 shares of CapStar common stock are issued by CapStar as BOW merger consideration and that 2,969,418 shares of CapStar common stock are issued by CapStar to shareholders of FCB as consideration for the FCB merger, current BOW minority shareholders would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 3.03% of the outstanding shares of CapStar common stock (not taking into account for this purpose shares of FCB common stock owned by BOW minority shareholders and without giving effect to any shares of CapStar common stock held by BOW minority shareholders prior to the BOW merger), and current BOW minority shareholders and current FCB shareholders, collectively as a group, would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 16.56% of the outstanding shares of CapStar common stock (without giving effect to any shares of CapStar common stock held by them prior to the mergers).

BOW will hold a special meeting of its shareholders in connection with the BOW merger. At this special meeting, BOW shareholders will be asked to vote to approve the BOW merger agreement and certain related matters, as described in the enclosed proxy statements/prospectus.

The special meeting of BOW shareholders will be held on April 30, 2020 at 10:00 am local time, at the Griggs Building, 108 Public Square North, Waynesboro, Tennessee 38485.

Your vote is important. We cannot complete the BOW merger unless BOW’s shareholders, including the BOW minority shareholders voting separately as a group, approve the BOW merger agreement. Both (i) the affirmative vote of the holders of a majority of the outstanding shares of BOW common stock entitled to vote on the BOW merger agreement and (ii) the affirmative vote of the holders of a majority of the outstanding shares of BOW common stock entitled to vote on the BOW merger agreement and owned by the BOW minority shareholders, with the BOW minority shareholders voting separately as a group, are required for the approval of the BOW merger agreement. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed proxy statements/prospectus.

A special committee of the BOW board of directors, comprised solely of directors unaffiliated with FCB, CapStar, and CapStar Bank (which we refer to as the “BOW special committee”) determined that the BOW merger agreement, including the terms thereof and the transactions contemplated thereby, including the BOW merger, were fair to and in the best interests of BOW and its shareholders, including the BOW minority shareholders, and that it was advisable and in the best interests of BOW and its shareholders, including the BOW minority shareholders, for BOW to enter into the BOW merger agreement. The BOW special committee recommended to the BOW board of directors that the board adopt and approve and declare advisable the BOW merger agreement and the transactions, including the BOW merger, contemplated thereby, and recommend to the shareholders of BOW the approval of the BOW merger agreement.

The BOW board of directors (based on the recommendation of the BOW special committee) recommends that BOW shareholders (including the BOW minority shareholders) vote “FOR” the approval of the BOW merger agreement and “FOR” the other matters to be considered at the BOW special meeting.

The enclosed proxy statements/prospectus describes the special meeting, the BOW merger, the documents related to the BOW merger, and other related matters. Please carefully read the entire proxy statements/prospectus, including the section titled “Risk Factors,” for a discussion of the risks relating to the proposed BOW merger. You also can obtain information about the proposed BOW merger, and CapStar from documents that CapStar has filed with the U.S. Securities and Exchange Commission.

If you have any questions regarding the BOW merger, please contact William (“Bill”) Bryant, BOW’s President and Chief Executive Officer, by mail at 201 South Main Street, Waynesboro, Tennessee 38485 or by telephone at (931) 722-2265

We are excited about the opportunities afforded by the BOW merger and look forward to seeing you at the special meeting.

Sincerely,

William (“Bill”) Bryant

Chairman, President, and Chief Executive Officer

The Bank of Waynesboro

Neither the U.S. Securities and Exchange Commission nor any state securities commission, nor any bank regulatory agency, has approved or disapproved of the securities to be issued in the BOW merger or determined if the enclosed proxy statements/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the BOW merger are not savings or deposit accounts or other obligations of BOW or any bank or non-bank subsidiary of CapStar, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the enclosed proxy statements/prospectus is April 1, 2020, and it is first being mailed or otherwise delivered to the shareholders of BOW on or about April 2, 2020.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

FCB Corporation Shareholders:

You are cordially invited to attend a special meeting of the shareholders of FCB Corporation (which we refer to as “FCB”) to be held on April 30, at 1:00 pm local time, at the main office of The First National Bank of Manchester, 100 West High Street, Manchester, Tennessee 37355 (which we refer to as the “FCB special meeting”), for the purpose of FCB’s shareholders considering and voting on the following proposals:

•

a proposal to approve the Agreement and Plan of Merger dated January 23, 2020, by and between FCB and CapStar Financial Holdings, Inc. (which we refer to as the “FCB merger agreement”), a copy of which is attached to the enclosed proxy statements/prospectus as Appendix A, as more fully described in the enclosed proxy statements/prospectus (which we refer to as the “FCB merger proposal”); and

•

a proposal to adjourn the FCB special meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies in favor of the FCB merger proposal (which we refer to as the “FCB adjournment proposal”).

We have fixed the close of business on March 27, 2020, as the record date for determining FCB shareholders entitled to notice of and to vote at the FCB special meeting (which we refer to as the “FCB record date”). Only holders of record of FCB common stock at the close of business on the FCB record date are entitled to notice of and to vote at the FCB special meeting or any adjournment or postponement thereof. Approval of the FCB merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of FCB common stock entitled to vote on the FCB merger proposal. Approval of the FCB adjournment proposal requires that the votes cast by FCB shareholders in favor of the FCB adjournment proposal at the FCB special meeting to exceed the votes cast by FCB shareholders against the FCB adjournment proposal.

The FCB board of directors recommends that FCB shareholders vote “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.

Your vote is very important. We cannot complete the transactions contemplated by the FCB merger agreement unless FCB’s shareholders approve the FCB merger agreement.

Whether or not you plan to attend the FCB special meeting, we encourage you to complete and sign the enclosed proxy card and return it promptly in the enclosed self-addressed envelope, as described in the accompanying proxy statements/prospectus. If you decide to attend the FCB special meeting, then you may, if you desire, revoke your proxy and vote your shares in person. If you hold your stock in “street name” through a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

As required by Chapter 23 of the Tennessee Business Corporation Act, FCB is notifying all FCB shareholders entitled to vote on the FCB merger proposal that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the Tennessee Business Corporation Act. A copy of the dissenters’ rights chapter is included with the enclosed proxy statements/prospectus as Appendix E. Also see the section titled “The Mergers—Dissenters’ Rights for FCB Shareholders” in the enclosed proxy statements/prospectus for more information.

The enclosed proxy statements/prospectus provides a detailed description of the FCB special meeting, the FCB merger proposal, the FCB merger agreement and the transactions contemplated by the FCB merger agreement, and other related matters. We urge you to read the proxy statements/prospectus, including any documents incorporated in the proxy statements/prospectus by reference, and its appendices carefully and in their entirety.

If you have any questions regarding the FCB merger proposal, the FCB adjournment proposal, or the proxy statements/prospectus, would like additional copies of the proxy statements/prospectus, or need help voting your shares of FCB common stock, please contact Tim Spry, President and Chief Executive Officer of The First National Bank of Manchester, by mail at 100 West High Street, Manchester, Tennessee 37355 or by telephone at (615) 563-8011.

On behalf of the FCB board of directors, thank you for your prompt attention to this matter.

BY ORDER OF THE BOARD OF DIRECTORS

Gerald L. Ewell, Jr.

Chairman

March 27, 2020

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Bank of Waynesboro Shareholders:

You are cordially invited to attend a special meeting of the shareholders of The Bank of Waynesboro (which we refer to as “BOW”) to be held on April 30, at 10:00 am local time, at the Griggs Building, 108 Public Square North, Waynesboro, Tennessee 38485 (which we refer to as the “BOW special meeting”), for the purpose of BOW’s shareholders considering and voting on the following proposals:

•

a proposal to approve the Plan of Bank Merger dated January 23, 2020, by and among BOW, CapStar Financial Holdings, Inc., and CapStar Bank (which we refer to as the “BOW merger agreement”), a copy of which is attached to the enclosed proxy statements/prospectus as Appendix B, as more fully described in the enclosed proxy statements/prospectus (which we refer to as the “BOW merger proposal”); and

•

a proposal to adjourn the BOW special meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies in favor of the BOW merger proposal (which we refer to as the “BOW adjournment proposal”).

We have fixed the close of business on March 27, 2020, as the record date for determining BOW shareholders entitled to notice of and to vote at the BOW special meeting (which we refer to as the “BOW record date”). Only holders of record of BOW common stock at the close of business on the BOW record date are entitled to notice of and to vote at the BOW special meeting or any adjournment or postponement thereof. Approval of the BOW merger proposal requires both (i) the affirmative vote of the holders of a majority of the outstanding shares of BOW common stock entitled to vote on the BOW merger proposal and (ii) the affirmative vote of the holders of a majority of the outstanding shares of BOW common stock entitled to vote on the BOW merger proposal and owned by BOW shareholders other than FCB Corporation (which owns 50.56% of the outstanding common stock of BOW) (whom we refer to as the “BOW minority shareholders”), voting separately as a group. Approval of the BOW adjournment proposal requires that the votes cast by BOW shareholders in favor of the BOW adjournment proposal at the BOW special meeting exceed the votes cast by BOW shareholders against the BOW adjournment proposal.

A special committee of the BOW board of directors, comprised solely of directors unaffiliated with FCB Corporation, CapStar Financial Holdings, Inc., and CapStar Bank (which we refer to as the “BOW special committee”) determined that the BOW merger agreement, including the terms thereof and the transactions contemplated thereby, including the BOW merger, were fair to and in the best interests of BOW and its shareholders, including the BOW minority shareholders, and that it was advisable and in the best interests of BOW and its shareholders, including the BOW minority shareholders, for BOW to enter into the BOW merger agreement. The BOW special committee recommended to the BOW board of directors that the board adopt and approve and declare advisable the BOW merger agreement and the transactions, including the BOW merger, contemplated thereby, and recommend to the shareholders of BOW the approval of the BOW merger agreement.

The BOW board of directors (based on the recommendation of the BOW special committee) recommends that BOW shareholders (including the BOW minority shareholders) vote “FOR” the BOW merger proposal and “FOR” the BOW adjournment proposal.

Your vote is very important. We cannot complete the transactions contemplated by the BOW merger agreement unless BOW’s shareholders and the BOW minority shareholders approve the BOW merger agreement.

Whether or not you plan to attend the BOW special meeting, we encourage you to complete and sign the enclosed proxy card and return it promptly in the enclosed self-addressed envelope, as described in the accompanying proxy statements/prospectus. If you decide to attend the BOW special meeting, then you may, if you desire, revoke your proxy and vote your shares in person. If you hold your stock in “street name” through a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

As required by Chapter 23 of the Tennessee Business Corporation Act, BOW is notifying all BOW shareholders entitled to vote on the BOW merger proposal that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the Tennessee Business Corporation Act. A copy of the dissenters’ rights chapter is included with the enclosed proxy statements/prospectus as Appendix E. Also see the section titled “The Mergers—Dissenters’ Rights for BOW Shareholders” in the enclosed proxy statements/prospectus for more information.

The enclosed proxy statements/prospectus provides a detailed description of the BOW special meeting, the BOW merger proposal, the BOW merger agreement and the transactions contemplated by the BOW merger agreement, and other related matters. We urge you to read the proxy statements/prospectus, including any documents incorporated in the proxy statements/prospectus by reference, and its appendices carefully and in their entirety.

If you have any questions regarding the BOW merger proposal, the BOW adjournment proposal, or the proxy statements/prospectus, would like additional copies of the proxy statements/prospectus, or need help voting your shares of BOW common stock, please contact William (“Bill”) Bryant, BOW’s President and Chief Executive Officer, by mail at 201 South Main Street, Waynesboro, Tennessee 38485 or by telephone at (931) 722-2265.

On behalf of the BOW board of directors, thank you for your prompt attention to this matter.

BY ORDER OF THE BOARD OF DIRECTORS

William (“Bill”) Bryant

Chairman

March 27, 2020

REFERENCES TO ADDITIONAL INFORMATION

CapStar

CapStar files annual, quarterly and special reports, proxy statements and other business and financial information with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). You may read and copy any materials that CapStar files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330)) for further information on the public reference room. In addition, CapStar files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CapStar by accessing CapStar’s website at www.CapStarbanks.com. References to CapStar’s, FCB’s, The First National Bank of Manchester’s and BOW’s websites in this proxy statements/prospectus are intended to serve as textual references only; the contents of those websites are not incorporated herein by reference.

Copies of these documents can also be obtained, free of charge, by directing a written request to:

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Attn: Investor Relations

Telephone: (615) 732-6455

CapStar has filed a registration statement on Form S-4 (File No. 333-236961) to register with the SEC shares of CapStar common stock to be issued pursuant to the mergers. This proxy statements/prospectus is a part of that registration statement on Form S-4. As permitted by SEC rules, this proxy statements/prospectus does not contain all of the information included in the registration statement on Form S-4 or in the exhibits or schedules to the registration statement on Form S-4. You may read and copy the registration statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address noted above. The registration statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CapStar or upon written request to CapStar at the address set forth above.

Statements contained in this proxy statements/prospectus as to the contents of any contract or other documents referred to in this proxy statements/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement on Form S-4. This proxy statements/prospectus incorporates important business and financial information about CapStar that is not included in or delivered with this proxy statements/prospectus, including incorporating by reference documents that CapStar has previously filed with the SEC. These documents contain important information about CapStar and its financial condition. See the section titled “Where You Can Find More Information.” These documents are available free of charge upon written request to CapStar at the address listed above.

Except where the context otherwise indicates, CapStar supplied all information contained in, or incorporated by reference into, this proxy statements/prospectus relating to CapStar, and FCB and BOW, respectively, supplied all information contained in this proxy statements/prospectus relating to FCB and BOW.

FCB

FCB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents and reports with the SEC.

If you have any questions concerning the FCB merger or this proxy statements/prospectus, would like additional copies of this proxy statements/prospectus or need help voting your shares of FCB common stock, please contact FCB at:

FCB Corporation

100 West High Street

Manchester, Tennessee 37355

Attn: Tim Spry, FNBM’s President and Chief Executive Officer

Telephone: (615) 563-8011

To obtain timely delivery of these documents, you must request them no later than 4:00 pm, Central Time, on April 29, 2020 in order to receive them before the FCB special meeting.

BOW

BOW does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents and reports with the SEC.

If you have any questions concerning the BOW merger or this proxy statements/prospectus, would like additional copies of this proxy statements/prospectus or need help voting your shares of BOW common stock, please contact BOW at:

The Bank of Waynesboro

201 South Main Street

Waynesboro, Tennessee 38485

Attn: William B. Bryant, President and Chief Executive Officer

Telephone: (931) 722-2265

To obtain timely delivery of these documents, you must request them no later than 4:00 pm, Central Time, on April 29, 2020 in order to receive them before the BOW special meeting.

You should rely only on the information contained in, or incorporated by reference into, this proxy statements/prospectus. No one has been authorized to give any information or make any representation about the mergers or about FCB, BOW or CapStar (or their subsidiaries) that differs from, or adds to, the information in this proxy statements/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statements/prospectus is accurate as of any date other than the date of this proxy statements/prospectus, and you should not assume that any information incorporated by reference into this proxy statements/prospectus is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statements/prospectus to FCB shareholders or BOW shareholders nor the issuance of CapStar common stock or the payment of cash (as merger consideration or in lieu of fractional shares) by CapStar in the mergers shall create any implication to the contrary.

i

APPENDICES:

ii

QUESTIONS AND ANSWERS ABOUT THE FCB MERGER AND THE FCB SPECIAL MEETING

The following are some questions that FCB shareholders may have about the FCB merger and the FCB special meeting and brief answers to those questions. We urge FCB shareholders to read carefully the remainder of this proxy statements/prospectus because the information in this section does not provide all of the information that might be important to FCB shareholders with respect to the FCB merger and the FCB special meeting. Additional important information is also contained in the appendices to, and documents incorporated by reference into, this proxy statements/prospectus. See the section titled “Where You Can Find More Information.”

Q:	Why are FCB shareholders receiving this proxy statements/prospectus?

A:

FCB has entered into an Agreement and Plan of Merger, dated as of January 23, 2020, with CapStar (which we refer to as the “FCB merger agreement”). A copy of the FCB merger agreement is included in this proxy statements/prospectus as Appendix A. Under the FCB merger agreement, FCB will be merged with and into CapStar (which we refer to as the “FCB merger”), with CapStar continuing as the surviving corporation. We sometimes refer to CapStar following the FCB merger as the “surviving corporation.” The FCB merger agreement also contemplates that, immediately following the completion of the FCB merger, The First National Bank of Manchester, or “FNBM,” FCB’s wholly owned bank subsidiary, will merge with and into CapStar Bank, CapStar’s wholly owned bank subsidiary, with CapStar Bank continuing as the surviving entity (which we refer to as the “bank merger”), and The Bank of Waynesboro, or “BOW,” FCB’s majority owned bank subsidiary, will merge with and into CapStar Bank, with CapStar Bank continuing as the surviving entity (which we refer to as the “BOW merger”). We refer to the FCB merger and the BOW merger, collectively, in this proxy statements/prospectus as the “mergers”.

We are delivering this document to FCB shareholders because it is a proxy statement being used by the FCB board of directors to solicit proxies from FCB shareholders in connection with the approval of the FCB merger agreement and related matters by FCB’s shareholders. This document also constitutes a prospectus of CapStar because CapStar is offering shares of its common stock to shareholders of FCB, in exchange for outstanding shares of FCB common stock, as partial consideration for the FCB merger.

In order for FCB shareholders to approve the FCB merger agreement and certain related matters, FCB has called a special meeting of its shareholders (which we refer to as the “FCB special meeting”). This document serves as a proxy statement for the FCB special meeting and describes the proposals to be presented at the FCB special meeting.

This proxy statements/prospectus contains important information about the FCB merger, the FCB merger agreement, the FCB special meeting, and related matters, as well as important information to consider in connection with an investment in CapStar common stock. You should read this proxy statements/prospectus carefully and in its entirety.

Q:	What will I receive in the FCB merger?

A:

If the FCB merger is completed, holders of FCB common stock will collectively have the right to receive, without interest, 2,969,418 shares of common stock of CapStar and $21,570,701 in cash, subject to adjustments in accordance with the terms of the FCB merger agreement. Based on 216,678 shares of FCB common stock issued and outstanding as of January 23, 2020 and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, each issued and outstanding share of FCB common stock (other than dissenting shares and certain excluded shares) will be converted into the right to receive approximately 13.70428931 shares of CapStar common stock and $99.55 in cash. CapStar will not issue any fractional shares of CapStar common stock in the FCB merger. Instead, an FCB shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by (2) the average closing price of CapStar common stock reported on the Nasdaq Global Select Market (which we refer to as the “NASDAQ”) for the 10 consecutive full trading days ending on and including the trading day before the closing date (which we refer to as the “CapStar average closing price”). See the sections titled “The FCB Merger Agreement—Terms of the FCB Merger—FCB Merger Consideration” and “The FCB Merger Agreement—Terms of the FCB Merger—FCB Merger Consideration Adjustments.”

Based on the closing price for CapStar common stock of $16.23 per share on January 23, 2020, the last trading day before the public announcement of the FCB merger agreement, and 216,678 shares of FCB common stock outstanding on that date, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, the FCB merger consideration represented approximately $321.97 in value for each share of FCB common stock. Based on the closing price for CapStar common stock of $9.89 per share on March 31, 2020, the last practicable trading day before the date of this proxy statements/prospectus, and 216,678 shares of FCB common stock outstanding on that date, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, the FCB merger consideration represented approximately $235.09 in value for each share of FCB common stock. The market value of the FCB merger consideration will fluctuate with the market price of CapStar’s common stock and will not be known until the FCB merger is completed.

We encourage you to obtain current market quotations for the CapStar common stock before you vote. CapStar common stock is currently quoted on the NASDAQ under the symbol “CSTR.”

The FCB merger consideration is subject to adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by FCB, BOW and their subsidiaries. See the section titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration. Consequently, the value of the per share FCB merger consideration that FCB shareholders will receive in exchange for their shares of FCB common stock will not be known at the time they vote on the FCB merger agreement and the value and amount, respectively, of the actual per share FCB merger consideration they will receive may be different from the amounts described in this proxy statements/prospectus.

If the FCB merger is completed, FCB shareholders will be entitled to receive dividends with a record date after the effective time of the FCB merger on shares of CapStar common stock received in the FCB merger. See the section titled “The FCB Merger Agreement—Terms of the FCB Merger—Dividends and Distributions”.

For more information regarding CapStar’s dividend policy, see the section titled “The Mergers—CapStar’s Dividend Policy.”

Q:	What equity stake will FCB shareholders hold in CapStar immediately following the mergers?

A:

Based on 18,307,802 shares of CapStar common stock outstanding on March 27, 2020, the record date for the FCB special meeting, and assuming 2,969,418 shares of CapStar common stock are issued by CapStar as FCB merger consideration and that 664,800 shares of CapStar common stock are issued by CapStar to shareholders of BOW other than FCB as consideration for the BOW merger, current FCB shareholders would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 13.53% of the outstanding shares of CapStar common stock (not taking into account for this purpose shares of BOW common stock owned by FCB shareholders and without giving effect to any shares of CapStar common stock held by FCB shareholders prior to the FCB merger), and current FCB shareholders and current BOW shareholders (other than FCB), collectively as a group, would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 16.56% of the outstanding shares of CapStar common stock (without giving effect to any shares of CapStar common stock held by them prior to the mergers).

Q:	Will the value of the FCB merger consideration change between the date of this proxy statements/prospectus and the time the FCB merger is completed?

A:	The value of the FCB merger consideration may fluctuate between the date of this proxy statements/prospectus and the completion of the FCB merger based upon the market value for CapStar common stock. The aggregate merger consideration in the FCB merger consists of a certain number of shares of CapStar common stock and cash. Any fluctuation in the market price of CapStar common stock after the date of this proxy statements/prospectus and before the effective time of the FCB merger will change the value of the shares of CapStar common stock that FCB shareholders will receive.

The FCB merger consideration is subject to adjustments for transaction expenses, real estate valuations and the proceeds of sales of certain equity interests by FCB, BOW and their subsidiaries. See the section titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration. Consequently, the value of the per share FCB merger consideration that FCB shareholders will receive in exchange for their shares of FCB common stock will not be known at the time they vote on the FCB merger agreement and the value and amount, respectively, of the actual per share FCB merger consideration they will receive may be different from that described in this proxy statements/prospectus.

FCB shareholders should obtain current sale prices for the CapStar common stock. The CapStar common stock is traded on the NASDAQ under the symbol “CSTR.”

Q:	On what are FCB shareholders being asked to vote?

A:	FCB is soliciting proxies from its shareholders with respect to the following proposals:

•	a proposal to approve the FCB merger agreement (which we refer to as the “FCB merger proposal”); and

•

a proposal to adjourn the FCB special meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies in favor of the FCB merger proposal (which we refer to as the “FCB adjournment proposal”).

The FCB merger cannot be completed unless, among other things, FCB’s shareholders approve the FCB merger proposal. Approval of the FCB adjournment proposal by the shareholders of FCB is not a condition to the completion of the FCB merger.

Q:	How does the FCB board of directors recommend that FCB shareholders vote at the FCB special meeting?

A:	The FCB board of directors recommends that FCB shareholders vote “FOR” the approval of the FCB merger proposal and “FOR” the approval of the FCB adjournment proposal.

Q:	Are there any voting agreements in relation to the FCB merger?

A:

In connection with the execution of the FCB merger agreement, the directors and one certain shareholder of FCB executed voting and support agreements with CapStar and FCB pursuant to which they generally agreed, among other things, to vote their shares of FCB common stock (subject to certain adjustments in the case of the directors of FCB such that the aggregate number of FCB common stock subject to the FCB voting agreements do not exceed 39.99% of FCB common stock outstanding as of the FCB record date) for the approval of the FCB merger proposal and the FCB adjournment proposal and against any competing acquisition proposal with respect to FCB.

As of the record date for the FCB special meeting, the directors and shareholder of FCB that executed voting and support agreements collectively beneficially owned with the power to vote 103,315 shares of FCB common stock, of which a total of 86,649 shares, representing approximately 39.99% of the outstanding shares of FCB common stock on that date, are required to vote for the approval of the FCB merger proposal and the FCB adjournment proposal and against any competing acquisition proposal with respect to FCB.

Q:	Who can vote at the FCB special meeting?

A:

Only holders of record of FCB common stock as of the close of business on March 27, 2020, which is the date the FCB board of directors has fixed as the record date for determining FCB shareholders entitled to notice of and to vote at the FCB special meeting (which date we refer to as the “FCB record date”), are entitled to receive notice of and to vote at the FCB special meeting or any adjournment or postponement thereof.

Q:	When and where is the FCB special meeting?

A:	The FCB special meeting will be held on April 30, at 1:00 pm local time, at the main office of The First National Bank of Manchester, 100 West High Street, Manchester, Tennessee 37355.

Q:	What constitutes a quorum for the FCB special meeting?

A:

The presence at the FCB special meeting, in person or by proxy, of holders of a majority of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting will constitute a quorum for the transaction of business at the FCB special meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the FCB special meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required for approval of the proposals to be considered at the FCB special meeting?

A:

FCB Merger Proposal. Approval of the FCB merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of FCB common stock entitled to vote on the proposal. If an FCB shareholder marks “ABSTAIN” on the shareholder’s proxy card, fails to submit a proxy or vote in person at the FCB special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the FCB merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

FCB Adjournment Proposal. Approval of the FCB adjournment proposal requires that the votes cast by FCB shareholders in favor of the proposal at the FCB special meeting exceed the votes cast by FCB shareholders against the proposal. If an FCB shareholder marks “ABSTAIN” on the shareholder’s proxy card or abstains from voting in person, fails to submit a proxy or vote in person at the FCB special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the FCB adjournment proposal, it will have no effect on the voting for this proposal.

Q:	Why is the vote of each FCB shareholder important?

A:

If an FCB shareholder fails to vote, it will be more difficult for FCB to obtain the quorum necessary to hold and transact business at the FCB special meeting. Also, if an FCB shareholder abstains from voting or fails to vote, or fails to instruct the shareholder’s bank, broker, or other nominee how to vote, it will have the same effect as a vote “AGAINST” approval of the FCB merger agreement, because the FCB merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of FCB common stock entitled to vote on the FCB merger agreement.

Q:	What do FCB shareholders need to do now?

A:

After FCB shareholders have carefully read this proxy statements/prospectus and have decided how they wish to vote their shares of FCB common stock, FCB shareholders are asked to please vote their shares promptly so that their shares are represented and voted at the FCB special meeting. If you are an FCB shareholder of record as of the FCB record date, you can vote your shares of FCB common stock by completing, dating, and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you are an FCB shareholder of record as of the FCB record date, you may also vote your shares of FCB common stock in person at the FCB special meeting; however, voting in advance of the FCB special meeting as described above is strongly encouraged.

If you are an FCB shareholder and hold your shares in “street name” through a bank, broker, or other nominee, that institution will send you separate instructions describing the procedures you must follow to vote your shares. “Street name” shareholders who wish to vote in person at the FCB special meeting will need to obtain a proxy form from their bank, broker, or other nominee.

Q:	If my shares of FCB common stock are held in “street name” by my bank, broker, or other nominee, will my bank, broker, or other nominee automatically vote my shares for me?

A:

No. If your bank, broker, or other nominee holds your shares of FCB common stock in “street name,” your bank, broker, or other nominee will vote your shares of FCB common stock only if you provide instructions as to how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statements/prospectus. If you fail to provide voting instructions for any such shares, it will result in a broker non-vote and will have the same effect as if those shares were voted “AGAINST” the FCB merger proposal.

Q:	Can FCB shareholders attend the FCB special meeting and vote their shares of FCB common stock in person?

A:

Yes. All FCB shareholders, including both shareholders of record and shareholders who hold their shares through banks, brokers, or other nominees, are invited to attend the FCB special meeting. If you are not an FCB shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares in order to be able to vote in person at the FCB special meeting. Please bring proper identification to the special meeting, together with proof that you are a record owner of FCB common stock or, if your shares are held in street name, proof of beneficial ownership as of the FCB record date, such as a letter from your broker or an account statement evidencing beneficial ownership.

Q:	What if an FCB shareholder returns a proxy card without indicating how the covered shares are to be voted?

A:

If an FCB shareholder signs and return a proxy card without indicating how the shares covered by the proxy card are to be voted on any particular proposal, the shares will be voted in accordance with the recommendation of the FCB board of directors.

Q:	Can an FCB shareholder change his or her vote?

A:	Yes. A holder of record of FCB common stock can change his or her vote in any of the following ways:

•	by submitting another valid proxy card bearing a later date;

•	by attending the FCB special meeting and voting in person; or

•

by, prior to the FCB special meeting, delivering a written notice of revocation to FCB at the following address: FCB Corporation, 100 West High Street, Manchester, Tennessee 37355, Attention: Tim Spry, FNBM’s President and Chief Executive Officer.

If a holder of record of FCB common stock chooses to submit a completed proxy card bearing a later date or a notice of revocation, the proxy card or notice of revocation must be received by 4:00 pm, Central Time, on April 29, 2020. Attendance at the FCB special meeting will not, in and of itself, constitute revocation of a previously-submitted proxy. If an FCB shareholder holds his or her shares in street name with a bank, broker, or other nominee, the shareholder must follow the directions the shareholder receives from his or her bank, broker, or other nominee in order to change his or her vote.

Q:	What happens if an FCB shareholder sells his or her shares of FCB common stock before the FCB special meeting?

A:

The record date for the FCB special meeting is earlier than both the date of the FCB special meeting and the effective date of the FCB merger. If an FCB shareholder transfers his or her shares of FCB common stock after the FCB record date but before the FCB special meeting, that shareholder will, unless the transferee requests a proxy, retain his or her right to vote at the FCB special meeting but will transfer the right to receive the per share FCB merger consideration to the person to whom the shares are transferred. If you are an FCB shareholder, in order to receive the per share FCB merger consideration, you must hold your shares of FCB common stock at the effective time of the FCB merger.

Q:

Will FCB be required to submit the FCB merger proposal to its shareholders even if the FCB board of directors has withdrawn, modified, or changed its recommendation regarding how FCB shareholders should vote with respect to the FCB merger proposal?

A:

Yes. Unless the FCB merger agreement is terminated before the FCB special meeting in accordance with the terms of the FCB merger agreement, the FCB merger agreement requires that FCB convene the FCB special meeting and submit the FCB merger proposal to FCB’s shareholders even if the FCB board of directors has withdrawn, modified, or changed its recommendation regarding how FCB shareholders should vote with respect to the FCB merger proposal.

Q:	Do any of the FCB or FNBM directors or executive officers have interests in the FCB merger that differ from those of other FCB shareholders?

A:

Yes. FCB’s and FNBM’s directors and executive officers have interests in the FCB merger that are different from, or in addition to, those of FCB shareholders generally. As described further below, members of the FCB board of directors were aware of and considered these interests, among other matters, in evaluating the FCB merger agreement and the FCB merger and in recommending that FCB shareholders approve the FCB merger proposal. For a description of these interests, refer to the section of this proxy statements/prospectus titled “The Mergers—Interests of FCB and FNBM Directors and Executive Officers in the FCB Merger.”

Q:	Are FCB shareholders entitled to dissenters’ rights?

A:

Yes. If you are an FCB shareholder and want to exercise dissenters’ rights and receive the fair value of your shares of FCB common stock in cash instead of the per share FCB merger consideration, then you must deliver a written notice to FCB prior to the FCB special meeting stating, among other things, that you will exercise your right to dissent if the FCB merger is completed. Also, you may not vote in favor of the FCB merger proposal and must follow certain other procedures, both before and after the FCB special meeting, as described in Appendix E to this proxy statements/prospectus. Note that if you return a signed proxy card without voting instructions, then your shares of FCB common stock will be voted in favor of the FCB merger proposal and you will lose all dissenters’ rights available under the Tennessee Business Corporation Act (which we refer to as the “TBCA”). A summary of the dissenters’ rights provisions of the TBCA can be found under “The Mergers—Dissenters’ Rights for FCB Shareholders.” Failure to strictly comply with the applicable TBCA provisions will result in the loss of dissenters’ rights.

Q:	What should an FCB shareholder do if he or she receives more than one set of voting materials?

A:

FCB shareholders may receive more than one set of voting materials, including multiple copies of this proxy statements/prospectus and multiple proxy cards or voting instruction cards. For example, if an FCB shareholder holds shares of FCB common stock in more than one brokerage account, that shareholder will receive a separate voting instruction card for each brokerage account in which the shareholder holds such shares. If you are a holder of record of FCB common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both FCB common stock and BOW common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, date, sign, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statements/prospectus to ensure that you vote every share of FCB common stock that you own.

Q:	Are there any risks that FCB shareholders should consider when deciding whether to vote for approval of the FCB merger agreement?

A:

Yes. FCB shareholders should read and carefully consider the risk factors set forth in the section of this proxy statements/prospectus titled “Risk Factors.” FCB shareholders also should read and carefully consider the risk factors of CapStar contained in the documents that are incorporated by reference into this proxy statements/prospectus. See the section of this proxy statements/prospectus titled “Where You Can Find More Information.”

Q:	Whom should FCB shareholders call with questions or to obtain additional copies of this proxy statements/prospectus?

A:

FCB shareholders that have questions regarding the FCB merger or this proxy statements/prospectus, would like additional copies of this proxy statements/prospectus, or need help voting their shares of FCB common stock, should contact Tim Spry, FNBM’s President and Chief Executive Officer, by mail at 100 West High Street, Manchester, Tennessee 37355 or by telephone at (615) 563-8011.

QUESTIONS AND ANSWERS ABOUT THE BOW MERGER AND THE BOW SPECIAL MEETING

The following are some questions that BOW shareholders may have about the BOW merger and the BOW special meeting and brief answers to those questions. We urge BOW shareholders to read carefully the remainder of this proxy statements/prospectus because the information in this section does not provide all of the information that might be important to BOW shareholders with respect to the BOW merger and the BOW special meeting. Additional important information is also contained in the appendices to, and documents incorporated by reference into, this proxy statements/prospectus. See the section titled “Where You Can Find More Information.”

Q:	Why are BOW shareholders receiving this proxy statements/prospectus?

A:

BOW has entered into a Plan of Bank Merger, dated as of January 23, 2020, with CapStar and CapStar Bank (which we refer to as the “BOW merger agreement”). A copy of the BOW merger agreement is included in this proxy statements/prospectus as Appendix B. Under the BOW merger agreement, BOW will be merged with and into CapStar Bank (which we refer to as the “BOW merger”), with CapStar Bank continuing as the surviving bank, immediately following the merger of FCB Corporation, or “FCB,” which owns 50.56% of the outstanding common stock of BOW, as of the date hereof, with and into CapStar (the “FCB merger”) pursuant to an Agreement and Plan of Merger entered into by FCB and CapStar on January 23, 2020. We sometimes refer to CapStar Bank following the BOW merger as the “surviving bank.” The FCB merger and the BOW merger are cross-conditioned on each other, as described more fully in this proxy statements/prospectus. We refer to the FCB merger and the BOW merger, collectively, in this proxy statements/prospectus as the “mergers”.

We are delivering this document to BOW shareholders because it is a proxy statement being used by the BOW board of directors to solicit proxies from BOW shareholders in connection with the approval of the BOW merger agreement and related matters by BOW’s shareholders. This document also constitutes a prospectus of CapStar because CapStar is offering shares of its common stock to shareholders of BOW, in exchange for outstanding shares of BOW common stock, as partial consideration for the BOW merger.

In order for BOW shareholders to approve the BOW merger agreement and certain related matters, BOW has called a special meeting of its shareholders (which we refer to as the “BOW special meeting”). This document serves as a proxy statement for the BOW special meeting and describes the proposals to be presented at the BOW special meeting.

This proxy statements/prospectus contains important information about the BOW merger, the BOW merger agreement, the BOW special meeting, and related matters, as well as important information to consider in connection with an investment in CapStar common stock. You should read this proxy statements/prospectus carefully and in its entirety.

Q:	What will I receive in the BOW merger?

A:

If the BOW merger is completed, holders of BOW common stock other than FCB (whom we refer to as the “BOW minority shareholders”; we refer to the shares of BOW common stock held by the BOW minority shareholders as the “BOW minority shares”) will collectively have the right to receive, without interest, 664,800 shares of common stock of CapStar and $4,829,299 in cash, subject to adjustments in accordance with the terms of the BOW merger agreement. Based on 14,832 shares of BOW common stock outstanding as of January 23, 2020 held by the BOW minority shareholders and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, each issued and outstanding share of BOW common stock (other than dissenting shares and certain excluded shares) held by the BOW minority shareholders will be converted into the right to receive approximately 44.82200647 shares of CapStar common stock and $325.60 in cash. CapStar will not issue any fractional shares of CapStar common stock in the BOW merger. Instead, a BOW minority shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by (2) the average closing price of CapStar common stock reported on the Nasdaq Global Select Market (which we refer to as the “NASDAQ”) for the 10 consecutive full trading days ending on and including the trading day before the closing date (which we refer to as the “CapStar average closing price”). See the sections titled “The BOW Merger Agreement—Terms of the BOW Merger—BOW Merger Consideration” and “The BOW Merger Agreement—Terms of the BOW Merger—BOW Merger Consideration Adjustments.”

Based on the closing price for CapStar common stock of $16.23 per share on January 23, 2020, the last trading day before the public announcement of the BOW merger agreement, and 14,832 shares of BOW common stock outstanding on that date and owned by the BOW minority shareholders, and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the BOW merger consideration represented approximately $1,053.06 in value for each share of BOW common stock held by the BOW minority shareholders. Based on the closing price for CapStar common stock of $9.89 per share on March 31, 2020, the last practicable trading day before the date of the enclosed proxy statements/prospectus, and 14,832 shares of BOW common stock outstanding on that date and owned by the BOW minority shareholders, and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the BOW merger consideration represented approximately $768.89 in value for each share of BOW common stock held by the BOW minority shareholders. The market value of the BOW merger consideration will fluctuate with the market price of CapStar’s common stock and will not be known until the BOW merger is completed. We encourage you to obtain current market quotations for the CapStar common stock before you vote. CapStar common stock is currently quoted on the NASDAQ under the symbol “CSTR.”

The BOW merger consideration is subject to adjustments for transaction expenses, real estate valuations and the proceeds of the sales of certain equity interests by BOW and its subsidiary. See the section titled “The BOW Merger Agreement—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the BOW merger consideration. Consequently, the value of the per share BOW merger consideration that BOW minority shareholders will receive in exchange for their shares of BOW common stock will not be known at the time they vote on the BOW merger agreement and the value and amount, respectively, of the actual per share BOW merger consideration they will receive may be different from that described in this proxy statements/prospectus.

If the BOW merger is completed, the BOW minority shareholders will be entitled to receive dividends with a record date after the effective time of the BOW merger on shares of CapStar common stock received in the BOW merger. See the section titled “The BOW Merger Agreement—Terms of the BOW Merger—Dividends and Distributions.”

For more information regarding CapStar’s dividend policy, see the section titled “The Mergers—CapStar’s Dividend Policy.”

Q:	What equity stake will BOW shareholders hold in CapStar immediately following the mergers?

A:

Based on 18,307,802 shares of CapStar common stock outstanding on March 27, 2020, the record date for the BOW special meeting, and assuming 664,800 shares of CapStar common stock are issued by CapStar as BOW merger consideration and that 2,969,418 shares of CapStar common stock are issued by CapStar to shareholders of FCB as consideration for the FCB merger, current BOW minority shareholders would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 3.03% of the outstanding shares of CapStar common stock (not taking into account for this purpose shares of FCB common stock owned by BOW minority shareholders and without giving effect to any shares of CapStar common stock held by BOW minority shareholders prior to the BOW merger), and current BOW minority shareholders and current FCB shareholders, collectively as a group, would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 16.56% of the outstanding shares of CapStar common stock (without giving effect to any shares of CapStar common stock held by them prior to the mergers).

Q:	Will the value of the BOW merger consideration change between the date of this proxy statements/prospectus and the time the BOW merger is completed?

A:

The value of the BOW merger consideration may fluctuate between the date of this proxy statements/prospectus and the completion of the BOW merger based upon the market value for CapStar common stock. The aggregate merger consideration in the BOW merger consists of a certain number of shares of CapStar common stock and cash. Any fluctuation in the market price of CapStar common stock after the date of this proxy statements/prospectus and before the effective time of the BOW merger will change the value of the shares of CapStar common stock that BOW minority shareholders will receive. The BOW merger consideration is subject to adjustments for transaction expenses, real estate valuations and the proceeds of sales of certain equity interests by BOW and its subsidiary. See the section titled “The BOW Merger Agreement—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the BOW merger consideration. Consequently, the value of the per share BOW merger consideration that BOW minority shareholders will receive in exchange for their shares of BOW common stock will not be known at the time they vote on the BOW merger agreement and the value and amount, respectively, of the actual per share BOW merger consideration they will receive may be different from that described in this proxy statements/prospectus.

BOW shareholders should obtain current sale prices for the CapStar common stock. The CapStar common stock is traded on the NASDAQ under the symbol “CSTR.”

Q:	On what are BOW shareholders being asked to vote?

A:	BOW is soliciting proxies from its shareholders with respect to the following proposals:

•	a proposal to approve the BOW merger agreement (which we refer to as the “BOW merger proposal”); and

•

a proposal to adjourn the BOW special meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies in favor of the BOW merger proposal (which we refer to as the “BOW adjournment proposal”).

The BOW merger cannot be completed unless, among other things, BOW’s shareholders approve the BOW merger proposal. Approval of the BOW adjournment proposal by the shareholders of BOW is not a condition to the completion of the BOW merger.

Q:	How does the BOW board of directors recommend that BOW shareholders vote at the BOW special meeting?

A:

The BOW board of directors (based on the recommendation of a special committee of the BOW board of directors comprised solely of directors unaffiliated with FCB, CapStar and CapStar Bank) recommends that BOW shareholders vote “FOR” the approval of the BOW merger proposal and “FOR” the approval of the BOW adjournment proposal.

Q:	Are there any voting agreements in relation to the BOW merger?

A:

In connection with the execution of the BOW merger agreement, the directors of BOW executed voting and support agreements with CapStar and BOW pursuant to which they generally agreed, among other things, to vote their shares of BOW common stock for the approval of the BOW merger proposal and the BOW adjournment proposal and against any competing acquisition proposal with respect to BOW.

As of the record date for the BOW special meeting, the directors of BOW collectively beneficially owned with the power to vote 7,956 shares of BOW common stock, representing approximately 26.52% of the outstanding shares of BOW common stock and approximately 53.64% of the BOW minority shares on that date.

Q:	Who can vote at the BOW special meeting?

A:

Only holders of record of BOW common stock as of the close of business on March 27, 2020, which is the date the BOW board of directors has fixed as the record date for determining BOW shareholders entitled to notice of and to vote at the BOW special meeting (which date we refer to as the “BOW record date”), are entitled to receive notice of and to vote at the BOW special meeting or any adjournment or postponement thereof.

Q:	When and where is the BOW special meeting?

A:	The BOW special meeting will be held on April 30, at 10:00 am local time, at the Griggs Building, 108 Public Square North, Waynesboro, Tennessee 38485.

Q:	What constitutes a quorum for the BOW special meeting?

A:

The BOW merger proposal must be approved by (i) the requisite vote of the holders of all outstanding shares of BOW common stock entitled to vote on the BOW merger proposal, voting together a separate voting group (which we refer to as the “BOW general voting group”) and (ii) the requisite vote of the holders of all BOW minority shares entitled to vote on the BOW merger proposal, voting together a separate voting group (which we refer to as the “BOW minority voting group”).

The presence at the BOW special meeting, in person or by proxy, of holders of a majority of the outstanding shares of BOW common stock entitled to vote at the BOW special meeting will constitute a quorum for the transaction of business by the BOW general voting group at the BOW special meeting. The presence at the BOW special meeting, in person or by proxy, of holders of a majority of the BOW minority shares entitled to vote at the BOW special meeting will constitute a quorum for the transaction of business by the BOW minority voting group at the BOW special meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the BOW special meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required for approval of the proposals to be considered at the BOW special meeting?

A:

BOW Merger Proposal. Under Tennessee law, approval of the BOW merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of BOW common stock entitled to vote on the proposal (which we refer to as the “BOW general shareholder approval”). Additionally, in adopting the BOW merger agreement, the BOW board of directors expressly conditioned the consummation of the BOW merger upon the approval of the BOW merger agreement by the shareholders of BOW other than FCB by the affirmative vote of holders of a majority of the BOW minority shares entitled to vote on the BOW merger agreement, voting together a separate voting group (which we refer to as the “BOW minority shareholder approval”). If a BOW shareholder marks “ABSTAIN” on the shareholder’s proxy card, fails to submit a proxy or vote in person at the BOW special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the BOW merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

As of the BOW record date, FCB owned 15,168 shares of BOW common stock representing 50.56% of the outstanding BOW common stock. We expect that FCB will vote all of the BOW common stock owned by FCB in favor of approval of the BOW merger proposal, which will be sufficient in and of itself for the BOW general shareholder approval. As it relates to the BOW minority shareholder approval, BOW directors owning approximately 53.64% of the BOW minority shares entitled to vote on the BOW merger agreement have executed voting and support agreements with CapStar and BOW pursuant to which they have generally agreed to vote their shares of BOW common stock for the approval of the BOW merger proposal.

BOW Adjournment Proposal. Approval of the BOW adjournment proposal requires that the votes cast by BOW shareholders in favor of the proposal at the BOW special meeting exceed the votes cast by BOW shareholders against the proposal. If a BOW shareholder marks “ABSTAIN” on the shareholder’s proxy card or abstains from voting in person, fails to submit a proxy or vote in person at the BOW special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the BOW adjournment proposal, it will have no effect on the voting for this proposal.

Q:	Why is the vote of each BOW shareholder important?

A:

If a BOW shareholder fails to vote, it will be more difficult for BOW to obtain the quorum necessary to hold and transact the business to be conducted at the BOW special meeting. Also, if a BOW shareholder abstains from voting or fails to vote, or fails to instruct the shareholder’s bank, broker, or other nominee how to vote, it will have the same effect as a vote “AGAINST” approval of the BOW merger agreement, because the BOW merger agreement must be approved both (i) by the affirmative vote of holders of a majority of the outstanding shares of BOW common stock entitled to vote on the BOW merger agreement and (ii) by the affirmative vote of holders of a majority of the BOW minority shares entitled to vote on the BOW merger agreement, voting together a separate voting group.

Q:	What do BOW shareholders need to do now?

A:

After BOW shareholders have carefully read this proxy statements/prospectus and have decided how they wish to vote their shares of BOW common stock, BOW shareholders are asked to please vote their shares promptly so that their shares are represented and voted at the BOW special meeting. If you are a BOW shareholder of record as of the BOW record date, you can vote your shares of BOW common stock by completing, dating, and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you are a BOW shareholder of record as of the BOW record date, you may also vote your shares of BOW common stock in person at the BOW special meeting; however, voting in advance of the BOW special meeting as described above is strongly encouraged.

If you are a BOW shareholder and hold your shares in “street name” through a bank, broker, or other nominee, that institution will send you separate instructions describing the procedures you must follow to vote your shares. “Street name” shareholders who wish to vote in person at the BOW special meeting will need to obtain a proxy form from their bank, broker, or other nominee.

Q:	If my shares of BOW common stock are held in “street name” by my bank, broker, or other nominee, will my bank, broker, or other nominee automatically vote my shares for me?

A:

No. If your bank, broker, or other nominee holds your shares of BOW common stock in “street name,” your bank, broker, or other nominee will vote your shares of BOW common stock only if you provide instructions as to how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statements/prospectus. If you fail to provide voting instructions for any such shares, it will result in a broker non-vote and will have the same effect as if those shares were voted “AGAINST” the BOW merger proposal.

Q:	Can BOW shareholders attend the BOW special meeting and vote their shares of BOW common stock in person?

A:

Yes. All BOW shareholders, including both shareholders of record and shareholders who hold their shares through banks, brokers, or other nominees, are invited to attend the BOW special meeting. If you are not a BOW shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares in order to be able to vote in person at the BOW special meeting. Please bring proper identification to the special meeting, together with proof that you are a record owner of BOW common stock or, if your shares are held in street name, proof of beneficial ownership as of the BOW record date, such as a letter from your broker or an account statement evidencing beneficial ownership.

Q:	What if a BOW shareholder returns a proxy card without indicating how the covered shares are to be voted?

A:

If a BOW shareholder signs and return a proxy card without indicating how the shares covered by the proxy card are to be voted on any particular proposal, the shares will be voted in accordance with the recommendation of the BOW board of directors.

Q:	Can a BOW shareholder change his or her vote?

A:	Yes. A holder of record of BOW common stock can change his or her vote in any of the following ways:

•	by submitting another valid proxy card bearing a later date;

•	by attending the BOW special meeting and voting in person; or

•

by, prior to the BOW special meeting, delivering a written notice of revocation to BOW at the following address: The Bank of Waynesboro, 201 South Main Street, Waynesboro, Tennessee 38485, Attention: William (“Bill”) Bryant, President and Chief Executive Officer.

If a holder of record of BOW common stock chooses to submit a completed proxy card bearing a later date or a notice of revocation, the proxy card or notice of revocation must be received by 4:00 pm, Central Time, on April 29, 2020. Attendance at the BOW special meeting will not, in and of itself, constitute revocation of a previously-submitted proxy. If a BOW shareholder holds his or her shares in street name with a bank, broker, or other nominee, the shareholder must follow the directions the shareholder receives from his or her bank, broker, or other nominee in order to change his or her vote.

Q:	What happens if a BOW shareholder sells his or her shares of BOW common stock before the BOW special meeting?

A:

The record date for the BOW special meeting is earlier than both the date of the BOW special meeting and the effective date of the BOW merger. If a BOW shareholder transfers his or her shares of BOW common stock after the BOW record date but before the BOW special meeting, that shareholder will, unless the transferee requests a proxy, retain his or her right to vote at the BOW special meeting but will transfer the right to receive the per share BOW merger consideration to the person to whom the shares are transferred. If you are a BOW shareholder, in order to receive the per share BOW merger consideration, you must hold your shares of BOW common stock at the effective time of the BOW merger.

Q:

Will BOW be required to submit the BOW merger proposal to its shareholders even if the BOW board of directors has withdrawn, modified, or changed its recommendation regarding how BOW shareholders should vote with respect to the BOW merger proposal?

A:

Yes. Unless the BOW merger agreement is terminated before the BOW special meeting in accordance with the terms of the BOW merger agreement, the BOW merger agreement requires that BOW convene the BOW special meeting and submit the BOW merger proposal to BOW’s shareholders even if the BOW board of directors has withdrawn, modified, or changed its recommendation regarding how BOW shareholders should vote with respect to the BOW merger proposal.

Q:	Do any of the BOW directors or executive officers have interests in the BOW merger that differ from those of other BOW shareholders?

A:

Yes. BOW’s directors and executive officers have interests in the BOW merger that are different from, or in addition to, those of BOW shareholders generally. As described further below, members of the BOW board of directors were aware of and considered these interests, among other matters, in evaluating the BOW merger agreement and the BOW merger and in recommending that BOW shareholders approve the BOW merger proposal. For a description of these interests, refer to the section of this proxy statements/prospectus titled “The Mergers—Interests of BOW Directors and Executive Officers in the BOW Merger.”

Q:	Are BOW shareholders entitled to dissenters’ rights?

A:

Yes. If you are a BOW shareholder and want to exercise dissenters’ rights and receive the fair value of your shares of BOW common stock in cash instead of the BOW merger consideration, then you must deliver a written notice to BOW prior to the BOW special meeting stating, among other things, that you will exercise your right to dissent if the BOW merger is completed. Also, you may not vote in favor of the BOW merger proposal and must follow certain other procedures, both before and after the BOW special meeting, as described in Appendix E to this proxy statements/prospectus. Note that if you return a signed proxy card without voting instructions, then your shares of BOW common stock will be voted in favor of the BOW merger proposal and you will lose all dissenters’ rights available under the Tennessee Business Corporation Act (which we refer to as the “TBCA”). A summary of the dissenters’ rights provisions of the TBCA can be found under “The Merger—Dissenters’ Rights for FCB and BOW Shareholders.” Failure to strictly comply with the applicable TBCA provisions will result in the loss of dissenters’ rights.

Q:	What should a BOW shareholder do if he or she receives more than one set of voting materials?

A:

BOW shareholders may receive more than one set of voting materials, including multiple copies of this proxy statements/prospectus and multiple proxy cards or voting instruction cards. For example, if a BOW shareholder holds shares of BOW common stock in more than one brokerage account, that shareholder will receive a separate voting instruction card for each brokerage account in which the shareholder holds such shares. If you are a holder of record of BOW common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both BOW common stock and FCB common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, date, sign, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statements/prospectus to ensure that you vote every share of BOW common stock that you own.

Q:	Are there any risks that BOW shareholders should consider when deciding whether to vote for approval of the BOW merger agreement?

A:

Yes. BOW shareholders should read and carefully consider the risk factors set forth in the section of this proxy statements/prospectus titled “Risk Factors.” BOW shareholders also should read and carefully consider the risk factors of CapStar contained in the documents that are incorporated by reference into this proxy statements/prospectus. See the section of this proxy statements/prospectus titled “Where You Can Find More Information.”

Q:	Whom should BOW shareholders call with questions or to obtain additional copies of this proxy statements/prospectus?

A:

BOW shareholders that have questions regarding the BOW merger or this proxy statements/prospectus, would like additional copies of this proxy statements/prospectus, or need help voting their shares of BOW common stock, should contact William (“Bill”) Bryant, BOW’s President and Chief Executive Officer, by mail at 201 South Main Street, Waynesboro, Tennessee 38485 or by telephone at (931) 722-2265.

SUMMARY

The following summary highlights selected information from this proxy statements/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statements/prospectus and the other documents to which we refer to understand fully the mergers. See the section titled “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the FCB merger agreement is attached as Appendix A to this proxy statements/prospectus and the BOW merger agreement is attached as Appendix B to this proxy statements/prospectus. We encourage you to read the FCB merger agreement and BOW merger agreement because they are the legal documents that govern the FCB merger and BOW merger, respectively.

Unless the context otherwise requires throughout this proxy statements/prospectus, “CapStar” refers to CapStar Financial Holdings, Inc., “FCB” refers to FCB Corporation, “BOW” refers to The Bank of Waynesboro and “we,” and “our” refer collectively to CapStar, FCB and BOW. Throughout this summary, the “BOW minority shareholders” refers to the shareholders of BOW before the effective time of the BOW merger, other than FCB.

Information Regarding CapStar, FCB and BOW

CapStar Financial Holdings, Inc. (see page 147)

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

(615) 732-6400

CapStar is a bank holding company that is headquartered in Nashville, Tennessee and that operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank was incorporated in the State of Tennessee in 2007 and acquired a state charter in 2008, which was accomplished through a de novo application with the Tennessee Department of Financial Institutions (“TDFI”) and the Federal Reserve Bank of Atlanta. Upon approval of its charter, CapStar Bank opened for business to the public on July 14, 2008. CapStar was incorporated in 2015 and, on February 5, 2016, completed a share exchange with CapStar Bank’s shareholders that resulted in CapStar Bank becoming a wholly owned subsidiary of the Company.

CapStar Bank is a bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. CapStar’s products and services include (i) commercial and industrial loans to small and medium sized businesses, (ii) commercial real estate loans, (iii) private banking and wealth management services for the owners and operators of its business clients and other high net worth individuals, (iv) correspondent banking services to meet the needs of Tennessee’s smaller community banks and (v) various retail and consumer products. CapStar’s operations are presently concentrated in Tennessee. As of December 31, 2019, on a consolidated basis, CapStar had total assets of $2.0 billion, total deposits of $1.7 billion, total net loans of $1.4 billion, and shareholders’ equity of $273 million. Additional information about CapStar is included in documents incorporated by reference into this proxy statements/prospectus. See the section titled “Where You Can Find More Information.”

FCB Corporation (see page 147)

FCB Corporation is a Tennessee corporation incorporated on March 24, 1983. FCB is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FCB is headquartered in

Manchester, Tennessee. FCB is the parent company for, and the sole shareholder of, The First National Bank of Manchester. FCB also owns 50.56% of the issued and outstanding common stock of The Bank of Waynesboro. FCB independently conducts no material business or operations apart from its operation and ownership of capital stock of FNBM and its ownership of capital stock of BOW. As a bank holding company, FCB is subject to supervision and regulation by the Federal Reserve Board.

The First National Bank of Manchester is a national banking association chartered in 1900. FNBM is headquartered in Manchester, Coffee County, Tennessee and has operated continuously in Coffee County, Tennessee since its inception. FNBM’s main office is located at 100 West High Street, Manchester, Tennessee 37355, and FNBM operates additional full-service branch offices at the following locations:

•	814 Hillsboro Boulevard, Manchester, Tennessee 37355

•	2230 Mercury Boulevard, Murfreesboro, Tennessee 37130

•	801 West Main Street, Woodbury, Tennessee 37190

FNBM is a full-service commercial bank that offers a full complement of traditional community banking products and services to individuals and small businesses within the communities that it serves. Products offered by FNBM include business and consumer checking accounts, savings accounts, certificates of deposit, individual retirement accounts, and mortgage, consumer, and business loans and lines of credit. Services offered by FNBM include telephone banking, online bill pay, and mobile banking. As a national bank, FNBM is subject to supervision and regulation by the Office of the Comptroller of the Currency.

As is the case with banking institutions generally, FNBM’s business and operations are influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Board. Deposit gathering and cost of funds are influenced by, among other things, interest rates on competing investments and general market rates of interest. Lending activities are affected by, among other things, the demand for real estate financing and other types of loans, which in turn is affected by macro and micro economic conditions, business and consumer confidence, the interest rates at which such financing may be obtained, and other factors affecting local demand and availability of funds.

FNBM’s primary banking markets consist of Cannon, Coffee, and Rutherford counties, Tennessee. The commercial banking environment is highly competitive, and FNBM encounters robust competition both in making loans and in attracting deposits. In one or more aspects of its business, FNBM competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits, have more extensive and established branch networks, and offer certain products or services that FNBM does not currently offer. Additionally, many of FNBM’s non-bank competitors are not subject to the same extensive federal regulations that govern federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

FNBM’s website is located at https://www.fnbmwm.com, and its telephone number is (931) 728-3518. The information on FNBM’s website is not part of this proxy statements/prospectus, and the foregoing reference to FNBM’s website address does not constitute incorporation by reference of any information on FNBM’s website into this proxy statements/prospectus.

As of December 31, 2019, FNBM had 49 full-time employees.

As of December 31, 2019, FCB had total consolidated assets of approximately $463.2 million, total liabilities (including deposit liabilities) of approximately $402.2 million, and total shareholders’ equity of approximately $61.0 million.

FCB’s common stock is not listed or traded on any securities market or exchange and historically has traded only on a limited, infrequent basis in privately-negotiated transactions.

Additional information about FCB can be found in the section of this proxy statements/prospectus titled “FCB Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Bank of Waynesboro (see page 148)

The Bank of Waynesboro is a state bank chartered under the laws of the State of Tennessee in 1904. BOW is headquartered in Waynesboro, Tennessee. BOW is not a member of the Federal Reserve System. As a state-chartered bank not a member of the Federal Reserve System, BOW is subject to supervision and regulation by the FDIC and the TDFI. FCB owns 50.56% of the issued and outstanding common stock of BOW, with the remainder of the outstanding common stock of BOW being owned primarily by individuals within the communities served by the bank.

BOW’s main office is located at 201 South Main Street, Waynesboro, Tennessee 38485, and BOW operates four additional full-service branch offices at the following locations:

•	716 Highway 99, Waynesboro, Tennessee 38485

•	107 East Broadway Street, Collinwood, Tennessee 38450 (BOW operates at this location as “Bank of Collinwood”)

•	2102 North Locust Avenue, Lawrenceburg, Tennessee 38464 (BOW operates at this location as “Community Bank of Lawrence County”)

•	225 North Military Avenue, Lawrenceburg, Tennessee 38464 (BOW operates at this location as “Community Bank of Lawrence County”)

BOW is a full-service commercial bank that offers a full complement of traditional community banking products and services to individuals and small businesses within the communities that it serves. Products offered by BOW include business and consumer checking accounts, savings accounts, certificates of deposit, and consumer, agricultural, real estate (including mortgage), and commercial loans and lines of credit. Services offered by BOW include telephone banking, mobile deposit, notary services, and merchant card services.

As is the case with banking institutions generally, BOW’s business and operations are influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Board. Deposit gathering and cost of funds are influenced by, among other things, interest rates on competing investments and general market rates of interest. Lending activities are affected by, among other things, the demand for real estate financing and other types of loans, which in turn is affected by macro and micro economic conditions, business and consumer confidence, the interest rates at which such financing may be obtained, and other factors affecting local demand and availability of funds.

BOW’s primary banking markets consist of Lawrence and Wayne counties, Tennessee. The commercial banking environment is highly competitive, and BOW encounters robust competition both in making loans and in attracting deposits. In one or more aspects of its business, BOW competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits, have more extensive and established branch networks, and offer certain products or services that BOW does not currently offer. Additionally, many of BOW’s non-bank competitors are not subject to the same extensive federal and state regulations that govern federally insured banks such as BOW. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

BOW’s website is located at https://thebankofwaynesboro.com, and its telephone number is (931) 722-2265. The information on BOW’s website is not part of this proxy statements/prospectus, and the foregoing reference to BOW’s website address does not constitute incorporation by reference of any information on BOW’s website into this proxy statements/prospectus.

As of December 31, 2019, BOW had total consolidated assets of approximately $174.6 million, total liabilities (including deposit liabilities) of approximately $151.7 million, and total shareholders’ equity of approximately $22.9 million. As of December 31, 2019, BOW had 61 full-time employees.

BOW’s common stock is not listed or traded on any securities market or exchange and historically has traded only on a limited, infrequent basis in privately-negotiated transactions.

Additional information about BOW can be found in the section of this proxy statements/prospectus titled “BOW Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The FCB Merger (see page 60)

The terms and conditions of the FCB merger are contained in the FCB merger agreement, a copy of which is included as Appendix A to this proxy statements/prospectus and is incorporated by reference herein. You should read the FCB merger agreement carefully and in its entirety, as it is the legal document governing the FCB merger.

In the FCB merger, FCB will merge with and into CapStar, with CapStar as the surviving corporation in the FCB merger. Immediately following the effective time of the FCB merger, The First National Bank of Manchester will merge into CapStar Bank, with CapStar Bank as the surviving entity in the bank merger.

The BOW Merger (see page 60)

The terms and conditions of the BOW merger are contained in the BOW merger agreement, a copy of which is included as Appendix B to this proxy statements/prospectus and is incorporated by reference herein. You should read the BOW merger agreement carefully and in its entirety, as it is the legal document governing the BOW merger.

In the BOW merger, BOW will merge with and into CapStar Bank, with CapStar Bank as the surviving bank in the BOW merger.

Closing and Effective Time of the FCB Merger (see page 105)

The FCB merger is currently expected to close in the late second to early third quarter of 2020. On the closing date, CapStar will file articles of merger with the Secretary of State of the State of Tennessee. The FCB merger will become effective at such time as the articles of merger are filed or such later time as may be specified in the articles of merger (which we refer to as the “effective time” of the FCB merger). Neither CapStar nor FCB can predict the actual date on which the FCB merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the FCB shareholder approval will be received and whether or when each of the conditions to the consummation of the BOW merger (other than the completion of the FCB merger) will be satisfied or waived.

Closing and Effective Time of the BOW Merger (see page 124)

The BOW merger is currently expected to close in the late second to early third quarter of 2020, as soon as practicable after the completion of the FCB merger. On the closing date, CapStar will file articles of merger with the Secretary of State of the State of Tennessee. The BOW merger will become effective at such time as the articles of merger are filed or such later time as may be specified in the articles of merger (which we refer to as the “effective time” of the BOW merger). Neither CapStar nor BOW can predict the actual date on which the BOW merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals, the BOW shareholder and BOW minority shareholder approvals will be received and whether or when the FCB merger will be completed.

FCB Merger Consideration (see page 105)

Under the terms of the FCB merger agreement, all shares of FCB common stock issued and outstanding immediately prior to the completion of the FCB merger (other than (1) dissenting shares as described below and (2) shares of FCB common stock owned directly or indirectly by FCB, CapStar and their subsidiaries (in each case, other than shares of FCB common stock held in a fiduciary capacity or in connection with debts previously contracted) (together, the “FCB excluded shares”)) will be collectively converted into the right to receive 2,969,418 shares of CapStar common stock and $21,570,701 in cash, subject to adjustments in accordance with the terms of the FCB merger agreement. Based on 216,678 shares of FCB common stock issued and outstanding as of January 23, 2020 and assuming no adjustment to the FCB merger consideration pursuant to the terms of the FCB merger agreement, each issued and outstanding share of FCB common stock (other than the FCB excluded shares) will be converted into the right to receive approximately 13.70428931 shares of CapStar common stock (with cash in lieu of fractional shares) and $99.55 in cash. The FCB merger consideration is subject to adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by FCB, BOW and their subsidiaries. See the section titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration. Consequently, the value of the per share FCB merger consideration FCB shareholders would receive in exchange for their shares of FCB common stock will not be known at the time they vote on the FCB merger agreement and the value and amount, respectively, of the actual per share FCB merger consideration they would receive may be different from that described in this proxy statements/prospectus.

CapStar will not issue any fractional shares of CapStar common stock in the FCB merger. Instead, an FCB shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar common stock average closing price.

CapStar common stock trades on the NASDAQ under the symbol “CSTR.” Based on CapStar’s closing price of $16.23 per share on January 23, 2020, the last trading day before the announcement of the FCB merger agreement, and 216,678 shares of FCB common stock outstanding as of January 23, 2020, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, the per share FCB merger consideration represented approximately $321.97 for each share of FCB common stock. Based on CapStar’s closing price of $9.89 per share on March 31, 2020, the last practicable trading day before the mailing of this proxy statements/prospectus, and 216,678 shares of FCB common stock outstanding on that date, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement, the per share FCB merger consideration represented approximately $235.09 for each share of FCB common stock.

The value of the shares of CapStar common stock to be issued in the FCB merger will fluctuate between now and the closing date of the FCB merger. FCB shareholders should obtain current sale prices for CapStar common stock.

BOW Merger Consideration (see page 124)

Under the terms of the BOW merger agreement, all shares of BOW common stock issued and outstanding immediately prior to the completion of the BOW merger owned by the BOW minority shareholders (other than (1) dissenting shares as described below and (2) shares of BOW common stock owned directly or indirectly by CapStar, CapStar Bank, BOW and their subsidiaries (in each case, other than shares of BOW common stock held in a fiduciary capacity or in connection with debts previously contracted) (together, the “BOW excluded shares”)) will be collectively converted into the right to receive 664,800 shares of CapStar common stock and $4,829,299 in cash, subject to adjustments in accordance with the terms of the BOW merger agreement. Based on the number of shares of BOW common stock issued and outstanding as of January 23, 2020 and held by the BOW minority shareholders and assuming no adjustment to the BOW merger consideration pursuant to the terms of the BOW merger agreement, each issued and outstanding share of BOW common stock (other than the BOW excluded shares) held by the BOW minority shareholders will be converted into the right to receive approximately 44.82200647 shares of CapStar common stock (with cash in lieu of fractional shares) and $325.60 in cash. The BOW merger consideration is subject to adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by BOW and its subsidiary. See the section titled “The BOW Merger Agreement—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the BOW merger consideration. Consequently, the value of the per share BOW merger consideration the BOW minority shareholders would receive in exchange for their shares of BOW common stock will not be known at the time they vote on the BOW merger agreement and the value and amount, respectively, of the actual per share BOW merger consideration they would receive may be different from that described in this proxy statements/prospectus.

CapStar will not issue any fractional shares of CapStar common stock in the BOW merger. Instead, a BOW shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar common stock average closing price.

CapStar common stock trades on the NASDAQ under the symbol “CSTR.” Based on CapStar’s closing price of $16.23 per share on January 23, 2020, the last trading day before the announcement of the BOW merger agreement, and 14,832 of shares of BOW common stock outstanding as of January 23, 2020 and owned by the BOW minority shareholders, and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the per share BOW merger consideration represented approximately $1053.06 for each share of BOW common stock owned by the BOW minority shareholders. Based on CapStar’s closing price of $9.89 per share on March 31, 2020, the last practicable trading day before the mailing of this proxy statements/prospectus, and 14,832 shares of BOW common stock outstanding on that date and owned by the BOW minority shareholders, and assuming no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the per share BOW merger consideration represented approximately $768.89 for each share of BOW common stock.

The value of the shares of CapStar common stock to be issued in the BOW merger will fluctuate between now and the closing date of the BOW merger. BOW shareholders should obtain current sale prices for CapStar common stock.

Conversion of FCB Shares; Exchange of FCB Certificates (see page 107)

Promptly after the effective time of the FCB merger, CapStar’s exchange agent will mail to each holder of record of FCB common stock that is converted into the right to receive the per share FCB merger consideration a letter of transmittal and instructions for the surrender of the holder’s FCB stock certificate(s) for the per share FCB merger consideration (including cash in lieu of any fractional CapStar shares) and any dividends or distributions to which such holder is entitled to pursuant to the FCB merger agreement.

Please do not send in your certificate until you receive these instructions.

Conversion of BOW Shares; Exchange of BOW Certificates (see page 126)

Promptly after the effective time of the BOW merger, CapStar’s exchange agent will mail to each holder of record of BOW common stock that is converted into the right to receive the per share BOW merger consideration a letter of transmittal and instructions for the surrender of the holder’s BOW stock certificate(s) for the per share BOW merger consideration (including cash in lieu of any fractional CapStar shares) and any dividends or distributions to which such holder is entitled to pursuant to the BOW merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the FCB Merger and the BOW Merger (see page 143)

The FCB merger and the BOW merger are each intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of FCB and CapStar to complete the FCB merger that each of FCB and CapStar receives a legal opinion to that effect regarding the FCB merger, and it is a condition to the respective obligations of BOW and CapStar to complete the BOW merger that each of BOW and CapStar receives a legal opinion to that effect regarding the BOW merger. Accordingly, holders of FCB common stock and BOW common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CapStar common stock received pursuant to the applicable merger over that holder’s adjusted tax basis in its shares of FCB common stock or BOW common stock, as applicable, surrendered) and (2) the amount of cash received pursuant to the applicable merger. Further, holders of FCB common stock and BOW common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of CapStar common stock that the holder would otherwise be entitled to receive. For further information, see the section titled “Material U.S. Federal Income Tax Consequences of the Mergers.”

The U.S. federal income tax consequences described above may not apply to all holders of FCB or BOW common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Dissenters’ Rights for FCB and BOW Shareholders (see page 98 and Appendix E)

Under Tennessee law, FCB shareholders and BOW shareholders have the right to dissent from the FCB merger or BOW merger, as applicable, and receive a cash payment equal to the fair value of their shares of FCB common stock or the BOW commons stock appraised by a court instead of receiving the per share FCB merger consideration or per share BOW merger consideration, as applicable. To exercise appraisal rights, FCB and BOW shareholders must strictly follow the procedures established by Sections 48-23-201 through 48-23-209 of the TBCA, which include delivering a written notice to FCB prior to the FCB special meeting (in the case of FCB shareholders) or BOW prior to the BOW special meeting (in the case of BOW shareholders) stating, among other things, that the shareholder will exercise his or her right to dissent if the applicable merger is completed, and not voting for approval of the FCB merger agreement or BOW merger agreement, as applicable. A shareholder’s failure to vote against the FCB merger agreement or BOW merger agreement, as applicable, will not constitute a waiver of such shareholder’s dissenters’ rights.

Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal.

Opinion of FCB’s Financial Advisor (see page 68 and Appendix C)

On January 23, 2020, at the meeting of the FCB board of directors held that day for the purpose of the board to consider and evaluate the FCB merger agreement and the transactions contemplated thereby, ProBank Austin rendered an oral opinion to the FCB board of directors (which was subsequently confirmed in writing by ProBank Austin by delivery of its written opinion dated January 23, 2020) to the effect that, as of that date and based upon and subject to the various factors, assumptions, and limitations set forth in the opinion, the experience of ProBank Austin representatives as investment bankers, ProBank Austin’s work as described in the opinion, and other factors ProBank Austin deemed relevant, the per share merger consideration provided for in the FCB merger agreement was fair, from a financial point of view, to the shareholders of FCB. The full text of the written opinion of ProBank Austin is attached as Appendix C to this proxy statements/prospectus. FCB shareholders should read the entire opinion for a discussion of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in rendering its opinion.

The ProBank Austin opinion was for the information of, and was directed to, the FCB board of directors, in its capacity as such, in connection with its consideration of the financial terms of the FCB merger. The ProBank Austin opinion did not address the underlying business decision of FCB to engage in the FCB merger or enter into the FCB merger agreement or constitute a recommendation of ProBank Austin to the FCB board of directors in connection with the FCB merger, and the ProBank Austin opinion does not constitute a recommendation to any holder of FCB common stock as to how to vote with respect to the FCB merger agreement or any other matter.

For additional information, see the section titled “The Mergers—Opinion of FCB’s Financial Advisor.”

Opinion of BOW’s Financial Advisor (see page 82 and Appendix D)

The BOW special committee engaged Mercer Capital Management, Inc. (which we refer to as “Mercer”) as its financial advisor to assist the committee in reviewing and analyzing the financial terms of a business combination transaction with CapStar.

On January 23, 2020, at the meeting of the BOW board of directors held that day for the purpose of the board to consider and evaluate the BOW merger agreement and the transactions contemplated thereby, Mercer reviewed the financial aspects of the proposed BOW merger and rendered to the BOW special committee an oral opinion (subsequently confirmed in writing by Mercer in its written opinion dated January 23, 2020) that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in such opinion, the BOW merger consideration to be paid by CapStar to the BOW minority shareholders was fair, from a financial point of view, to the BOW minority shareholders. The full text of the written opinion of Mercer is attached as Appendix D to this proxy statements/prospectus. BOW shareholders should read the entire opinion for a discussion of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Mercer in rendering its opinion.

The Mercer opinion was for the information of, and was directed to, the BOW special committee in connection with its consideration of the financial terms of the BOW merger. The Mercer opinion did not address the underlying business decision of BOW to engage in the BOW merger or enter into the BOW merger agreement or constitute a recommendation of Mercer to the BOW special committee or BOW board of directors in connection with the BOW merger, and the Mercer opinion does not constitute a recommendation to any holder of BOW common stock as to how to vote with respect to the BOW merger agreement or any other matter.

For additional information, see the section titled “The Mergers—Opinion of BOW’s Financial Advisor.”

Recommendation of the FCB Board of Directors (see page 65)

The FCB board of directors recommends that FCB shareholders vote “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.

The FCB board of directors has determined that the FCB merger agreement and the transactions contemplated by the FCB merger agreement are advisable and fair to and in the best interests of FCB and its shareholders and has approved the FCB merger agreement. For the factors considered by the FCB board of directors in reaching its decision to approve the FCB merger agreement, see the section titled “The Mergers—Recommendation of the FCB Board of Directors and FCB’s Reasons for the FCB Merger.”

Recommendation of the BOW Board of Directors (see page 79)

The BOW board of directors (based on the recommendation of the BOW special committee) recommends that BOW shareholders (including the BOW minority shareholders) vote “FOR” the BOW merger proposal and “FOR” the BOW adjournment proposal.

The board of directors of BOW established a special committee of the board of directors comprised solely of directors unaffiliated with FCB, CapStar, and CapStar Bank (which we refer to as the “BOW special committee”) and empowered the BOW special committee to, among other things, review and assess the proposed business combination proposal presented to the board of directors by CapStar, negotiate the terms of that proposal and a potential business combination transaction with CapStar, if and to the extent that the BOW special committee were to determine that the same is in the best interests of BOW and its shareholders, including the BOW minority shareholders, and recommend to the BOW board of directors the terms, if any, upon which the BOW special committee believed it would be in the best interests of BOW and its shareholders, including the BOW minority shareholders, for BOW to enter into a definitive agreement providing for a business combination transaction with CapStar.

The BOW special committee determined that the BOW merger agreement, including the terms thereof and the transactions contemplated thereby, including the BOW merger, were fair to and in the best interests of BOW and its shareholders, including the BOW minority shareholders, and that it was advisable and in the best interests of BOW and its shareholders, including the BOW minority shareholders, for BOW to enter into the BOW merger agreement. The BOW special committee recommended to the BOW board of directors that the board adopt and approve and declare advisable the BOW merger agreement and the transactions, including the BOW merger, contemplated thereby, and recommend to the shareholders of BOW the approval of the BOW merger agreement.

The BOW board of directors (based on the recommendation of the BOW special committee) has determined that the BOW merger agreement and the transactions contemplated by the BOW merger agreement are advisable and fair to and in the best interests of BOW and its shareholders (including the BOW minority shareholders) and has approved the BOW merger agreement. For the factors considered by the BOW board of directors in reaching its decision to approve the BOW merger agreement, see the section titled “The Mergers—Recommendation of the BOW Board of Directors and BOW’s Reasons for the Merger.”

Interests of FCB and FNBM Directors and Executive Officers in the FCB Merger (see page 89)

In considering the recommendation of the FCB board of directors with respect to the FCB merger agreement, FCB shareholders should be aware that some of FCB’s and FNBM’s directors and executive officers have interests in the FCB merger that are different from, or in addition to, the interests of FCB shareholders generally. Theses interests include, among others:

•	One FCB director is the holder of a promissory note under which FCB is the obligor and which, if not earlier paid, will be paid in full in connection with the consummation of the FCB merger.

•

One FNBM executive officer is a party to a retention bonus agreement with FCB pursuant to which she will be entitled to a bonus payment in the event she remains employed by FNBM through the date of the FCB merger or her employment is terminated by FNBM without cause prior to the FCB merger.

•

Certain FCB directors have deferred compensation arrangements with FCB and FNBM which will be terminated, and pursuant to which the directors will receive payments, in connection with the consummation of the FCB merger.

•	Certain FNBM executive officers will be compensated for their accrued and unused sick time in connection with the consummation of the FCB merger.

•	Certain FNBM executive officers have entered into employment agreements with CapStar Bank that will be effective upon the effective time of the FCB merger.

•	One member of the board of directors of FCB, FNBM, or BOW will be appointed to the CapStar and CapStar Bank boards of directors in connection with the consummation of the FCB merger.

•	FCB’s and FNBM’s directors and executive officers are entitled to continued indemnification and insurance coverage under the FCB merger agreement.

These interests are discussed in more detail in the section titled “The Mergers—Interests of FCB and FNBM Directors and Executive Officers in the FCB Merger.” The FCB board of directors was aware of these interests and considered them, among other matters, in adopting and approving the FCB merger agreement and in making its recommendation that FCB shareholders vote in favor of approval of the FCB merger proposal.

Interests of BOW Directors and Executive Officers in the BOW Merger (see page 93)

In considering the recommendation of the BOW board of directors with respect to the BOW merger agreement, BOW shareholders, particularly the BOW minority shareholders, should be aware that some of BOW’s directors and executive officers have interests in the BOW merger that are different from, or in addition to, the interests of BOW shareholders generally. Theses interests include, among others:

•

Certain BOW directors (and one such director’s spouse) are holders of promissory notes under which FCB is the obligor and which, if not earlier paid, will be paid in full in connection with the consummation of the FCB merger.

•	Certain BOW executive officers are parties to employment agreements with BOW pursuant to which they will, or may, be entitled to certain payments in the event of a change in control of BOW.

•

Certain BOW directors have deferred compensation arrangements with FCB and FNBM which will be terminated, and pursuant to which the directors will receive payments, in connection with the consummation of the FCB merger.

•	Certain BOW executive officers have entered into employment agreements with CapStar Bank that will be effective upon the effective time of the BOW merger.

•	One member of the board of directors of FCB, FNBM, or BOW will be appointed to the CapStar and CapStar Bank boards of directors in connection with the consummation of the FCB merger.

•	BOW’s directors and executive officers are entitled to continued indemnification and insurance coverage under the BOW merger agreement.

These interests are discussed in more detail in the section titled “The Mergers—Interests of BOW Directors and Executive Officers in the BOW Merger.” The BOW board of directors was aware of these interests and considered them, among other matters, in adopting and approving the BOW merger agreement and in making its recommendation that BOW shareholders, including the BOW minority shareholders, vote in favor of approval of the BOW merger proposal.

Regulatory Approvals (see page 97)

Completion of the FCB merger, the BOW merger and the bank merger are subject to various regulatory approvals and notifications, including approvals from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the TDFI. CapStar, FCB and BOW have agreed to use their reasonable best efforts to obtain all requisite regulatory approvals. CapStar, FCB and BOW and/or their respective subsidiaries are in the process of filing applications and notifications to obtain these regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the FCB merger, the BOW merger and bank merger are subject are described in more detail under the section titled “The Mergers—Regulatory Approvals.”

Conditions to Completion of the FCB Merger (see page 119)

The completion of the FCB merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the FCB merger agreement by FCB’s shareholders;

•

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the FCB merger agreement, and the expiration or termination of all statutory waiting periods;

•

the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the FCB merger, BOW merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the FCB merger, BOW merger or the bank merger;

•

the effectiveness of the registration statement of which this proxy statements/prospectus is a part with respect to the CapStar common stock to be issued upon the consummation of the FCB merger under the Exchange Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•	the authorization of the listing of the CapStar common stock to be issued upon the consummation of the FCB merger on the NASDAQ, without objection to the listing from the NASDAQ;

•	receipt by each of CapStar and FCB of an opinion of its respective legal counsel as to certain tax matters;

•	the satisfaction or waiver of each of the conditions for the consummation of the BOW merger (other than the completion of the FCB merger);

•

the accuracy of the representations and warranties of each other party in the FCB merger agreement as of January 23, 2020 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the FCB merger agreement (and the receipt by each party of certificates from the other party to such effect);

•

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the FCB merger under the FCB merger agreement (and the receipt by each party of certificates from the other party to such effect); and

•	the absence of a material adverse effect on the other party.

In addition, CapStar’s obligation to complete the FCB merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or non-standard condition that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of the CapStar (as the surviving corporation in the FCB merger) and its subsidiaries, measured on a scale relative to FCB and its subsidiaries, taken as a whole (except for any condition or requirement imposed by a governmental entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the FCB merger agreement).

No assurance is given as to when, or if, the conditions to the FCB merger will be satisfied or waived, or that the FCB merger will be completed.

Conditions to Completion of the BOW Merger (see page 138)

The completion of the BOW merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the BOW merger agreement by BOW’s shareholders and the BOW minority shareholders;

•

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the BOW merger agreement, and the expiration or termination of all statutory waiting periods;

•

the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the BOW merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the BOW merger;

•

the effectiveness of the registration statement of which this proxy statements/prospectus is a part with respect to the CapStar common stock to be issued upon the consummation of the BOW merger under the Exchange Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•	the authorization of the listing of the CapStar common stock to be issued upon the consummation of the BOW merger on the NASDAQ, without objection to the listing from the NASDAQ;

•	receipt by each of CapStar and BOW of an opinion of its respective legal counsel as to certain tax matters;

•	the completion of the FCB merger in accordance with the terms of the FCB merger agreement immediately prior to the BOW merger;

•

the accuracy of the representations and warranties of each other party in the BOW merger agreement as of January 23, 2020 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the BOW merger agreement (and the receipt by each party of certificates from the other party to such effect);

•

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the BOW merger under the BOW merger agreement (and the receipt by each party of certificates from the other party to such effect); and

•	the absence of a material adverse effect on the other party.

In addition, CapStar’s obligation to complete the BOW merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or non-standard condition that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of CapStar (as the surviving corporation in the FCB merger) and its subsidiaries, including CapStar Bank, measured on a scale relative to BOW and its subsidiaries, taken as a whole (except for any condition or requirement imposed by a governmental entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the BOW merger agreement).

No assurance is given as to when, or if, the conditions to the BOW merger will be satisfied or waived, or that the BOW merger will be completed.

FCB Merger Agreement: Agreement Not to Solicit Other Offers (see page 118)

FCB has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CapStar, and to certain related matters. The FCB merger agreement does not, however, prohibit FCB from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met. FCB’s non-solicitation obligations are discussed in more detail in the section titled “The FCB Merger Agreement—Agreement Not to Solicit Other Offers.”

BOW Merger Agreement: Agreement Not to Solicit Other Offers (see page 136)

BOW has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CapStar, and to certain related matters. The BOW merger agreement does not, however, prohibit BOW from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met. BOW’s non-solicitation obligations are discussed in more detail in the section titled “The BOW Merger Agreement—Agreement Not to Solicit Other Offers.”

Termination of the FCB Merger Agreement (see page 120)

The FCB merger agreement can be terminated at any time prior to completion of the FCB merger by mutual consent, or by either party in the following circumstances:

•

FCB shareholders do not approve the FCB merger agreement at the FCB special meeting, except that this right to terminate is only available to FCB if it has materially complied with its obligation to use reasonable best efforts to obtain the FCB shareholders’ approval;

•

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the FCB merger or BOW merger or bank merger, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the FCB merger agreement to perform or observe the covenants and agreements in the FCB merger agreement or the BOW merger agreement, as applicable;

•

the FCB merger has not been consummated by September 30, 2020 (which we refer to as the “FCB outside date”), except that (1) if on the FCB outside date the conditions relating to requisite regulatory approval or absence of injunctions are not satisfied, then the outside date will be extended to December 31, 2020 and (2) this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the FCB merger agreement is the reason for the failure to complete the FCB merger by the FCB outside date; or

•

there is a breach by the other party of any covenant or agreement contained in the FCB merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach or untrue representation or warranty, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the FCB merger agreement.

CapStar may also terminate the FCB merger agreement if:

•

FCB breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the FCB merger agreement to FCB shareholders for approval and to use reasonable best efforts to obtain the FCB shareholders’ approval; or

•

if the FCB board of directors does not publicly recommend in this proxy statements/prospectus that FCB shareholders approve the FCB merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar.

FCB may also terminate the FCB merger agreement if, within the five-day period commencing with the fifth day prior to the closing date of the FCB merger (or if the fifth day before the closing day is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing day on which shares of CapStar common stock actually trade on the NASDAQ) (which we refer to as the “FCB determination date”), both of the following conditions are satisfied:

•

the number obtained by dividing (A) (x) 2,969,418 multiplied by the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the FCB determination date plus (y) 21,570,701 by (B) 69,526,801.70 (which we refer to as the “FCB parent ratio”) is less than 0.85; and

•

(1) the FCB parent ratio is less than (2) the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index during the ten consecutive full trading days ending on and including the trading day prior to the FCB determination date by the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of the FCB merger agreement (which we refer to as the “FCB index ratio”) and subtracting 0.15 from the FCB index ratio.

However, if FCB chooses to exercise this termination right, CapStar has the option, within five business days of receipt of notice from FCB, to adjust the FCB merger consideration and prevent termination under this provision.

Termination of the BOW Merger Agreement (see page 139)

The BOW merger agreement can be terminated at any time prior to completion of the BOW merger by mutual consent of the parties to the BOW merger agreement, or by either BOW or CapStar in the following circumstances:

•	BOW shareholders and BOW minority shareholders do not approve the BOW merger agreement at the BOW special meeting, except that this right to terminate is only available to BOW if it has materially complied with its obligation to use reasonable best efforts to obtain the BOW shareholders’ and BOW minority shareholders’ approvals;

•

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the BOW merger, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the BOW merger agreement to perform or observe the covenants and agreements in the BOW merger agreement or the FCB merger agreement, as applicable;

•

the BOW merger has not been consummated by September 30, 2020 (which we refer to as the “BOW outside date”), except that (1) if on the BOW outside date the conditions relating to requisite regulatory approval or absence of injunctions are not satisfied, then the BOW outside date will be extended to December 31, 2020 and (2) this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the BOW merger agreement (which in the case where CapStar is the terminating party includes failures by CapStar Bank) is the reason for the failure to complete the BOW merger by the BOW outside date; or

•

there is a breach by the other party of any covenant or agreement contained in the BOW merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach or untrue representation or warranty, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the BOW merger agreement (which in the case where CapStar is the terminating party includes material breaches by CapStar Bank).

CapStar may also terminate the BOW merger agreement if:

•

BOW breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the BOW merger agreement to BOW’s shareholders for approval and to use reasonable best efforts to obtain the BOW shareholders’ and BOW minority shareholders’ approvals; or

•

if the BOW board of directors and BOW special committee do not publicly recommend in this proxy statements/prospectus that BOW shareholders approve the BOW merger agreement or either withdraws or revises its recommendation in a manner adverse to CapStar.

BOW may also terminate the BOW merger agreement if, within the five-day period commencing with the fifth day prior to the closing date of the BOW merger (or if the fifth day before the closing day is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing day on which shares of CapStar common stock actually trade on the NASDAQ) (which we refer to as the “BOW determination date”), both of the following conditions are satisfied:

•

the number obtained by dividing (A) (x) 664,800 multiplied by the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the BOW determination date plus (y) 4,829,299 by (B) 15,565,819 (which we refer to as the “BOW parent ratio”) is less than 0.85; and

•

(1) the BOW parent ratio is less than (2) the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index during the ten consecutive full trading days ending on and including the trading day prior to the BOW determination date by the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of the BOW merger agreement (which we refer to as the “BOW index ratio”) and subtracting 0.15 from the BOW index ratio.

However, if BOW chooses to exercise this termination right, CapStar has the option, within five business days of receipt of notice from BOW, to adjust the BOW merger consideration and prevent termination under this provision.

FCB Merger Agreement Termination Fee (see page 121)

FCB will pay CapStar a $2.8 million termination fee if the FCB merger agreement is terminated in the following circumstances:

•

CapStar terminates the FCB merger agreement because (1) FCB breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the FCB merger agreement to FCB’s shareholders or (2) the FCB board of directors does not publicly recommend in this proxy statements/prospectus that FCB shareholders approve the FCB merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar; and

•

if (1) the FCB merger agreement is terminated (A) by either party because the FCB shareholder approval has not been obtained at the FCB shareholders’ meeting, (B) by either party because the FCB merger has not occurred by the FCB outside date and FCB shareholder approval has not been obtained or (C) by CapStar because of an uncured material breach by FCB, (2) if before the FCB shareholder meeting (in the case of termination because of the failure to obtain FCB shareholder approval of the FCB merger agreement) or the date of termination of the FCB merger agreement (in the case of termination because the FCB merger is not consummated by the FCB outside date or because of material breach or untrue representation or warranty by FCB such that the conditions to closing the FCB merger would not be satisfied) an acquisition proposal has been publicly announced or communicated and not withdrawn and (3) within 12 months of such termination, FCB consummates or enters into a definitive agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the FCB merger agreement, the payment of the termination fee will fully discharge FCB from any losses that may be suffered by CapStar arising out of the termination of the FCB merger agreement.

BOW Merger Agreement Termination Fee (see page 140)

BOW will pay CapStar a $625,000 termination fee if the BOW merger agreement is terminated in the following circumstances:

•

CapStar terminates the BOW merger agreement because (1) BOW breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the BOW merger agreement to BOW’s shareholders or (2) the BOW board of directors and the BOW special committee do not publicly recommend in this proxy statements/prospectus that BOW shareholders approve the BOW merger agreement or either withdraws or revises its recommendation in a manner adverse to CapStar; and

•

if (1) the BOW merger agreement is terminated (A) by either party because the BOW shareholder and BOW minority shareholder approvals have not been obtained at the BOW shareholders’ meeting, (B) by either party because the BOW merger has not occurred by the BOW outside date and BOW shareholder and BOW minority shareholder approvals have not been obtained or (C) by CapStar because of an uncured material breach by BOW, (2) if before the BOW shareholder meeting (in the case of termination because of the failure to obtain BOW shareholder and BOW minority shareholder approvals of the BOW merger agreement) or the date of termination of the BOW merger agreement (in the case of termination because the BOW merger is not consummated by the BOW outside date or because of a material breach or untrue representation or warranty by BOW such that the conditions to closing the BOW merger would not be satisfied) an acquisition proposal has been publicly announced or communicated and not withdrawn and (3) within 12 months of such termination BOW consummates or enters into a definitive agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the BOW merger agreement, the payment of the termination fee will fully discharge BOW from any losses that may be suffered by CapStar arising out of the termination of the BOW merger agreement.

Public Trading Markets (see page 96)

CapStar will cause the shares of CapStar common stock to be issued to the holders of FCB common stock in the FCB merger and to the holders of BOW common stock in the BOW merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the FCB merger and BOW merger.

FCB Special Meeting (see page 49)

The special meeting of FCB shareholders will be held at on April 30, at 1:00 pm local time, at 100 West High Street, Manchester, Tennessee 37355. At the FCB special meeting, FCB shareholders will be asked to vote to:

•	approve the FCB merger proposal; and

•	approve the FCB adjournment proposal.

Only holders of record at the close of business on March 27, 2020 will be entitled to vote at the FCB special meeting. Each share of FCB common stock is entitled to one vote on each proposal to be considered at the FCB special meeting.

As of the FCB record date, the directors and executive officers of FCB and their affiliates beneficially owned and were entitled to vote approximately 83,596 shares of FCB common stock representing approximately 38.58% of the shares of FCB common stock outstanding on that date. As of the FCB record date, a certain number of shares of FCB common stock beneficially owned by the directors of FCB are subject to voting agreements. For more information regarding the FCB voting agreements, see the sections titled “Information About the FCB Special Meeting—Shares Subject to Voting Agreements” and “The FCB Merger Agreement—FCB Voting Agreements.”

Approval of the FCB merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of FCB common stock entitled to vote on the proposal. If an FCB shareholder marks “ABSTAIN” on the shareholder’s proxy card, fails to submit a proxy or vote in person at the FCB special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the FCB merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the FCB adjournment proposal requires that the votes cast by FCB shareholders in favor of the proposal at the FCB special meeting exceed the votes cast by FCB shareholders against the proposal. If an FCB shareholder marks “ABSTAIN” on the shareholder’s proxy card or abstains from voting in person, fails to submit a proxy or vote in person at the FCB special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the FCB adjournment proposal, it will have no effect on the voting for this proposal.

BOW Special Meeting (see page 54)

The special meeting of BOW shareholders will be held on April 30, at 10:00 am local time, at the Griggs Building, 108 Public Square North, Waynesboro, Tennessee 38485. At the BOW special meeting, BOW shareholders will be asked to vote to:

•	approve the BOW merger proposal; and

•	approve the BOW adjournment proposal.

Only holders of record at the close of business on March 27, 2020 will be entitled to vote at the BOW special meeting. Each share of BOW common stock is entitled to one vote on each proposal to be considered at the BOW special meeting. As of the BOW record date, there were 30,000 shares of BOW common stock entitled to vote at the BOW special meeting.

As of the BOW record date, the directors and executive officers of BOW and their affiliates beneficially owned and were entitled to vote approximately 8,478 shares of BOW common stock representing approximately 28.26% of the shares of BOW common stock outstanding on that date. As of the BOW record date, all of the shares of BOW common stock owned by the directors of BOW are subject to voting agreements. For more information regarding the BOW voting agreements, see the sections titled “Information About the BOW Special Meeting—Shares Subject to Voting Agreements” and “The BOW Merger Agreement—BOW Voting Agreements.”

Under Tennessee law, approval of the BOW merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of BOW common stock entitled to vote on the proposal (which we refer to as the “BOW general shareholder approval”). Additionally, in adopting the BOW merger agreement, the BOW board of directors expressly conditioned the consummation of the BOW merger upon the approval of the BOW merger agreement by the shareholders of BOW other than FCB by the affirmative vote of holders of a majority of the BOW minority shares entitled to vote on the BOW merger agreement, voting together a separate voting group (which we refer to as the “BOW minority shareholder approval”). If a BOW shareholder marks “ABSTAIN” on the shareholder’s proxy card, fails to submit a proxy or vote in person at the BOW special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the BOW merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

As of the BOW record date, FCB owned 15,168 shares of BOW common stock representing 50.56% of the outstanding BOW common stock. We expect that FCB will vote all of the BOW common stock owned by FCB in favor of approval of the BOW merger proposal, which will be sufficient in and of itself for the BOW general shareholder approval. As it relates to the BOW minority shareholder approval, BOW directors owning approximately 53.64% of the BOW minority shares entitled to vote on the BOW merger agreement have executed voting and support agreements with CapStar and BOW pursuant to which they have generally agreed to vote their shares of BOW common stock for the approval of the BOW merger proposal.

Approval of the BOW adjournment proposal requires that the votes cast by BOW shareholders in favor of the proposal at the BOW special meeting exceed the votes cast by BOW shareholders against the proposal. If a BOW shareholder marks “ABSTAIN” on the shareholder’s proxy card or abstains from voting in person, fails to submit a proxy or vote in person at the BOW special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the BOW adjournment proposal, it will have no effect on the voting for this proposal.

FCB Voting Agreements (see page 122)

Each of the directors of FCB, solely in his or her individual capacity as a shareholder of FCB, and a shareholder of FCB have entered into voting and support agreements (which we refer to collectively as the “FCB voting agreements”) with CapStar and FCB, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of FCB common stock beneficially owned by him or her in favor of the FCB merger and against any proposal made in competition with the FCB merger (subject to certain adjustments in the case of the directors of FCB such that the aggregate number of FCB common stock subject to the FCB voting agreements do not exceed 39.99% of FCB common stock outstanding as of the FCB record date), as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of FCB common stock.

As of the FCB record date, a total of 86,649 shares of FCB common stock, representing approximately 39.99% of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting, are subject to the FCB voting agreements.

For more information regarding the FCB voting agreements, see the sections titled “Information About the FCB Special Meeting—Shares Subject to Voting Agreements” and “The FCB Merger Agreement—FCB Voting Agreements.”

BOW Voting Agreements (see page 141)

Each of the directors of BOW, solely in his or her individual capacity as a shareholder of BOW, has entered into a voting and support agreement (which we refer to collectively as the “BOW voting agreements”) with CapStar and BOW, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of BOW common stock beneficially owned by him or her in favor of the BOW merger and against any proposal made in competition with the BOW merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of BOW common stock.

As of the BOW record date, a total of 7,956 shares of BOW common stock, representing approximately 26.52% of the outstanding shares of BOW common stock entitled to vote at the BOW special meeting, are subject to the BOW voting agreements.

For more information regarding the BOW voting agreements, see the sections titled “Information About the BOW Special Meeting—Shares Subject to Voting Agreements” and “The BOW Merger Agreement—BOW Voting Agreements.”

Comparison of Shareholders’ Rights (see page 189)

The rights of FCB shareholders and the BOW minority shareholders who continue as CapStar shareholders after the FCB merger and BOW merger, respectively, will be governed by the charter and bylaws of CapStar rather than the charter and bylaws of FCB and the charter and amended and restated bylaws of BOW, respectively. For more information, see the section titled “Comparison of Shareholders’ Rights.”

Risk Factors (see page 40)

Before voting at the FCB or BOW special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statements/prospectus, including the risk factors set forth in the section titled “Risk Factors” or described in CapStar’s reports filed with the SEC, which are incorporated by reference into this proxy statements/prospectus. For more information, see the sections titled “References to Additional Information” and “Where You Can Find More Information.”

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are CapStar’s historical per share data for the year ended December 31, 2019, as derived from the audited financial statements of CapStar. Also presented below are FCB’s and BOW’s historical per share data for the year ended December 31, 2019, as derived from audited financial statements of FCB and BOW. The pro forma combined per share data for the year ended December 31, 2019 and the per equivalent FCB and BOW share information provided in the table below are unaudited. The unaudited pro forma data and equivalent per share information give effect to the mergers as if the transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on the beginning of the fiscal year or period presented, in the case of the earnings per share and dividends declared data. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this proxy statements/prospectus, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The information presented below should be read together with: (1) CapStar’s consolidated financial statements and related notes thereto filed by CapStar with the SEC, and incorporated by reference in this proxy statements/prospectus; (2) FCB’s consolidated financial statements and related notes thereto, which are included in this proxy statements/prospectus; (3) BOW’s consolidated financial statements and related notes thereto, which are included in this proxy statements/prospectus; and (4) the unaudited pro forma combined consolidated financial information included in this proxy statements/prospectus. See the sections entitled “Unaudited Pro Forma Combined Consolidated Financial Information,” “Index to Consolidated Financial Statements of FCB Corporation”, “Index to Consolidated Financial Statements of BOW” and “Where You Can Find More Information.”

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	Historical			CapStar Pro Forma Combined	Per Equivalent FCB Share(1)	Per Equivalent BOW Share(2)
Per Common Share Data	CapStar	FCB	BOW
For the year ended December 31, 2019:
Net income per share (Basic)	$1.25	32.21	$90.61	$1.34	$18.36	$60.06
Net income per share (Diluted)	1.20	31.21	90.61	1.30	17.82	58.27
Cash dividends declared per share	0.19	16.00	60.00	0.41	5.62	18.38
Book value per share	$14.87	281.67	$764.52	$15.16	207.76	679.50

(1)

The per equivalent FCB share metric was computed by multiplying the CapStar pro forma combined amounts by 13.7042893141, i.e. the number of shares of CapStar common stock that each share of FCB common stock will be converted into, assuming (i) there are 216,678 shares of FCB common stock that will be converted into the per share FCB merger consideration and (ii) no adjustment, pursuant to the terms of the FCB merger agreement, to the number of shares of CapStar common stock that will be issued as FCB merger consideration.

(2)

The per equivalent BOW share metric was computed by multiplying the CapStar pro forma combined amounts by 44.8220064725, i.e. the number of shares of CapStar common stock that each share of BOW common stock held by the BOW minority shareholders will be converted into, assuming (i) there are 14,832 shares of BOW common stock that will be converted into the per share BOW merger consideration and (ii) no adjustment, pursuant to the terms of the BOW merger agreement, to the number of shares of CapStar common stock that will be issued as BOW merger consideration.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of CapStar giving effect to the mergers, as of and for the year ended December 31, 2019.

The selected unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting, adjusted from CapStar’s audited financial statements for the year ended December 31, 2019 to give effect to the mergers and the estimated acquisition accounting adjustments resulting from the mergers. The selected unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2019 in the tables below are presented as if the mergers had occurred on December 31, 2019, and the unaudited pro forma condensed combined consolidated statements of income statements for the year ended December 31, 2019 is presented as if the mergers had occurred on January 1, 2019. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the mergers and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations; as such, one-time merger costs are not included.

The selected unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had CapStar, FCB and BOW actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined consolidated financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the mergers.

Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” and appearing under the caption “Risk Factors” in CapStar’s most recently filed Annual Reports on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this proxy statements/prospectus, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

The risk of such variance is particularly significant with respect to the preliminary purchase price allocation reflected in the unaudited pro forma combined consolidated financial information, because such allocation is based, in large part, on the closing price per share of CapStar common stock, as of December 31, 2019, of $16.65 per share. The financial markets have recently experienced extreme volatility, due in large part to the coronavirus pandemic and its widespread economic impacts. Such volatility has contributed to a significant drop in the trading price of CapStar common stock. Continued financial market volatility, and its effect on the trading prices of CapStar common stock, will largely depend on future developments, which CapStar cannot accurately predict or control, including new information which may emerge concerning the severity of the coronavirus pandemic, the effectiveness or ineffectiveness of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by companies, consumers, investors, governmental entities and financial markets to such actions. Particularly given this volatility and uncertainty, the unaudited pro forma combined consolidated financial information included in this proxy statements/prospectus may not be indicative of and does not purport to represent the combined company’s actual financial condition or results of operations as of the closing date of the mergers or any future or other date or period.

The selected unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined consolidated financial information, including the notes thereto, which is included in this proxy statements/prospectus under the section titled “Unaudited Pro Forma Combined Consolidated Financial Information.”

(Dollars in thousands)	For the year ended December 31, 2019
Unaudited Pro Forma Condensed Consolidated Income Statement Information:
Net interest income	$87,567
Provision for loan losses	1,482
Income before provision for income taxes	37,694
Net income	28,836

(Dollars in thousands)	For the year ended December 31, 2019
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total loans, net	$1,738,639
Total assets	2,494,114
Total deposits	2,121,218
Shareholders’ equity	333,556

MARKET PRICES AND DIVIDEND INFORMATION

The following table sets forth the high and low reported trading prices per share of CapStar common stock, and the cash dividends declared per share for the periods indicated. CapStar common stock is listed and trades on the NASDAQ under the symbol “CSTR.” As of March 27, 2020, there were 18,307,802 shares of CapStar common stock outstanding, which were held by approximately 2,675 holders of record.

	CapStar
	High	Low	Dividend(1)
2020
First Quarter	$16.79	$7.44	$0.05
2019
First Quarter	$17.33	$14.11	$0.04
Second Quarter	$16.20	$14.21	$0.05
Third Quarter	$17.21	$14.61	$0.05
Fourth Quarter	$17.48	$15.74	$0.05
2018
First Quarter	$21.90	$17.36	—
Second Quarter	$20.87	$17.39	—
Third Quarter	$19.98	$15.88	$0.04
Fourth Quarter	$17.4	$13.51	$0.04
2017(2)
First Quarter	$22.05	$18.52	—
Second Quarter	$19.53	$16.96	—
Third Quarter	$19.62	$16.00	—
Fourth Quarter	$22.22	$18.73	—

(1)

A quarterly cash dividend of $0.05 per share on CapStar’s common stock was declared on January 23, 2020, and will be payable on or about February 21, 2020 to shareholders of record as of the close of business on February 7, 2020.

(2)	CapStar common stock has traded on the NASDAQ since September 22, 2016. Prior to that time, there was no established public trading market for CapStar common stock.

Neither FCB common stock nor BOW common stock is actively traded on a securities exchange and there is no established trading market for either FCB common stock or BOW common stock and no broker currently makes a market in either FCB common stock or BOW common stock. The following table sets forth the cash dividends declared per share of FCB common stock and BOW common stock for the periods indicated.

	FCB	BOW
2020
First Quarter	$0.00	$0.00
2019
First Quarter	$0.00	$0.00
Second Quarter	$6.10	$30.00
Third Quarter	$0.00	$0.00
Fourth Quarter	$5.79	$30.00
2018
First Quarter	$0.00	$0.00
Second Quarter	$4.95	$25.00
Third Quarter	$0.00	$0.00
Fourth Quarter	$7.85	$30.00
2017
First Quarter	$0.00	$0.00
Second Quarter	$4.84	$20.00
Third Quarter	$0.00	$0.00
Fourth Quarter	$9.60	$35.00

As of the FCB record date, there were 216,678 shares of FCB common stock outstanding, which were held by approximately 134 holders of record. As of the BOW record date, there were 30,000 shares of BOW common stock outstanding, which were held by approximately 84 holders of record.

The following table presents the closing price of CapStar common stock on January 23, 2020, the last trading day before the public announcement of the FCB merger agreement and the BOW merger agreement, and March 31, the last practicable trading day prior to the mailing of this proxy statements/prospectus. FCB common stock and BOW common stock are not actively traded on a securities exchange, there is no established trading market for FCB common stock and BOW common stock and no broker currently makes a market in FCB common stock and BOW common stock. As a result, the closing sale prices of FCB common stock and BOW common stock on January 23, 2020, the last trading day before public announcement of the FCB merger agreement and the BOW merger agreement, and March 31, the last practicable trading day prior to the mailing of this proxy statements/prospectus, are not available.

The table also shows the estimated equivalent per share consideration with respect to each share of FCB common stock and BOW common stock on the relevant date (assuming no adjustments to the merger considerations in the FCB merger and the BOW merger pursuant to the FCB merger agreement and the BOW merger agreement, respectively).

	CapStar Closing Price	FCB Closing Price	BOW Closing Price	FCB: Estimated Equivalent Value per Share	BOW: Estimated Equivalent Value per Share
Date
January 23, 2020	$16.23	N/A	N/A	$321.97	$1,053.06
March 31, 2020	$9.89	N/A	N/A	$235.09	$768.89

The above table shows only historical comparisons. These comparisons may not provide meaningful information to FCB and BOW shareholders in determining whether to approve the FCB merger agreement or BOW merger agreement, as applicable. FCB and BOW shareholders are urged to obtain current market quotations for shares of CapStar common stock and to review carefully the other information contained in this proxy statements/prospectus or incorporated by reference into this proxy statements/prospectus in considering whether to approve the FCB merger agreement or the BOW merger agreement, as applicable. The market price of CapStar common stock will fluctuate between the date of this proxy statements/prospectus and the date of completion of the mergers. No assurance can be given concerning the market price of CapStar common stock before or after the effective time of the mergers. Changes in the market price of CapStar common stock prior to the completion of the mergers will affect the market value of the merger consideration that FCB or BOW shareholders will receive upon completion of the respective mergers. Additionally, the FCB merger consideration and the BOW merger consideration are subject to certain pre-closing adjustments according to the terms of the FCB merger agreement and the BOW merger agreement, respectively, for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by FCB, BOW and their subsidiaries. See the sections titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” and “The BOW Merger Agreement—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration and the BOW merger consideration. Consequently, the value of the per share FCB merger consideration that FCB shareholders will receive in exchange for their shares of FCB common stock and the value of the per share BOW merger consideration that BOW minority shareholders will receive in exchange for their shares of BOW common stock will not be known at the time they vote on the FCB merger agreement or the BOW merger agreement, as applicable, and the value and amount, respectively, of the actual per share FCB merger consideration or per share BOW merger consideration, as applicable, that they will receive may be different from the amounts described in this proxy statements/prospectus.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statements/prospectus, including CapStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the matters addressed under the section titled “Cautionary Statement Regarding Forward-Looking Statements,” FCB and BOW shareholders should consider the matters described below carefully in determining whether to vote to approve the FCB merger agreement, the BOW merger agreement and the transactions contemplated thereby.

Risks Related to the Mergers and CapStar’s Business Upon Completion of the Mergers

Because the sale price of the CapStar common stock may fluctuate, you cannot be sure of the value of the FCB merger consideration that you will receive in the FCB merger or the BOW merger consideration you will receive in the BOW merger.

Under the terms of the FCB merger agreement and the BOW merger agreement, each share of FCB common stock or BOW common stock, as applicable, outstanding immediately prior to the effective time of the FCB merger (excluding the FCB excluded shares) or the BOW merger (excluding the BOW excluded shares), as applicable, will be converted into the right to receive a certain number of shares of CapStar common stock and cash. The market price of CapStar’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding CapStar’s operations or business prospects, including market sentiment regarding CapStar’s entry into the FCB merger agreement or the BOW merger agreement. These risks may be affected by:

•	operating results that vary from the expectations of CapStar management or of securities analysts and investors;

•	developments in CapStar’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting CapStar’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to CapStar;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by CapStar or its competitors; and

•

economic, corporate, securities market, geopolitical, public health (including the impact of the coronavirus (COVID-19) pandemic) that affect the combined company, the banking industry or the financial markets generally.

Many of these factors are beyond the control of CapStar, FCB and BOW. We make no assurances as to whether or when the FCB merger or the BOW merger will be completed. FCB shareholders and BOW shareholders should obtain current sale prices for shares of CapStar common stock before voting their shares of FCB common stock or BOW common stock, as applicable, at their respective special meetings.

As companies operating in the financial services industry, the businesses and operations of each of CapStar, FCB, BOW and the combined company following the completion of the mergers may be adversely affected by the global coronavirus pandemic.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China. The coronavirus has since spread rapidly to other countries, including the United States, and the World Health Organization formally declared the coronavirus outbreak a pandemic in March 2020. Global health concerns relating to the coronavirus pandemic have been weighing on the macroeconomic environment, leading to lower interest rates, depressed equity market valuations, heightened financial market volatility and significant disruption in banking and other financial activity in the areas in which CapStar, FCB and BOW operate and in a broad range of industries in which the customers of CapStar, FCB and BOW operate. The financial performance of each of CapStar, FCB and BOW generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services that each company offers and whose success it relies on to drive growth, is highly dependent upon the business environment in the primary markets in which it operates and in the United States as a whole. Unfavorable market conditions and uncertainty due to the coronavirus pandemic may result in a deterioration in the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, adverse asset values of the collateral securing loans and an overall material adverse effect on the quality of the loan portfolio of each of CapStar, FCB, BOW and the combined company following the completion of the mergers. In addition, following the coronavirus outbreak in December 2019 and January 2020, market interest rates have declined significantly. On March 3, 2020, the Federal Open Market Committee (“FOMC”) reduced the target federal funds rate by 50 basis points to 1.00% to 1.25%. Subsequently on March 16, 2020, the FOMC further reduced the target federal funds rate by an additional 100 basis points to 0.00% to 0.25%. These reductions in interest rates, and continued fluctuations in the interest rate environment as a result of changes in monetary policies of the Federal Reserve Board, including in connection with efforts to address the economic fallout from the coronavirus outbreak, could have significant adverse effects on the earnings, financial condition and results of operations of CapStar, FCB, BOW and the combined company following the completion of the mergers. In addition, recent actions by US federal, state and foreign governments to address the pandemic, including travel bans and school, business and entertainment venue closures, “shelter in place” policies, and lock downs may also have a significant adverse effect on the markets in which CapStar, FCB and BOW conduct their businesses.

The extent to which the coronavirus impacts the businesses of CapStar, FCB and BOW will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it, among others. There can be no assurance that efforts by each of CapStar, FCB, BOW and the combined company following the completion of the mergers to address the adverse impacts of the coronavirus will be effective. If CapStar, FCB or BOW is unable to recover from a business disruption on a timely basis, the combined company’s business, financial condition and results of operations may be adversely affected. The coronavirus outbreak could also delay, increase the costs of, or otherwise adversely affect, the integration of the businesses of the companies following the completion of the mergers and make it more difficult for the combined company to realize anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated or at all.

CapStar may fail to realize all of the anticipated benefits of the mergers.

CapStar, FCB and BOW have operated and, until the completion of the FCB merger and the BOW merger, as applicable, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on CapStar’s ability to successfully combine and integrate the businesses of CapStar, FCB (including The First National Bank of Manchester) and BOW in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of any of the company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could adversely affect CapStar’s ability to successfully conduct its business, which could have an adverse effect on CapStar’s financial results and the value of CapStar common stock. If CapStar experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause CapStar, FCB (including The First National Bank of Manchester) and/or BOW to

lose customers or cause customers to remove their accounts from CapStar, FCB (including The First National Bank of Manchester) and/or BOW and move their business to competing financial institutions. Integration efforts among the three companies will also divert management attention and resources. These integration matters could have an adverse effect on each of CapStar, FCB (including The First National Bank of Manchester) and BOW during this transition period and for an undetermined period after completion of the mergers on the combined company. In addition, the actual cost savings of the mergers could be less than anticipated.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the FCB merger agreement and the BOW merger agreement, including the FCB merger, the BOW merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section titled “The Mergers—Regulatory Approvals.” An adverse development in any party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the FCB merger, the BOW merger or the bank merger or require changes to the terms of the FCB merger, the BOW merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the FCB merger, the BOW merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the FCB merger, the BOW merger and the bank merger, any of which might have an adverse effect on the combined company following the mergers. See the section titled “The Mergers—Regulatory Approvals.”

The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the mergers that are not anticipated or cannot be met. If the consummations of the mergers are delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The FCB merger consideration and the BOW merger consideration may be reduced pursuant to certain adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests.

The FCB merger consideration and the BOW merger consideration are subject to adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by FCB, BOW and their subsidiaries. These adjustments could reduce the per share FCB merger consideration and the per share BOW merger consideration paid after the closing of the mergers. See the sections titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” and “The BOW Merger Agreement—BOW Merger Consideration Adjustments.”

The combined company may be unable to retain CapStar, FCB and/or BOW personnel successfully after the mergers are completed.

The success of the mergers will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CapStar, FCB (including The First National Bank of Manchester) and BOW. It is possible that these employees may decide not to remain with CapStar, FCB (including The First National Bank of Manchester) or BOW, as applicable, while the mergers are pending or with the combined company after the mergers are consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating FCB (including The First National Bank of Manchester) and BOW to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, CapStar, FCB (including The First

National Bank of Manchester) and BOW may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

The unaudited pro forma combined consolidated financial information included in this proxy statements/prospectus are preliminary and the actual financial condition and results of operations of CapStar after the mergers may differ materially.

The unaudited pro forma combined consolidated financial information in this proxy statements/prospectus are presented for illustrative purposes only and are not necessarily indicative of what CapStar’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma combined consolidated financial information reflect adjustments, which are based upon preliminary estimates, to record the FCB and BOW identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statements/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of FCB and BOW as of the date of the completion of the mergers. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statements/prospectus. For more information, see the section titled “Unaudited Pro Forma Combined Consolidated Financial Information.”

FCB’s and BOW’s directors and executive officers have interests in the mergers that may differ from the interests of FCB and BOW shareholders.

FCB shareholders should be aware that some of FCB’s directors and executive officers have interests in the FCB merger that are different from, or in addition to, those of FCB shareholders generally. The FCB board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the FCB merger agreement, and in recommending that FCB shareholders vote in favor of approving the FCB merger agreement.

For a more complete description of these interests, see the section titled “The Mergers—Interests of FCB and FNBM Directors and Executive Officers in the FCB Merger.”

Similarly, BOW shareholders should be aware that some of BOW’s directors and executive officers have interests in the BOW merger that are different from, or in addition to, those of BOW shareholders generally and the BOW minority shareholders. The BOW board of directors and the BOW special committee were aware of these interests and considered these interests, among other matters, when making their decision to approve the BOW merger agreement, and in recommending that BOW shareholders (including the BOW minority shareholders) vote in favor of approving the BOW merger agreement.

For a more complete description of these interests, see the section titled “The Mergers—Interests of BOW Directors and Executive Officers in the BOW Merger.”

Termination of the FCB merger agreement or the BOW merger agreement could negatively impact CapStar, FCB and BOW.

The FCB merger agreement or the BOW merger agreement may be terminated as a result of factors beyond CapStar’s, FCB’s and BOW’s control. See the sections titled “The FCB Merger Agreement—Termination of the FCB Merger Agreement” and “The BOW Merger Agreement—Termination of the BOW Merger Agreement” for a complete discussion of the circumstances under which the FCB merger agreement or BOW merger agreement may be terminated. If the FCB merger agreement or BOW merger agreement are terminated, there may be various consequences. For example, CapStar’s, FCB’s or BOW’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the FCB merger or BOW merger, as applicable, without realizing any of the anticipated benefits of completing the FCB merger or

BOW merger. Additionally, if the FCB merger agreement or BOW merger agreement is terminated, the market price of the CapStar common stock could decline to the extent that the current market prices reflect a market assumption that the FCB merger and BOW merger will be completed. If the FCB merger agreement is terminated under certain circumstances, subject to conditions and exceptions, FCB may be required to pay to CapStar a termination fee of $2.8 million. See the section titled “The FCB Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid. If the BOW merger agreement is terminated under certain circumstances, subject to conditions and exceptions, BOW may be required to pay to CapStar a termination fee of $625,000. See the section titled “The BOW Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

If the FCB merger agreement or BOW merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the FCB merger or the BOW merger, as applicable.

CapStar, FCB and BOW will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of CapStar, FCB and BOW. These uncertainties may impair CapStar’s, FCB’s or BOW’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the mergers, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.

CapStar, FCB and BOW have a small number of key personnel. The pursuit of the mergers and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the FCB merger agreement and the BOW merger agreement restrict the parties thereto from taking certain actions without the other party’s consent while the applicable merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the FCB merger agreement or BOW merger agreement, as applicable, entering into other transactions or making other changes to such party’s business prior to consummation of the FCB merger or BOW merger or termination of the FCB merger agreement or BOW merger agreement, as applicable. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. See the sections titled “The FCB Merger Agreement—Conduct of Business Pending the Completion of the FCB Merger” and “The BOW Merger Agreement—Conduct of Business Pending the Completion of the BOW Merger” for a description of the restrictive covenants applicable to CapStar, FCB and BOW.

If the mergers are not completed, CapStar, FCB and BOW will have incurred substantial expenses without realizing the expected benefits of the mergers.

Each of CapStar, FCB and BOW has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the FCB merger agreement or the BOW merger agreement, as applicable, as well as the costs and expenses of filing, printing, and mailing this proxy statements/prospectus, and all filing and other fees paid to the SEC in connection with the mergers. If the mergers are not completed, CapStar, FCB and BOW would have to recognize these expenses without realizing the expected benefits of the mergers.

The FCB merger agreement limits FCB’s ability to pursue alternative acquisition proposals and requires FCB to pay a termination fee of $2.8 million under limited circumstances, including circumstances relating to acquisition proposals. The BOW merger agreement limits BOW’s ability to pursue alternative acquisition proposals and requires BOW to pay a termination fee of $625,000 under limited circumstances, including circumstances relating to acquisition proposals.

The FCB merger agreement prohibits FCB from soliciting, initiating, inducing or encouraging, or taking any action to facilitate certain third party acquisition proposals. See the section titled “The FCB Merger Agreement—Agreement Not to Solicit Other Offers.” The FCB merger agreement also provides that FCB will be required to pay a termination fee in the amount of $2.8 million in the event that the FCB merger agreement is terminated under certain circumstances, including an adverse recommendation change by the FCB board of directors. See the sections titled “The FCB Merger Agreement—Termination of the FCB Merger Agreement” and “The FCB Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of FCB from considering or proposing such an acquisition.

The BOW merger agreement prohibits BOW from soliciting, initiating, inducing or encouraging, or taking any action to facilitate certain third party acquisition proposals. See the section titled “The BOW Merger Agreement—Agreement Not to Solicit Other Offers.” The BOW merger agreement also provides that BOW will be required to pay a termination fee in the amount of $625,000 in the event that the BOW merger agreement is terminated under certain circumstances, including an adverse recommendation change by the BOW board of directors or the BOW special committee. See the sections titled “The BOW Merger Agreement—Termination of the BOW Merger Agreement” and “The BOW Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of BOW from considering or proposing such an acquisition.

The shares of CapStar common stock to be received by FCB shareholders as a result of the FCB merger and by the BOW minority shareholders as a result of the BOW merger will have different rights from the shares of FCB common stock or BOW common stock.

Upon completion of the FCB merger and the BOW merger, FCB shareholders and the BOW minority shareholders will become CapStar shareholders and their rights as shareholders will be governed by the CapStar charter and bylaws. The rights associated with FCB common stock and BOW common stock are different from the rights associated with CapStar common stock. See the section titled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with CapStar common stock.

FCB shareholders and the BOW minority shareholders will have a reduced ownership and voting interest in the combined company after the mergers and will exercise less influence over management, as compared to their ownership and voting interests in FCB and BOW, respectively.

FCB shareholders and the BOW minority shareholders currently have the right to vote in the election of the board of directors and on other matters affecting FCB and BOW, respectively. Upon completion of the mergers, each FCB shareholder who receives shares of CapStar common stock will become a CapStar shareholder, with a percentage ownership of CapStar that is smaller than such shareholder’s percentage ownership of FCB. Based on 18,307,802 shares of CapStar common stock outstanding on March 27, 2020, the record date for the FCB special meeting, and assuming 2,969,418 shares of CapStar common stock are issued by CapStar as FCB merger consideration and that 664,800 shares of CapStar common stock are issued by CapStar to shareholders of BOW other than FCB as consideration for the BOW merger, current FCB shareholders would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 13.53% of the outstanding shares of CapStar common stock (not taking into account for this purpose shares of BOW common stock owned by FCB shareholders and without giving effect to any shares of CapStar common stock held by FCB shareholders prior to the FCB merger). Upon completion of the mergers, each BOW minority shareholder who receives shares of CapStar common stock will become a CapStar shareholder, with a percentage ownership of CapStar that is smaller than such shareholder’s percentage ownership of BOW. Based on 18,307,802 shares of CapStar common stock outstanding on March 27, 2020, the record date for the BOW special meeting, and assuming 664,800 shares of CapStar common stock are issued by CapStar as BOW merger consideration and that 2,969,418 shares of CapStar common stock are issued by CapStar to shareholders of FCB as consideration for the FCB merger, current BOW minority shareholders would upon the completion of the FCB merger and the BOW merger own, in the aggregate, approximately 3.03% of the outstanding shares of CapStar common stock (not taking into account for this purpose shares of FCB common stock owned by BOW minority shareholders and without giving effect to any shares of CapStar common stock held by BOW minority shareholders prior to the BOW merger). Because of this, FCB shareholders and the BOW minority shareholders may have less influence on the management and policies of CapStar than they now have on the management and policies of FCB and BOW, respectively.

The opinions of FCB’s and BOW’s financial advisors delivered to the parties’ respective boards of directors prior to the signing of the FCB merger agreement and the BOW merger agreement and will not reflect changes in circumstances following the dates of the opinions.

Each of the FCB board of directors and the BOW special committee received opinions (in each case, initially rendered verbally and confirmed in a written opinion, dated January 23, 2020) from the parties’ respective financial advisors regarding the fairness of the FCB merger consideration or the BOW merger consideration, as applicable, from a financial point of view as of the date of such opinions. Subsequent changes in the operation and prospects of CapStar or FCB or BOW, general market and economic conditions and other factors that may be beyond the control of CapStar or FCB or BOW, including the recent pandemic of coronavirus (COVID-19) that has caused higher than normal volatility in the financial markets generally, may significantly alter the value of CapStar or FCB or BOW or the prices of the shares of CapStar common stock or FCB common stock or BOW common stock by the time the mergers are completed. The opinions of FCB’s and BOW’s financial advisors did not address the fairness of the FCB merger consideration or the BOW merger considerations, as applicable, from a financial point of view at the time the mergers are completed, or as of any other date other than the date of such opinions. For a description of the opinions of FCB’s and BOW’s respective financial advisors, see the sections titled “The Mergers—Opinion of FCB’s Financial Advisor” and “The Mergers—Opinion of BOW’s Financial Advisor.”

Risks Relating to CapStar’s Business

You should read and consider risk factors specific to CapStar’s business that will also affect the combined company after the mergers. These risks are described in the sections titled “Risk Factors” in CapStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other documents incorporated by reference into this proxy statements/prospectus. See the section titled “Where You Can Find More Information” of this proxy statements/prospectus for the location of information incorporated by reference into this proxy statements/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statements/prospectus, including information included in, or incorporated by reference into, this proxy statements/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (1) statements about the benefits of the mergers, including future financial and operating results and cost savings that may be realized from the mergers; (2) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond CapStar’s, FCB’s and BOW’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the section titled “Risk Factors” and those discussed in the filings of CapStar with the SEC that are incorporated by reference into this proxy statements/prospectus, as well as the following:

•	the inability to close the mergers and the bank merger in a timely manner;

•	the failure to complete the mergers due to the failure of FCB’s shareholder to approve the FCB merger or of BOW’s shareholders and the BOW minority shareholder’s to approve the BOW merger;

•	failure to obtain the requisite regulatory approvals and meet other closing conditions to the mergers on the expected terms and schedule;

•	the potential impact of announcement or consummation of the mergers on relationships with third parties, including customers, employees and competitors;

•	business disruption following the mergers;

•	CapStar’s potential exposure to unknown or contingent liabilities of FCB or BOW;

•	the challenges of integrating, retaining, and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the mergers;

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changes in CapStar’s share price before closing, including as a result of the financial performance of CapStar, FCB or BOW prior to closing, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

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the expected cost savings, synergies and other financial benefits from the mergers might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CapStar, FCB and BOW operate;

•	prior to the completion of the mergers or thereafter, CapStar’s, FCB’s and BOW’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors

•	FCB’s or BOW’s business may not be integrated into CapStar’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the mergers, including adverse developments in relationships with employees, may be greater than expected;

•	management time and effort may be diverted to the resolution of issues related to the mergers; and

•	the effects of a recent pandemic of a novel strain of coronavirus (COVID-19).

Because these forward-looking statements are subject to assumptions and uncertainties, CapStar’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statements/prospectus or the date of any document incorporated by reference into this proxy statements/prospectus. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this proxy statements/prospectus, and attributable to CapStar, FCB, BOW or any person acting on their behalf, respectively, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Regarding Forward-Looking Statements.” Neither CapStar, FCB nor BOW undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statements/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

INFORMATION ABOUT THE FCB SPECIAL MEETING

This section contains information about the special meeting that FCB has called to allow FCB shareholders to vote on the FCB merger agreement and the transactions contemplated thereby. The FCB board of directors is mailing this proxy statements/prospectus to you, as an FCB shareholder, on or about April 2, 2020. Together with this proxy statements/prospectus, the FCB board of directors is also sending to you a notice of the special meeting of FCB shareholders and a form of proxy that the FCB board of directors is soliciting for use at the FCB special meeting and at any adjournments or postponements of the FCB special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on April 30, at 1:00 pm local time, at the main office of The First National Bank of Manchester, 100 West High Street, Manchester, Tennessee 37355, Tennessee.

Matters to Be Considered at the Special Meeting

At the FCB special meeting, FCB shareholders will be asked to consider and vote on:

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a proposal to approve the Agreement and Plan of Merger, dated as of January 23, 2020, by and between CapStar Financial Holdings, Inc. (which we refer to as “CapStar”) and FCB Corporation, as more fully described in the enclosed proxy statements/prospectus (which we refer to as the “FCB merger proposal”); and

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a proposal to adjourn the FCB special meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of additional proxies in favor of the FCB merger proposal (which we refer to as the “FCB adjournment proposal”).

At this time, the FCB board of directors is unaware of any other matters that may be presented for action at the FCB special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the FCB merger agreement is included in this proxy statements/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the FCB Board of Directors

The FCB board of directors has determined that the FCB merger agreement and the transactions contemplated by the FCB merger agreement, including the FCB merger, are advisable and fair to and in the best interests of FCB and its shareholders and has adopted and approved the FCB merger agreement. The FCB board of directors recommends that FCB shareholders vote “FOR” approval of the FCB merger proposal and “FOR” approval of the FCB adjournment proposal. See the section titled “The Mergers—Recommendation of the FCB Board of Directors and FCB’s Reasons for the FCB Merger.”

Record Date and Quorum

March 27, 2020 has been fixed as the record date for the determination of FCB shareholders entitled to notice of, and to vote at, the FCB special meeting and any adjournment or postponement thereof. At the close of business on the FCB record date, there were 216,678 shares of FCB common stock outstanding and entitled to vote at the FCB special meeting, held by 134 holders of record.

The presence at the FCB special meeting, in person or by proxy, of holders of a majority of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting will constitute a quorum for the transaction of business. All shares of FCB common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the FCB special meeting.

Required Vote

Approval of the FCB merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of FCB common stock entitled to vote on the proposal. If an FCB shareholder marks “ABSTAIN” on the shareholder’s proxy card, fails to submit a proxy or vote in person at the FCB special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the FCB merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Approval of the FCB adjournment proposal requires that the votes cast by FCB shareholders in favor of the proposal at the FCB special meeting exceed the votes cast by FCB shareholders against the proposal. If an FCB shareholder marks “ABSTAIN” on the shareholder’s proxy card or abstains from voting in person, fails to submit a proxy or vote in person at the FCB special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the FCB adjournment proposal, it will have no effect on the voting for this proposal.

Each share of FCB common stock you own as of the FCB record date entitles you to one vote at the FCB special meeting on all matters properly presented at the FCB special meeting.

How to Vote

Each copy of this proxy statements/prospectus mailed to holders of FCB common stock is accompanied by a form of proxy with instructions for voting.

If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statements/prospectus, regardless of whether you plan to attend the FCB special meeting.

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Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.

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Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the FCB special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the FCB special meeting. This will ensure that your vote is received. If you attend the FCB special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

All shares represented by valid proxies that FCB receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the FCB merger proposal and “FOR” the FCB adjournment proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE FCB SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held in “Street Name”; Broker Non-Votes

If your bank, broker or other nominee holds your shares of FCB common stock in “street name,” your bank, broker or other nominee will vote your shares of FCB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statements/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the merger proposal. Broker non-votes will have no effect on the outcome of the FCB adjournment proposal.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the FCB special meeting and voting your shares in person; or

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delivering prior to the FCB special meeting a written notice of revocation to FCB at the following address: 100 West High Street, Manchester, Tennessee 37355, Attention: Tim Spry, FNBM’s President and Chief Executive Officer.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 4:00 pm, Central Time, on April 29, 2020. Attendance at the FCB special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Shares Subject to Voting Agreements

As of the FCB record date, a total of 86,649 shares of FCB common stock, representing approximately 39.99% of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting, are subject to voting and support agreements between FCB, CapStar and each of FCB’s directors and a shareholder of FCB (which we refer to collectively as the “FCB voting agreements”). Pursuant to the FCB voting agreements, each director and a shareholder, Marion W. “Chip” Hickerson III, agreed, on the terms and subject to the conditions set forth therein, to vote the shares of FCB common stock beneficially owned by him or her in favor of the FCB merger and against any proposal made in competition with the FCB merger (subject to certain adjustments in the case of the directors of FCB such that the aggregate number of FCB common stock subject to the FCB Voting Agreements do not exceed 39.99% of FCB common stock outstanding as of the FCB record date), as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of FCB common stock.

The foregoing description of the FCB voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the FCB voting agreements, forms of which for directors of FCB and a shareholder of FCB are included as Exhibit A-1 and Exhibit A-2, respectively, to the FCB merger agreement attached to this proxy statements/prospectus as Appendix A.

Shares Held by Directors and Executive Officers

As of the FCB record date, FCB’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 83,596 shares of FCB common stock (excluding shares issuable upon the exercise of outstanding options or warrants), representing approximately 38.58% of the outstanding shares of FCB common stock entitled to vote at the FCB special meeting. For more information about the beneficial ownership of FCB common stock by each greater than 5% beneficial owner of FCB common stock, each director and executive officer of FCB and all FCB directors and executive officers as a group, see the section titled “Security Ownership of Certain Beneficial Owners and Management of FCB.”

Solicitation of Proxies

The proxy for the FCB special meeting is being solicited on behalf of the FCB board of directors. FCB will bear the entire cost of soliciting proxies from you. FCB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of FCB common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of FCB in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. No person is authorized to give any information or to make any representation not contained in this proxy statements/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by FCB, FNBM, BOW, CapStar, CapStar Bank, or any other person.

Attending the FCB Special Meeting

All holders of FCB common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the FCB special meeting. Shareholders of record can vote in person at the FCB special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the FCB special meeting. If you plan to attend the FCB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. FCB reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the FCB special meeting is prohibited without FCB’s express written consent.

Questions and Additional Information

If you have more questions about the FCB merger or how to submit your proxy or vote, or if you need additional copies of this proxy statements/prospectus or the enclosed proxy card or voting instructions, please contact FCB at:

FCB Corporation

100 West High Street

Manchester, Tennessee 37355

Telephone: (615) 563-8011

Attn: Tim Spry, FNBM’s President and Chief Executive Officer

FCB PROPOSALS

PROPOSAL NO. 1: FCB MERGER PROPOSAL

FCB is asking its shareholders to approve the FCB merger agreement and the transactions contemplated thereby. Holders of FCB common stock should read this proxy statements/prospectus carefully and in its entirety, including the appendixes to and the documents incorporated by reference into this proxy statements/prospectus, for more detailed information concerning the FCB merger agreement and the transactions contemplated by the FCB merger agreement, including the FCB merger. A copy of the FCB merger agreement is attached to this proxy statements/prospectus as Appendix A.

The FCB board of directors has determined that the FCB merger agreement and the transactions contemplated by the FCB merger agreement are advisable and in the best interests of FCB and its shareholders and has adopted and approved the FCB merger agreement.

The FCB board of directors recommends a vote “FOR” the FCB merger proposal. See the section titled “The Mergers—Recommendation of the FCB Board of Directors and FCB’s Reasons for the FCB Merger” for a more detailed discussion of the recommendation of the FCB board of directors.

PROPOSAL NO. 2: FCB ADJOURNMENT PROPOSAL

The FCB special meeting may be adjourned to another time or place, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies if necessary to obtain additional votes in favor of the FCB merger proposal.

If at the FCB special meeting the number of shares of FCB common stock represented in person or by proxy and voting in favor of the FCB merger proposal is insufficient to approve such proposal, FCB intends to move to adjourn the FCB special meeting in order to solicit additional proxies for the approval of the FCB merger proposal. Additionally, in accordance with FCB’s bylaws, in the absence of a quorum, the FCB special meeting may be adjourned from time to time by the vote of a majority of the shares represented in person or by proxy and entitled to vote at the FCB special meeting.

In this proposal, FCB is asking its shareholders to authorize the holder of any proxy solicited by the FCB board of directors on a discretionary basis to vote in favor of adjourning the FCB special meeting to another time or place, if necessary or appropriate, including for the purpose of permitting the solicitation of additional proxies in favor of approval of the FCB merger proposal, including the solicitation of proxies from FCB shareholders who have previously voted against the FCB merger proposal.

Except as required by the Tennessee Business Corporation Act, the FCB board of directors is not required to fix a new record date to determine those FCB shareholders entitled to vote at any adjourned FCB special meeting. At an adjourned FCB special meeting, any business may be transacted which might have been transacted at the FCB special meeting at which the adjournment was taken. If the FCB board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned FCB special meeting other than an announcement at the FCB special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original FCB special meeting. If a new record date is fixed, notice of the adjourned FCB special meeting must be given as in the case of the original FCB special meeting.

The FCB board of directors recommends a vote “FOR” the FCB adjournment proposal.

INFORMATION ABOUT THE BOW SPECIAL MEETING

This section contains information about the special meeting that BOW has called to allow BOW shareholders to vote on the approval of the BOW merger agreement. The BOW board of directors is mailing this proxy statements/prospectus to you, as a BOW shareholder, on or about April 2, 2020. Together with this proxy statements/prospectus, the BOW board of directors is also sending to you a notice of the special meeting of BOW shareholders and a form of proxy that the BOW board of directors is soliciting for use at the BOW special meeting and at any adjournments or postponements of the BOW special meeting.

Time, Date, and Place

The special meeting is scheduled to be held April 30, at 10:00 am local time, at the Griggs Building, 108 Public Square North, Waynesboro, Tennessee 38485.

Matters to Be Considered at the Special Meeting

At the BOW special meeting, BOW shareholders will be asked to consider and vote on:

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a proposal to approve the Plan of Bank Merger, dated as of January 23, 2020, by and among BOW, CapStar Financial Holdings, Inc. (which we refer to as “CapStar”) and CapStar Bank, as more fully described in the enclosed proxy statements/prospectus (which we refer to as the “BOW merger proposal”); and

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a proposal to adjourn the BOW special meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of additional proxies in favor of the BOW merger proposal (which we refer to as the “BOW adjournment proposal”).

At this time, the BOW board of directors is unaware of any other matters that may be presented for action at the BOW special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the BOW merger agreement is included in this proxy statements/prospectus as Appendix B, and we encourage you to read it carefully in its entirety.

Recommendation of the BOW Board of Directors and the Special Committee of the BOW Board of Directors

A special committee of the BOW board of directors, comprised of directors unaffiliated with each of FCB Corporation, CapStar and CapStar Bank (which we refer to as the “BOW special committee”), determined that that the BOW merger agreement, including the terms thereof and the transactions contemplated thereby, including the BOW merger, were fair to and in the best interests of BOW and its shareholders, including shareholders of BOW other than its majority shareholder, FCB Corporation (whom we refer to as the “BOW minority shareholders”), and that it was advisable and in the best interests of BOW and its shareholders, including the BOW minority shareholders, for BOW to enter into the BOW merger agreement. The BOW special committee recommended to the BOW board of directors to adopt and approve and declare advisable the BOW merger agreement and the transactions, including the BOW merger, contemplated thereby, and recommend to the shareholders of BOW to approve the BOW merger agreement.

The BOW board of directors (based on the recommendation of the BOW special committee) has determined that the BOW merger agreement and the transactions contemplated by the BOW merger agreement are advisable and fair to and in the best interests of BOW and its shareholders (including the BOW minority shareholders) and has approved the BOW merger agreement. The BOW board of directors (based on the recommendation of the BOW special committee) recommends that BOW shareholders (including the BOW minority shareholders) vote “FOR” the BOW merger proposal and “FOR” the BOW adjournment proposal. See the section titled “The Mergers—Recommendation of the BOW Board of Directors and BOW’s Reasons for the BOW Merger.”

Record Date and Quorum

March 27, 2020 has been fixed as the record date for the determination of BOW shareholders entitled to notice of, and to vote at, the BOW special meeting and any adjournment or postponement thereof. At the close of business on the BOW record date, there were 30,000 shares of BOW common stock outstanding and entitled to vote at the BOW special meeting, held by approximately 84 holders of record.

The presence at the BOW special meeting, in person or by proxy, of holders of a majority of the outstanding shares of BOW common stock entitled to vote at the BOW special meeting will constitute a quorum for the transaction of business. All shares of BOW common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the BOW special meeting.

Required Vote

Under Tennessee law, approval of the BOW merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of BOW common stock entitled to vote on the proposal (which we refer to as the “BOW general shareholder approval”). Additionally, in adopting the BOW merger agreement, the BOW board of directors expressly conditioned the consummation of the BOW merger upon the approval of the BOW merger agreement by the shareholders of BOW other than FCB by the affirmative vote of holders of a majority of the BOW minority shares entitled to vote on the BOW merger agreement, voting together a separate voting group (which we refer to as the “BOW minority shareholder approval”). If a BOW shareholder marks “ABSTAIN” on the shareholder’s proxy card, fails to submit a proxy or vote in person at the BOW special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the BOW merger proposal, it will have the same effect as a vote “AGAINST” the BOW merger proposal.

As of the BOW record date, FCB owned 15,168 shares of BOW common stock representing 50.56% of the outstanding BOW common stock. We expect that FCB will vote all of the BOW common stock owned by FCB in favor of approval of the BOW merger proposal, which will be sufficient in and of itself for the BOW general shareholder approval. As it relates to the BOW minority shareholder approval, BOW directors owning approximately 53.64% of the BOW minority shares entitled to vote on the BOW merger agreement have executed voting and support agreements with CapStar and BOW pursuant to which they have generally agreed to vote their shares of BOW common stock for the approval of the BOW merger proposal.

Approval of the BOW adjournment proposal requires that the votes cast by BOW shareholders in favor of the proposal at the BOW special meeting exceed the votes cast by BOW shareholders against the proposal. If a BOW shareholder marks “ABSTAIN” on the shareholder’s proxy card or abstains from voting in person, fails to submit a proxy or vote in person at the BOW special meeting, or fails to instruct the shareholder’s bank, broker, or other nominee with respect to the BOW adjournment proposal, it will have no effect on the voting for this proposal.

Each share of BOW common stock you own as of the BOW record date entitles you to one vote at the BOW special meeting on all matters properly presented at the BOW special meeting.

How to Vote

Each copy of this proxy statements/prospectus mailed to holders of BOW common stock is accompanied by a form of proxy with instructions for voting.

If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statements/prospectus, regardless of whether you plan to attend the BOW special meeting.

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Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the BOW merger proposal and “FOR” the BOW adjournment proposal.

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Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the BOW special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the BOW special meeting. This will ensure that your vote is received. If you attend the BOW special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

All shares represented by valid proxies that BOW receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the BOW merger proposal and “FOR” the BOW adjournment proposal. No matters other than the matters described in this proxy statements/prospectus are anticipated to be presented for action at the BOW special meeting or at any adjournment or postponement of the BOW special meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE BOW SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held in “Street Name”; Broker Non-Votes

If your bank, broker or other nominee holds your shares of BOW common stock in “street name,” your bank, broker or other nominee will vote your shares of BOW common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statements/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the BOW merger proposal. Broker non-votes will have no effect on the outcome of the BOW adjournment proposal.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the BOW special meeting and voting your shares in person; or

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delivering prior to the BOW special meeting a written notice of revocation to BOW at the following address: The Bank of Waynesboro, 201 South Main Street, Waynesboro, Tennessee 38485, Attention: William (“Bill”) Bryant, President and Chief Executive Officer.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 4:00 pm, Central Time, on April 29, 2020. Attendance at the BOW special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Shares Subject to Voting Agreements

A total of 7,956 shares of BOW common stock, representing approximately 26.52% of the outstanding shares of BOW common stock entitled to vote at the BOW special meeting, are subject to voting and support agreements among CapStar, BOW and each of BOW’s directors (which we refer to collectively as the “BOW voting agreements”). Pursuant to the BOW voting agreements, each director has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of BOW common stock beneficially owned by him or her in favor of the BOW merger and against any proposal made in competition with the BOW merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of BOW common stock.

The foregoing description of the BOW voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the BOW voting agreements, a form of which is included as Exhibit A to the BOW merger agreement attached to this proxy statements/prospectus as Appendix B.

Shares Held by Directors and Executive Officers

As of the BOW record date, BOW’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 8,478 shares of BOW common stock (excluding shares issuable upon the exercise of outstanding options or warrants), representing approximately 28.26% of the outstanding shares of BOW common stock entitled to vote at the BOW special meeting. For more information about the beneficial ownership of BOW common stock by each greater than 5% beneficial owner of BOW common stock, each director and executive officer of BOW and all BOW directors and executive officers as a group, see the section titled “Security Ownership of Certain Beneficial Owners and Management of BOW.”

Solicitation of Proxies

The proxy for the BOW special meeting is being solicited on behalf of the BOW board of directors. BOW will bear the entire cost of soliciting proxies from you. BOW will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of BOW common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of BOW in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. No person is authorized to give any information or to make any representation not contained in this proxy statements/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by BOW, FCB, FNBM, CapStar, CapStar Bank, or any other person.

Attending the BOW Special Meeting

All holders of BOW common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the BOW special meeting. Shareholders of record can vote in person at the BOW special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the BOW special meeting. If you plan to attend the BOW special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. BOW reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the BOW special meeting is prohibited without BOW’s express written consent.

Questions and Additional Information

If you have more questions about the BOW merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact BOW at:

The Bank of Waynesboro

201 South Main Street

Waynesboro, Tennessee 38485

Telephone: (931) 722-2265

Attention: William (“Bill”) Bryant

BOW PROPOSALS

PROPOSAL NO. 1: BOW MERGER PROPOSAL

BOW is asking its shareholders to approve the BOW merger agreement. Holders of BOW common stock should read this proxy statements/prospectus carefully and in its entirety, including the appendixes to and the documents incorporated by reference into this proxy statements/prospectus, for more detailed information concerning the BOW merger agreement and the transactions contemplated by the BOW merger agreement, including the BOW merger. A copy of the BOW merger agreement is attached to this proxy statements/prospectus as Appendix B.

The BOW board of directors (based on the recommendation of the BOW special committee) has determined that the BOW merger agreement and the transactions contemplated by the BOW merger agreement are advisable and fair to and in the best interests of BOW and its shareholders (including the BOW minority shareholders) and has approved the BOW merger agreement.

The BOW board of directors (based on the recommendation of the BOW special committee) recommends a vote “FOR” the BOW merger proposal. See the section titled “The Mergers—Recommendation of the BOW Board of Directors and BOW’s Reasons for the BOW Merger” for a more detailed discussion of the recommendation of the BOW board of directors.

PROPOSAL NO. 2: BOW ADJOURNMENT PROPOSAL

The BOW special meeting may be adjourned to another time or place, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies if necessary to obtain additional votes in favor of the BOW merger proposal.

If at the BOW special meeting the number of shares of BOW common stock represented in person or by proxy and voting in favor of the BOW merger proposal is insufficient to approve such proposal, BOW intends to move to adjourn the BOW special meeting in order to solicit additional proxies for the approval of the BOW merger proposal. Additionally, in accordance with applicable law, in the absence of a quorum, the BOW special meeting may be adjourned from time to time by the vote of a majority of the shares represented in person or by proxy and entitled to vote at the BOW special meeting.

In this proposal, BOW is asking its shareholders to authorize the holder of any proxy solicited by the BOW board of directors on a discretionary basis to vote in favor of adjourning the BOW special meeting to another time or place, if necessary or appropriate, including for the purpose of permitting the solicitation of additional proxies in favor of approval of the BOW merger proposal, including the solicitation of proxies from BOW shareholders who have previously voted against the BOW merger proposal.

Except as required by the Tennessee Business Corporation Act, the BOW board of directors is not required to fix a new record date to determine those BOW shareholders entitled to vote at any adjourned BOW special meeting. At an adjourned BOW special meeting, any business may be transacted which might have been transacted at the BOW special meeting at which the adjournment was taken. If the BOW board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned BOW special meeting other than an announcement at the BOW special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original BOW special meeting. If a new record date is fixed, notice of the adjourned BOW special meeting must be given as in the case of the original BOW special meeting.

The BOW board of directors recommends a vote “FOR” the BOW adjournment proposal.

THE MERGERS

Terms of the FCB Merger

Each of the CapStar board of directors and the FCB board of directors has approved the FCB merger agreement. The FCB merger agreement provides for the merger of FCB with and into CapStar, with CapStar continuing as the surviving corporation. Immediately following the completion of the FCB merger, The First National Bank of Manchester will merge with and into CapStar Bank, with CapStar Bank continuing as the surviving entity.

In the FCB merger, each share of FCB common stock issued and outstanding immediately prior to the completion of the FCB merger (other than the FCB excluded shares) will be converted into the right to receive the per share FCB merger consideration, subject to certain pre-closing adjustments pursuant to the terms of the FCB merger agreement. See the sections titled “The FCB Merger Agreement—FCB Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration.

CapStar will not issue any fractional shares of CapStar common stock in the FCB merger. Instead, an FCB shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price.

FCB shareholders are being asked to approve the FCB merger agreement. See the section titled “The FCB Merger Agreement” for additional and more detailed information regarding the legal documents that govern the FCB merger, including information about the conditions to the completion of the FCB merger and the provisions for terminating or amending the FCB merger agreement.

Terms of the BOW Merger

Each of the CapStar board of directors, CapStar Bank board of directors and the BOW board of directors (at the recommendation of the BOW special committee) has approved the BOW merger agreement. The BOW merger agreement provides for the merger of BOW with and into CapStar Bank, with CapStar Bank continuing as the surviving bank, as soon as practicable following the FCB merger.

In the BOW merger, each share of BOW common stock issued and outstanding immediately prior to the completion of the BOW merger held by the BOW minority shareholders (other than the BOW excluded shares) will be converted into the right to receive the per share BOW merger consideration, subject to certain pre-closing adjustments pursuant to the terms of the BOW merger agreement. See the section titled “The BOW Merger Agreement—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the BOW merger consideration.

CapStar will not issue any fractional shares of CapStar common stock in the BOW merger. Instead, a BOW shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price.

BOW shareholders are being asked to approve the BOW merger agreement. See the section titled “The BOW Merger Agreement” for additional and more detailed information regarding the legal documents that govern the BOW merger, including information about the conditions to the completion of the BOW merger and the provisions for terminating or amending the BOW merger agreement.

Background of the Mergers

As part of the ongoing oversight and management of their respective companies, the FCB board of directors and the BOW board of directors have periodically reviewed and assessed their respective company’s strategic opportunities and challenges and considered ways to enhance their respective company’s performance and prospects in light of competitive, regulatory, and other relevant developments, all with the goal of enhancing shareholder value. The board of directors of each company routinely reviews and assesses the state of the banking industry generally, including the economic, interest rate, and regulatory environment; the competitive landscape for community banks; and bank merger and acquisition activity. For each company, these reviews have included periodic discussions with respect to strategic alternatives, including partnering with another financial institution and remaining independent and the prospects of doing so, including the likelihood of profitable growth under current economic and competitive conditions and in light of increasing regulatory costs that disproportionately burden smaller banks like FNBM and BOW.

In early 2018, FCB received two unsolicited expressions of interest with regard to a potential acquisition of FCB. As a result, each of the FCB board of directors and the BOW board of directors began to discuss exploring different market opportunities that might be available to FCB and BOW, respectively, including a potential transaction involving the merger of FCB with or the sale of FCB to another financial institution, inclusive of FCB’s interest in BOW and potentially the BOW minority interest.

Starting in June 2018, FCB and BOW, with the assistance of their financial adviser, ProBank Austin, and legal adviser, Butler Snow LLP (which we refer to as “Butler Snow”), solicited interest from several parties (including CapStar) about a possible acquisition of or other business combination transaction involving FCB and BOW. A number of potential transaction partners (including CapStar and two other financial institutions, which we refer to as “Bank A” and “Bank B”) submitted nonbinding indications of interest. FCB and BOW subsequently engaged in discussions with Bank A concerning a potential acquisition of FCB and BOW by Bank A but did not reach agreement with Bank A and ultimately determined not to proceed with a transaction.

Subsequently, FCB and BOW had discussions with several parties, including CapStar, regarding a potential transaction, but none of the discussions advanced beyond the preliminary stage.

On August 16, 2019, “Bank B” submitted to ProBank Austin a revised nonbinding indication of interest outlining the terms of a proposed transaction in which Bank B would acquire FCB and the BOW minority interest for cash and stock consideration then valued in the aggregate at approximately $87.0 million. Subsequently, FCB and BOW executed a negotiated nonbinding indication of interest with Bank B on these terms, which provided for exclusivity through October 31, 2019.

On November 8, 2019, CapStar submitted to FCB an unsolicited nonbinding indication of interest outlining the terms of a proposed transaction in which CapStar would acquire FCB and the BOW minority interest for an aggregate consideration of $90 - $93 million, with up to 40% of the consideration to be in cash and the remainder in the form of CapStar common stock, subject to the satisfactory completion of diligence.

During the period from FCB’s receipt of the CapStar November 8, 2019 nonbinding indication of interest to December 3, 2019, members of the board of directors and management of FCB, FNBM, and BOW, assisted by FCB’s and BOW’s legal and financial advisors, continued to consider, discuss, and evaluate both the ongoing transaction with Bank B and the proposal from CapStar, respectively.

On November 15, 2019, FCB, FNB, BOW, CapStar, and CapStar Bank entered into a customary mutual confidentiality agreement.

On November 16, 2019, ProBank Austin, on behalf of FCB and BOW, granted access to the electronic data room containing information about FCB, FNBM, and BOW to CapStar, its legal advisor, Wachtell, Lipton,

Rosen & Katz (which we refer to as “Wachtell”), and its financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”). During the week of November 18, 2019, representatives of CapStar conducted in-person diligence meetings with representatives of FCB and BOW in Columbia, Tennessee, and Murfreesboro, Tennessee.

On November 19, 2019, the FCB board of directors, along with representatives from Butler Snow and ProBank Austin, met with representatives of CapStar and received a presentation about CapStar. Following the departure of CapStar representatives from the meeting, the FCB board of directors discussed generally the status of a potential transaction with Bank B as well as the prospects for a transaction with CapStar.

On November 21, 2019, the CapStar board of directors held a regularly scheduled meeting to discuss and review, among other things, a possible merger with FCB and BOW. The CapStar board of directors received an update from CapStar management, KBW and Wachtell on the progress made on the potential transaction with FCB and BOW.

On November 24, 2019 and November 27, 2019, senior members of the management teams of CapStar, FCB and BOW met to discuss the potential acquisition of FCB and BOW by CapStar.

On December 3, 2019, CapStar submitted to FCB a revised nonbinding indication of interest outlining the terms of a proposed transaction in which CapStar would acquire FCB and the BOW minority interest for aggregate consideration consisting of 3,634,218 shares of CapStar common stock and $26.4 million in cash, subject to certain adjustments and the satisfactory completion of diligence and confirmation of certain assumptions. The nonbinding indication of interest also indicated that FCB and BOW shareholders would be permitted to elect either cash or stock consideration, subject to not more than 30% of the aggregate consideration being in the form of cash.

In December 2019, the chairman of the FCB board of directors and the then-chairman of the BOW board of directors contacted the president and chief executive officer of Bank B to inform him that FCB and BOW intended to explore an alternative business combination transaction with another party.

During the period from December 11, 2019 to January 23, 2020, representatives from FCB and BOW, assisted by FCB’s and BOW’s legal and financial advisors, and representatives from CapStar, assisted by CapStar’s legal and financial advisors, negotiated the terms of the FCB merger, the FCB merger agreement, and related ancillary documents, and the BOW merger, the BOW merger agreement, and related ancillary documents. Additionally, the parties continued with their respectively previously initiated due diligence reviews of the other.

On December 18, 2019, CapStar submitted to FCB and BOW a revised nonbinding indication of interest outlining the terms of a proposed transaction in which CapStar would acquire FCB and the BOW minority interest. CapStar offered 2,969,418 shares of CapStar common stock and $21.6 million in cash as consideration for the outstanding shares of FCB common stock and offered 664,800 shares of CapStar common stock and $4.8 million in cash as consideration for the BOW minority shares, in each case subject to certain adjustments and the satisfactory completion of diligence and confirmation of certain assumptions. This equated to total, aggregate consideration for FCB and the BOW minority interest of 3,634,218 shares of CapStar common stock and $26.4 million in cash.

On December 19, 2019, at a meeting of the BOW board of directors, the BOW board of directors established the BOW special committee. BOW directors William (“Bill”) Bryant, Harold Pope, and Alton Turnbo, each of whom the BOW board of directors determined was independent and disinterested from FCB, CapStar and CapStar Bank as it related to the proposed transaction with CapStar, were appointed to the BOW special committee. The BOW special committee was generally empowered to review and assess the proposed business combination transaction with CapStar, negotiate the terms of the proposed business combination transaction with CapStar, if and to the extent that the BOW special committee were to determine that the same was in the best interests of BOW and its shareholders (including the BOW minority shareholders), and recommend to the BOW board of directors the terms, if any, upon which the BOW special committee believed it would be in the best interests of BOW and its shareholders (including the BOW minority shareholders) to enter into definitive agreement for a business combination transaction with CapStar.

On December 20, 2019, the BOW special committee engaged Mercer Capital Management, Inc., which we refer to as “Mercer,” to act as its financial advisor in evaluating a potential business combination transaction with CapStar, including the fairness, from a financial point of view, of any proposed consideration to the BOW minority shareholders.

On December 23, 2019, the BOW special committee met with representaives from Mercer to have preliminary discussions about the proposed CapStar transaction.

On January 21, 2020, the members of the BOW special committee convened for a meeting, which meeting representatives from Mercer and Butler Snow attended in person or by telephone. In advance of this meeting, committee members were provided with information prepared by Mercer with respect to the financial terms of the BOW merger as well as drafts of the relevant transaction documents. At the meeting, Mercer representatives reviewed with the BOW special committee a presentation addressing the financial terms of the BOW merger, including the fairness of the same to the BOW minority shareholders, and provided to the BOW special committee Mercer’s preliminary oral opinion that the consideration to be paid by CapStar to the BOW minority shareholders was fair, from a financial point of view, to the BOW minority shareholders. Also, at this meeting, a representative from Butler Snow discussed with the committee members their fiduciary obligations as members of the committee and reviewed with the committee the terms of, and answered questions of committee members regarding, the BOW merger and the BOW merger agreement. After considering the proposed terms of the BOW merger and the BOW merger agreement and the presentations made to the BOW special committee at the meeting, the BOW special committee resolved to declare the BOW merger agreement and the BOW merger fair to and in the best interests of BOW and its shareholders, including the BOW minority shareholders, and to declare it advisable and in the best interests of BOW and its shareholders, including the BOW minority shareholders, for BOW to enter into the BOW merger agreement; to recommend to the BOW board of directors that the BOW board of directors approve and declare advisable the BOW merger agreement and the BOW merger and recommend to BOW’s shareholders that they approve the BOW merger agreement; and to recommend to the BOW board of directors that the BOW merger be conditioned upon the approval of the BOW merger agreement both (i) by the shareholders of BOW, generally, and (ii) by the affirmative vote of the holders of a majority of the outstanding shares of BOW common stock held by the BOW minority shareholders and entitled to vote on the BOW merger agreement. The voting approval condition had previously been communicated by representatives of CapStar as a necessary, non-waivable precondition to any potential transaction.

Also on January 21, 2020, the FCB board of directors convened for a meeting, which meeting representatives from ProBank Austin and Butler Snow attended in person or by telephone. In advance of this meeting, board members were provided with drafts of the FCB merger agreement, a plan of bank merger providing for the merger of CapStar Bank and FNBM, and related ancillary agreements. At this meeting, management and ProBank Austin provided to the FCB board of directors an update as to the status of the proposed merger with CapStar. A representative from Butler Snow reviewed with the board members their fiduciary duties in the context of the board’s consideration of and decisions and actions with respect to the FCB merger agreement and the FCB merger and reviewed with the board the terms of, and answered questions of board members regarding, the FCB merger, the FCB merger agreement, the proposed merger of CapStar Bank and FNBM and the plan of bank merger providing for the same, and related ancillary agreements, including the form of voting agreement to be executed by FCB board members.

On January 23, 2020, the FCB board of directors convened for a special meeting of the board. This meeting was attended by representatives from Butler Snow and ProBank Austin. In advance of the meeting, board members were provided with information prepared by ProBank Austin with respect to ProBank Austin’s reverse due diligence review of CapStar and CapStar Bank and the financial terms of the FCB merger, as well as drafts of the FCB merger agreement and related ancillary agreements. At this meeting, a representative from ProBank Austin reviewed with the FCB board of directors the results of ProBank Austin’s reverse due diligence review of CapStar and CapStar Bank. Another ProBank Austin representative then reviewed with the FCB board of directors a presentation addressing the financial terms of the FCB merger and rendered to the FCB board of directors ProBank Austin’s oral opinion (which was subsequently confirmed in writing by ProBank Austin by delivery of its written opinion dated January 23, 2020) to the effect that, as of January 23, 2020, and based upon and subject to the various factors, assumptions, and limitations set forth in the opinion, the experience of ProBank Austin representatives as investment bankers, ProBank Austin’s work as described in the opinion, and other factors ProBank Austin deemed relevant, the per share merger consideration provided for in the FCB merger agreement was fair, from a financial point of view, to the shareholders of FCB. Next, a representative from Butler Snow again reviewed with the FCB board members their fiduciary duties in the context of the board’s consideration of and decisions and actions with respect to the FCB merger and the FCB merger agreement. Additionally, the Butler Snow representative summarized for the FCB board of directors Butler Snow’s due diligence review of CapStar and CapStar Bank and reviewed with the FCB board the revisions that had been made to the FCB merger agreement and other transaction documents since those documents were reviewed with the FCB board on January 21, 2020. After considering the proposed terms of the FCB merger agreement and the FCB merger and the various presentations made to the FCB board of directors by FCB’s financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the FCB board of directors, including consideration of the factors described under “—Recommendation of the FCB Board of Directors and FCB’s Reasons for the FCB Merger,” the FCB board of directors determined that the FCB merger agreement and the transactions contemplated by the FCB merger agreement are advisable, fair to and in the best interests of FCB and its shareholders and resolved to adopt and approve the FCB merger agreement, to approve the execution, delivery, and performance of the FCB merger agreement by FCB, and to recommend to FCB’s shareholders that they approve the FCB merger agreement.

On January 23, 2020, the BOW board of directors also convened for a special meeting of the board. This meeting was attended by representatives from Butler Snow and Mercer. In advance of the meeting, BOW board members were provided with information prepared by Mercer with respect to the financial terms of the BOW merger, as well as drafts of the BOW merger agreement and related ancillary agreements. At the meeting, a representative from Mercer reviewed the financial aspects of the proposed BOW merger and rendered to the BOW special committee an oral opinion (subsequently confirmed in writing by Mercer in its written opinion dated January 23, 2020) that, as of January 23, 2020, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in such opinion, the BOW merger consideration to be paid by CapStar to the BOW minority shareholders was fair, from a financial point of view, to the BOW minority shareholders. A representative from Butler Snow reviewed with the BOW board members their fiduciary duties in the context of the BOW board’s consideration of and decisions and actions with respect to the BOW merger agreement and the BOW merger. The Butler Snow representative also summarized for the BOW board of directors Butler Snow’s due diligence review of CapStar and CapStar Bank and reviewed with the BOW board the terms of, and answered questions of the BOW board members regarding, the BOW merger, the BOW merger agreement, and the form of voting agreement to be executed by the BOW board members. After considering the proposed terms of the BOW merger agreement and the BOW merger and the various presentations made to the BOW board of directors by BOW’s advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the BOW board of directors, including consideration of the factors described under “—Recommendation of the BOW Board of Directors and BOW’s Reasons for the BOW Merger,” the BOW board of directors determined that the BOW merger agreement and the transactions contemplated by the BOW merger agreement are advisable and fair to and in the best interests of BOW and its shareholders, including the BOW minority shareholders, and, at the recommendation of the BOW special committee, resolved to adopt and approve the BOW merger agreement, to approve the execution, delivery, and performance of the BOW merger agreement by BOW, to recommend to BOW’s shareholders that they approve the BOW merger agreement, and to condition the consummation of the transactions contemplated by the BOW merger agreement upon the approval of the BOW merger agreement both (i) by the shareholders of BOW, generally, and (ii) by the affirmative vote of the holders of a majority of the outstanding shares of BOW common stock held by the BOW minority shareholders and entitled to vote on the BOW merger agreement.

Also on January 23, 2020, the board of directors of FNBM (the members of which are the same as the members of the FCB board of directors) adopted and approved a plan of bank merger (which we refer to as the “bank merger agreement”) providing for the merger of FNBM with and into CapStar Bank following the FCB merger and authorized the execution, delivery, and performance of the plan of bank merger by FNBM.

On January 23, 2020, the CapStar and the CapStar Bank boards of directors held a special meeting to review the terms of the FCB merger agreement and the BOW merger agreement. At this meeting, representatives of KBW reviewed the financial aspects of the proposed acquisition of FCB and BOW and representatives of Wachtell then reviewed the fiduciary duties of the directors in the context of this strategic transaction, and summarized and discussed the material terms and conditions set forth in the draft FCB merger agreement and the draft BOW merger agreement. After considering the proposed terms of the FCB merger agreement, the BOW merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, the CapStar board of directors unanimously voted to adopt and approve the FCB merger agreement and the BOW merger agreement. At that same meeting, the CapStar Bank board of directors unanimously voted to adopt and approve the bank merger agreement and the BOW merger agreement.

On January 23, 2020, CapStar and FCB executed the FCB merger agreement, and CapStar, CapStar Bank and BOW executed the BOW merger agreement. CapStar issued a press release after the close of the financial markets that day to publicly announce the execution of the FCB merger agreement and the BOW merger agreement.

Recommendation of the FCB Board of Directors and FCB’s Reasons for the FCB Merger

The FCB board of directors has determined that the FCB merger agreement and the transactions contemplated by the FCB merger agreement, including the FCB merger, are in the best interests of FCB and its shareholders. In reaching its determination, the FCB board of directors considered numerous factors affecting the business, operations, financial condition, earnings, and future prospects of FCB, including the positive and negative factors described elsewhere in this proxy statements/prospectus. In reaching their conclusion, the members of the FCB board of directors relied on, among other things, their personal knowledge of FCB, CapStar, and the banking industry, information provided by senior management of FCB and FNBM, and their evaluation of the FCB merger agreement and FCB merger in consultation with senior management of FCB and FNBM and FCB’s legal and financial advisors.

The FCB board of directors considered numerous factors, including, among other things, the factors set forth below, which are not intended to be exhaustive and are not presented in any relative order of importance. In reviewing these factors, the FCB board of directors considered its view that CapStar’s financial condition and asset quality are sound, that CapStar’s business and operations complement those of FCB, and that the transactions contemplated by the FCB merger agreement, including the FCB merger, would result in a combined company with a larger market presence and more diversified revenue stream and a well-balanced loan portfolio. The FCB board of directors further considered that CapStar’s earnings and prospects, and the synergies potentially available in the FCB merger, create the opportunity for the combined company to have superior future earnings and prospects compared to FCB’s earnings and prospects on a stand-alone basis. In particular, the FCB board of directors considered the following:

•	the business strategy and strategic plan of FCB, its prospects for the future, and its projected financial results;

•	a review of the risks and prospects of FCB remaining independent, including the challenges of the current financial, operating, and regulatory environment;

•

FCB’s stand-alone financial projections, which estimated that FCB would not generate through organic growth a level of shareholder value comparable to that expected to be created in connection with the FCB merger;

•	FCB management’s assessment of the execution risks involved in attaining the performance levels assumed by FCB’s financial projections;

•	the anticipated costs and necessary investments associated with continuing to develop and enhance FCB’s and its subsidiaries’ business capabilities;

•	the purchase price per share of FCB common stock to be paid by CapStar as consideration for the FCB merger and the valuation multiples implied by this per share purchase price;

•	the employment prospects for employees of FCB and its subsidiaries within a larger combined company;

•	the favorable results of FCB’s due diligence investigation of CapStar;

•	FCB’s and CapStar’s shared corporate values and commitment to serve their customers and communities;

•	CapStar’s historical financial condition and results of operations;

•	the perceived ability of CapStar to complete the FCB merger and the BOW merger from a business, financial, and regulatory perspective;

•	the fact that the proposed transaction would combine three established banking franchises to create a well-positioned community bank with total consolidated assets of approximately $2.5 billion;

•	the scale, scope, strength, and diversity of operations, product lines, and delivery systems that could be achieved by the combined company;

•	the complimentary geographic dispersion of FNBM’s and BOW’s branch offices compared to CapStar’s current branch network;

•	the FCB board of directors’ favorable view of the likelihood of successful integration of the business of FNBM and BOW with that of CapStar Bank;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, lending capacity, and footprint;

•

the FCB board of directors’ understanding of the current and prospective environment in which FCB operates, including national and local economic conditions, the interest rate environment, operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on FCB both as a standalone company and assuming a merger with CapStar;

•	the fact that FCB’s shareholders will have a chance to vote on the FCB merger agreement;

•	the FCB board of directors’ favorable view of the likelihood that the regulatory approvals necessary to complete the proposed transactions will be obtained;

•

the ability of the FCB board of directors to change its recommendation that FCB shareholders vote in favor of approval of the FCB merger agreement, subject to the terms and conditions set forth in the FCB merger agreement;

•

the financial information and analyses presented by ProBank Austin to the FCB board of directors, and the opinion, dated January 23, 2020, delivered by ProBank Austin to the FCB board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with the opinion, the per share merger consideration provided for in the FCB merger agreement was fair, from a financial point of view, to the shareholders of FCB; and

•	the fact that the FCB merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

The FCB board of directors also considered several potential risks and uncertainties with respect to the FCB merger, including without limitation the following:

•	the challenges of integrating FCB’s and its subsidiaries’ business, operations, and employees with those of CapStar and its subsidiaries;

•	the risk that regulatory and other approvals required to complete the proposed transactions will not be received in a timely manner, or at all, or may contain burdensome conditions;

•

the risks and costs associated with entering into the FCB merger agreement and the restrictions in the FCB merger agreement on the conduct of FCB’s and its subsidiaries’ business before the FCB merger is completed, which could delay or prevent FCB or its subsidiaries from undertaking business opportunities that may arise pending completion of the FCB merger;

•

the form and amount of the FCB merger consideration, including the increased volatility associated with stock consideration and the risk that the consideration to be paid to FCB shareholders could be adversely affected by a decrease in the trading price of CapStar common stock during the pendency of the FCB merger;

•

the fact that a termination fee of $2.8 million would have to be paid by FCB to CapStar if the FCB merger agreement is terminated under certain circumstances described in the FCB merger agreement and discussed further under the section titled “The FCB Merger Agreement—Termination Fee”;

•

the possibility that certain provisions of the FCB merger agreement prohibiting FCB from soliciting, and limiting its ability to respond to, proposals with respect to alternative transactions could have the effect of discouraging an alternative acquisition proposal;

•

the potential costs associated with consummating the transactions contemplated by the FCB merger agreement, including contract termination fees and expenses, personnel costs, and fees of legal, financial, and other advisors;

•

the potential for diversion of management and employee attention, and for employee attrition, during the pendency of the FCB merger, and the potential corresponding effect on FCB’s and its subsidiaries’ business and relations with customers, service providers, and other stakeholders, regardless whether the FCB merger is completed;

•	the possibility of litigation relating to the FCB merger;

•

the interests of certain of FCB’s and FNBM’s directors and executive officers in the FCB merger that are different from or in addition to those of FCB shareholders generally, as more fully described under the section titled “—Interests of FCB and FNBM Directors and Executive Officers in the FCB Merger”; and

•	the possibility that the FCB merger may not be completed, or that completion of the FCB merger may be delayed, for reasons beyond the control of FCB or CapStar.

The foregoing discussion of information and factors considered by the FCB board of directors is not intended to be exhaustive. In reaching its determination to adopt the FCB merger agreement and recommend that FCB’s shareholders approve the FCB merger agreement, the FCB board of directors considered the totality of the information presented to it and did not consider it practicable to, and did not, quantify or otherwise assign any relative or specific weights to any of the individual factors considered, although individual directors applied their own personal judgement to the process and may have given different weights to different factors. The FCB board of directors considered all of the information and factors presented, including the potential risks, uncertainties, and disadvantages associated with the FCB merger, in the aggregate rather than separately and determined the benefits of the FCB merger to outweigh the potential risks, uncertainties, and disadvantages associated with the FCB merger and to be favorable to and support its determination.

This discussion of the FCB board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The FCB board of directors determined that the FCB merger agreement and the transactions contemplated thereby are advisable and in the best interests of FCB and its shareholders and has adopted the FCB merger agreement and approved the transactions, including the FCB merger, contemplated thereby. The FCB board of directors recommends that FCB shareholders vote “FOR” approval of the FCB merger agreement and “FOR” approval of the FCB adjournment proposal.

Opinion of FCB’s Financial Advisor

On June 26, 2018, FCB retained ProBank Austin to serve as its exclusive financial advisor in connection with evaluating and implementing a potential transaction involving the sale or merger of FCB and its wholly owned subsidiary The First National Bank of Manchester, Manchester, Tennessee, and its 50.56% majority ownership in The Bank of Waynesboro, Waynesboro, Tennessee. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. FCB selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with FCB.

In its capacity as financial advisor, ProBank Austin rendered a fairness opinion to the board of directors of FCB in connection with the board’s consideration and evaluation of the FCB merger agreement and the transactions contemplated thereby. At the meeting of the FCB board of directors held on January 23, 2020, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by ProBank Austin’s delivery of its written opinion dated January 23, 2020) that, based upon and subject to the various factors, assumptions, and limitations set forth in such opinion, the experience of ProBank Austin representatives as investment bankers, ProBank Austin’s work as described in such opinion, and other factors ProBank Austin deemed relevant, as of such date, the per share merger consideration provided for in the FCB merger agreement was fair, from a financial point of view, to the shareholders of FCB. We refer to the ProBank Austin written opinion, dated January 23, 2020, as the “ProBank Austin opinion.”

The full text of the ProBank Austin opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in rendering its opinion, is attached as Appendix C to this proxy statements/prospectus and is incorporated herein by reference. The summary of the ProBank Austin opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. FCB shareholders should read the full text of the opinion carefully and in its entirety. The ProBank Austin opinion is addressed to the FCB board of directors, is directed only to the fairness, from a financial point of view, of the per share merger consideration provided for in the FCB merger agreement to the holders of FCB common stock, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the FCB merger.

The ProBank Austin opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin provided its oral opinion to the FCB board of directors on January 23, 2020, in connection with and for the purposes of the FCB board of directors’ evaluation of the FCB merger agreement and the transactions contemplated thereby. ProBank Austin expressed no view or opinion as to any of the legal, accounting, or tax matters relating to the FCB merger or any other transactions contemplated by the FCB merger agreement or any terms or other aspects of the FCB merger agreement or the FCB merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid or to be paid in connection with the FCB merger to the holders of any other class of securities, creditors, or other constituencies of FCB or as to the underlying decision by FCB to engage in the FCB merger or enter into the FCB merger agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the FCB merger by FCB officers, directors, or employees, or any class of such persons, relative to the consideration to be received in the FCB merger by the holders of FCB common stock.

The description of the ProBank Austin opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You should consider the following when reading the discussion of the ProBank Austin opinion in this document:

•

The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

•	ProBank Austin expressed no opinion as to the price at which FCB’s or CapStar’s common stock would actually trade at any given time;

•

The ProBank Austin opinion does not address the relative merits of the FCB merger and the other business strategies considered by FCB’s board of directors, nor does it address the board’s decision to proceed with the FCB merger; and

•	The ProBank Austin opinion does not constitute a recommendation to any FCB shareholder as to how the shareholder should vote at the FCB special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FCB and CapStar and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to projections and estimates for FCB and CapStar, and the expected transaction costs, purchase accounting adjustments, and cost savings, ProBank Austin relied on its knowledge and experience with FCB and familiarity with the markets in which it operates in the preparation of FCB future earnings projections which FCB management confirmed were reasonable. ProBank Austin utilized 2020 and 2021 consensus earnings estimates for CapStar from the equity analysts which cover CapStar in its analyses regarding future performance of CapStar. ProBank Austin assumed that such performance would be achieved. ProBank Austin expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. ProBank Austin also assumed that there has been no material change in FCB’s or CapStar’s assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to ProBank Austin. ProBank Austin assumed in all respects material to its analyses that FCB and CapStar will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the FCB merger agreement are true and correct, that each party to the FCB merger agreement will perform all of the covenants required to be performed by such party under the FCB merger agreement, and that the closing conditions in the FCB merger agreement will not be waived. Finally, ProBank Austin relied upon the advice FCB received from its legal, accounting, and tax advisors (to the extent made know to ProBank Austin) as to all legal, accounting, and tax matters relating to the FCB merger and the other transactions contemplated by the FCB merger agreement.

ProBank Austin relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of FCB or CapStar, nor was it furnished with any appraisals. ProBank Austin did not review any individual credit files of FCB or CapStar and assumed that FCB’s and CapStar’s loan loss allowances are, in the aggregate, adequate to cover inherent credit losses. The ProBank Austin opinion is based on economic, market, and other conditions and consideration as existing and as they could be evaluated on the date of the opinion. Events occurring after the date of the ProBank Austin opinion, including, but not limited to, changes affecting the securities markets or the results of operations of either CapStar or FCB, or material changes in the financial condition of either CapStar or FCB, could materially affect the assumptions used in preparing the ProBank Austin opinion. No limitations were imposed by FCB’s board of directors or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

In rendering its opinion, ProBank Austin made the following assumptions:

•

all material governmental, regulatory, and other consents and approvals necessary for the consummation of the FCB merger would be obtained without any adverse effect on FCB, CapStar, or the anticipated benefits of the FCB merger;

•	FCB and CapStar have provided all of the information that might be material to ProBank Austin in its review; and

•

any financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of FCB and CapStar as to the future operating and financial performance of FCB and CapStar, respectively.

In connection with its opinion, ProBank Austin reviewed:

(i)	the execution version of the FCB merger agreement, dated as of January 23, 2020;

(ii)

certain publicly available financial statements and other historical financial information of CapStar, FCB, FNBM, and BOW deemed relevant as filed by CapStar, FCB, FNBM, and BOW with the SEC (in the case of CapStar), FDIC, OCC (in the case of FNBM), and Federal Reserve;

(iii)

information communicated to ProBank Austin by senior management of FCB regarding the estimated and projected financial performance and earnings potential of FCB for the year ending December 31, 2020, together with estimated long-term annual earnings growth rates and dividends per share for FCB;

(iv)

information communicated to ProBank Austin by representatives of CapStar regarding the estimated and projected financial performance and earnings potential of CapStar for the year ending December 31, 2020, together with estimated long-term annual earnings growth rates and dividends per share for CapStar;

(v)	the estimated pro forma financial impact of the FCB merger and the BOW merger on CapStar, based on assumptions relating to transaction expenses and acquisition accounting adjustments;

(vi)

publicly reported historical stock price and trading activity for CapStar common stock, including an analysis of certain stock trading information of certain other publicly traded companies deemed comparable to CapStar;

(vii)	a comparison of certain financial information for FCB, BOW, and CapStar with that of similar institutions for which comparable information is publicly available;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the FCB merger and BOW merger;

(ix)	the current market environment generally and the banking environment in particular; and

(x)	such other information, financial studies, analyses and investigations, and financial, economic, and market criteria ProBank Austin considered relevant.

ProBank Austin also discussed with certain members of senior management of FCB the business, financial condition, results of operations, and prospects of FCB, including certain operating, regulatory, and other financial matters. ProBank Austin held similar discussions with senior management of CapStar regarding the business, financial condition, results of operations, and prospects of CapStar.

The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with the ProBank Austin opinion. This summary does not purport to be a complete description of the analyses performed by ProBank Austin.

Summary of Financial Terms of Agreement. The financial terms of the FCB merger agreement provide for 100% of the issued and outstanding common stock of FCB to be converted into and exchanged for the right to receive (i) $21,570,701 in cash (which we refer to as the “FCB cash consideration”) and (ii) 2,969,418 shares of CapStar common stock (which we refer to as the “FCB stock consideration”), or approximately 13.70429 shares of CapStar common stock and $99.55 in cash per FCB common share based on 216,678 shares of FCB common stock issued and outstanding (which we refer to as the “FCB per share merger consideration”). However, the FCB cash consideration will be reduced dollar for dollar on an after-tax basis in an amount equal to any negative difference between: (a) total estimated net pre-tax expenses/adjustments of $1,943,000 and (b) an amount equal to the sum of certain adjustments related to the proceeds of sales of certain equity interests by FCB, BOW, and their subsidiaries, real estate valuations, and transaction expenses. Further, the FCB cash consideration will be increased by 50% of the dollar amount of any positive difference between (a) and (b) above on an after-tax basis. Fractional shares will not be issued, but, in lieu thereof, will be settled in cash based on the volume-weighted average closing price of CapStar common stock as reported on NASDAQ for the ten (10) consecutive full trading days ending on and including the trading day prior to the closing date of the FCB merger.

Based on 216,678 common shares of FCB outstanding as of January 23, 2020, and the closing price for CapStar’s common stock on January 17, 2020, of $16.26 per share, the implied transaction value per share equaled $322.38 and the aggregate transaction value approximated $69.9 million (calculated by multiplying the per share transaction value of $322.38 by the total number of FCB common shares outstanding as of January 23, 2020, or 216,678). ProBank Austin calculated that the implied transaction value of $322.38 per share represented:

•	141% of FCB’s December 31, 2019 tangible book value per share; and

•	13.41 times FCB’s December 31, 2019 last twelve months core earnings per share.

The FCB merger agreement further provides that FCB has the right to terminate the agreement in the event that both (i) the number obtained by dividing (A) (x) 2,969,418 multiplied by the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the fifth day prior to the closing date of the FCB merger (or if the fifth day before the closing date is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing date on which shares of CapStar common stock actually trade on the NASDAQ) (which date we refer to as the “FCB determination date”) plus (y) 21,570,701 by (B) 69,526,801.70 (which we refer to as the “FCB parent ratio”) is less than 0.85; and (ii) (1) the FCB parent ratio is less than (2) the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index during the ten consecutive full trading days ending on and including the trading day prior to the FCB determination date by the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of the FCB merger agreement (which we refer to as the “FCB index ratio”) and subtracting 0.15 from the FCB index ratio. CapStar can cure FCB’s termination right by increasing either the FCB stock consideration or FCB cash consideration such that the total FCB merger consideration equals $69,526,801.70.

CapStar Bank Peer Analysis. ProBank Austin compared selected results of CapStar’s operating performance and market trading characteristics to that of 28 selected NASDAQ traded commercial banks headquartered throughout the United States with total assets between $1.0 billion and $5.0 billion, which like CapStar had a year-to-date core return on average assets (“ROAA”) between 1.0% and 1.5%, tangible common equity to tangible asset ratio greater than 10.0%, and non-performing assets plus loans 90+ days past due and still accruing to total asset ratio of less than 1.00%. ProBank Austin considered this group of financial institutions comparable to CapStar based on these financial performance metrics. This peer group consisted of the following banks:

Bank Name	Ticker	State	Bank Name	Ticker	State
Ames National Corporation	ATLO	IA	Level One Bancorp, Inc.	LEVL	MI
Atlantic Capital Bancshares, Inc.	ACBI	GA	MainStreet Bancshares, Inc.	MNSB	VA
Bank of Marin Bancorp	BMRC	CA	Meridian Corporation	MRBK	PA
BayCom Corp	BCML	CA	National Bankshares, Inc.	NKSH	VA
Bridgewater Bancshares, Inc.	BWB	MN	Norwood Financial Corp.	NWFL	PA
Business First Bancshares, Inc.	BFST	LA	OP Bancorp	OPBK	CA
CBTX, Inc.	CBTX	TX	Peoples Bancorp of NC, Inc.	PEBK	NC
Central Valley Community Bancorp	CVCY	CA	Peoples Financial Services Corp.	PFIS	PA
Coastal Financial Corporation	CCB	WA	RBB Bancorp	RBB	CA
Eagle Bancorp Montana, Inc.	EBMT	MT	Red River Bancshares, Inc.	RRBI	LA
Fidelity D & D Bancorp, Inc.	FDBC	PA	SB Financial Group, Inc.	SBFG	OH
First Mid Bancshares, Inc.	FMBH	IL	Sierra Bancorp	BSRR	CA
FVCBankcorp, Inc.	FVCB	VA	Silvergate Capital Corporation	SI	CA
LCNB Corp.	LCNB	OH	Southern National Bancorp of VA, Inc.	SONA	VA

ProBank Austin noted the following selected financial measures for the peer group as compared to CapStar:

Ticker	State	Total Assets YTD	Tang. Equity / Tang. Assets YTD	Core ROAA YTD	Core ROAE YTD	Efficiency Ratio YTD	NPAS + 90 PD / Assets YTD	Price Per Share 01/17/2020
ATLO	IA	1,499,976	11.70	1.21	9.82	54.60	0.36	27.13
ACBI	GA	2,410,198	12.80	1.12	8.74	55.95	0.77	17.92
BMRC	CA	2,592,071	11.65	1.37	10.70	55.08	0.48	44.43
BCML	CA	1,770,710	11.96	1.39	10.23	55.87	0.30	22.55
BWB	MN	2,232,339	10.43	1.44	13.07	46.12	0.05	13.17
BFST	LA	2,220,840	10.39	1.19	9.28	61.98	0.74	24.73
CBTX	TX	3,431,585	13.13	1.43	9.38	58.82	0.28	31.23
CVCY	CA	1,584,127	11.60	1.13	7.82	63.25	0.26	20.78
CCB	WA	1,090,060	11.05	1.25	10.97	62.79	0.12	17.33
EBMT	MT	1,022,221	10.14	1.31	11.54	69.09	0.37	22.50
FDBC	PA	1,011,424	10.34	1.21	11.94	62.08	0.55	61.00
FMBH	IL	3,837,729	10.50	1.43	11.00	56.18	0.75	34.86
FVCB	VA	1,565,196	10.72	1.16	9.92	55.28	0.91	16.89
LCNB	OH	1,644,447	10.27	1.19	8.74	63.30	0.64	18.15
LEVL	MI	1,509,463	10.55	1.04	9.70	68.05	0.85	25.38
MNSB	VA	1,234,276	10.79	1.20	10.88	56.71	0.23	22.96
MRBK	PA	1,126,937	10.04	1.06	9.40	77.76	0.61	20.37
NKSH	VA	1,272,721	14.22	1.33	9.08	54.33	0.60	42.11
NWFL	PA	1,215,856	10.24	1.16	10.82	58.46	0.24	37.15
OPBK	CA	1,151,934	11.91	1.42	11.58	60.80	0.29	9.90
PEBK	NC	1,223,199	10.85	1.30	11.03	69.57	0.27	30.45
PFIS	PA	2,372,699	10.01	1.21	9.80	60.25	0.49	49.70
RBB	CA	2,820,302	11.98	1.38	10.13	49.31	0.39	20.71
RRBI	LA	1,938,854	12.59	1.28	10.90	59.84	0.50	55.29
SBFG	OH	1,042,761	10.07	1.11	8.51	71.26	0.44	19.16
BSRR	CA	2,635,960	10.39	1.41	12.46	57.15	0.63	27.82
SI	CA	2,136,844	10.79	1.09	10.80	62.02	0.35	15.58
SONA	VA	2,698,915	10.09	1.32	10.04	53.61	0.26	15.81

Median		1,614,287	10.76	1.23	10.18	59.33	0.41	22.76

CapStar	TN	2,033,911	11.23	1.34	10.22	61.55	0.29	16.26

This comparison indicated that CapStar is above the median of the peer group in terms of tangible equity to tangible assets, ROAA, and ROAE and below the median in terms of the level of non-performing and past due assets to total assets.

The following table demonstrates CapStar’s publicly traded stock pricing multiples and average trading volume relative to the CapStar peer group as of January 17, 2020:

Ticker	State	Price Per Share 01/17/2020	Price / Tangible Book Value 01/17/2020	Price / EPS 01/17/2020	Dividend Yield 01/17/2020	Avg. 3-Month Daily Vol. (1 Year)
ATLO	IA	27.13	143.66	15.41	3.54	8,907
ACBI	GA	17.92	130.11	12.44	NA	103,407
BMRC	CA	44.43	202.88	16.10	1.89	30,844
BCML	CA	22.55	130.86	12.26	NA	27,144
BWB	MN	13.17	163.01	12.19	NA	80,848
BFST	LA	24.73	145.85	15.46	1.62	13,646
CBTX	TX	31.23	177.23	15.01	1.28	37,393
CVCY	CA	20.78	155.85	12.37	2.12	20,043
CCB	WA	17.33	171.43	14.94	NA	20,598
EBMT	MT	22.50	141.56	8.93	1.69	8,956
FDBC	PA	61.00	220.57	19.06	1.84	3,710
FMBH	IL	34.86	149.30	12.45	2.29	25,049
FVCB	VA	16.89	140.37	15.08	NA	29,945
LCNB	OH	18.15	144.40	12.60	3.97	21,463
LEVL	MI	25.38	123.72	11.33	0.63	9,690
MNSB	VA	22.96	142.37	12.76	NA	15,000
MRBK	PA	20.37	115.91	9.79	NA	6,060
NKSH	VA	42.11	152.00	16.20	3.42	11,487
NWFL	PA	37.15	189.83	14.98	2.69	5,822
OPBK	CA	9.90	113.38	10.31	2.02	35,823
PEBK	NC	30.45	135.68	12.48	1.84	7,129
PFIS	PA	49.70	158.93	12.81	2.82	7,000
RBB	CA	20.71	125.85	13.28	1.93	42,306
RRBI	LA	55.29	165.66	14.86	NA	12,126
SBFG	OH	19.16	118.06	9.98	1.98	8,468
BSRR	CA	27.82	157.29	11.99	2.73	28,419
SI	CA	15.58	120.55	10.82	NA	125,850
SONA	VA	15.81	146.34	10.98	2.28	51,273

Median		22.76	145.13	12.54	2.02	20,321

CapStar	TN	16.26	133.58	11.61	1.23	54,449

As the table above demonstrates, as of January 17, 2020, CapStar’s common stock traded at a discount to the median of the peer group in terms of both a multiple of tangible book value and a multiple of earnings per share. In addition, based on recent trading activity, the average daily volume in CapStar’s common shares was above the median of the peer group.

Comparable Transaction Analysis. ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to FCB’s financial performance and the implied transaction multiples to be paid by CapStar for FCB. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions throughout the United States announced between October 31, 2018 and January 10, 2020 in which the seller had total assets under $1.0 billion. There were 109 transactions in this group. Further, this group was disaggregated based on seller attributes similar to FCB, including: sellers with assets between $100 million to $400 million (61 transactions); sellers with tangible equity to tangible asset ratios greater than 10% (60 transactions); sellers with a last twelve month ROAA greater than 1.00% (56 transactions); sellers with a last twelve month ROAE between 8.00% and 16.00% (56 transactions); transactions in which the sellers received some buyer stock as consideration but not 100% stock (50 transactions); and transactions where the seller had assets under $1.0 billion headquartered in the Southeast region excluding Florida but also including Kentucky (35 transactions).

The following tables demonstrate the results of such analyses:

FCB Corporation

Multiple of Tangible Book Value

	Number of Transactions	25th Percentile (%)	Median (%)	75th Percentile (%)
Proposed Transaction (%) 140.57
Comparable Group
All U.S. Bank Transactions Since 10/31/18, Sellers Under $1.0 Billion Assets	109	138.71	162.69	183.27
Total Assets Between $100 Million—$400 Million	61	141.46	161.62	179.00
Tangible Equity/Tangible Assets > 10.00%	60	131.10	157.28	176.55
ROA > 1.00%	56	148.00	170.51	184.92
ROE Between 8.00%—16.00%	56	147.19	165.98	180.50
Transaction Consideration Includes Buyer Stock but not all Stock	50	135.28	157.19	178.49
Southeast Region Plus KY Excluding FL	35	138.49	151.03	171.46

FCB Corporation

Deal Value to Earnings

	Number of Transactions	25th Percentile (X)	Median (X)	75th Percentile (X)
Proposed Transaction (X) 13.41(1)
Comparable Group
All U.S. Bank Transactions Since 10/31/18, Sellers Under $1.0 Billion Assets	109	13.97	16.77	22.52
Total Assets Between $100 Million—$400 Million	61	13.20	16.46	24.16
Tangible Equity/Tangible Assets > 10.00%	60	14.30	16.64	21.62
ROA > 1.00%	56	12.94	15.15	16.73
ROE Between 8.00%—16.00%	56	13.97	15.61	17.34
Transaction Consideration Includes Buyer Stock but not all Stock	50	14.13	16.05	22.33
Southeast Region Plus KY Excluding FL	35	13.56	17.25	25.17

(1)	Based on PCO 12/31/19 Net Income Excluding Gain on Life Insurance at BOW

FCB Corporation

Premium Over Tangible Equity to Core Deposits

	Number of Transactions	25th Percentile (X)	Median (X)	75th Percentile (X)
Proposed Transaction (X) 6.79
Comparable Group
All U.S. Bank Transactions Since 10/31/18, Sellers Under $1.0 Billion Assets	109	6.23	8.99	11.42
Total Assets Between $100 Million—$400 Million	61	6.10	9.11	11.52
Tangible Equity/Tangible Assets > 10.00%	60	6.92	9.45	14.09
ROA > 1.00%	56	7.72	10.09	14.09
ROE Between 8.00%—16.00%	56	7.72	9.24	11.52
Transaction Consideration Includes Buyer Stock but not all Stock	50	5.21	8.48	10.69
Southeast Region Plus KY Excluding FL	35	6.22	8.30	9.67

Proposed Transaction Percentile Ranking

FCB Corporation

Multiple of Tangible Book Value

Percentile Ranking
Proposed Transaction (%) 140.57
Comparable Group
All U.S. Bank Transactions Since 10/31/18, Sellers Under $1.0 Billion Assets	25%
Total Assets Between $100 Million—$400 Million	24%
Tangible Equity/Tangible Assets > 10.00%	31%
ROA > 1.00%	15%
ROE Between 8.00%—16.00%	17%
Transaction Consideration Includes Buyer Stock but not all Stock	30%
Southeast Region Plus KY Excluding FL	25%

Proposed Transaction Percentile Ranking

FCB Corporation

Deal Value to Earnings

Percentile Ranking
Proposed Transaction (X) 13.41(1)
Comparable Group
All U.S. Bank Transactions Since 10/31/18, Sellers Under $1.0 Billion Assets	21%
Total Assets Between $100 Million—$400 Million	28%
Tangible Equity/Tangible Assets > 10.00%	22%
ROA > 1.00%	30%
ROE Between 8.00%—16.00%	20%
Transaction Consideration Includes Buyer Stock but not all Stock	16%
Southeast Region Plus KY Excluding FL	22%

(1)	Based on PCO 12/31/19 Net Income Excluding Gain on Life Insurance at BOW

Proposed Transaction Percentile Ranking

FCB Corporation

Premium Over Tangible Equity to Core Deposits

Percentile Ranking
Proposed Transaction (X) 6.79
Comparable Group
All U.S. Bank Transactions Since 10/31/18, Sellers Under $1.0 Billion Assets	26%
Total Assets Between $100 Million—$400 Million	28%
Tangible Equity/Tangible Assets > 10.00%	23%
ROA > 1.00%	13%
ROE Between 8.00%—16.00%	13%
Transaction Consideration Includes Buyer Stock but not all Stock	30%
Southeast Region Plus KY Excluding FL	29%

Discounted Cash Flow Analysis. ProBank Austin estimated the value of FCB common stock by calculating the present value of FCB’s projected future dividends, earnings stream, and projected future equity. For the purposes of its analysis, ProBank Austin estimated FCB core net income would increase from $5.1 million to $6.0 million over the five-year period 2020 through 2024. Further, dividends were projected to equal 50% of net income over the period presented.

ProBank Austin applied a price to tangible book value multiple ranging from 131% to 171% of FCB’s estimated tangible book value in 2024 and applied a price to earnings multiple ranging from 16.3 to 18.3 times FCB’s 2024 estimated earnings to derive two unique sets of terminal values. The present value of these terminal amounts was calculated based on a range of discount rates of 12% to 14%. The discount rates selected by ProBank Austin were intended to reflect different assumptions regarding the required rates of return for holders of FCB common stock. The present value of the terminal values was added to the present value of the projected dividend stream from 2020 through 2024 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for FCB common stock.

ProBank Austin assigned the greatest significance to the terminal values represented by 151% of 2024 estimated tangible book value and 17.25 times 2024 estimated earnings. The terminal value multiples represent the median multiples of tangible book value and earnings of the acquisition comparable group in which the seller was headquartered in the Southeast region excluding Florida but including Kentucky identified above in the Comparable Transaction Analysis. The indicated value of FCB’s common shares based on the tangible book value multiple of 151% was $284.61 per common share. The indicated value of FCB’s common shares based on the price to earnings multiple of 17.25 was $302.21 per common share. The nominal implied value of the FCB per share merger consideration of $322.38 to be paid by CapStar to FCB shareholders is above both values determined in the discounted cash flow analysis.

Contribution Analysis. ProBank Austin prepared a contribution analysis demonstrating percentages of total assets, total loans, total deposits, tangible common equity, and net income as of year-end 2019 for FCB and CapStar to be contributed to the combined company on a pro forma basis. This analysis assumed that 50.56% of the assets, loans, and deposits of BOW were contributed to FCB’s total assets, loans, and deposits and that FCB shareholders will receive aggregate FCB merger consideration of 2,969,418 shares of CapStar common stock and cash in the amount of $21,570,701.

FCB
Contribution
to CapStar
Total assets	15.7%
Total loans	14.2%
Total deposits	16.0%
Total tangible common equity	17.9%
LTM core net income	18.2%
Pro forma ownership	13.9%
Pro forma ownership if 100% stock	19.0%

Pro Forma Merger Analysis. ProBank Austin analyzed the potential pro forma effect of the FCB merger on CapStar’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings, and other acquisition adjustments based on ProBank Austin’s familiarity with such matters as well as discussions with management of FCB and CapStar and their representatives. Assuming CapStar’s stock price remains static until the closing of the FCB merger, the pro forma merger analysis indicated that the FCB merger is expected to be dilutive to CapStar’s tangible book value per share by approximately 4.0% at closing and such dilution will be recovered within approximately three years. The FCB merger is expected to be 13.7% accretive to CapStar’s earnings per share for the year ending 2021 with fully phased-in cost savings. Utilizing these estimates as a base, as well as ProBank Austin’s estimates of FCB’s stand-alone earnings per share and tangible book value for FCB shareholders for the year ending 2021, ProBank Austin calculated the estimated per share financial impact on FCB’s common shares on an “as if 100% stock” basis as follows:

	Pro Forma for FCB Shareholders
	Assuming 100% Stock
	Amount	Accretion / Dilution
Pro Forma FCB Core 2021 EPS	$30.21	22.2%
Pro Forma FCB Tangible Book Value	$285.96	6.0%

ProBank Austin’s Compensation and Other Relationships with FCB and CapStar. ProBank Austin and its wholly owned broker/dealer subsidiary, Investment Bank Services, Inc. (which we refer to collectively as “ProBank Austin”), were engaged by FCB to serve as its financial advisor in connection with a possible sale or merger of FCB. In addition, ProBank Austin was engaged by BOW to serve as its financial advisor in connection with the possible sale or other disposition of the BOW minority interest. Pursuant to the terms of ProBank Austin’s engagement letter with FCB, ProBank Austin received a $10,000 fee upon signing of the engagement letter, received a fee of $15,000 upon the signing of the FCB merger agreement and delivery of the ProBank Austin opinion, and will receive a fee equal to one percent of the aggregate FCB merger consideration at the closing of the FCB merger. Pursuant to the terms of ProBank Austin’s engagement letter with BOW, ProBank Austin received a fee of $15,000 upon the signing of the BOW merger agreement and will receive a fee equal to one percent of the aggregate BOW merger consideration (to be paid for the BOW minority shares) at the closing of the BOW merger. The exact amount of the fees to be paid to ProBank Austin at the closing of the FCB merger and the BOW merger will vary based on CapStar’s common stock price directly prior to closing. Utilizing the January 17, 2020 CapStar closing stock price of $16.26 per share, and assuming no adjustments to the FCB merger consideration pursuant to the terms of the FCB merger agreement and no adjustments to the BOW merger consideration pursuant to the terms of the BOW merger agreement, the fee to be paid by FCB to ProBank Austin at the closing of the FCB merger would be approximately $698,534 and the fee to be paid by BOW to ProBank Austin at the closing of the BOW merger would be approximately $156,400. In addition, FCB and BOW have agreed to indemnify ProBank Austin from and against certain liabilities.

In the two years preceding the date of the ProBank Austin Opinion, ProBank Austin or certain of its affiliates or predecessors provided loan review services to FCB or its subsidiaries for which it or its predecessors or affiliates received customary fees and expense reimbursement. The fees paid to ProBank Austin for these services are not considered to be material. In addition, in the two years preceding the date of the ProBank Austin Opinion, ProBank Austin or certain of its affiliates or predecessors provided certain services to CapStar or its subsidiaries for which it or its predecessors or affiliates received customary fees and expense reimbursement. These services included providing compliance consulting to CapStar or its subsidiaries. The fees paid to ProBank Austin for these services are not considered to be material.

Recommendation of the BOW Board of Directors and BOW’s Reasons for the BOW Merger

The BOW board of directors has determined that the BOW merger agreement and the transactions contemplated by the BOW merger agreement, including the BOW merger, are in the best interests of BOW and its shareholders, including the BOW minority shareholders. In reaching its determination, the BOW board of directors considered numerous factors affecting the business, operations, financial condition, earnings, and future prospects of BOW, including the positive and negative factors described elsewhere in this proxy statements/prospectus. In reaching their conclusion, the members of the BOW board of directors relied on, among other things, their personal knowledge of BOW, CapStar, CapStar Bank, and the banking industry, information provided by senior management of BOW, and their evaluation of the BOW merger agreement and BOW merger in consultation with senior management of BOW and BOW’s professional advisors, and also gave particular consideration to the recommendation of the BOW special committee that the BOW board of directors adopt and approve and declare advisable the BOW merger agreement and the transactions contemplated thereby and recommend to the shareholders of the BOW their approval of the BOW merger agreement.

The BOW board of directors considered numerous factors, including, among other things, the factors set forth below, which are not intended to be exhaustive and are not presented in any relative order of importance. In reviewing these factors, the BOW board of directors considered its view that CapStar’s and CapStar Bank’s financial condition and asset quality are sound, that CapStar Bank’s business and operations complement those of BOW, and that the transactions contemplated by the BOW merger agreement, including the BOW merger, would result in a combined company with a larger market presence and more diversified revenue stream and a well-balanced loan portfolio. The BOW board of directors further considered that CapStar’s earnings and prospects, and the synergies potentially available in the BOW merger, create the opportunity for the combined company to have superior future earnings and prospects compared to BOW’s earnings and prospects on a stand-alone basis. In particular, the BOW board of directors considered the following:

•

the BOW special committee’s determination that the BOW merger agreement and the transactions contemplated thereby, including the BOW merger, are fair to and in the best interests of BOW and its shareholders, including the BOW minority shareholders, and the BOW special committee’s recommendation that the BOW board of directors adopt and approve and declare advisable the BOW merger agreement and the transactions contemplated thereby and recommend to the shareholders of BOW the approval of the BOW merger agreement by BOW’s shareholders;

•	the business strategy and strategic plan of BOW, its prospects for the future, and its projected financial results;

•	a review of the risks and prospects of BOW remaining independent, including the challenges of the current financial, operating, and regulatory environment;

•

BOW’s stand-alone financial projections, which estimated that BOW would not generate through organic growth a level of shareholder value comparable to that expected to be created in connection with the BOW merger;

•	BOW management’s assessment of the execution risks involved in attaining the performance levels assumed by BOW’s financial projections;

•	the anticipated costs and necessary investments associated with continuing to develop and enhance BOW’s business capabilities;

•	the purchase price per share of BOW common stock to be paid by CapStar as consideration for the BOW merger and the valuation multiples implied by this per share purchase price;

•	the employment prospects for employees of BOW within a larger combined company;

•	the favorable results of BOW’s due diligence investigation of CapStar and CapStar Bank;

•	BOW’s and CapStar Bank’s shared corporate values and commitment to serve their customers and communities;

•	CapStar’s historical financial condition and results of operations;

•	the perceived ability of CapStar and CapStar Bank to complete the BOW merger and the FCB merger from a business, financial, and regulatory perspective;

•	the fact that the proposed transaction would combine three established banking franchises to create a well-positioned community bank with total consolidated assets of approximately $2.5 billion;

•	the scale, scope, strength, and diversity of operations, product lines, and delivery systems that could be achieved by the combined company;

•	the complimentary geographic dispersion of and BOW’s and FNBM’s branch offices compared to CapStar’s current branch network;

•	the BOW board of directors’ favorable view of the likelihood of successful integration of the business of BOW and FNBM with that of CapStar Bank;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, lending capacity, and footprint;

•

the BOW board of directors’ understanding of the current and prospective environment in which BOW operates, including national and local economic conditions, the interest rate environment, operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on BOW both as a standalone company and assuming a merger with CapStar Bank;

•

the fact that BOW’s shareholders will have a chance to vote on the BOW merger agreement, and particularly the fact that the completion of the BOW merger is conditioned on the approval of the BOW merger agreement by the affirmative vote of holders of a majority of the BOW minority shares entitled to vote on the BOW merger agreement voting together as a separate voting group;

•	the BOW board of directors’ favorable view of the likelihood that the regulatory approvals necessary to complete the proposed transactions will be obtained;

•

the ability of the BOW board of directors or the BOW special committee to change its recommendation that BOW shareholders vote in favor of approval of the BOW merger agreement, subject to the terms and conditions set forth in the BOW merger agreement;

•	the belief of the BOW board of directors that BOW’s relative size and resources make BOW more susceptible to another economic downturn and other industry challenges; and

•	the fact that the BOW merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

The BOW board of directors also considered several potential risks and uncertainties with respect to the BOW merger, including without limitation the following:

•	the challenges of integrating BOW’s business, operations, and employees with those of CapStar Bank;

•	the risk that regulatory and other approvals required to complete the proposed transactions will not be received in a timely manner, or at all, or may contain burdensome conditions;

•

the risks and costs associated with entering into the BOW merger agreement and the restrictions in the BOW merger agreement on the conduct of BOW’s business while the BOW merger is pending, which could delay or prevent BOW from undertaking business opportunities that may arise pending completion of the BOW merger;

•

the form and amount of the BOW merger consideration, including the increased volatility associated with stock consideration and the risk that the consideration to be paid to BOW shareholders could be adversely affected by a decrease in the trading price of CapStar common stock during the pendency of the BOW merger;

•

the fact that a termination fee of $625,000 would have to be paid by BOW to CapStar if the BOW merger agreement is terminated under certain circumstances described in the BOW merger agreement and discussed further under the section titled “The BOW Merger Agreement—Termination Fee”;

•

the possibility that certain provisions of the BOW merger agreement prohibiting BOW from soliciting, and limiting its ability to respond to, proposals with respect to alternative transactions could have the effect of discouraging an alternative acquisition proposal;

•

the potential costs associated with consummating the transactions contemplated by the BOW merger agreement, including contract termination fees and expenses, change in control payments, personnel costs, and fees of legal, financial, and other advisors;

•

the potential for diversion of management and employee attention, and for employee attrition, during the pendency of the BOW merger, and the potential corresponding effect on BOW’s business and relations with customers, service providers, and other stakeholders, regardless whether the BOW merger is completed;

•	the possibility of litigation relating to the BOW merger;

•

the interests of certain of BOW’s directors and executive officers in the BOW merger that are different from or in addition to those of BOW shareholders generally, as more fully described under the section titled “—Interests of BOW Directors and Executive Officers in the BOW Merger”;

•	the fact that FCB owns 50.56% of the outstanding BOW common stock and is expected to vote all of this stock in favor of approval of the BOW merger agreement; and

•	the possibility that the BOW merger may not be completed, or that completion of the BOW merger may be delayed, for reasons beyond the control of BOW, CapStar, or CapStar Bank.

The foregoing discussion of information and factors considered by the BOW board of directors is not intended to be exhaustive. In reaching its determination to adopt the BOW merger agreement and recommend that BOW’s shareholders approve the BOW merger agreement, the BOW board of directors considered the totality of the information presented to it and did not consider it practicable to, and did not, quantify or otherwise assign any relative or specific weights to any of the individual factors considered, although individual directors applied their own personal judgement to the process and may have given different weights to different factors. The BOW board of directors considered all of the information and factors presented, including the potential risks, uncertainties, and disadvantages associated with the BOW merger, in the aggregate rather than separately and determined the benefits of the BOW merger to outweigh the potential risks, uncertainties, and disadvantages associated with the BOW merger and to be favorable to and support its determination.

This discussion of the BOW board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The BOW board of directors (based on the recommendation of the BOW special committee) has determined that the BOW merger agreement and the transactions contemplated by the BOW merger agreement are advisable and fair to and in the best interests of BOW and its shareholders (including the BOW minority shareholders) and has approved the BOW merger agreement. The BOW board of directors (based on the recommendation of the BOW special committee) recommends that BOW shareholders (including the BOW minority shareholders) vote “FOR” the BOW merger proposal and “FOR” the BOW adjournment proposal.

Opinion of BOW’s Financial Advisor

On December 19, 2019, the BOW special committee engaged Mercer to provide financial advisory services to the BOW special committee, including the delivery of a written opinion to the BOW special committee as to the fairness, from a financial point of view, to the BOW minority shareholders of the BOW merger consideration. The BOW minority shareholders collectively own 14,832 common shares (49.44%) of BOW. The BOW special committee selected Mercer because Mercer is a nationally recognized valuation and financial advisory firm with substantial experience in transactions similar to the BOW merger. As part of its financial advisory business, Mercer is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

On January 23, 2020, at the meeting of the BOW board of directors held that day for the purpose of the board to consider and evaluate the BOW merger agreement and the transactions contemplated thereby, Mercer reviewed the financial aspects of the proposed BOW merger and rendered to the BOW special committee an oral opinion (subsequently confirmed in writing by Mercer in its written opinion dated January 23, 2020) that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in such opinion, the BOW merger consideration to be paid by CapStar to the BOW minority shareholders was fair, from a financial point of view, to the BOW minority shareholders. The BOW board of directors voted to adopt and approve the BOW merger agreement at this meeting. We refer to the Mercer written opinion, dated January 23, 2020, as the “Mercer opinion.”

The description of the Mercer opinion set forth herein is qualified in its entirety by reference to the full text of the Mercer opinion, which is attached as Appendix D to this proxy statements/prospectus and is incorporated herein by reference and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Mercer in preparing the opinion. The Mercer opinion with supporting financial analyses was reviewed and approved by Mercer’s Fairness Committee.

The Mercer opinion speaks only as of the date of the opinion, and Mercer has undertaken no obligation to update or revise its opinion. The Mercer opinion was for the information of, and was directed to, the BOW special committee in connection with its consideration of the financial terms of the BOW merger. The Mercer opinion addressed only the fairness, from a financial point of view, of the BOW merger consideration to the BOW minority shareholders. The Mercer opinion did not address the underlying business decision of BOW to engage in the BOW merger.

The Mercer opinion did not and does not constitute a recommendation to the BOW special committee in connection with the BOW merger, and it does not constitute a recommendation to any BOW shareholder as to how to vote with respect to the BOW merger agreement or any other matter. Mercer expressed no opinion as to the price at which CapStar, FCB, or BOW common stock might trade in the future. FCB, BOW, and CapStar determined the BOW merger consideration through the negotiation process without the assistance of Mercer.

In rendering the Mercer opinion, Mercer reviewed, among other things:

•	The Plan of Bank Merger by and among CapStar, CapStar Bank, and BOW, dated January 23, 2020;

•	The Agreement and Plan of Merger by and between CapStar and FCB, dated January 23, 2020;

•	Audited financial statements for BOW for the fiscal years ended December 31, 2016, 2017 and 2018;

•	The Form 10-Ks for CapStar for the fiscal years ended December 31, 2016, 2017 and 2018 and Form 10-Qs for CapStar for the quarters ended March 31, June 30, and September 30, 2019;

•	Internally-prepared financial statements for BOW for the fiscal years ended December 31, 2017, 2018, and 2019 and the interim period ended November 30, 2019;

•	CapStar’s third quarter 2019 earnings report disseminated to the public, dated October 25, 2019;

•

Regulatory Call Report data for FCB, BOW, and CapStar as compiled by S&P Global Market Intelligence (which we refer to as “S&P Global”) for the fiscal years ended December 31, 2014, 2015, 2016, 2017, 2018, and 2019 and the quarters ended March 31, June 30, and September 30, 2019;

•	Consensus earnings per share and other financial estimates for CapStar for fiscal years 2019, 2020, and 2021 as calculated by the sell-side analysts who cover CapStar and compiled by S&P Global; and

•	Certain other materials provided by management or otherwise obtained by Mercer deemed relevant to prepare the Mercer opinion.

The Mercer opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the Mercer opinion and the information made available to Mercer through the date of the Mercer opinion. In providing its opinion, Mercer assumed that BOW and CapStar provided all information that might be material to Mercer in its review. In conducting its review and arriving at its opinion, Mercer relied on its knowledge and experience of community banks and markets such as those in which BOW operates in the preparation of BOW’s earnings projections, which BOW management confirmed were reasonable. Mercer did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Projections are inherently uncertain due to a multitude of factors, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

Mercer did not examine BOW’s loan portfolio or the adequacy of its loan loss reserve. Mercer did not make or obtain any evaluation or appraisal of the assets or liabilities of BOW or CapStar or their respective affiliates, nor did Mercer examine any individual credit files. Mercer was not asked to and did not undertake any independent verification of any such information, and Mercer did not assume any responsibility or liability for the accuracy and completeness thereof.

The following is a summary of the material analyses delivered by Mercer to the BOW special committee on January 23, 2020, in connection with the rendering of the Mercer opinion. The summary is not a complete description of the analyses underlying the Mercer opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Mercer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Mercer’s analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Proposed Merger. Under the terms of the BOW merger agreement, the BOW minority shareholders will receive, in the aggregate, 664,800 CapStar common shares and $4,829,299 in cash (subject to certain adjustments provided for in the BOW merger agreement) for their 14,832 BOW common shares. Under the terms of the FCB merger agreement, FCB shareholders will receive, in the aggregate, 2,969,418 CapStar common shares and $21,570,701 in cash (subject to certain adjustments provided for in the FCB merger agreement) for all of their FCB common shares. All BOW minority shareholders will receive the same allocation of CapStar common shares and cash because the BOW merger agreement does not provide for an election option. Mercer calculated the implied aggregate value of the consideration to be paid to BOW minority shareholders to be $15.6 million based upon the closing price of $16.15 per share for CapStar’s common stock on January 22, 2020.

Using this implied aggregate value, Mercer calculated the following multiples applicable to the BOW minority shareholders:

•	137% of total tangible book value as of December 31, 2019;

•	154% of total core tangible book value as of December 31, 2019, based upon an 9.0% core equity ratio with excess capital valued dollar-for-dollar; and

•	11.6 times reported net income for the fiscal year 2019 and 12.3 times adjusted fiscal year 2019 net income.

Mercer calculated the implied merger consideration to be paid to FCB shareholders and BOW minority shareholders as of January 22, 2020, to equate to:

•	139% of tangible book value as of December 31, 2019;

•	158% of core tangible book value as of December 31, 2019, based upon an 9.0% core equity ratio with excess capital valued dollar-for-dollar; and

•	12.6 times net income for the fiscal year 2019.

Guideline Transactions Analysis. Mercer reviewed acquisition multiples for banks with similar characteristics to BOW as reported by S&P Global, which tracks public market and M&A pricing in the financial services industry. The database was screened by Mercer for the following characteristics to derive two guideline groups of banks that had agreed to be acquired, which were then subdivided based upon asset size of $100-$300 million (relevant for BOW) and $300-$600 million (relevant for the combined FNBM/BOW).

(a)	Tennessee Group consisting of banks that were domiciled in Tennessee which had agreed to be acquired since year-end 2013 in which pricing was disclosed.

(b)

National Group consisting of banks that had agreed to be acquired since year-end 2014 with assets between $100 million and $300 million and $300 million to $600 million, a return on assets of at least 1.25%, and a tangible equity ratio of at least 10% in which pricing was disclosed.

Mercer developed a range of value based upon the median multiples observed for the guideline transactions and the pending acquisitions of FNB Financial Corp. (“FNB Financial”) by FB Financial Corporation and Tennessee Community Bank Holdings, Inc. (“TCB Holdings”) by Reliant Bancorp, Inc. as follows:

(a)

Equity Value to LTM Earnings: The multiples applied were based upon the range of 13.4x to 16.4x calculated from the two ($100-$300M) transaction groups and transactions of note described previously. The range of value for the BOW minority shares was $18.0 to $22.0 million and was derived from the product of BOW’s reported LTM net income and the guideline transactions multiples.

(b)

Equity Value to Core Tangible Equity at 9.0%: The multiples applied were based upon the range of 1.51x to 1.65x calculated from the two ($100-$300M) transaction groups and transactions of note described previously. The range of value for the BOW minority shares was $15.3 to $16.4 million and was derived from the product of BOW’s December 31, 2019 tangible book value (normalized to a tangible equity ratio of 9.0%) and the guideline transactions multiples with the excess equity valued dollar-for-dollar added at the end.

(c)

Core Deposit Premium Plus Tangible Book Value: The premiums applied were based upon the range of 6.9% to 9.0% calculated from the two ($100-$300M) transaction groups and transactions of note described previously. The range of value for the BOW minority shares was $16.3 to $17.7 million and was derived from the product of BOW’s December 31, 2019 core deposits and the guideline core deposit premiums (%) plus tangible book value.

Median Multiples	BOW/CapStar	Tennessee	National	FNB Financial	TCB Holdings
P/E LTM	11.6x	15.4x	13.4x	16.4x	15.4x
P/Core TBV	155%	153%	165%	151%	152%
Core Dep. Prem.	6.1%	7.6%	9.0%	6.9%	7.3%
Median Value	$15.6M	$31.8M	$30.2M	$51.9M	$38.4M

Indicated Values ($000s)
P/E LTM		$20,735	$17,966	$21,998	$20,735
P/Core TBV		$15,477	$16,363	$15,307	$15,367
Core Dep. Prem.		$16,763	$17,736	$16,259	$16,487

Discounted Cash Flow Analysis. Mercer performed a discounted cash flow (“DCF”) analysis to estimate a range of present values of after-tax cash flows that would accrue to BOW shareholders if certain projection assumptions are met. The DCF analysis is a widely used valuation method that relies upon numerous assumptions, including asset and earnings growth rates, minimum tangible common equity ratios, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of BOW.

In performing this analysis, Mercer relied on its knowledge of community banks generally and its analysis of BOW to develop projected cash flows available to BOW minority shareholders for fiscal years 2020 through 2024. Underlying assumptions were subsequently confirmed by BOW management as reasonable. The analysis examined two scenarios:

(a)

Sell Later: This scenario was based upon management’s assessment that 5% earnings and asset growth with dividend distributions geared to maintain an approximate 13% equity-to-asset ratio were reasonable assumptions for the forecast.

(b)

Distribute Excess Capital and Sell Later: This scenario uses the same growth assumptions as the first scenario but distributable cash flow is measured as excess capital that exists now and is created in future years that is in excess of the amount necessary to maintain a 10.0% equity-to-asset ratio.

Mercer derived discount rates of 13.8% and 14.8% based upon the sum of (i) 2.09% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (ii) the product of the estimated small cap bank industry beta of 0.81x and the common stock premium of 5.50% based upon Mercer’s review of long-term market return data; (iii) a 5.22% small capitalization stock equity premium based on the comparability of FCB to similarly-sized companies in the micro-capitalization size category of the Duff & Phelps Cost of Capital Navigator database (the micro-capitalization size category in the Duff & Phelps Cost of Capital Navigator database includes companies with equity market capitalizations in the range of $2.5 to $322 million); and (iv) a 2.0% to 3.0% incremental risk premium Mercer deemed to be appropriate given company specific risk associated with BOW for its lack of geographic diversity and small size. The terminal value reflects an average of capitalized earnings and tangible book value based upon the implied multiples derived from the CapStar transaction.

Mercer derived a discount rate of 13.8% for use in the Sell Later scenario. A discount rate of 14.8% was used in the Distribute Excess Cash and Sell Later scenario to reflect additional risk via reduced margin of safety from distributing excess capital.

The DCF analysis resulted in the following:

(a)

Sell Later: An indicated value of $14.2 million based upon annual earnings growth of 5.0% and a discount rate of 13.8% and a range of $13.2 to $15.1 million based upon a discount rate of 13.0% to 15.0% and a range of annual earnings growth of 3.0% to 7.0%.

(b)

Distribute Excess Capital and Sell Later: An indicated value of $15.8 million based upon annual earnings growth of 5.0% and a discount rate of 14.8% and a range of $15.4 to $16.4 million based upon a discount rate of 14.0% to 15.5% and a range of annual earnings growth of 3.0% to 7.0%.

Pro Forma Merger Analysis. Mercer performed pro forma merger analyses that combined projected income statement and balance sheet information of FNBM, BOW, and CapStar. Assumptions regarding the accounting treatment, acquisition adjustments, and cost savings were used to calculate the financial impact that the FCB merger and BOW merger would have on certain projected financial results of CapStar. In the course of this analysis, Mercer used earnings estimates for CapStar for 2020 through 2022 based upon consensus analyst estimates as compiled by S&P Global. The analysis indicated that CapStar would incur dilution to tangible book value per share of approximately 4% assuming a mid-year 2020 closing with dilution fully recovered in approximately three years. Mercer calculated projected accretion to CapStar’s consensus 2021 earnings per share of approximately 15% assuming expense savings are fully realized with partial offset from purchase accounting adjustments and foregone income attributed to excess capital used to finance the cash consideration.

From the perspective of the BOW minority shareholders, Mercer calculated that shareholders will realize dilution to tangible book value and earnings per share because the consideration to be paid entails CapStar common stock and cash. However, Mercer noted that if 100% of the consideration consisted of CapStar common stock then BOW minority shareholders would experience an increase in tangible book value per share and earnings per share in 2021 given the assumption that expense saves will be fully realized. Mercer noted that BOW minority shareholders will realize significant dilution to dividends per share given the high payout ratio at BOW on the order of 65% compared to a modest payout ratio employed by CSTR.

Contribution Analysis. Mercer performed an analysis of the allocation of the purchase price between FCB and the BOW minority shareholders and concluded that it was reasonable from the perspective of the BOW minority shareholders. Mercer calculated that the BOW minority shareholders would receive approximately 18.3% of the total transaction consideration compared to their contribution of 19.3% of operating income, 18.6% of 2019 core net income, 18.1% of three-year average core net income, and 18.7% of total capital to the total combined FCB/BOW company. Mercer also calculated that the combined seller entities (FCB and BOW) would contribute 24.9% of operating income, 23.8% of net income, 30.3% of pro forma net income (including expense saves), and 21.0% of tangible common equity to the combined income statement and balance sheet of FCB, BOW, and CapStar.

CapStar Review and Peer Analysis. Mercer reviewed the historical financial performance of CapStar and the market for CapStar common shares. Mercer noted that BOW minority shareholders that receive CapStar common shares will benefit from shares that are listed on NASDAQ and which have average daily trading volume of 53,000 shares. Mercer also noted that BOW minority shareholders will benefit from greater potential growth given CapStar’s Nashville base and ongoing efforts to expand through M&A and organic means.

Mercer compared selected results of CapStar’s operating performance and market trading characteristics to that of two guideline groups of selected publicly traded commercial banks headquartered throughout the United States—a regional group of banks domiciled in Kentucky, Tennessee, and Alabama, and a national group of banks with total assets between $1.5 billion and $3.0 billion. The two peer groups are as follows:

Kentucky, Tennessee, and Alabama Banks

Bank Name	Ticker	State	Bank Name	Ticker	State
Auburn National Bancorp	AUBN	AL	Limestone Bancorp	LMST	KY
CapStar Financial Holdings	CSTR	TN	Pinnacle Financial Partners	PNFP	TN
Citizens First Corporation	CZFC	KY	Regions Financial Corporation	RF	AL
Community Trust Bancorp	CTBI	KY	Reliant Bancorp	RBNC	TN
FB Financial Corporation	FBK	TN	Republic Bancorp	RBCAA	KY
First Horizon National Corporation	FHN	TN	ServisFirst Bancshares	SFBS	AL
First US Bancshares	FUSB	AL	SmartFinancial	SMBK	TN
Franklin Financial Network	FSB	TN	Stock Yards Bancorp	SYBT	KY

National Banks ($1.5B—$3.0B)

Bank Name	Ticker	State	Bank Name	Ticker	State
ACNB Corporation	ACNB	PA	Home Bancorp	HBCP	LA
Alerus Financial Corporation	ALRS	ND	Howard Bancorp	HBMD	MD
American National Bankshares	AMNB	VA	Investar Holding Corporation	ISTR	LA
Atlantic Capital Bancshares	ACBI	GA	LCNB Corp	LCNB	OH
Bank First Corporation	BFC	WI	Level One Bancorp	LEVL	MI
Bank of Marin Bancorp	BMRC	CA	Mid Penn Bancorp	MPB	PA
Bankwell Financial Group	BWFG	CT	MutualFirst Financial Corp	MFSF	IN
BayCom Corp	BCML	CA	MVB Financial Corp	MVBF	WV
BCB Bancorp	BCBP	NJ	Old Second Bancorp	OSBC	IL
Bridgewater Bancshares	BWB	MN	Orrstown Financial Services	ORRF	PA
Business First Banschares	BFST	LA	PCB Bancorp	PCB	CA
C&F Financial Corporation	CFFI	VA	PCSB Financial Corporation	PCSB	NY
Cambridge Bancorp	CATC	MA	Penns Woods Bancorp	PWOD	PA
Capital City Bank Group	CCBG	FL	Peoples Financial Services Corp	PFIS	PA
CapStar Financial Holdings	CSTR	TN	People’s Utah Bancorp	PUB	UT
Central Valley Community Bancorp	CVCY	CA	RBB Bancorp	RBB	CA
Chemung Financial Corporation	CHMG	NY	Red River Bancshares	RRBI	LA
Citizens & Northern Corporation	CZNC	PA	Reliant Bancorp	RBNC	TN
Civista Bancshares	CIVB	OH	SB One Bancorp	SBBX	NJ
Codorus Valley Bancorp	CVLY	PA	Shore Bancshares	SHBI	MD
Community Financial Corporation	TCFC	MD	Sierra Bancorp	BSRR	CA
ESSA Bancorp	ESSA	PA	Silvergate Capital Corporation	SI	CA
Farmers & Merchants Bancorp	FMAO	OH	SmartFinancial	SMBK	TN
Farmers National Banc Corp	FMNB	OH	Southern First Bancshares	SFST	SC
First Bancorp	FNLC	ME	Southern Missouri Bancorp	SMBC	MO
First Bank	FRBA	NJ	Southern National Bancorp of Virginia	SONA	VA
First Business Financial Services	FBIZ	WI	Spirit of Texas Bancshares	STXB	TX
First Choice Bancorp	FCBP	CA	Summit Financial Group	SMMF	WV
First Community Bankshares	FCBC	VA	Territorial Bancorp	TBNK	HI
First Guaranty Bancshares	FGBI	LA	United Community Financial Corp	UCFC	OH
FS Bancorp	FSBW	WA	Waterstone Financial	WSBF	WI
FVCBankcorp	FVCB	VA	West Bancorporation	WTBA	IA
Guaranty Bancshares	GNTY	TX	Western New England Bancorp	WNEB	MA
Hingham Institution for Savings	HIFS	MA

Summary of Guideline Public Company Median Pricing Multiples & Financial Measures

	P/E LTM EPS	Price / 2020(E) EPS	Price / 2021(E) EPS	P/BV	P/TBV	Dividend Yield
TN, KY, and AL Banks	13.4x	13.0x	12.0x	124%	150%	1.6%
National Banks	12.9x	12.5x	11.5x	121%	145%	2.3%
CapStar	13.3x	13.0x	12.0x	111%	133%	1.2%

	Assets ($M)	Tang Equity / Tang Assets	Core LTM ROE	Core LTM ROTCE	Core LTM ROA	Efficiency Ratio	NPAs / Loans
TN, KY, and AL Banks	$3,818	9.81%	10.2%	12.5%	1.28%	61.6%	0.56%
National Banks	$2,093	10.01%	10.4%	12.3%	1.18%	61.4%	0.69%
CapStar	$2,034	11.23%	9.8%	11.1%	1.21%	62.6%	0.35%

Process Considerations. Mercer was retained by the BOW special committee to provide financial advisory services to the BOW special committee and render a fairness opinion. Mercer was not asked to, and did not, seek alternative bidders for BOW. FCB and BOW were the subject of an extensive marketing process conducted by FCB’s financial advisor that began in the second quarter of 2018 and eventually culminated in the proposed FCB merger and BOW merger.

Compensation and Other Considerations. Pursuant to Mercer’s engagement letter with the BOW special committee, Mercer was paid a fee of $50,000 to render the Mercer opinion. No part of Mercer’s fee was contingent upon the conclusion of Mercer’s analysis or the consummation of the BOW merger. Additionally, BOW has agreed to indemnify Mercer against certain claims and obligations arising out of Mercer’s engagement. Mercer does not own or make a market in any security that has been issued by FCB, BOW, or CapStar. Mercer has not been retained by FCB, BOW, or CapStar within the past three years to provide any other services.

Interests of FCB and FNBM Directors and Executive Officers in the FCB Merger

In the FCB merger, the directors and executive officers of FCB and FNBM will receive the same consideration for their shares of FCB common stock as other FCB shareholders receive. However, in considering the recommendation of the FCB board of directors that FCB shareholders vote in favor of approval of the FCB merger agreement, FCB shareholders should be aware that FCB’s directors and executive officers may have interests in, or arrangements related to, the FCB merger that are different from, or in addition to, those of FCB shareholders generally. The FCB board of directors was aware of these interests and considered them, among other matters, when adopting and approving the FCB merger agreement and determining to recommend to FCB shareholders that they vote in favor of approval of the FCB merger proposal. See the sections titled “—Background of the Mergers” and “—Recommendation of the FCB Board of Directors and FCB’s Reasons for the Merger.” FCB shareholders should take these interests and arrangements into account when deciding how to vote with respect to the FCB merger proposal. These interests are described in more detail below, and certain of them are quantified.

FCB Promissory Note

FCB director Edith Hickerson Johnson is the holder of a promissory note dated December 31, 2011, in the original principal amount of $140,436, under which FCB is the obligor. The promissory note has a floating interest rate tied to the New York Prime rate of interest that adjusts monthly. The promissory note is payable on demand, as well as on the death of the holder, the sale of FCB’s ownership interest in BOW, or the sale or transfer of ownership interest in FCB. The promissory note is secured by 2,115 shares of BOW common stock. As of March 4, 2020, the outstanding principal and accrued and unpaid interest under the promissory note was $141,587.38. If not earlier paid, the promissory note will be paid in full in connection with the consummation of the FCB merger.

Clay Retention Bonus Agreement

Carla Clay, the Chief Financial Officer of FCB and FNBM, is a party to a retention bonus agreement with FCB. Under this agreement, Ms. Clay is entitled to a retention bonus of $90,000 in the event she remains employed by FNBM through the date of a change in control (as defined in the retention bonus agreement) of FCB or FNBM. The retention bonus increases to $125,000 in the event Ms. Clay is not offered a position with the surviving company on terms substantially similar to the terms of her current employment. The retention bonus is payable in one lump sum payment not later than five days following the change in control. Additionally, if Ms. Clay’s employment is terminated by FNBM without cause (as defined in the retention bonus agreement) prior to a change in control, she is entitled to receive $125,000 in one lump sum payment payable not later than 45 days following the termination of her employment, subject to her execution and non-revocation of a general release of claims. The retention bonus agreement will terminate automatically on March 31, 2021, if a change in control of FCB or FNBM has not occurred by that date. The FCB merger would constitute a change in control for purposes of Ms. Clay’s retention bonus agreement.

Director Deferred Compensation Arrangements

George M. Brown, a member of the FCB and BOW boards of directors, is a party to a director deferred compensation plan arrangement with FNBM, and Gerald Ewell, Jr., a member of the FCB board of directors, is a party to a director deferred fee agreement with FNBM. As of December 31, 2019, the total outstanding liability under Mr. Brown’s director deferred compensation plan was $489,877. This plan will be terminated, and the then-total outstanding plan liability will be paid to Mr. Brown in one lump sum payment, in connection with the consummation of the FCB merger. As of December 31, 2019, the total outstanding liability under Mr. Ewell’s director deferred fee agreement was $219,202. This agreement will be terminated, and the then-total outstanding liability under the agreement will be paid to Mr. Ewell in one lump sum payment, in connection with the consummation of the FCB merger.

Brown Director Supplemental Retirement Plan

Mr. Brown is also a party to a director supplemental retirement plan arrangement with FNBM. Mr. Brown received $38,967 under this director supplemental retirement plan in 2019. As of December 31, 2019, the total outstanding liability under the plan was $300,844. This plan will be terminated, and the then-total outstanding plan liability will be paid to Mr. Brown in one lump sum payment, in connection with the consummation of the FCB merger.

Brown Split Dollar Agreement

Mr. Brown is a party to a split dollar agreement with FNBM. As of December 31, 2019, the total outstanding liability under the agreement was $16,495. This agreement will be terminated, and the then-total outstanding liability under the agreement will be paid to Mr. Brown in one lump sum payment, in connection with the consummation of the FCB merger.

Accrued Sick Time

The FNBM employee handbook provides that FNBM employees that have 25 years of service with FNBM or retire at age 65 will be paid out their accrued and unused sick time, up to 100 days, in the event they separate or retire from full time employment and do not go to work for another financial institution with offices located in any county where FNBM has an office. The FCB merger agreement provides that, in connection with the closing of the FCB merger, FNBM employees who would be entitled to be paid their accrued and unused sick time upon termination of employment in accordance with the terms of the FNBM employee handbook will be paid for their sick time accrued and unused through the closing date (up to a maximum of 100 days).

If the FCB merger were to close on May 31, 2020, the following executive officers of FCB and FNBM, assuming they are employed by FCB or FNBM on, and use no sick time prior to, May 31, 2020, would be paid the stated estimated amounts in respect of their accrued and unused sick time.

Name/Title	Estimated Sick Time Payment Amount
Tim Spry, President and CEO	$66,799.36
Carla Clay, CFO	$36,213.84
Brent Parsley, Manchester Community President	$40,799.72
Mike Bailey, SVP and Senior Loan Officer	$0.00

BOW Board Service

George M. Brown currently serves on the board of directors of each of FCB, FNBM, and BOW.

CapStar Employment Agreements

CapStar has entered into an employment agreement with Tim Spry (the “Spry Employment Agreement”) which will be effective for a term of up to two years commencing on the effective time of the FCB merger. If the FCB merger agreement is terminated without consummation of the FCB merger or Mr. Spry’s employment with FCB and its subsidiaries terminates at any time prior ot the effective time of the FCB merger, then the Spry Employment Agreement will be void. Under the Spry Employment Agreement, Mr. Spry will receive an annual base salary of $188,790 and will be eligible to receive a discretionary annual incentive award. The Spry Employment Agreement also provides that Mr. Spry will receive a cash retention award of $100,000, payable in full within 10 days following the effective time of the FCB merger, and a retention award consisting of shares of restricted CapStar common stock with an aggregate grant date fair value of $100,000, vesting in two equal installments on each of the first two anniversaries of the effective time of the FCB merger, subject to Mr. Spry’s continued employment with CapStar or one of its affiliates through each applicable vesting date. Upon Mr. Spry’s termination of employment by CapStar without cause or due to his resignation for Good Reason during the term of the Spry Employment Agreement, Mr. Spry will receive, subject to his timely execution and nonrevocation of a release of claims in the form requested by Capstar and continued compliance with the covenants set forth in the Spry Employment Agreement, (i) continued payment of his base salary for a period of one year following his date of termination and (ii) if Mr. Spry is eligible for and timely elects COBRA coverage, a cash payment equal to the monthly employer medical premium subsidy provided to active employees until the earlier of 12 months following Mr. Spry’s date of termination and the date on which Mr. Spry ceases such COBRA coverage. The Spry Employment Agreement also includes one-year post-termination noncompeition and employee and customer nonsolication covenants and perpetual confidentiality and nondisparagement covenants.

CapStar has entered into an employment agreement with Brent Parsley (the “Parsley Employment Agreement”) which will be effective for a term of up to two years commencing on the effective time of the FCB merger. If the FCB merger agreement is terminated without consummation of the FCB merger or Mr. Parsley’s employment with FCB and its subsidiaries terminates at any time prior ot the effective time of the FCB merger, then the Parsley Employment Agreement will be void. Under the Parsley Employment Agreement, Mr. Parsley will receive an annual base salary of $150,000 and will be eligible to receive a discretionary annual incentive award. The Parsley Employment Agreement also provides that Mr. Parsley will receive a cash retention award of $150,000, payable in full within 10 days following the effective time of the FCB merger, and a retention award consisting of shares of restricted CapStar common stock with an aggregate grant date fair value of $50,000, vesting in two equal installments on each of the first two anniversaries of the effective time of the FCB merger, subject to Mr. Parsley’s continued employment with CapStar or one of its affiliates through each applicable vesting date. Upon Mr. Parsley’s termination of employment by CapStar without cause or due to his resignation for Good Reason during the term of the Parsley Employment Agreement, Mr. Parsley will receive, subject to his timely execution and nonrevocation of a release of claims in the form requested by Capstar and continued

compliance with the covenants set forth in the Parsley Employment Agreement, (i) continued payment of his base salary for a period of one year following his date of termination and (ii) if Mr. Parsley is eligible for and timely elects COBRA coverage, a cash payment equal to the monthly employer medical premium subsidy provided to active employees until the earlier of 12 months following Mr. Parsley’s date of termination and the date on which Mr. Parsley ceases such COBRA coverage. The Parsley Employment Agreement also includes one-year post-termination noncompeition and employee and customer nonsolication covenants and perpetual confidentiality and nondisparagement covenants.

CapStar and CapStar Bank Board Seat

CapStar and CapStar Bank have agreed to appoint to the CapStar and CapStar Bank boards of directors one member of the board of directors of FCB, FNBM, or BOW selected by FCB in consultation with CapStar and otherwise meeting the general requirements for service on the CapStar and CapStar Bank boards of directors. These appointments will be effective as of the effective of the FCB merger. Provided this individual continues to satisfy the requirements for service on the CapStar and CapStar Bank boards of directors, CapStar and CapStar Bank have agreed to nominate this individual for reelection to the boards of directors of CapStar and CapStar Bank at the first annual meeting of CapStar shareholders following the FCB merger.

As of the date of this proxy statements/prospectus, the individual to serve on the CapStar and CapStar Bank boards of directors following the FCB merger has not been selected.

Indemnification and Insurance

As described under the section titled “The FCB Merger Agreement—Director and Officer Indemnification and Insurance,” from and after the completion of the FCB merger, CapStar generally will indemnify and hold harmless, and advance expenses to, each current and former director, officer, and employee of FCB or any of its subsidiaries against all liabilities arising out of matters existing or occurring at or before the effective time of the FCB merger (including the FCB merger and the other transactions contemplated by the FCB merger agreement) and based on or arising out of the fact that such person is or was a director, officer, or employee of FCB or any of its subsidiaries, regardless of whether claims associated therewith are asserted before, at, or after the effective time of the FCB merger, to the fullest extent such person would have been titled to be indemnified or would have had the right to advancement of expenses under the charter and bylaws or similar organizational documents of FCB or its subsidiaries as in effect on January 23, 2020, and as permitted by applicable law.

The FCB merger agreement requires CapStar to maintain for a period of six years after the completion of the FCB merger FCB’s and its subsidiaries’ currently existing directors’ and officers’ liability insurance, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons, with respect to claims arising from facts or events that occurred prior to the completion of the FCB merger, and covering such persons as are currently covered by FCB’s and its subsidiaries’ currently existing directors’ and officers’ liability insurance. However, CapStar is not required to spend for this insurance in the aggregate an amount in excess of 200% of the annual premium currently paid by FCB and its subsidiaries for their current directors’ and officers’ liability insurance and, if CapStar is unable to maintain this insurance as described for such amount, CapStar is obligated to obtain as much comparable insurance as is available for that amount. In lieu of the foregoing, CapStar may instead (i) request that FCB and its subsidiaries obtain an extended reporting period endorsement under their currently existing directors’ and officers’ liability insurance policies or (ii) substitute six-year “tail” policies with terms, including coverage and amount, no less favorable in any material respect to the indemnified parties than FCB’s and its subsidiaries’ existing directors’ and officers’ liability insurance policies as of January 23, 2020.

If CapStar (or any of its successors or assigns) consolidates or merges with another person and is not the continuing entity or if CapStar liquidates, dissolves, or transfers or conveys all or substantially all of its properties and assets to another person, then CapStar will ensure that its successors and assigns assume CapStar’s indemnification and insurance obligations.

Interests of BOW Directors and Executive Officers in the BOW Merger

In the BOW merger, the directors and executive officers of BOW will receive the same consideration for their shares of BOW common stock as other BOW minority shareholders receive. However, in considering the recommendation of the BOW board of directors that BOW shareholders vote in favor of approval of the BOW merger agreement, BOW shareholders, particularly the BOW minority shareholders, should be aware that BOW’s directors and executive officers may have interests in, or arrangements related to, the BOW merger that are different from, or in addition to, those of BOW shareholders generally. The BOW board of directors was aware of these interests and considered them, among other matters, when adopting and approving the BOW merger agreement and determining to recommend to the BOW shareholders, including the BOW minority shareholders, that they vote in favor of approval of the BOW merger proposal. See the sections titled “—Background of the Merger” and “—Recommendation of the BOW Board of Directors and BOW’s Reasons for the Merger.” BOW shareholders should take these interests and arrangements into account when deciding how to vote with respect to the BOW merger proposal. These interests are described in more detail below, and certain of them are quantified.

FCB Promissory Notes

BOW director Marion Wright (“Chip”) Hickerson III is the holder of a promissory note dated December 31, 2011, in the original principal amount of $140,436, under which FCB is the obligor. BOW director Claus Thormaehlen, through an individual retirement account, is the holder of a promissory note dated October 21, 2013, in the original principal amount of $140,000, under which FCB is the obligor. Mr. Thormaehlen’s spouse, also through an individual retirement account, is the holder of a promissory note dated May 1, 2012, in the original principal amount of $140,000, under which FCB is the obligor. Each of these promissory notes has a floating interest rate tied to the New York Prime rate of interest that adjusts monthly. Each promissory note is payable on demand, as well as on the death of the holder, the sale of FCB’s ownership interest in BOW, or the sale or transfer of ownership interest in FCB. Mr. Hickerson’s promissory note is secured by 2,115 shares of BOW common stock; Mr. Thormaehlen’s promissory note is secured by 4,230 shares of BOW common stock; and Ms. Thormaehlen’s promissory note is secured by 4,230 shares of BOW common stock. As of March 4, 2020, the outstanding principal and accrued and unpaid interest under the promissory notes was as follows: Mr. Hickerson: $141,587.38; Mr. Thormaehlen: $141,147.81; Ms. Thormaehlen: $141,147.81. The promissory notes will be paid in full in connection with the consummation of the FCB merger.

BOW Employment Agreements

William B. (“Bill”) Bryant, BOW’s President and Chief Executive Officer, is a party to an Employment Agreement with BOW dated November 16, 2011. The employment agreement has a two-year term but provides for automatic one-year extensions each year unless either party timely gives notice the term will not be so extended. The current term of the agreement expires November 15, 2021. The agreement provides that, in the event of a change in control of BOW, Mr. Bryant is entitled to receive, upon the consummation of the change in control, an amount equal to his then current base compensation and health insurance benefit under the agreement for the remainder of the term of the agreement. The BOW merger would constitute a change in control for purposes of Mr. Bryant’s employment agreement. If the BOW merger were to be consummated effective May 31, 2020, Mr. Bryant would be entitled to a lump sum payment of approximately $232,171. The agreement also provides that, if Mr. Bryant leaves the employment of BOW for any reason, he will not compete with BOW in Wayne or Lawrence county, Tennessee, or in any other county in which BOW has a physical presence, or any county contiguous thereto, for a period of two years.

Misty G. Rogers, Executive Vice President and Controller of BOW, is a party to an Employment Agreement with BOW dated April 9, 2019. The employment agreement has a two-year term that is automatically extended for one additional year on each anniversary of the agreement’s effective date. The current term of the agreement expires April 8, 2021, but on April 9, 2020, the term automatically will be extended to April 8, 2022. The agreement provides that, in the event of a change in control (as defined in the agreement) of BOW or FCB, if Ms. Rogers remains employed with BOW or its successor until the earlier of (i) the date that is 30 days immediately following the conversion of the legacy BOW data processing core system and (ii) the date that is 120 days immediately following the change in control (the earlier of these dates we refer to as the “Rogers retention date”), she will be entitled to receive an amount equal to the aggregate base salary and medical insurance stipend that would be payable to her under the agreement during the period beginning on the calendar day immediately following the Rogers retention date and running through the end of the current term of the agreement, such amount to be payable in one lump sum payment not later than five days following the Rogers retention date. In the event Ms. Rogers’ employment is terminated following a change in control (as defined in the agreement) of BOW or FCB but prior to the Rogers retention date, by Ms. Rogers for good reason (as defined in the agreement) or by BOW or its successor without cause (as defined in the agreement), Ms. Rogers will be entitled to receive an amount equal to the aggregate base salary and medical insurance stipend that would be payable to her under the agreement for the remainder of the current term of the agreement, such amount to be payable in one lump sum payment upon termination of Ms. Rogers’ employment. The BOW merger would constitute a change in control for purposes of Ms. Rogers’ employment agreement. If the BOW merger were to be consummated effective May 31, 2020, and Ms. Rogers’ employment were to be terminated on that date without cause, Ms. Rogers would be entitled to a payment of approximately $195,888. The agreement also provides that, if Ms. Rogers’ employment is terminated during the term of the agreement by Ms. Rogers for good reason or by BOW without cause, she will not, for the period of time remaining in the current term of the agreement, solicit employees of BOW or its affiliates with whom she had material contact during the last two years of her employment.

Split Dollar Agreements

Mr. Bryant is also party to a split dollar life insurance agreement maintained by BOW. BOW paid a one-time premium of $324,000.00 for the underlying life insurance policy. If Mr. Bryant dies prior to the termination of his employment with BOW other than for reason of death or disability, Mr. Bryant’s designated beneficiaries receive the lesser of $250,000 and the underlying policy’s cash surrender value less the one-time premium paid. If Mr. Bryant dies after the termination of his employment with BOW other than for reason of death or disability, Mr. Bryant’s designated beneficiaries receive the lesser of $250,000 and the underlying policy’s cash surrender value less the one-time premium paid. Mr. Bryant’s beneficiaries will receive no amount if Mr. Bryant’s employment is terminated by BOW for cause. CapStar will assume Mr. Bryant’s split dollar life insurance agreement and underlying policy in connection with the consummation of the BOW merger.

Claus Thormaehlen, who previously served on the board of directors of FCB, is party to a split dollar life insurance agreement with FNBM. As of December 31, 2019, the total outstanding liability under the agreement was $22,722. This agreement will be terminated, and the then-total outstanding liability under the agreement will be paid to Mr. Thormaehlen in one lump sum payment, in connection with the consummation of the FCB merger.

Hickerson Director Deferred Compensation Plan

Mr. Hickerson, who previously served on the board of directors of FCB, is party to a director deferred compensation plan arrangement with FCB. As of December 31, 2019, the total outstanding liability under Mr. Hickerson’s director deferred compensation plan was $328,861. This plan will be terminated, and the then-total outstanding plan liability will be paid to Mr. Hickerson in one lump sum payment, in connection with the consummation of the FCB merger.

Director Supplemental Retirement Plan Arrangements

Mr. Hickerson is also party to a director supplemental retirement plan arrangement with FCB. Mr. Hickerson received $26,997 under this director supplemental retirement plan in 2019. As of December 31, 2019, the total outstanding liability under the plan was $320,959. This plan will be terminated, and the then-total outstanding plan liability will be paid to Mr. Hickerson in one lump sum payment, in connection with the consummation of the FCB merger.

Mr. Thormaehlen is party to a director supplemental retirement plan arrangement with FNBM. Mr. Thormaehlen received $35,187 under this director supplemental retirement plan in 2019. As of December 31, 2019, the total outstanding liability under the plan was $299,972. This plan will be terminated, and the then-total outstanding plan liability will be paid to Mr. Thormaehlen in one lump sum payment, in connection with the consummation of the FCB merger.

FCB and FNBM Board Service

George M. Brown currently serves on the board of directors of each of BOW, FCB, and FNBM.

CapStar Employment Agreements

CapStar has entered into an employment agreement with Tim Williams (the “Williams Employment Agreement”) which will be effective for a term of up to two years commencing on the effective time of the BOW merger. If the BOW merger agreement is terminated without consummation of the BOW merger or Mr. Williams’s employment with BOW and its subsidiaries terminates at any time prior ot the effective time of the BOW merger, then the Williams Employment Agreement will be void. Under the Williams Employment Agreement, Mr. Williams will receive an annual base salary of $115,000 and will be eligible to receive a discretionary annual incentive award. The Williams Employment Agreement also provides that Mr. Williams will receive a cash retention award of $25,000, payable in full within 10 days following the effective time of the BOW merger, and a retention award consisting of shares of restricted CapStar common stock with an aggregate grant date fair value of $25,000, vesting in two equal installments on each of the first two anniversaries of the effective time of the BOW merger, subject to Mr. Williams’s continued employment with CapStar or one of its affiliates through each applicable vesting date. Upon Mr. Williams’s termination of employment by CapStar without cause or due to his resignation for Good Reason during the term of the Williams Employment Agreement, Mr. Williams will receive, subject to his timely execution and nonrevocation of a release of claims in the form requested by Capstar and continued compliance with the covenants set forth in the Williams Employment Agreement, (i) continued payment of his base salary for a period of one year following his date of termination and (ii) if Mr. Williams is eligible for and timely elects COBRA coverage, a cash payment equal to the monthly employer medical premium subsidy provided to active employees until the earlier of 12 months following Mr. Williams’s date of termination and the date on which Mr. Williams ceases such COBRA coverage. The Williams Employment Agreement also includes one-year post-termination noncompeition and employee and customer nonsolication covenants and perpetual confidentiality and nondisparagement covenants.

CapStar and CapStar Bank Board Seat

CapStar and CapStar Bank have agreed to appoint to the CapStar and CapStar Bank boards of directors one member of the board of directors of FCB, FNBM, or BOW selected by FCB in consultation with CapStar and otherwise meeting the general requirements for service on the CapStar and CapStar Bank boards of directors. These appointments will be effective as of the effective of the FCB merger. Provided this individual continues to satisfy the requirements for service on the CapStar and CapStar Bank boards of directors, CapStar and CapStar Bank have agreed to nominate this individual for reelection to the boards of directors of CapStar and CapStar Bank at the first annual meeting of CapStar shareholders following the FCB merger.

As of the date of this proxy statements/prospectus, the individual to serve on the CapStar and CapStar Bank boards of directors following the FCB merger has not been selected.

Indemnification and Insurance

As described under the section titled “The BOW Merger Agreement—Director and Officer Indemnification and Insurance,” from and after the completion of the BOW merger, CapStar and CapStar Bank generally will indemnify and hold harmless, and advance expenses to, each current and former director, officer, and employee of BOW or any of its subsidiaries against all liabilities arising out of matters existing or occurring at or before the effective time of the BOW merger (including the BOW merger and the other transactions contemplated by the BOW merger agreement) and based on or arising out of the fact that such person is or was a director, officer, or employee of BOW or any of its subsidiaries, regardless of whether claims associated therewith are asserted before, at, or after the effective time of the BOW merger, to the fullest extent such person would have been titled to be indemnified or would have had the right to advancement of expenses under the charter and bylaws or similar organizational documents of BOW or its subsidiaries as in effect on January 23, 2020, and as permitted by applicable law.

The BOW merger agreement requires CapStar or one of its subsidiaries to maintain for a period of six years after the completion of the BOW merger BOW’s and its subsidiaries’ currently existing directors’ and officers’ liability insurance, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons, with respect to claims arising from facts or events that occurred prior to the completion of the BOW merger, and covering such persons as are currently covered by BOW’s and its subsidiaries’ currently existing directors’ and officers’ liability insurance. However, CapStar or its subsidiary is not required to spend for this insurance in the aggregate an amount in excess of 200% of the annual premium currently paid by BOW and its subsidiaries for their current directors’ and officers’ liability insurance and, if CapStar or its subsidiary is unable to maintain this insurance as described for such amount, CapStar or its subsidiary is obligated to obtain as much comparable insurance as is available for that amount. In lieu of the foregoing, CapStar may instead (i) request that BOW and its subsidiaries obtain an extended reporting period endorsement under their currently existing directors’ and officers’ liability insurance policies or (ii) substitute six-year “tail” policies with terms, including coverage and amount, no less favorable in any material respect to the indemnified parties than BOW’s and its subsidiaries’ existing directors’ and officers’ liability insurance policies as of January 23, 2020.

If CapStar or CapStar Bank (or any of their successors or assigns) consolidates or merges with another person and is not the continuing entity or if CapStar or CapStar Bank liquidates, dissolves, or transfers or conveys all or substantially all of its properties and assets to another person, then CapStar or CapStar Bank, as applicable, will ensure that its successors and assigns assume its indemnification and insurance obligations.

Public Trading Markets

The CapStar common stock is listed for trading on the NASDAQ under the symbol “CSTR”. Neither FCB common stock nor BOW common stock is actively traded on a securities exchange and there is no established trading market for either FCB common stock or BOW common stock and no broker currently makes a market in either FCB common stock or BOW common stock. Following the mergers, shares of CapStar common stock will continue to be traded on the NASDAQ.

Under the FCB merger agreement and the BOW merger agreement, CapStar will cause the shares of CapStar common stock to be issued or reserved for issuance in the mergers to be approved for listing on the NASDAQ, subject to notice of issuance. The FCB merger agreement provides that neither CapStar nor FCB will be required to complete the FCB merger if such shares are not authorized for listing on the NASDAQ, subject to notice of issuance. The BOW merger agreement provides that neither CapStar nor BOW will be required to complete the BOW merger if such shares are not authorized for listing on the NASDAQ, subject to notice of issuance.

CapStar’s Dividend Policy

On January 23, 2020, CapStar announced that the CapStar board of directors has approved the declaration of a quarterly cash dividend of $0.05 per share on CapStar’s common stock, payable on or about February 21, 2020 to shareholders of record as of the close of business on February 7, 2020.

No assurances can be given that any dividends will be paid by CapStar or that dividends, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the policies and regulations of the Federal Reserve Board, be paid in addition to, or in lieu of, regular cash dividends. Dividends from CapStar will depend, in large part, upon receipt of dividends from CapStar Bank, and any other banks which CapStar acquires, because CapStar will have limited sources of income other than dividends from CapStar Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by CapStar. The CapStar board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see the section titled “Comparative Historical and Unaudited Pro Forma Per Share Data.”

Regulatory Approvals

CapStar, FCB and BOW have agreed to use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the FCB merger agreement and the BOW merger agreement. However, in no event will CapStar or CapStar Bank or their affiliates be required, or will FCB, BOW and their subsidiaries be permitted (without CapStar’s prior written consent), to agree to any non-standard condition or restriction that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of CapStar (as the surviving corporation) and its subsidiaries, measured on a scale relative to FCB and its subsidiaries in the case of the FCB merger and on a scale relative to BOW and its subsidiaries in the case of the BOW merger, taken as a whole (we refer to such condition as a “burdensome condition”). However, any condition or requirement imposed by a government entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the FCB merger agreement or BOW merger agreement will not be deemed to be a burdensome condition. CapStar, FCB and BOW are in the process of filing the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Federal Reserve Board. The transactions contemplated by the FCB merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1842(c)) (which we refer to as the “BHC Act”) and the federal Bank Merger Act (12 U.S.C. § 1828(c)). The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act and section 225.13 of Regulation Y (12 CFR 225.13) and the Bank Merger Act. These factors include the financial condition of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Additionally, as required by the Community Reinvestment Act (which we refer to as the “CRA”), and in reviewing the convenience and needs of the communities to be served, the Federal Reserve Board will consider the records of performance of the relevant insured depository institutions under the CRA. As of their last respective CRA examinations, each of CapStar Bank, The First National Bank of Manchester and BOW received an overall “satisfactory” regulatory rating with respect to CRA compliance.

Tennessee Department of Financial Institutions. To complete the bank merger and BOW merger, CapStar is required to submit an application to, and receive approval from, the TDFI. The TDFI will review the application to determine whether the bank merger and the BOW merger comply with Tennessee law. The criteria considered by the TDFI are similar to those considered by the Federal Reserve Board.

Public Notice and Comments. The BHC Act, the Bank Merger Act, Tennessee law and applicable regulations require published notice of, and the opportunity for public comment on these applications. Federal law also authorizes the Federal Reserve Board to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.

Waiting Periods. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (which we refer to as the “DOJ”) may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the FCB merger, bank merger or the BOW merger, the DOJ could analyze the applicable merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the applicable merger’s effects on competition. A determination by the DOJ not to object to the FCB merger, bank merger or BOW merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including the Office of the Comptroller of the Currency.

Based on information available to us as of the date hereof, CapStar, FCB and BOW believe that the mergers do not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither CapStar, FCB nor BOW can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, CapStar’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the mergers.

Neither CapStar, FCB nor BOW is aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

If there is an adverse development in either party’s regulatory standing, CapStar may be required to withdraw some or all of the applications for approval of the mergers and the bank merger and, if possible, resubmit the applications after the applicable supervisory concerns have been resolved.

Dissenters’ Rights for FCB Shareholders

Under the TBCA, holders of FCB common stock as of the FCB record date have the right to dissent from the FCB merger and to receive payment in cash for the fair value of such holders’ shares of FCB common stock in lieu of the consideration such holders would otherwise be entitled to pursuant to the FCB merger agreement. These rights are known as “appraisal rights”. FCB shareholders electing to exercise appraisal rights must comply with the provisions of Section 48-23-201 to Section 48-23-209 of the TBCA in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under the TBCA.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a shareholder in order to dissent from the FCB merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 48-23-101 to Section 48-23-302 of the TBCA, the full text of which appears in Appendix E to this proxy statements/prospectus. Failure to precisely follow any of the statutory procedures set forth in the TBCA may result in the loss or waiver of your appraisal rights. All references in this summary to a “shareholder” are to the holder of shares of FCB common stock as of the FCB record date unless otherwise indicated.

In order to perfect dissenters’ rights with respect to the FCB merger, an FCB shareholder must satisfy each of the following conditions:

•

deliver to FCB before the vote at the FCB special meeting is taken, written notice of his or her intent to demand payment for his or her shares of FCB common stock if the FCB merger is consummated; and

•	not vote, or cause to be voted, his or her shares of FCB common stock in favor of the FCB merger agreement.

Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

FCB Corporation 100 West High Street Manchester, Tennessee 37355 Attn: Tim Spry, FNBM’s President and Chief Executive Officer

If the FCB merger is completed, a shareholder who fails to satisfy these requirements will have no appraisal rights with respect to such holders’ shares of FCB common stock.

Within ten days after the completion of the FCB merger, CapStar, as the surviving corporation of the FCB merger, must provide to each FCB shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the first date of any public announcement of CapStar’s and FCB’s intent to merge;

•

that the dissenting shareholder is required to certify whether beneficial ownership of their shares of FCB common stock was acquired before the date of the public announcement regarding the FCB merger;

•	that the dissenting shareholder is required to certify that such shareholder did not vote in favor of or consent to the FCB merger;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by CapStar or its agent;

•	CapStar’s estimate of the fair value of shares of FCB common stock;

•

that, if requested in writing, CapStar will provide to the shareholder so requesting, within ten days after the date set for receipt by CapStar of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which any notice regarding the shareholder’s decision to withdraw its demand for payment must be received by CapStar.

Upon receipt of such notice, dissenting FCB shareholders would become entitled to receive payment of their shares of FCB common stock, as applicable, when they:

•	demand payment;

•	certify whether they acquired their shares of FCB common stock prior to the date of the first public announcement of CapStar’s and FCB’s intent to merge; and

•	deposit with CapStar certificates representing their shares of FCB common stock, in accordance with the instructions set forth in the notice.

A demand for payment filed by a shareholder may not be withdrawn without FCB’s or, after the completion of the FCB merger, CapStar’s consent. Upon valid withdrawal from the appraisal process, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the per share FCB merger consideration.

A shareholder who is dissatisfied with CapStar’s estimate of the fair value of the shares of FCB common stock must notify CapStar of such shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within one month after CapStar made or offered payment for the dissenter’s shares. A shareholder who fails to notify CapStar in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by CapStar in the appraisal election form.

If a dissenting shareholder refuses to accept CapStar’s estimated value of their shares of FCB common stock and CapStar fails to comply with the demand of the dissenting shareholder to pay such shareholder’s estimated value of the shares, plus interest, then within two months after receipt of a written payment demand from any dissenting shareholder, CapStar must file an action in any court of record having equity jurisdiction in the county where CapStar’s principal office is located, requesting that the fair value of such shares be determined by the court. If CapStar does not commence the proceeding within the two-month period, it must pay each dissenter whose demand remains unsettled the amount demanded by such dissenter.

All dissenting shareholders whose demands remain unsettled will be made parties to the proceeding and a copy of the petition will be served on each dissenting shareholder as provided by law.

The costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CapStar, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) CapStar and in favor of any or all dissenting shareholders if the court finds CapStar did not substantially comply with the notification provisions set forth in Section 48-23-201 to Section 48-23-309 of the TBCA; or (ii) either CapStar or a dissenting shareholder, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CapStar, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal.

Dissenters’ Rights for BOW Shareholders

Under the TBCA, holders of BOW common stock as of the BOW record date have the right to dissent from the BOW merger and to receive payment in cash for the fair value of such holders’ shares of BOW common stock in lieu of the consideration such holders would otherwise be entitled to pursuant to the BOW merger agreement. These rights are known as “appraisal rights”. BOW shareholders electing to exercise appraisal rights must comply with the provisions of Section 48-23-201 to Section 48-23-209 of the TBCA in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under the TBCA.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a shareholder in order to dissent from the BOW merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 48-23-101 to Section 48-23-302 of the TBCA, the full text of which appears in Appendix E to this proxy statements/prospectus. Failure to precisely follow any of the statutory procedures set forth in the TBCA may result in the loss or waiver of your appraisal rights. All references in this summary to a “shareholder” are to the holder of shares of BOW common stock as of the BOW record date unless otherwise indicated.

In order to perfect dissenters’ rights with respect to the BOW merger, a BOW shareholder must satisfy each of the following conditions:

•	deliver to BOW before the vote is taken, written notice of his or her intent to demand payment for his or her shares of BOW common stock if the BOW merger is consummated; and

•	not vote, or cause to be voted, his or her shares of BOW common stock in favor of the BOW merger agreement.

Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

The Bank of Waynesboro 201 South Main Street Waynesboro, Tennessee 38485 Attn: William (“Bill”) Bryant President and Chief Executive Officer

If the BOW merger is completed, a shareholder who fails to satisfy these requirements will have no appraisal rights with respect to such holders’ shares of BOW common stock.

Within ten days after the completion of the BOW merger, CapStar Bank, as the surviving bank in the BOW merger, must provide to each BOW shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the first date of any public announcement of CapStar Bank’s and BOW’s intent to merge, as applicable;

•

that the dissenting shareholder is required to certify whether beneficial ownership of their shares of BOW common stock was acquired before the date of the public announcement regarding the BOW merger;

•	that the dissenting shareholder is required to certify that such shareholder did not vote in favor of or consent to the BOW merger;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by CapStar Bank or its agent;

•	CapStar Bank’s estimate of the fair value of shares of BOW common stock;

•

that, if requested in writing, CapStar Bank will provide to the shareholder so requesting, within ten days after the date set for receipt by CapStar Bank of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which any notice regarding the shareholder’s decision to withdraw its demand for payment must be received by CapStar Bank.

Upon receipt of such notice, dissenting BOW shareholders would become entitled to receive payment of their shares of BOW common stock, as applicable, when they:

•	demand payment;

•	certify whether they acquired their shares of BOW common stock prior to the date of the first public announcement of CapStar Bank’s and BOW’s intent to merge; and

•	deposit with CapStar bank certificates representing their shares of BOW common stock, in accordance with the instructions set forth in the notice.

A demand for payment filed by a shareholder may not be withdrawn without BOW’s or, after the completion of the BOW merger, CapStar Bank’s consent. Upon valid withdrawal from the appraisal process, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the per share BOW merger consideration, as applicable.

A shareholder who is dissatisfied with CapStar Bank’s estimate of the fair value of the shares of BOW common stock must notify CapStar Bank of such shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within one month after CapStar Bank made or offered payment for the dissenter’s shares. A shareholder who fails to notify CapStar Bank in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by CapStar Bank in the appraisal election form.

If a dissenting shareholder refuses to accept CapStar Bank’s estimated value of their shares of BOW common stock and CapStar Bank fails to comply with the demand of the dissenting shareholder to pay such shareholder’s estimated value of the shares, plus interest, then within two months after receipt of a written payment demand from any dissenting shareholder, CapStar Bank must file an action in any court of record having equity jurisdiction in the county where CapStar Bank’s principal office is located, requesting that the fair value of such shares be determined by the court. If CapStar Bank does not commence the proceeding within the two-month period, it must pay each dissenter whose demand remains unsettled the amount demanded by such dissenter.

All dissenting shareholders whose demands remain unsettled will be made parties to the proceeding and a copy of the petition will be served on each dissenting shareholder as provided by law.

The costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CapStar Bank, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) CapStar Bank and in favor of any or all dissenting shareholders if the court finds CapStar Bank, as applicable, did not substantially comply with the notification provisions set forth in Section 48-23-201 to Section 48-23-309 of the TBCA; or (ii) either CapStar Bank or a dissenting shareholder, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CapStar Bank, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal.

Board of Directors and Management of CapStar Following the Mergers

Under the FCB merger agreement, CapStar has agreed, prior to the closing date, to appoint one member of the current board of directors of FCB, First National Bank of Manchester or BOW, selected by FCB in consultation with CapStar (which we refer to as the “FCB designee”), to the boards of directors of CapStar and CapStar Bank. The directors of CapStar holding office immediately prior to the effective time, as well as the FCB designee, will serve as the directors of the surviving corporation from and after the effective time of the FCB merger and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Provided the FCB designee continues to satisfy the requirements for service as a member of the board of directors of CapStar and CapStar Bank, as applicable, each of CapStar and CapStar Bank must take all required action to nominate the FCB designee for reelection to the board of directors of CapStar and CapStar Bank at or in connection with the first annual meeting of the shareholders of the surviving corporation following the effective time of the FCB merger.

The executive officers of CapStar immediately prior to the effective time of the FCB merger will be the executive officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of CapStar is contained in documents filed by CapStar with the SEC and incorporated by reference into this proxy statements/prospectus, including CapStar’s Annual Report on Form 10-K for the year ended December 31, 2019 and its definitive proxy statement on Schedule 14A for its 2020 annual meeting, filed with the SEC on March 6, 2020 and March 27, 2020, respectively. See the section titled “Where You Can Find More Information.”

THE FCB MERGER AGREEMENT

The following describes certain aspects of the FCB merger, including certain material provisions of the FCB merger agreement. The following description of the FCB merger agreement is subject to, and qualified in its entirety by reference to, the FCB merger agreement, which is attached to this proxy statements/prospectus as Appendix A and is incorporated by reference into this proxy statements/prospectus. We urge you to read the FCB merger agreement carefully and in its entirety, as it is the legal document governing the FCB merger.

Explanatory Note Regarding the FCB Merger Agreement

The FCB merger agreement and this summary of terms are included to provide you with information regarding the terms of the FCB merger agreement. Factual disclosures about CapStar and FCB contained in this proxy statements/prospectus or in the public reports of CapStar filed with the SEC may supplement, update or modify the factual disclosures about CapStar and FCB contained in the FCB merger agreement. The FCB merger agreement contains representations and warranties by CapStar, on the one hand, and by FCB, on the other hand. The representations, warranties and covenants made in the FCB merger agreement by CapStar and FCB were qualified and subject to important limitations agreed to by CapStar and FCB in connection with negotiating the terms of the FCB merger agreement. In particular, in your review of the representations and warranties contained in the FCB merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the FCB merger agreement may have the right not to consummate the FCB merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the FCB merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that CapStar and FCB each delivered in connection with the FCB merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statements/prospectus, may have changed since January 23, 2020.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of CapStar or FCB or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statements/prospectus or incorporated by reference into this proxy statements/prospectus. See the section titled “Where You Can Find More Information.”

Terms of the FCB Merger

Effect of the FCB Merger

Each of the CapStar board of directors and the FCB board of directors has approved the FCB merger agreement. Pursuant to the FCB merger agreement, FCB will merge with and into CapStar with CapStar surviving the FCB merger as the surviving corporation. We sometimes refer to CapStar following the FCB merger as the “surviving corporation.” FCB shareholders will participate in the surviving corporation’s future earnings and potential growth only through their ownership of CapStar common stock that they will receive as partial merger consideration in the FCB merger. All of the other incidents of direct ownership of FCB common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from FCB, will be extinguished upon completion of the FCB merger but will become analogous rights in FCB. Although both CapStar and FCB are Tennessee corporations, your rights under the CapStar charter and CapStar bylaws will differ in some respects from your rights under the FCB charter and FCB bylaws. For more detailed information regarding a comparison of your rights as a shareholder of FCB and CapStar, see the section titled “Comparison of Shareholders’ Rights.”

From and after the effective time, the surviving corporation will possess all of the properties, rights, privileges, powers and franchises of FCB and be subject to all debts, liabilities and obligations of FCB.

Closing and Effective Time

On the closing date, the surviving corporation will affect the FCB merger by filing articles of merger with the Secretary of the State of Tennessee. The FCB merger will become effective as of the date and time of filing the articles of FCB merger or, if mutually agreed upon by the parties, at a later time specified in such articles of merger, which we refer to as the “effective time” of the FCB merger.

The FCB merger will be completed only if all conditions to the FCB merger discussed in this proxy statements/prospectus and set forth in the FCB merger agreement are either satisfied or waived. See the section titled “—Conditions to Completion of the FCB Merger.” It currently is anticipated that the completion of the FCB merger will occur in the late second to early third quarter of 2020, subject to the receipt of regulatory approvals and other customary closing conditions, but neither FCB nor CapStar can guarantee when or if the FCB merger will be completed.

FCB Merger Consideration

Each share of FCB common stock issued and outstanding immediately prior to the completion of the FCB merger (other than the FCB excluded shares) will be converted into the right to receive the per share FCB merger consideration, subject to adjustments in accordance with the terms of the FCB merger agreement. The FCB merger consideration is subject to adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by FCB, BOW and their subsidiaries. See the section titled “—FCB Merger Consideration Adjustments” for a discussion of these adjustments to the FCB merger consideration. Consequently, the value of the per share FCB merger consideration, FCB shareholders will receive in exchange for their shares of FCB common stock will not be known at the time they vote on the FCB merger agreement and the value and amount, respectively, of the actual per share FCB merger consideration that they will receive may be different from that described in this proxy statements/prospectus.

FCB Merger Consideration Adjustments

The FCB merger consideration is subject, among other things, to the following adjustments:

Purchase Price Adjustment. Not less than twenty business days prior to the anticipated closing date (which we refer to as the “measurement date”), FCB is required to provide CapStar with a good faith estimate (together with reasonable supporting documentation and calculations) of the “purchase price adjustment” (which we refer to as the “estimated closing statement”). The purchase price adjustment is computed by reference to a quantity which we refer to as the “adjustment amount.”

The adjustment amount is the sum, on an after-tax basis, of the following quantities:

•

the sum of (i) the total consideration received by FCB, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of its interests in Plateau Group, Inc.; and (ii) (x) 50.56% multiplied by (y) the total consideration received by a subsidiary of BOW, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of that subsidiary’s equity interests in in Plateau Group, Inc.;

•

the sum of (i) the total consideration received by FCB, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of The First National Bank of Manchester’s equity interests in A Mortgage Boutique, LLC, and (ii) (x) 50.56% multiplied by (y) the total consideration received by a subsidiary of BOW, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of that subsidiary’s equity interests in A

Mortgage Boutique, LLC. If the sale or other disposition contemplated in clause (i) or (ii) of the previous sentence is not consummated prior to the measurement date, the “total consideration received” for purposes of such clause will be deemed to be zero and the amounts in clauses (i) or (ii) will be calculated on that basis.

•	the total consideration received by FCB, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of FCB’s equity interests in Truxton Corporation;

•

(i) the sum of (x) the value of certain fixed assets of The First National Bank of Manchester, appraised pursuant to the terms of the FCB merger agreement over the book value those assets; and (y) (a) 50.56% multiplied by (b) the value of certain scheduled fixed assets of BOW, appraised pursuant to the terms of the BOW merger agreement over the book value of those assets, less (ii) $1,879,000; and

•

$3,822,000 minus the sum of (i) certain transactions expenses incurred by or on behalf of FCB and its subsidiaries (other than BOW and its subsidiaries) and (ii) (x) 50.56% multiplied by (y) certain transaction expenses incurred by or on behalf of BOW and its subsidiaries.

If the adjustment amount is a negative number, the purchase price adjustment is equal to the adjustment amount. If the adjustment amount is a positive number, the purchase price adjustment is equal to 50% of the adjustment amount.

For a five business day period (which we refer to as the “review period”) following the delivery to CapStar of the estimated purchase price adjustment, FCB is required to provide access to CapStar and its advisors (including its accounting advisors) to working papers of FCB and its accounting advisors relating to the estimated closing statement, appropriate employees and representatives of FCB, and its accounting advisors and any supporting documentation used to prepare the estimated closing statement.

At any time before the end of the review period, CapStar may deliver a notice to FCB disagreeing with the amount of the purchase price adjustment set forth on the estimated closing statement (which we refer to as the “dispute notice”). If CapStar does not provide a dispute notice setting forth certain required information prior to the end of the review period, the purchase price adjustment set forth in the estimated closing statement will be deemed to be the final purchase price adjustment. If a dispute notice is timely delivered, FCB and CapStar have five business days to negotiate in good faith to determine the final purchase price adjustment.

If during such period, the parties are unable to reach agreement, FCB and CapStar are required to refer all unresolved disputed purchase price adjustment items to a mutually acceptable independent certified public accounting firm in the United States of national reputation, and that accounting firm is required to make a final determination within ten business days, binding on the parties, of the appropriate amount of each unresolved disputed purchase price adjustment item that remains in dispute. The purchase price adjustment as finally determined either through agreement (or deemed agreement) of the parties will be the final purchase price adjustment.

If the final purchase price adjustment is less than zero, then: (i) if the aggregate cash consideration to be paid in the FCB merger is greater than the absolute value of the final purchase price adjustment, the aggregate cash consideration is reduced by an amount of cash equal to the absolute value of the final purchase price adjustment; or (ii) if the aggregate cash consideration to be paid in the FCB merger is less than the absolute value of the final purchase price adjustment, (a) the aggregate cash consideration is reduced to zero and (b) the aggregate stock consideration is reduced by the number of shares of CapStar common stock equal to (x) the absolute value of the final purchase price adjustment minus the amount by which the aggregate cash consideration is reduced pursuant to the preceding clause (a), divided by (y) the average closing price of CapStar common stock. If the final purchase price adjustment is greater than zero, then the aggregate cash consideration will be increased by an amount of cash equal to the final purchase price adjustment. If the final purchase price adjustment is zero, then neither the aggregate cash consideration nor the aggregate stock consideration is adjusted.

Termination Right: If FCB decides to terminate the FCB merger agreement pursuant to the “FCB double trigger termination right”, CapStar has the option, in its sole discretion, to increase the aggregate cash consideration and/or the aggregate stock consideration such that, as a result of such adjustment, the sum of (i) the aggregate cash consideration and (ii) (x) the stock consideration multiplied by (y) the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the fifth day before the closing date (or if shares of CapStar common stock are not traded on the NASDAQ on such date, the day immediately preceding the fifth day before the closing date on which shares of CapStar common stock actually trades on the NASDAQ), is no less than $69,526,801.70. See the section titled “—Termination of the FCB Merger Agreement”. CapStar may not increase the aggregate cash consideration if doing so would result in the FCB merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

Reduction in Aggregate Stock Consideration. If the aggregate number of shares of CapStar common stock to be issued pursuant to the FCB merger agreement and the BOW merger agreement would exceed 19.9% of the number of issued and outstanding shares of CapStar common stock immediately prior to the effective time of the FCB merger, then the aggregate stock consideration to be issued in the FCB merger will be reduced by the minimum extent necessary to prevent this from happening and the aggregate cash consideration in the FCB merger will be increased by an amount of cash equal to the number of shares by which the aggregate stock consideration was reduced multiplied by the average closing price of CapStar common stock, subject to the condition that no such changes in the aggregate stock and cash consideration are permitted that would result in the FCB merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

Capitalization Changes. If between January 23, 2020 and the effective time of the FCB merger, the outstanding shares of CapStar common stock or FCB common stock is increased, decreased, or changed into or exchanged for a different number of shares or into a different kind of shares or securities as a result of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or if there is an extraordinary dividend or distribution paid, the aggregate stock consideration will be adjusted appropriately and proportionately to provide the holders of FCB common stock the same economic effect as contemplated by the FCB merger agreement before such event.

Fractional Shares

CapStar will not issue any fractional shares of CapStar common stock in the FCB merger. Instead, an FCB shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the average closing price of CapStar common stock.

Conversion of Shares; Exchange of Certificates

The conversion of FCB common stock into the right to receive the per share FCB merger consideration will occur automatically at the effective time of the FCB merger. After completion of the FCB merger, the exchange agent will exchange certificates representing shares of FCB common stock for the per share FCB merger consideration, with cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of FCB common stock to be received pursuant to the terms of the FCB merger agreement.

As soon as reasonably practicable after the effective time of the FCB merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of record of FCB common stock. These materials will contain instructions on how to surrender shares of FCB common stock in exchange for the per share FCB merger consideration, with cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of FCB common stock that the holder is entitled to receive under the FCB merger agreement.

If a certificate for FCB common stock has been lost, stolen or destroyed, the exchange agent will issue the per share FCB merger consideration, with cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of FCB common stock to which such FCB common stock is entitled upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as the exchange agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate.

After completion of the FCB merger, there will be no further transfers on the stock transfer books of FCB.

Withholding

CapStar and the exchange agent will be entitled to deduct and withhold from the FCB merger consideration otherwise payable to any FCB shareholder such amounts as CapStar (or any of its affiliates) or the exchange agent, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax laws. If any such amounts are withheld, these amounts will be treated for all purposes of the FCB merger agreement as having been paid to the FCB shareholders from whom they were withheld.

Dividends and Distributions

Whenever a dividend or other distribution is declared by CapStar on CapStar common stock, for which the record date is after the effective time of the FCB merger, the declaration will include dividends or other distributions on all shares of CapStar common stock issuable under the FCB merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its FCB stock certificates.

Organizational Documents of the Surviving Corporation

The charter and bylaws of CapStar that are in effect immediately prior to the effective time will be the charter and bylaws of the surviving corporation.

Board of Directors

Prior to the closing date of the FCB merger, CapStar and CapStar Bank will appoint the FCB designee to the boards of directors of CapStar and CapStar Bank. The directors of CapStar holding office immediately prior to the effective time, as well as the FCB designees, will serve as the directors of the surviving corporation from and after the effective time.

Representations and Warranties

The FCB merger agreement contains customary representations and warranties of CapStar and FCB relating to their respective businesses. The representations and warranties in the FCB merger agreement will not survive the effective time of the FCB merger.

The representations and warranties made by FCB to CapStar relates to a number of matters, including the following:

•	corporate matters, including due organization, qualification and the organizational structure;

•	capitalization;

•

authority relative to execution and delivery of the FCB merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the FCB merger;

•	governmental filings and consents necessary to complete the FCB merger;

•	the timely filing of regulatory and/or securities reports;

•	financial statements;

•	undisclosed liabilities;

•	the absence of a material adverse effect on FCB since December 31, 2018;

•	litigation matters;

•	the absence of regulatory actions;

•	compliance with applicable laws;

•	tax matters;

•	certain material contracts;

•	intellectual property and IT systems;

•	labor matters;

•	employee benefit matters;

•	real and personal property;

•	receipt of a fairness opinion regarding the FCB merger consideration;

•	compliance with applicable environmental laws;

•	loan portfolio matters;

•	inapplicability of anti-takeover provisions;

•	insurance matters;

•	corporate documents and records;

•	Community Reinvestment Act and regulatory compliance matters;

•	internal controls;

•	trust accounts; and

•	tax treatment of the FCB merger.

The FCB merger agreement contains certain additional representations and warranties made by FCB to CapStar, including the following:

•	interests of certain persons in FCB’s business;

•	investment securities and derivative instruments;

•	brokers or financial advisor fees; and

•	indemnification.

Certain representations and warranties of CapStar and FCB are qualified as to “materiality” or “material adverse effect.”

For purposes of the FCB merger agreement, a “material adverse effect,” when used in reference to FCB or CapStar, means any effect, circumstance, occurrence or change that, individually or in the aggregate, (1) has had or would reasonably be expected to have, a material adverse effect to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, or (2) prevents or materially impairs the ability of such party to perform its obligations under the FCB merger agreement or timely consummate the transactions contemplated by the FCB merger agreement; however, in the case of clause (1) of this sentence only, a material adverse effect will not be deemed to include any effect, circumstance, occurrence or change resulting from:

•

changes, after January 23, 2020, in laws, rules or regulations, GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•

changes, after January 23, 2020 in economic conditions affecting financial institutions generally, including changes in the general level of market interest rates, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•

actions and omissions of CapStar or FCB required under the FCB merger agreement, including expenses incurred by the parties in consummating the transactions contemplated by the FCB merger agreement or with the prior written consent of the other party;

•

worsening of national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•

natural disaster or other force majeure event, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•	failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of financial performance, but not including any underlying causes thereof;

•	the public announcement or pendency of the transactions contemplated by the FCB merger agreement or any pending, potential, or threatened shareholder litigation; and

•	the impact of the FCB merger agreement and the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to January 23, 2020).

Conduct of Businesses Pending the Completion of the FCB Merger

FCB has agreed that, until the completion of the FCB merger and unless permitted by CapStar, or to the extent required by law, rule or regulation of any governmental entity, or as expressly contemplated or permitted by the FCB merger agreement, it will not and will not permit any of its subsidiaries to:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice;

•

fail to use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its key employees;

•

take any action that would reasonably be likely to adversely affect in any material respect or materially delay its ability to perform its obligations under the FCB merger agreement or to consummate the transactions contemplated by the FCB merger agreement;

Indebtedness

•

incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice, advances from the FHLB and purchases of federal funds, and advances from the Federal Reserve Bank of Atlanta;

•	prepay any indebtedness or other similar arrangements if it would cause FCB to incur any prepayment penalty;

•	purchase any brokered certificates of deposit except in the ordinary course of business, consistent in all material respects with past practice;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•

make, declare or pay any dividend, or make any other distribution on its capital stock except for (i) dividends and distributions by subsidiaries of FCB to FCB or another subsidiary of FCB, in each case, consistent with past practice or to fund the payment by FCB of expenses incurred in connection with the transactions contemplated by the FCB merger agreement and (ii) dividend payments by FCB consistent with past practice; provided that the aggregate amount of dividends paid by FCB to its shareholders plus the aggregate amount of dividends paid by BOW to the BOW minority shareholders does not exceed the lesser of $1,700,000 or forty eight percent (48%) of the consolidated earnings of FCB;

•	grant any person any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for, or valued by reference to, any shares of its capital stock;

•	redeem or otherwise acquire any shares of its capital stock other than because of the enforcement of a security interest as otherwise provided in the FCB merger agreement;

Dispositions

•

other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets (including other real estate owned) to any person other than to its subsidiary, or cancel, release or assign any material indebtedness or material claims, in each case, other than in the ordinary course of business consistent with past practice;

Investments

•

make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a loan), or form any new subsidiary;

•

enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, except for interest rate caps and interest rate floors for individual loans entered into in the ordinary course of business consistent with past practice;

Contracts

•	renew, amend or terminate any material contract, or enter into any contract that would constitute a material contract under the FCB merger agreement;

Loans

•

except for loans or commitments for loans that have previously been approved by FCB, the First National Bank of Manchester or BOW prior to January 23, 2020, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except with respect to any secured loan or commitment wherein the total credit exposure is less than $1,500,000 or any unsecured loan or commitment wherein the total of the unsecured credit exposure is less than $100,000 which is made in conformity with existing lending practices. With respect to any loan for which the prior written consent of CapStar is required, CapStar is required to approve or reject such loan, in writing, within three business days after the loan package is delivered to CapStar, and if such approval or rejection is not given within the three business day period, the subject loan is conclusively deemed to be approved by CapStar;

•

make any new loan, or commit to make any new loan, to any director or executive officer of FCB, The First National Bank of Manchester, BOW or any entity controlled, directly or indirectly, by any of the foregoing or amend, renew or increase any existing loan, or commit to amend, renew or increase any such loan, to any director or executive officer of FCB, The First National Bank of Manchester, BOW, or any entity controlled, directly or indirectly, by any of the foregoing, in each case except in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215);

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent in all material respects with past practice;

Benefit Plans

•	except as required by any FCB benefit plan in effect on January 23, 2020:

•

(1) increase in any manner the compensation or benefits payable to any employee or director other than increases in salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed 3% of the aggregate cost of all employee annual base salaries and wage rates as in effect on January 23, 2020, (2) pay, or commit to pay, any bonus, change in control or retention payment, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of any fiscal year completed prior to or the fiscal year in effect as of January 23, 2020 in the ordinary course of business consistent with past practice, or (3) fund any rabbi trust or similar arrangement;

•

become a party to, amend, renew, extend or commit itself to any benefit plan, pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law, rule or regulation;

•	make any contributions to any defined contribution plan or FCB benefit plan that are not made in the ordinary course of business consistent with past practice;

•

elect to any office with the title of senior vice president or higher any individual who does not hold such office as of January 23, 2020 or elect to the FCB board of directors any individual who is not a member as of January 23, 2020;

•

hire or terminate any employee with an annualized base salary or wage rate that exceeds $100,000, other than hiring employees to replace departed employees where the compensation of such replacement employee is materially consistent with the compensation of the departed employee and terminations for “cause”;

Litigation and Settlement

•

commence any legal action or proceeding other than to enforce an obligation owed to FCB or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding against it

(1) involving payment of money damages in excess of $100,000 or (2) that would impose any material restrictions on FCB’s operations or the operations of any of its subsidiaries;

Governing Documents

•	amend the governing documents of FCB or its subsidiaries;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent in all material respects with past practice;

Capital Expenditures

•

make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate, other than pursuant to existing binding commitments as of January 23, 2020 and ordinary course immaterial expenditures reasonably necessary to maintain existing assets in good repair in prior consultation with CapStar;

Debt Security Purchases

•	purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency and municipal securities;

Branches

•	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Policies

•

make any changes in any material respect in policies in existence on January 23, 2020 with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law, rules or regulations or GAAP, or at the direction of a governmental entity;

Communications

•

except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the FCB merger or other transactions contemplated by the FCB merger agreement: (1) issue any communication of a general nature to employees without prior consultation with CapStar and, to the extent related to employment, benefit or compensation information addressed in the FCB merger agreement or related to the transactions contemplated by the FCB merger agreements, without the prior consent of CapStar; or (2) issue any communication of a general nature to customers without the prior approval of CapStar;

Environmental Assessments

•

except with respect to foreclosures in process as of January 23, 2020, foreclose upon or take a deed or title to any commercial real estate without (1) conducting a Phase I environmental assessment of the property, and (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank, obtaining the prior consent of CapStar (which is not be unreasonably withheld);

Taxes

•

make, change or rescind any material tax election concerning FCB’s taxes or tax returns, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, settle or compromise any material tax claim, audit, dispute or assessment or surrender any right to claim a material tax refund or obtain any tax ruling;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

New Lines of Business

•	enter into any new lines of business;

FCB Merger or Liquidation

•

merge or consolidate The First National Bank of Manchester, BOW or any other subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

•	knowingly take action that would prevent or impede the FCB merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

Other Agreements

•

knowingly take any action that is intended or would reasonably be likely to result in any of the closing conditions to the FCB merger not being satisfied or in any of the closing conditions to the BOW merger not being satisfied or in a material violation of any provision of the FCB merger agreement or the BOW merger agreement; or

•

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the FCB merger agreement governing FCB’s conduct of business until the completion of the FCB merger.

CapStar has agreed that, until the completion of the FCB merger and unless permitted by FCB, or to the extent required by law, rule or regulation of any governmental entity, or as expressly contemplated or permitted by the FCB merger agreement, it will not and will not permit any of its subsidiaries to:

•	conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice;

•

fail to use its best reasonable efforts to maintain and preserve intact its business organization, properties, employees and advantageous business relationships and retain the services of its key employees;

•

take any action that would reasonably be likely to adversely affect in any material respect or materially delay the ability to perform its obligations under the FCB merger agreement or to consummate the transactions contemplated by the FCB merger agreement on a timely basis;

•

knowingly take any action that is intended or would reasonably be likely to result in any of the closing conditions to the FCB merger not being satisfied or in any of the closing conditions to the BOW merger not being satisfied or in a material violation of any provision of the FCB merger agreement or the BOW merger agreement;

•	make, declare or pay any dividend, or make any other distribution, on any shares of CapStar common stock, other than regular quarterly cash dividends by CapStar consistent with past practice;

•	restructure, reorganize, or completely or partially liquidate or dissolve itself or any significant subsidiary;

•	knowingly take any action that would prevent or impede the FCB merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

•

amend, repeal or modify any provision of its charter or bylaws in a manner that would adversely affect FCB or any FCB shareholder, as a prospective holder of CapStar common stock, relative to other holders of CapStar common stock or the transactions contemplated by the FCB merger agreement; or

•

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the FCB merger agreement governing CapStar’s conduct of business until the completion of the FCB merger.

Regulatory Matters

CapStar and FCB will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the FCB merger agreement and the BOW merger agreement, as expeditiously as reasonably possible. CapStar and FCB will cooperate with each other and use their reasonable best efforts to prepare and file as soon as practicable after January 23, 2020 all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the FCB merger, the BOW merger and related transactions. However, in no event will CapStar or its affiliates be required, or will FCB and its subsidiaries be permitted (without CapStar’s prior written consent), to agree to any non-standard condition or restriction that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of CapStar (as the corporation surviving the FCB merger) and its subsidiaries, measured on a scale relative to FCB and its subsidiaries, taken as a whole (we refer to such condition as a “burdensome condition”). However, any condition or requirement imposed by a government entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the FCB merger agreement will not be deemed to be a burdensome condition.

Employee Benefits Matters

With respect to the employees of FCB or its subsidiaries who are employed immediately prior to the effective time of the FCB merger (which we refer to as “continuing employees”), CapStar will maintain, for one year following the effective time (solely to the extent the applicable continuing employee remains employed by CapStar or one of its subsidiaries), employee benefit plans and compensation opportunities for the benefit of such continuing employees that are substantially comparable in the aggregate to the employee benefit and compensation opportunities made available to similarly situated employees of CapStar and its subsidiaries.

CapStar, at its sole discretion, may maintain FCB’s or its subsidiaries’ health and welfare plans through the end of the calendar year in which the effective time of the FCB merger occurs. If CapStar determines to terminate one or more of FCB’s or its subsidiaries’ health and/or other welfare plans, then, at the request of

CapStar, which must be made at least thirty days before the effective time of the FCB merger, FCB or its subsidiaries must adopt resolutions, to the extent required, providing that FCB’s applicable health and welfare plans will be terminated effective immediately before the effective time of the FCB merger (or such later date as requested by CapStar in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and must arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law. Coverage of any of the continuing employees or their dependents will not terminate under any of FCB’s or its subsidiaries’ health and welfare plans before the time the continuing employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly-situated employees of CapStar and its subsidiaries and thus, no continuing employees or their dependants will experience a gap in coverage. CapStar must use commercially reasonable efforts to ensure that continuing employees who become covered under health and welfare plans, programs and benefits of CapStar or any of its subsidiaries (i) receive credit for any co-payments and deductibles paid under FCB’s and its subsidiaries’ health and welfare plans for the plan year in which coverage commences under CapStar’s health and welfare plans and (ii) will not be subject to any pre-existing conditions under any such plans or arrangements (except to the extent continuing employees would be subject to the same under FCB or its subsidiaries’ health and welfare plans immediately prior to the effective time of the FCB merger). FCB employees and employees of FCB’s subsidiaries who are not continuing employees and their qualified beneficiaries will have the right to continued coverage under group health plans of CapStar in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

CapStar will credit continuing FCB’s employees for their service with FCB under CapStar’s benefit plans for purposes of eligibility, vesting and paid time off accrual (but not any other benefit accrual) to the same extent such service was credited by FCB and its subsidiaries, except that CapStar will not credit continuing FCB employees for service (1) to the extent it would result in a duplication of benefits under CapStar benefit plans, (2) if similarly situated employees of CapStar do not receive service credit under CapStar’s benefit plans, or (3) with respect to any CapStar benefit plan which is grandfathered or frozen.

On the closing date, FCB will pay or cause it subsidiaries to pay (i) to each employee of FCB or any of its subsidiaries all of such employees’ vacation time that is accrued and unused as of immediately prior to the closing and (ii) to the employees of The First National Bank of Manchester or any of its subsidiaries all sick time that is accrued and unused by such employees as of immediately prior to the closing to the extent that such sick time would be required to be paid to such employees upon termination of employment under the terms of the First National Bank of Manchester employee handbook as in effect on January 23, 2020.

If requested in writing by CapStar no later than thirty days before closing, FCB must take all necessary steps to terminate the FCB 401(k) Plan immediately before the effective time of the FCB merger, subject to the occurrence of the FCB merger, and if further requested, must prepare and submit a request to the IRS for a favorable determination letter on termination. CapStar shall take any actions required to permit continuing employees to roll over their account balances, including notes in respect of outstanding plan loans, in the FCB 401(k) plan into CapStar’s 401(k) plan as of the effective time of the FCB merger.

During the twelve-month period immediately following the effective time of the FCB merger, CapStar and CapStar Bank must cover continuing employees under CapStar’s severance plan, as in effect January 23, 2020, on certain specified terms, including the application of an alternative severance benefit formula.

Director and Officer Indemnification and Insurance

The FCB merger agreement provides that from and after the effective time of the FCB merger, CapStar must indemnify and hold harmless, and advance expenses to all the current and former directors, officers and employees of FCB or any of its subsidiaries (we refer to each such person as an “indemnified party”) and any person who becomes an indemnified party between January 23, 2020 and the effective time of the FCB merger, against all liabilities, arising out of matters existing or occurring at or before the effective time of the FCB merger, whether asserted or claimed before, at or after the effective time of the FCB merger, based, arising or pertaining to (i) the fact that he or she is or was a director, officer or employee of the FCB or any of its subsidiaries or any of their respective predecessors or was before the effective time of the FCB merger serving at the request of any such party or (ii) any matters arising in connection with the transactions contemplated by the FCB merger agreement, to the fullest extent such person would have been titled to be indemnified or would have had the right to advancement of expenses pursuant to the organizational documents of FCB or its subsidiaries as in effect on January 23, 2020 and as permitted by applicable law. CapStar must also advance expenses incurred by an indemnified party to the fullest extent permitted under applicable law, provided, however, that the person to whom expenses are advanced must undertake to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

The FCB merger agreement requires CapStar to maintain for a period of six years after completion of the FCB merger, FCB’s and its subsidairies’ currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the FCB merger, and covering such individuals who are currently covered by such insurance. However, CapStar is not required to spend in the aggregate an amount more than 200% of the annual premium payment on FCB’s and its subsidiaries’ current directors’ and officers’ liability insurance policy. If CapStar is unable to maintain a policy as described for less than that amount, CapStar will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) CapStar may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the insured than FCB’s existing policy as of January 23, 2020 or (2) CapStar may request that FCB and its subsidiaries obtain extended coverage for the six-year period under FCB’s existing insurance programs. If CapStar (or any of its successors or assigns) merges with another person and is not the continuing entity, or if CapStar liquidates, dissolves, transfers, or conveys all or substantially all of its properties or assets to another person, then CapStar will ensure that its successors and assigns assume CapStar’s indemnification and insurance obligations.

FCB Shareholder Meeting and Recommendation of the FCB Board of Directors

FCB has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the FCB merger agreement as promptly as reasonably practicable after this registration statement becomes effective. Among other things, FCB will (1) through its board of directors, recommend that its shareholders approve the FCB merger agreement and (2) use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the FCB merger agreement.

Notwithstanding the foregoing, before the FCB shareholder meeting is held, the FCB board of directors may withdraw or modify or change in a manner adverse to CapStar its recommendation (which we refer to as a “change in company recommendation”) if (1) the FCB board of directors concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law; (2) FCB has complied in all material respects with its non-solicitation obligations described below; and (3) FCB has provided CapStar at least three business days’ prior written notice of the intention of the FCB board of directors to take such action. In addition, the FCB board of directors may make a change in company recommendation relating to an acquisition proposal only if (1) during the three business day period following FCB’s delivery of written notice to CapStar, FCB has considered any adjustments or modifications to the FCB merger agreement proposed by CapStar and engaged in good faith discussions with CapStar regarding such adjustments or modifications, and (2) at the end of such period, the FCB board of directors nevertheless determines in good faith (after consultation with its outside legal counsel and financial adviser, and taking into account any proposals, amendments or modifications made or agreed to by CapStar) that the acquisition proposal continues to constitute a superior proposal. In the event there is a material revision to the acquisition proposal, FCB is also required to notify CapStar of the amendment and to consider any proposed adjustments or modifications to the FCB merger agreement proposed by CapStar, but the notification and proposal period described in the preceding sentence will be two business days instead of three business days.

Agreement Not to Solicit Other Offers

From January 2020, until the closing of the FCB merger, FCB will not, and will cause its subsidiaries and its or its subsidiaries’ officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representatives retained by FCB or any of its subsidiaries not to, directly or indirectly: (1) solicit, initiate, induce or knowingly encourage, or knowingly take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding FCB (or any of its subsidiaries), or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that could reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than CapStar (and its subsidiaries), regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) knowingly release any person from, knowingly waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which FCB is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring FCB to abandon, terminate or fail to consummate the transactions contemplated by the FCB merger agreement.

An “acquisition proposal” is a proposal that could lead to the following transactions:

•	any FCB merger, consolidation, share exchange, business combination or other similar transaction involving FCB or its subsidiaries;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of FCB in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of FCB or its subsidiaries;

•

any tender offer or exchange offer for 20% or more of any class of equity or voting securities of FCB or its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or

•	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

FCB will be responsible for any violation of the non-solicitation obligations set forth in the FCB merger agreement by its representatives.

However, FCB and its representatives may, before the FCB shareholder approval is obtained, engage in discussions and negotiations with, or provide any confidential or nonpublic information or data to, a third party in response to an acquisition proposal by such person if (1) the FCB board of directors determines in its good faith, after consultation with its outside legal counsel and financial adviser, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, (2) FCB is not then in breach of its non-solicitation obligations (as described above), (3) the FCB board of directors determines in its good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary obligations to FCB shareholders under applicable law, (4) before taking such action, FCB provides written notice to CapStar and enters into a confidentiality agreement having provisions that are no more favorable to such person than the confidentiality agreement of FCB with CapStar is to CapStar and (5) FCB also provides CapStar, prior to or substantially concurrently with the time such information is provided or made available to such person, any non-public information furnished to such other person that was not previously furnished to CapStar. Other than the confidentiality agreement described in the prior sentence, during the term of the FCB merger agreement, FCB will not, and will cause its subsidiaries and its and their representatives not to on its behalf, enter into any definitive transaction agreement relating to any acquisition proposal.

As used in the FCB merger agreement, a “superior proposal” is an unsolicited bona fide written offer or proposal made by a third party with respect to an acquisition proposal by a third party that: (1) the FCB board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the FCB shareholders than the transactions contemplated by the FCB merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by the FCB board of directors and any adjustments to the terms and conditions of the FCB merger agreement proposed by CapStar in response to such acquisition proposal); (2) is for (i) more than 50% of the outstanding shares of FCB common stock or more than 50% of the consolidated assets of FCB and (ii) the interest in BOW held by the BOW minority shareholders; and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

FCB must notify CapStar orally within twenty-four hours and in writing within two days of receipt of any acquisition proposal, any request for non-public information that could reasonably be expected to lead to an acquisition proposal, or any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal, including, in each case, the identity of the person making the acquisition proposal, the request or the inquiry and the material terms and conditions of the acquisition proposal and must also provide to CapStar any written materials received by FCB or any of its subsidiaries in connection with this proposal. FCB must keep CapStar informed of any material developments of any such acquisition proposals orally within 24 hours, and within two days in writing.

Finally, FCB has agreed to cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal, including terminating access to any physical or electronic data rooms relating to a possible acquisition proposal by such third party.

Conditions to Completion of the FCB Merger

The completion of the FCB merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the FCB merger agreement by FCB’s shareholders;

•

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the FCB merger agreement, and the expiration or termination of all statutory waiting periods;

•

the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the FCB merger, BOW merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the FCB merger, the BOW merger or the bank merger;

•

the effectiveness of the registration statement of which this proxy statements/prospectus is a part with respect to the CapStar common stock to be issued upon the consummation of the FCB merger under the Exchange Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•	the authorization of the listing of the CapStar common stock to be issued upon the consummation of the FCB merger on the NASDAQ, without objection to the listing from the NASDAQ;

•	receipt by each of CapStar and FCB of an opinion of its respective legal counsel as to certain tax matters;

•	the satisfaction or waiver of each of the conditions for the consummation of the BOW merger (other than the completion of the FCB merger);

•

the accuracy of the representations and warranties of each other party in the FCB merger agreement as of January 23, 2020 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the FCB merger agreement (and the receipt by each party of certificates from the other party to such effect);

•

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the FCB merger under the FCB merger agreement (and the receipt by each party of certificates from the other party to such effect); and

•	the absence of a material adverse effect on the other party.

In addition, CapStar’s obligation to complete the FCB merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or non-standard condition that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of the CapStar (as the surviving corporation in the FCB merger) and its subsidiaries, measured on a scale relative to FCB and its subsidiaries, taken as a whole (except for any condition or requirement imposed by a government entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the FCB merger agreement).

Neither FCB nor CapStar can provide assurance as to when or if all of the conditions to the FCB merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statements/prospectus, neither FCB nor CapStar has reason to believe that any of these conditions will not be satisfied.

Termination of the FCB Merger Agreement

The FCB merger agreement can be terminated at any time prior to completion of the FCB merger by mutual consent, or by either party in the following circumstances:

•

FCB shareholders do not approve the FCB merger agreement at the FCB special meeting, except that this right to terminate is only available to FCB if it has materially complied with its obligation to use reasonable best efforts to obtain the FCB shareholders’ approval;

•

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the FCB merger or BOW merger or bank merger, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the FCB merger agreement to perform or observe the covenants and agreements in the FCB merger agreement or the BOW merger agreement, as applicable;

•

the FCB merger has not been consummated by September 30, 2020 (which we refer to as the “FCB outside date”), except that (1) if on the FCB outside date the conditions relating to requisite regulatory approval or absence of injunctions are not satisfied, then the outside date will be extended to December 31, 2020 and (2) this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the FCB merger agreement is the reason for the failure to complete the FCB merger by the FCB outside date; or

•

there is a breach by the other party of any covenant or agreement contained in the FCB merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach or untrue representation or warranty, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the FCB merger agreement.

CapStar may also terminate the FCB merger agreement if:

•

FCB breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the FCB merger agreement to FCB shareholders for approval and to use reasonable best efforts to obtain the FCB shareholders’ approval; or

•

if the FCB board of directors does not publicly recommend in this proxy statements/prospectus that FCB shareholders approve the FCB merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar.

FCB may also terminate the FCB merger agreement if, within the five-day period commencing with the fifth day prior to the closing date of the FCB merger (or if the fifth day before the closing day is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing day on which shares of CapStar common stock actually trade on the NASDAQ) (which we refer to as the “FCB determination date”), both of the following conditions are satisfied:

•

the number obtained by dividing (A) (x) 2,969,418 multiplied by the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the FCB determination date plus (y) 21,570,701 by (B) 69,526,801.70 (which we refer to as the “FCB parent ratio”) is less than 0.85; and

•

(1) the FCB parent ratio is less than (2) the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index during the ten consecutive full trading days ending on and including the trading day prior to the FCB determination date by the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of the FCB merger agreement (which we refer to as the “FCB index ratio”) and subtracting 0.15 from the FCB index ratio.

However, if FCB chooses to exercise this termination right (which we refer to as the “FCB double trigger termination right”), CapStar has the option, within five business days of receipt of notice from FCB, to adjust the FCB merger consideration and prevent termination under this provision. See also the section titled “—FCB Merger Consideration Adjustment—Termination Right.”

Termination Fee

FCB will pay CapStar a $2.8 million termination fee if the FCB merger agreement is terminated in the following circumstances:

•

CapStar terminates the FCB merger agreement because (1) FCB breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the FCB merger agreement to FCB’s shareholders or (2) the FCB board of directors does not publicly recommend in this proxy statements/prospectus that FCB shareholders approve the FCB merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar; and

•

if (1) the FCB merger agreement is terminated (A) by either party because the FCB shareholder approval has not been obtained at the FCB shareholders’ meeting or (B) by either party because the FCB merger has not occurred by the FCB outside date and FCB shareholder approval has not been obtained or (C) by CapStar because of an uncured material breach by FCB, (2) if before the FCB shareholder meeting (in the case of termination because of the failure to obtain FCB shareholder approval of the FCB merger agreement) or the date of termination of the FCB merger agreement (in the case of termination because the FCB merger is not consummated by the FCB outside date or because of a material breach or untrue representation or warranty by FCB such that the conditions to closing the FCB merger would not be satisfied) an acquisition proposal has been publicly announced or communicated and not withdrawn and (3) within 12 months of such termination FCB consummates or enters into a definitive agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the FCB merger agreement, the payment of the termination fee will fully discharge FCB from any losses that may be suffered by CapStar arising out of the termination of the FCB merger agreement.

Effect of Termination

If the FCB merger agreement is terminated, it will become void, except that (1) both CapStar and FCB will remain liable for any fraud or willful and material breach of the FCB merger agreement and (2) designated provisions of the FCB merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Except as set expressly forth in the FCB merger agreement, each of CapStar and FCB will be responsible for all costs and expenses incurred by it in connection the FCB merger agreement and the transactions contemplated thereby.

Amendment, Waiver and Extension of the FCB Merger Agreement

Before the completion of the FCB merger, CapStar and FCB may agree to waive, amend or modify any provision of the FCB merger agreement. However, after the vote by FCB shareholders, CapStar and FCB cannot make any amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by FCB’s shareholders or that would contravene any provisions of applicable state and federal laws, rules and regulations.

FCB Voting Agreements

Each of the directors of FCB, solely in his or her individual capacity as a shareholder of FCB, and a shareholder of FCB have entered into a voting and support agreement (which we refer to collectively as the “FCB voting agreements”) with CapStar and FCB, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of FCB common stock beneficially owned by him or her in favor of the FCB merger and against any proposal made in competition with the FCB merger (subject to certain adjustments in the case of the directors of FCB such that the aggregate number of FCB common stock subject to the FCB voting agreements do not exceed 39.99% of FCB common stock outstanding as of the FCB record date), as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of FCB common stock.

The foregoing description of the FCB voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the FCB voting agreements, forms of which for directors of FCB and a shareholder of FCB are included as Exhibit A-1 and Exhibit A-2, respectively, to the FCB merger agreement attached to this proxy statements/prospectus as Appendix A.

THE BOW MERGER AGREEMENT

The following describes certain aspects of the BOW merger, including certain material provisions of the BOW merger agreement. The following description of the BOW merger agreement is subject to, and qualified in its entirety by reference to, the BOW merger agreement, which is attached to this proxy statements/prospectus as Appendix B and is incorporated by reference into this proxy statements/prospectus. We urge you to read the BOW merger agreement carefully and in its entirety, as it is the legal document governing the BOW merger.

Explanatory Note Regarding the BOW Merger Agreement

The BOW merger agreement and this summary of terms are included to provide you with information regarding the terms of the BOW merger agreement. Factual disclosures about CapStar and BOW contained in this proxy statements/prospectus or in the public reports of CapStar filed with the SEC may supplement, update or modify the factual disclosures about CapStar and BOW contained in the BOW merger agreement. The BOW merger agreement contains representations and warranties by CapStar and CapStar Bank, on the one hand, and by BOW, on the other hand. The representations, warranties and covenants made in the BOW merger agreement by CapStar, CapStar Bank and BOW were qualified and subject to important limitations agreed to by CapStar, CapStar Bank and BOW in connection with negotiating the terms of the BOW merger agreement. In particular, in your review of the representations and warranties contained in the BOW merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the BOW merger agreement may have the right not to consummate the BOW merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the BOW merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that CapStar and BOW each delivered in connection with the BOW merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statements/prospectus, may have changed since January 23, 2020.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of CapStar, CapStar Bank or BOW or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statements/prospectus or incorporated by reference into this proxy statements/prospectus. See the section titled “Where You Can Find More Information.”

Terms of the BOW Merger

Effect of the BOW Merger

Each of the CapStar board of directors, CapStar Bank board of directors and the BOW board of directors has approved the BOW merger agreement. Pursuant to the BOW merger agreement, BOW will merge with and into CapStar Bank, with CapStar Bank surviving the BOW merger as the surviving bank. We sometimes refer to CapStar Bank following the BOW merger as the “surviving bank.” BOW shareholders will participate in the bank’s future earnings and potential growth only through their ownership of CapStar common stock that they will receive as partial merger consideration in the BOW merger. All of the other incidents of direct ownership of BOW common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from BOW, will be extinguished upon completion of the BOW merger but will become analogous rights in CapStar. Although both CapStar and BOW are Tennessee entities, your rights under the CapStar charter and CapStar bylaws will differ in some respects from your rights under the BOW charter and BOW bylaws. For more detailed information regarding a comparison of your rights as a shareholder of BOW and CapStar, see the section titled “Comparison of Shareholders’ Rights.”

From and after the effective time of the BOW merger, all assets of BOW as they exist at the effective time of the BOW merger will pass to and vest in the surviving bank. The surviving bank will be responsible for all of the liabilities of every kind and description of each of the merging banks and it will continue to operate the main office and each of the branches of BOW and CapStar Bank.

Closing and Effective Time

On the closing date, the surviving bank will affect the BOW merger by filing articles of merger with the Secretary of the State of Tennessee. The BOW merger will become effective as of the date and time of filing the articles of merger or, if mutually agreed upon by BOW and CapStar Bank, at a later time specified in such articles of merger, which we refer to as the “effective time” of the BOW merger.

The BOW merger will be completed only if all conditions to the BOW merger discussed in this proxy statements/prospectus and set forth in the BOW merger agreement are either satisfied or waived. See the section titled “—Conditions to Completion of the BOW Merger.” The BOW merger will take place as soon as practicable following the FCB merger or at such other time and date as specified by the parties. It currently is anticipated that the completion of the BOW merger will occur in the late second to early third quarter of 2020, subject to the receipt of regulatory approvals and other customary closing conditions, but neither BOW nor CapStar can guarantee when or if the BOW merger will be completed.

BOW Merger Consideration

Each share of BOW common stock issued and outstanding immediately prior to the completion of the BOW merger owned by the BOW minority shareholders (other than the BOW excluded shares) will be converted into the right to receive the per share BOW merger consideration, subject to adjustments in accordance with the terms of the BOW merger agreement. The BOW merger consideration is subject to adjustments for transaction expenses, real-estate valuations and the proceeds of sales of certain equity interests by BOW and its subsidiary. See the section titled “—BOW Merger Consideration Adjustments” for a discussion of these adjustments to the BOW merger consideration. Consequently, the value of the per share BOW merger consideration BOW minority shareholders will receive in exchange for their shares of BOW common stock will not be known at the time BOW shareholders will vote on the BOW merger agreement and the value and amount, respectively, of the actual per share BOW merger consideration that BOW minority shareholders will receive may be different from the that described in this proxy statements/prospectus.

As a result of the FCB merger, each share of BOW common stock issued and outstanding immediately prior to the completion of the FCB merger owned by FCB will be owned by CapStar following the FCB merger. Each share of BOW common stock issued and outstanding immediately prior to the completion of the BOW merger owned by CapStar will be converted into a number of shares of CapStar common stock equal in value to the per share BOW merger consideration received by the BOW minority shareholders (and such shares of CapStar common stock will constitute authorized but unissued shares of CapStar).

BOW Merger Consideration Adjustments

The BOW merger consideration is subject, among other things, to the following adjustments:

Purchase Price Adjustment. Not less than twenty business days prior to the anticipated closing date (which we refer to as the “measurement date”), BOW is required to provide CapStar with a good faith estimate (together with reasonable supporting documentation and calculations) of the “purchase price adjustment” (which we refer to as the “estimated closing statement”). The purchase price adjustment is computed by reference to a quantity we refer to as the “adjustment amount.”

The adjustment amount is the sum, on an after-tax basis, of the following quantities:

•

(x) 49.44% multiplied by (y) the total consideration received by a subsidiary of BOW, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of that subsidiary’s equity interests in in Plateau Group, Inc.;

•

(x) 49.44% multiplied by (y) the total consideration received by a subsidiary of BOW, less book value, from the consummation prior to the measurement date of the sale or other disposition of 100% of that subsidiary’s equity interests in A Mortgage Boutique, LLC. If the sale or other disposition contemplated in the previous sentence is not consummated prior to the measurement date, the “total consideration received” for purposes of such sentence will be deemed to be zero and the amounts in the previous sentence will be calculated on that basis.

•

(i) (x) 49.44% multiplied by (y) value of certain scheduled fixed assets of BOW, appraised pursuant to the terms of the BOW merger agreement, over the book value of those assets, less (ii) $421,000; and

•	(i) $1,245,000 minus (ii)(x) 49.44% multiplied by (y) certain transaction expenses incurred by or on behalf of BOW and its subsidiaries.

If the adjustment amount is a negative number, the purchase price adjustment is equal to the adjustment amount. If the adjustment amount is a positive number, the purchase price adjustment is equal to 50% of the adjustment amount.

For a five business day period (which we refer to as the “review period”) following the delivery to CapStar of the estimated purchase price adjustment, BOW is required to provide access to CapStar and its advisors (including its accounting advisors) to the working papers of the BOW and its accounting advisors relating to the estimated closing statement, appropriate employees and representatives of BOW and its accounting advisors and any supporting documentation used to prepare the estimated closing statement.

At any time before the end of the review period, CapStar may deliver a notice to BOW disagreeing with the amount of the purchase price adjustment set forth on the estimated closing statement (which we refer to as the “dispute notice”). If CapStar does not provide a dispute notice setting forth certain required information prior to the end of the review period, the purchase price adjustment set forth in the estimated closing statement will be deemed to be the final purchase price adjustment. If a dispute notice is timely delivered, BOW and CapStar have five business days to negotiate in good faith to determine the final purchase price adjustment.

If during such period, the parties are unable to reach agreement, BOW and CapStar are required to refer all unresolved disputed purchase price adjustment items to a mutually acceptable independent certified public accounting firm in the United States of national reputation, and that accounting firm is required to make a final determination within ten business days, binding on the parties, of the appropriate amount of each unresolved disputed purchase price adjustment item that remains in dispute. The purchase price adjustment as finally determined either through agreement (or deemed agreement) of the parties will be the final purchase price adjustment.

If the final purchase price adjustment is less than zero, then: (i) if the aggregate cash consideration to be paid in the BOW merger is greater than the absolute value of the final purchase price adjustment, the aggregate cash consideration is reduced by an amount of cash equal to the absolute value of the final purchase price adjustment; or (ii) if the aggregate cash consideration to be paid in the BOW merger is less than the absolute value of the final purchase price adjustment, (a) the aggregate cash consideration is reduced to zero and (b) the aggregate stock consideration is reduced by the number of shares of CapStar common stock equal to (x) the absolute value of the final purchase price adjustment minus the amount by which the aggregate cash consideration is reduced pursuant to the preceding clause (a) divided by (y) the average closing price of CapStar common stock. If the final purchase price adjustment is greater than zero, then the aggregate cash consideration will be increased by an amount of cash equal to the final purchase price adjustment. If the final purchase price adjustment is zero, then neither the aggregate cash consideration nor the aggregate stock consideration is adjusted.

Termination Right: If BOW decides to terminate the BOW merger agreement pursuant to the “BOW double trigger termination right”, CapStar has the option, in its sole discretion, to increase the aggregate cash consideration and/or the aggregate stock consideration such that, as a result of such adjustment, the sum of (i) the aggregate cash consideration and (ii) (x) the stock consideration multiplied by (y) the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the fifth day before the closing date (or if shares of CapStar common stock are not traded on the NASDAQ on such date, the day immediately preceding the fifth day before the closing date on which shares of CapStar common stock actually trades on the NASDAQ), is no less than $15,565,819. See the section titled “—Termination of the BOW Merger Agreement”. CapStar may not increase the aggregate cash consideration if doing so would result in the BOW merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

Reduction in Aggregate Stock Consideration. If the aggregate number of shares of CapStar common stock to be issued pursuant to the BOW merger agreement and the FCB merger agreement would exceed 19.9% of the number of issued and outstanding shares of CapStar common stock immediately prior to the effective time of the BOW merger, then the aggregate stock consideration to be issued in the BOW merger will be reduced by the minimum extent necessary to prevent this from happening and the aggregate cash consideration in the BOW merger will be increased by an amount of cash equal to the number of shares by which the aggregate stock consideration was reduced multiplied by the average closing price of CapStar common stock, subject to the condition that no such changes in the aggregate stock and cash consideration are permitted that would result in the BOW merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

Capitalization Changes. If between January 23, 2020 and the effective time of the BOW merger, the outstanding shares of CapStar common stock or BOW common stock is increased, decreased, or changed into or exchanged for a different number of shares or into a different kind of shares or securities as a result of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or if there is an extraordinary dividend or distribution paid, the aggregate stock consideration will be adjusted appropriately and proportionately to provide the holders of BOW common stock the same economic effect as contemplated by the BOW merger agreement before such event.

Fractional Shares

CapStar will not issue any fractional shares of CapStar common stock in the BOW merger. Instead, a BOW shareholder who otherwise would have received a fraction of a share of CapStar common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of CapStar common stock to which the holder would otherwise be entitled by the CapStar average closing price of CapStar common stock.

Conversion of Shares; Exchange of Certificates

The conversion of BOW common stock into the right to receive the per share BOW merger consideration will occur automatically at the effective time of the BOW merger. After completion of the BOW merger, the exchange agent will exchange certificates representing shares of BOW common stock for the per share BOW merger consideration, with cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of BOW common stock to be received pursuant to the terms of the BOW merger agreement.

As soon as reasonably practicable after the effective time of the BOW merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of record of BOW common stock. These materials will contain instructions on how to surrender shares of BOW common stock in exchange for the per share BOW merger consideration, with cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of BOW common stock that the holder is entitled to receive under the BOW merger agreement.

If a certificate for BOW common stock has been lost, stolen or destroyed, the exchange agent will issue the per share BOW merger consideration, with cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CapStar common stock deliverable in respect of each share of BOW common stock to which such BOW common stock is entitled upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as the exchange agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate.

After completion of the BOW merger, there will be no further transfers on the stock transfer books of BOW.

Withholding

CapStar and the exchange agent will be entitled to deduct and withhold from the BOW merger consideration otherwise payable to any BOW shareholder such amounts as CapStar (or any of its affiliates) or the exchange agent, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the BOW merger agreement as having been paid to the BOW shareholders from whom they were withheld.

Dividends and Distributions

Whenever a dividend or other distribution is declared by CapStar on CapStar common stock, for which the record date is after the effective time of the BOW merger, the declaration will include dividends or other distributions on all shares of CapStar common stock issuable under the BOW merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its BOW stock certificates.

Organizational Documents of the Surviving Bank

The charter and bylaws of CapStar Bank that are in effect immediately prior to the effective time will be the charter and bylaws of the surviving bank.

Board of Directors

The directors of CapStar Bank holding office immediately prior to the effective time, as well as the FCB designee appointed pursuant to the FCB merger agreement, will serve as the directors of the surviving bank from and after the effective time.

Representations and Warranties

The BOW merger agreement contains customary representations and warranties of CapStar, CapStar Bank and BOW relating to their respective businesses. The representations and warranties in the BOW merger agreement will not survive the effective time of the BOW merger.

The representations and warranties made by BOW to CapStar and CapStar Bank relates to a number of matters, including the following:

•	organizational matters, including due organization, qualification and the organizational structure;

•	capitalization;

•

authority relative to execution and delivery of the BOW merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the BOW merger;

•	governmental filings and consents necessary to complete the BOW merger;

•	the timely filing of regulatory and/or securities reports;

•	financial statements;

•	undisclosed liabilities;

•	the absence of a material adverse effect since December 31, 2018;

•	litigation matters;

•	the absence of regulatory actions;

•	compliance with applicable laws;

•	tax matters;

•	certain material contracts;

•	intellectual property and IT systems;

•	labor matters;

•	employee benefit matters;

•	real and personal property;

•

receipt of a fairness opinion regarding the BOW merger consideration to be paid to the BOW minority shareholders by a special committee of the BOW board of directors, comprised only of directors unaffiliated with each of FCB, CapStar and CapStar Bank (which we refer to as the “BOW special committee”);

•	compliance with applicable environmental laws;

•	loan portfolio matters;

•	inapplicability of anti-takeover provisions;

•	insurance matters;

•	corporate documents and records;

•	Community Reinvestment Act and regulatory compliance matters;

•	internal controls;

•	trust accounts; and

•	tax treatment of the BOW merger.

The BOW merger agreement contains certain additional representations and warranties made by BOW to CapStar and CapStar Bank, including the following:

•	interests of certain persons in BOW’s business;

•	investment securities and derivative instruments;

•	brokers or financial advisor fees; and

•	indemnification.

Certain representations and warranties of CapStar and BOW are qualified as to “materiality” or “material adverse effect.”

For purposes of the BOW merger agreement, a “material adverse effect,” when used in reference to BOW or CapStar, means any effect, circumstance, occurrence or change that, individually or in the aggregate, (1) has had or would reasonably be expected to have, a material adverse effect to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or (2) prevents or materially impairs the ability of such party to perform its obligations under the BOW merger agreement or timely consummate the transactions contemplated by the BOW merger agreement; however, in the case of clause (1) of this sentence only, a material adverse effect will not be deemed to include any effect, circumstance, occurrence or change resulting from:

•

changes, after January 23, 2020, in laws, rules or regulations, GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•

changes, after January 23, 2020 in economic conditions affecting financial institutions generally, including changes in the general level of market interest rates, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•

actions and omissions of CapStar, CapStar Bank or BOW required under the BOW merger agreement, including expenses incurred by the parties in consummating the transactions contemplated by the BOW merger agreement or with the prior written consent of the other party;

•

worsening of national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•

natural disaster or other force majeure event, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

•	failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of financial performance, but not including any underlying causes thereof;

•	the public announcement or pendency of the transactions contemplated by the BOW merger agreement or any pending, potential, or threatened shareholder litigation, and

•	the impact of the BOW merger agreement and the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to January 23, 2020).

Conduct of Businesses Pending the Completion of the BOW Merger

BOW has agreed that, until the completion of the BOW merger and unless permitted by CapStar, or to the extent required by law, rule or regulation of any governmental entity, or as expressly contemplated or permitted by the BOW merger agreement, it will not and will not permit any of its subsidiaries to:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice;

•

fail to use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its key employees;

•

take any action that would reasonably be likely to adversely affect in any material respect or materially delay its ability to perform its obligations under the BOW merger agreement or to consummate the transactions contemplated by the BOW merger agreement;

Indebtedness

•

incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice, advances from the FHLB and purchases of federal funds;

•	prepay any indebtedness or other similar arrangements if it would cause BOW to incur any prepayment penalty;

•	purchase any brokered certificates of deposit, except in the ordinary course of business consistent in all material respects with past practice;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•

make, declare or pay any dividend, or make any other distribution on its capital stock, except for (i) dividends and distributions by subsidiaries of BOW to BOW or another subsidiary of BOW, in each case, consistent with past practice or to fund the payment by BOW of expenses incurred in connection with the transactions contemplated by the BOW merger agreement and (ii) dividend payments by BOW consistent with past practice; provided that the aggregate amount of dividends paid by BOW to the BOW minority shareholders plus the aggregate amount of dividends paid by FCB to its shareholders does not exceed the lesser of $1,700,000 or forty eight percent (48%) of the consolidated earnings of FCB;

•	grant any person any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for, or valued by reference to, any shares of its capital stock;

•	redeem or otherwise acquire any shares of its capital stock other than because of the enforcement of a security interest as otherwise provided in the BOW merger agreement;

Dispositions

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets (including other real estate owned) to any person other than to its subsidiary, or cancel, release or assign any material indebtedness or material claims, in each case, other than in the ordinary course of business;

Investments

•

make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a loan), or form any new subsidiary;

•

enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-

earning assets or interest-bearing liabilities to changes in market rates of interest, except for interest rate caps and interest rate floors for individual loans entered into in the ordinary course of business consistent with past practice;

Contracts

•	renew, amend or terminate any material contract, or enter into any contract that would constitute a material contract under the BOW merger agreement;

Loans

•

except for loans or commitments for loans that have previously been approved by BOW prior to January 23, 2020, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except with respect to any secured loan or commitment wherein the total credit exposure is less than $1,500,000 or any unsecured loan or commitment wherein the total of the unsecured credit exposure is less than $100,000 which is made in conformity with existing lending practices. With respect to any loan for which the prior written consent of CapStar is required, CapStar is required to approve or reject such loan, in writing, within three business days after the loan package is delivered to CapStar, and if such approval or rejection is not given within the three business day period, the subject loan is conclusively deemed to be approved by CapStar;

•

make any new loan, or commit to make any new loan, to any director or executive officer of BOW, any of its subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing or amend, renew or increase any existing loan, or commit to amend, renew or increase any such loan, to any director or executive officer of BOW, its subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing, in each case except in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215);

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent in all material respects with past practice;

Benefit Plans

•

except as required by any BOW benefit plan in effect on January 23, 2020, (1) increase in any manner the compensation or benefits payable to any employee or director other than increases in salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed 3% of the aggregate cost of all employee annual base salaries and wage rates as in effect on January 23, 2020, (2) pay, or commit to pay, any bonus, change in control or retention payment, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of any fiscal year completed prior to or the fiscal year in effect as of January 23, 2020 in the ordinary course of business consistent with past practice, or (3) fund any rabbi trust or similar arrangement;

•

except as required by any BOW benefit plan in effect on January 23, 2020, become a party to, amend, renew, extend or commit itself to any benefit plan, pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law, rule or regulation;

•

except as required by any BOW benefit plan in effect on January 23, 2020, make any contributions to any defined contribution plan or BOW benefit plan that are not made in the ordinary course of business consistent with past practice;

•

except as required by any BOW benefit plan in effect on January 23, 2020, elect to any office with the title of senior vice president or higher any individual who does not hold such office as of January 23,

2020 or elect to the BOW board of directors any individual who is not a member as of January 23, 2020;

•

except as required by any BOW benefit plan in effect on January 23, 2020, hire or terminate any employee with an annualized base salary or wage rate that exceeds $100,000, other than hiring employees to replace departed employees where the compensation of such replacement employee is materially consistent with the compensation of the departed employee and terminations for “cause”;

Litigation and Settlement

•

commence any legal action or proceeding other than to enforce an obligation owed to BOW or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding against it (1) involving payment of money damages in excess of $100,000 or (2) that would not impose any material restrictions on BOW’s operations or the operations of any of its subsidiaries;

Governing Documents

•	amend the governing documents of BOW or its subsidiaries;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent in all material respects with past practice;

Capital Expenditures

•

make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate, other than existing binding commitments as of January 23, 2020 and ordinary course immaterial expenditures reasonably necessary to maintain existing assets in good repair in prior consultation with CapStar;

Debt Security Purchases

•	purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency and municipal securities;

Branches

•	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Policies

•

make any changes in any material respect in policies in existence on January 23, 2020 with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law, rules or regulations or GAAP, or at the direction of a governmental entity;

Communications

•

except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the BOW merger or other transactions contemplated by the BOW merger agreement: (1) issue any communication of a general nature to employees without prior consultation with CapStar and, to the extent related to employment, benefit or compensation information addressed in the BOW merger agreement or related to the transactions contemplated by the BOW merger agreements, without the prior consent of CapStar; or (2) issue any communication of a general nature to customers without the prior approval of CapStar;

Environmental Assessments

•

except with respect to foreclosures in process as of January 23, 2020, foreclose upon or take a deed or title to any commercial real estate without (1) conducting a Phase I environmental assessment of the property, and (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank, obtaining the prior consent of CapStar (which is not be unreasonably withheld);

Taxes

•

make, change or rescind any material tax election concerning BOW’s taxes or tax returns, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, settle or compromise any material tax claim, audit, dispute or assessment or surrender any right to claim a material tax refund or obtain any tax ruling;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

New Lines of Business

•	enter into any new lines of business;

Merger or Liquidation

•	merge or consolidate any subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

•	knowingly take action that would prevent or impede the BOW merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

Other Agreements

•

knowingly take any action that is intended or would reasonably be likely to result in any of the closing conditions to the BOW merger not being satisfied or in any of the closing conditions to the FCB merger not being satisfied or in a material violation of any provision of the BOW merger agreement or the FCB merger agreement; or

•

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the BOW merger agreement governing BOW’s conduct of business until the completion of the BOW merger.

Each of CapStar and CapStar Bank has agreed that, until the completion of the BOW merger and unless permitted by BOW, or to the extent required by law, rule or regulation of any governmental entity, or as expressly contemplated or permitted by the BOW merger agreement, it will not and will not permit any of its subsidiaries to:

•	conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice;

•

fail to use its best reasonable efforts to maintain and preserve intact its business organization, properties, employees and advantageous business relationships and retain the services of its key employees;

•

take any action that would reasonably be likely to adversely affect in any material respect or materially delay the ability to perform its obligations under the BOW merger agreement or to consummate the transactions contemplated by the BOW merger agreement on a timely basis;

•

knowingly take any action that is intended or would reasonably be likely to result in any of the closing conditions to the BOW merger not being satisfied or in any of the closing conditions to the FCB merger not being satisfied or in a material violation of any provision of the BOW merger agreement or the FCB merger agreement;

•	make, declare or pay any dividend, or make any other distribution, on any shares of CapStar common stock, other than regular quarterly cash dividends by CapStar consistent with past practice;

•	restructure, reorganize, or completely or partially liquidate or dissolve itself or any significant subsidiary;

•	knowingly take any action that would prevent or impede the BOW merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

•

amend, repeal or modify any provision of its charter or bylaws in a manner that would adversely affect BOW or any BOW shareholder, as a prospective holder of CapStar common stock, relative to other holders of CapStar common stock or the transactions contemplated by the BOW merger agreement; or

•

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the BOW merger agreement governing CapStar’s conduct of business until the completion of the BOW merger.

Regulatory Matters

CapStar, CapStar Bank and BOW will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the BOW merger agreement and the FCB Merger Agreement, as expeditiously as reasonably possible. CapStar, CapStar Bank and BOW will cooperate with each other and use their reasonable best efforts to prepare and file as soon as practicable after January 23, 2020 all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the FCB merger, the BOW merger and related transactions. However, in no event will CapStar, CapStar Bank or their affiliates be required, or will BOW and its subsidiaries be permitted (without CapStar’s prior written consent), to agree to any non-standard condition or restriction that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of CapStar (as the surviving corporation in the FCB merger) and its subsidiaries, measured on a scale relative to BOW and its subsidiaries, taken as a whole (we refer to such condition as a “burdensome condition”). However, any condition or requirement imposed by a government entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the BOW merger agreement will not be deemed to be a burdensome condition.

Director and Officer Indemnification and Insurance

The BOW merger agreement provides that from and after the effective time of the BOW merger, CapStar and CapStar Bank must indemnify and hold harmless, and advance expenses to all the current and former directors, officers and employees of BOW or any of its subsidiaries (we refer to each such person as an “indemnified party”) and any person who becomes an indemnified party between January 23, 2020 and the effective time of the BOW merger, against all liabilities, arising out of matters existing or occurring at or before the effective time of the BOW merger, whether asserted or claimed before, at or after the effective time of the BOW merger, based, arising or pertaining to (i) the fact that he or she is or was a director, officer or employee of the BOW or any of its subsidiaries or any of their respective predecessors or was before the effective time of the BOW merger serving at the request of any such party or (ii) any matters arising in connection with the transactions contemplated by the BOW merger agreement, to the fullest extent such person would have been titled to be indemnified or would have had the right to advancement of expenses pursuant to the organizational documents of BOW or its subsidiaries as in effect on January 23, 2020 and as permitted by applicable law. CapStar and CapStar Bank must also advance expenses incurred by an indemnified party to the fullest extent permitted under applicable law, provided, however, that the person to whom expenses are advanced must undertake to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

The BOW merger agreement requires CapStar (or a subsidiary of CapStar) to maintain for a period of six years after completion of the BOW merger, BOW’s and its subsidairies’ currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the BOW merger, and covering such individuals who are currently covered by such insurance. However, CapStar (or the applicable subsidiary of CapStar) is not required to spend in the aggregate an amount more than 200% of the annual premium payment on BOW’s and its subsidiaries’ current directors’ and officers’ liability insurance policy. If CapStar (or the applicable subsidiary of CapStar) is unable to maintain a policy as described for less than that amount, CapStar (or such subsidiary of CapStar) will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, CapStar (or such subsidiary of CapStar) (1) may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the insured than BOW’s existing policy as of January 23, 2020 or (2) may request that BOW and its subsidiaries obtain extended coverage for the six-year period under BOW’s existing insurance programs. If CapStar or CapStar Bank (or any of their successors or assigns) merges with another person and is not the continuing entity, or if CapStar or CapStar Bank liquidates, dissolves, transfers, or conveys all or substantially all of its properties or assets to another person, then CapStar or CapStar Bank will ensure that its successors and assigns assume CapStar’s or CapStar Bank’s indemnification and insurance obligations.

BOW Shareholder Meeting and Recommendation of the BOW Board of Directors and Special Committee

BOW has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the BOW merger agreement as promptly as reasonably practicable after this registration statement becomes effective. Among other things, BOW will (1) through its board of directors (acting on the recommendation of the BOW special committee), recommend that its shareholders approve the BOW merger agreement and (2) use its reasonable best efforts to obtain from its shareholders and the BOW minority shareholders the requisite approvals of the BOW merger agreement.

Notwithstanding the foregoing, before the BOW shareholder meeting is held, the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee may withdraw or modify or change in a manner adverse to CapStar its recommendation (which we refer to as a “change in company recommendation”) if (1) the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law; (2) BOW has complied in all material respects with its non-solicitation obligations described below; and (3) BOW has provided CapStar at least three business days’ prior written notice of the intention of the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee to take such action. In addition, the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee may make a change in company recommendation relating to an acquisition proposal only if (1) during the three business day period following BOW’s delivery of written notice to CapStar, BOW has considered any adjustments or modifications to the BOW merger agreement proposed by CapStar and engaged in good faith discussions with CapStar regarding such adjustments or modifications, and (2) at the end of such period, the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee nevertheless determines in good faith (after consultation with its outside legal counsel and financial advisers, and taking into account any proposals, amendments or modifications made or agreed to by CapStar) that the acquisition proposal continues to constitute a superior proposal. In the event there is a material revision to the acquisition proposal, BOW is also required to notify CapStar of the amendment and to consider any proposed adjustments or modifications to the BOW merger agreement proposed by CapStar, but the notification and proposal period described in the preceding sentence will be two business days instead of three business days.

Agreement Not to Solicit Other Offers

From January 2020, until the closing of the BOW merger, BOW will not, and will cause its subsidiaries and its or its subsidiaries’ officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representatives retained by BOW or any of its subsidiaries not to directly or indirectly: (1) solicit, initiate, induce or knowingly encourage, or knowingly take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding BOW (or any of its subsidiaries), or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that could reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than CapStar (and its subsidiaries), regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) knowingly release any person from, knowingly waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which BOW is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring BOW to abandon, terminate or fail to consummate the transactions contemplated by the BOW merger agreement.

An “acquisition proposal” is a proposal that could lead to the following transactions:

•	any merger, consolidation, share exchange, business combination or other similar transaction involving BOW or its subsidiaries;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of BOW in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of BOW or its subsidiaries;

•

any tender offer or exchange offer for 20% or more of the voting or equity securities of BOW or any of its subsidiariesor the filing of a registration statement under the Securities Act in connection therewith; or

•	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

BOW will be responsible for any violation of the non-solicitation obligations set forth in the BOW merger agreement by its representatives.

However, BOW and its representatives may, before the BOW shareholder and BOW minority shareholder approvals are obtained, engage in discussions and negotiations with, or provide any confidential or nonpublic information or data to, a third party in response to an acquisition proposal by such person if (1) the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee determines in its good faith, after consultation with its outside legal counsel and financial advisers, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, (2) BOW is not then in breach of its non-solicitation obligations (as described above), (3) the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee determines in its good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary obligations to BOW’s shareholders under applicable law, (4) before taking such action BOW provides written notice to CapStar and enters into a confidentiality agreement having provisions that are no more favorable to such person than the confidentiality agreement of BOW with CapStar is to CapStar and (5) BOW also provides CapStar, prior to or substantially concurrently with the time such information is provided or made available to such person, any non-public information furnished to such other person that was not previously furnished to substantially concurrently provide to CapStar any non-public information furnished to such third party that was not previously provided to CapStar. Other than the confidentiality agreement described in the prior sentence, during the term of the BOW merger agreement, BOW will not, and will cause its subsidiaries and its and their representatives not to on its behalf, enter into any definitive transaction agreement relating to any acquisition proposal.

As used in the BOW merger agreement, a “superior proposal” is an unsolicited bona fide written offer or proposal made by a third party with respect to an acquisition proposal by a third party that: (1) the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the BOW shareholders than the transactions contemplated by the BOW merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by the BOW board of directors (acting on the recommendation of the BOW special committee) or the BOW special committee, respectively, and any adjustments to the terms and conditions of the BOW merger agreement proposed by CapStar in response to such acquisition proposal); (2) is for (i) more than 50% of the outstanding shares of FCB common stock or more than 50% of the consolidated assets of FCB and (ii) the interest in BOW held by the BOW minority shareholders; and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

BOW must notify CapStar orally within twenty-four hours and in writing within two days of receipt of any acquisition proposal, any request for non-public information that could reasonably be expected to lead to an acquisition proposal, or any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal, including, in each case, the identity of the person making the acquisition proposal, the request or the inquiry and the material terms and conditions of the acquisition proposal and must also provide to CapStar any written materials received by BOW or any of its subsidiaries in connection with this. BOW will keep CapStar informed of any material developments of any such acquisition proposals orally within 24 hours, and within two days in writing.

Finally, BOW has agreed to cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal, including terminating access to any physical or electronic data rooms relating to a possible acquisition proposal by such third party.

Special Committee

Until the completion of the BOW merger, CapStar, CapStar Bank and BOW are prohibited from taking or permitting any of their subsidiaries to take any action, without the consent of a majority of the then existing members of the BOW special committee, to eliminate the BOW special committee, revoke or diminish the authority of the BOW special committee or remove or cause the removal of any member of the BOW board of directors who is also a member of the BOW special committee, other than for cause. These restrictions do not apply to the filling of any vacancies caused by the death, resignation or incapacity of a director who was a member of the BOW special committee so long as the individual appointed to fill any such vacancy is independent and disinterested with respect to the BOW merger and any other transactions contemplated by the BOW merger agreement.

Conditions to Completion of the BOW Merger

The completion of the BOW merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the BOW merger agreement by BOW’s shareholders and the BOW minority shareholders;

•

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the BOW merger agreement, and the expiration or termination of all statutory waiting periods;

•

the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the BOW merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the BOW merger;

•

the effectiveness of the registration statement of which this proxy statements/prospectus is a part with respect to the CapStar common stock to be issued upon the consummation of the BOW merger under the Exchange Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•	the authorization of the listing of the CapStar common stock to be issued upon the consummation of the BOW merger on the NASDAQ, without objection to the listing from the NASDAQ;

•	receipt by each of CapStar and BOW of an opinion of its respective legal counsel as to certain tax matters;

•	the completion of the FCB merger in accordance with the terms of the FCB merger agreement immediately prior to the BOW merger;

•

the accuracy of the representations and warranties of each other party in the BOW merger agreement as of January 23, 2020 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the BOW merger agreement (and the receipt by each party of certificates from the other party to such effect);

•

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the BOW merger under the BOW merger agreement (and the receipt by each party of certificates from the other party to such effect); and

•	the absence of a material adverse effect on the other party.

In addition, CapStar’s obligation to complete the BOW merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or non-standard condition that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of CapStar (as the surviving corporation in the FCB merger) and its subsidiaries, including CapStar Bank, measured on a scale relative to BOW and its subsidiaries, taken as a whole (except for any condition or requirement imposed by a government entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by the BOW merger agreement).

Neither BOW nor CapStar can provide assurance as to when or if all of the conditions to the BOW merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statements/prospectus, neither BOW nor CapStar has reason to believe that any of these conditions will not be satisfied.

Termination of the BOW Merger Agreement

The BOW merger agreement can be terminated at any time prior to completion of the BOW merger by mutual consent of the parties to the BOW merger agreement, or by either BOW or CapStar in the following circumstances:

•

BOW shareholders and BOW minority shareholders do not approve the BOW merger agreement at the BOW special meeting, except that this right to terminate is only available to BOW if it has materially complied with its obligation to use reasonable best efforts to obtain the BOW shareholders’ and BOW minority shareholders’ approvals;

•

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the BOW merger, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the BOW merger agreement to perform or observe the covenants and agreements in the BOW merger agreement or the FCB merger agreement, as applicable;

•

the BOW merger has not been consummated by September 30, 2020 (which we refer to as the “BOW outside date”), except that (1) if on the BOW outside date the conditions relating to requisite regulatory approval or absence of injunctions are not satisfied, then the BOW outside date will be extended to December 31, 2020 and (2) this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the BOW merger agreement (which in the case where CapStar is the terminating party includes failures by CapStar Bank) is the reason for the failure to complete the BOW merger by the BOW outside date; or

•

there is a breach by the other party of any covenant or agreement contained in the BOW merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach or untrue representation or warranty, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the BOW merger agreement (which in the case where CapStar is the terminating party includes material breaches by CapStar Bank).

CapStar may also terminate the BOW merger agreement if:

•

BOW breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the BOW merger agreement to BOW’s shareholders for approval and to use reasonable best efforts to obtain the BOW shareholders’ and BOW minority shareholders’ approvals; or

•

if the BOW board of directors and BOW special committee do not publicly recommend in this proxy statements/prospectus that BOW shareholders approve the BOW merger agreement or either withdraws or revises its recommendation in a manner adverse to CapStar.

BOW may also terminate the BOW merger agreement if, within the five-day period commencing with the fifth day prior to the closing date of the BOW merger (or if the fifth day before the closing day is not a trading day for CapStar common stock, the date immediately preceding the fifth day before the closing day on which shares of CapStar common stock actually trade on the NASDAQ) (which we refer to as the “BOW determination date”), both of the following conditions are satisfied:

•

the number obtained by dividing (A) (x) 664,800 multiplied by the volume-weighted average closing price of CapStar common stock as reported on the NASDAQ for the ten consecutive full trading days ending on and including the trading day prior to the BOW determination date plus (y) 4,829,299 by (B) 15,565,819 (which we refer to as the “BOW parent ratio”) is less than 0.85; and

•

(1) the BOW parent ratio is less than (2) the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index during the ten consecutive full trading days ending on and including the trading day prior to the BOW determination date by the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of the BOW merger agreement (which we refer to as the “BOW index ratio”) and subtracting 0.15 from the BOW index ratio.

However, if BOW chooses to exercise this termination right (which we refer to as the “BOW double trigger termination right”), CapStar has the option, within five business days of receipt of notice from BOW, to adjust the BOW merger consideration and prevent termination under this provision.

Termination Fee

BOW will pay CapStar a $625,000 termination fee if the BOW merger agreement is terminated in the following circumstances:

•

CapStar terminates the BOW merger agreement because (1) BOW breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the BOW merger agreement to BOW’s shareholders or (2) the BOW board of directors and the BOW special committee do not publicly recommend in this proxy statements/prospectus that BOW shareholders approve the BOW merger agreement or withdraws or revises its recommendation in a manner adverse to CapStar; and

•

if (1) the BOW merger agreement is terminated (A) by either party because the BOW shareholder and BOW minority shareholder approvals have not been obtained at the BOW shareholders’ meeting or (B) by either party because the BOW merger has not occurred by the BOW outside date and BOW shareholder and BOW minority shareholder approvals have not been obtained or (C) by CapStar because of an uncured material breach by BOW, (2) if before the BOW shareholder meeting (in the case of termination because of the failure to obtain BOW shareholder and BOW minority shareholder approvals of the BOW merger agreement) or the date of termination of the BOW merger agreement (in the case of termination because the BOW merger is not consummated by the BOW outside date or because of a material breach or untrue representation or warranty by BOW such that the conditions to closing the BOW merger would not be satisfied) an acquisition proposal has been publicly announced or communicated and not withdrawn and (3) within 12 months of such termination BOW consummates or enters into a definitive agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the BOW merger agreement, the payment of the termination fee will fully discharge BOW from any losses that may be suffered by CapStar arising out of the termination of the BOW merger agreement.

Effect of Termination

If the BOW merger agreement is terminated, it will become void, except that (1) the parties will remain liable for any fraud or willful and material breach of the BOW merger agreement and (2) designated provisions of the BOW merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Except as expressly set forth in the BOW merger agreement, each party will be responsible for all costs and expenses incurred by it in connection with the BOW merger agreement and the transactions contemplated thereby.

Amendment, Waiver and Extension of the BOW Merger Agreement

Before the completion of the BOW merger, the parties may agree to waive, amend or modify any provision of the BOW merger agreement. However, after the vote by BOW shareholders, the parties cannot make any amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by BOW’s shareholders or that would contravene any provisions of applicable state and federal laws, rules and regulations.

BOW Voting Agreements

Each of the directors of BOW, solely in his or her individual capacity as a shareholder of BOW, has entered into a voting and support agreement (which we refer to collectively as the “BOW voting agreements”) with CapStar and BOW, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of BOW common stock beneficially owned by him or her in favor of the BOW merger and against any proposal made in competition with the BOW merger, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of BOW common stock.

The foregoing description of the BOW voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the BOW voting agreements, a form of which is included as Exhibit A to the BOW merger agreement attached to this proxy statements/prospectus as Appendix B.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquiror; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, CapStar (the acquiror) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively after the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following is a general discussion of material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of FCB or BOW common stock that exchange their shares of FCB or BOW common stock for shares of CapStar common stock in the applicable merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statements/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of FCB or BOW common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the applicable merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of FCB or BOW common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired FCB or BOW common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of FCB’s or BOW’s voting stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FCB or BOW common stock, as applicable, that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of FCB or BOW common stock, as applicable, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of FCB or BOW common stock, as applicable, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the applicable merger to their specific circumstances.

All holders of FCB or BOW common stock should consult their tax advisors regarding the specific tax consequences to them of the applicable merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Mergers Generally

It is a condition to the obligation of CapStar to complete the FCB merger that CapStar receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to CapStar, dated as of the closing date, to the effect that the FCB merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of CapStar to complete the BOW merger that CapStar receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to CapStar, dated as of the closing date, to the effect that the BOW merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of FCB to complete the FCB merger that FCB receive an opinion from Butler Snow LLP, counsel to FCB, dated as of the closing date, to the effect that the FCB merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of BOW to complete the BOW merger that BOW receive an opinion from Butler Snow LLP, counsel to BOW, dated as of the closing date, to the effect that the BOW merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from CapStar, FCB or BOW, as well as on certain covenants and undertakings by CapStar, FCB or BOW. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the mergers could differ from those described in this proxy statements/prospectus.

Neither of the opinions described above will be binding on the IRS or any court. CapStar, FCB or BOW have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following is based on the receipt and accuracy of the above described opinions.

Provided each merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, holders of FCB common stock and BOW common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CapStar common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of FCB common stock or BOW common stock common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, holders of FCB common stock and BOW common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of CapStar common stock that the holder would otherwise be entitled to receive. Holders who acquired different blocks of FCB common stock or BOW common stock at different times or different prices, should consult their own tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the applicable merger, a FCB or BOW shareholder’s holding period with respect to the FCB common stock or BOW common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of CapStar common stock received in the merger, including any fractional share interests deemed received and sold as described below, will equal a holder’s aggregate adjusted tax basis in the FCB common stock or BOW common stock surrendered, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by such holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. A shareholder’s holding period for the shares of CapStar common stock received in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of FCB common stock or BOW common stock that were surrendered in the exchange.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of CapStar. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of FCB common stock or BOW common stock solely for CapStar common stock and then CapStar immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the CapStar common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of CapStar. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of CapStar that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of CapStar that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

A U.S. holder of FCB or BOW common stock who receives cash instead of a fractional share of CapStar common stock generally will be treated as having received such fractional share of CapStar common stock pursuant to the applicable merger and then as having received cash in redemption of such fractional share of CapStar common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of CapStar common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the applicable merger, the holding period for such fractional share (including the holding period of shares of FCB or BOW common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of FCB or BOW common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Withholding

Payments of cash made pursuant to the mergers to a U.S. holder of FCB or BOW common stock, as applicable, generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of FCB or BOW common stock should provide the Exchange Agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of FCB or BOW common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE COMPANIES

CapStar

CapStar is a bank holding company that is headquartered in Nashville, Tennessee and that operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank was incorporated in the State of Tennessee in 2007 and acquired a state charter in 2008 which was accomplished through a de novo application with the TDFI and the Federal Reserve Bank of Atlanta. Upon approval of its charter, CapStar Bank opened for business to the public on July 14, 2008. CapStar was incorporated in 2015 and, on February 5, 2016, completed a share exchange with CapStar Bank’s shareholders that resulted in CapStar Bank becoming a wholly owned subsidiary of the Company.

CapStar Bank is a bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. CapStar’s products and services include (i) commercial and industrial loans to small and medium sized businesses, (ii) commercial real estate loans, (iii) private banking and wealth management services for the owners and operators of its business clients and other high net worth individuals; (iv) correspondent banking services to meet the needs of Tennessee’s smaller community banks and (v) various retail and consumer products. CapStar’s operations are presently concentrated in Tennessee.

As of December 31, 2019, on a consolidated basis, CapStar had total assets of $2.0 billion, total deposits of $1.7 billion, total net loans of $1.4 billion, and shareholders’ equity of $273 million.

CapStar’s executive offices are located at 1201 Demonbreun Street, Suite 700, Nashville, Tennessee 37203. CapStar’s telephone number is (615) 732-6400 and its website is http://www.capstarbank.com/.

The information on CapStar’s website is not part of this proxy statements/prospectus, and the reference to CapStar’s website address does not constitute incorporation by reference of any information on that website into this proxy statements/prospectus.

Additional information about CapStar is included in documents incorporated by reference into this proxy statements/prospectus. See the section titled “Where You Can Find More Information.”

FCB

FCB Corporation is a Tennessee corporation incorporated on March 24, 1983. FCB is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FCB is headquartered in Manchester, Tennessee. FCB is the parent company for, and the sole shareholder of, The First National Bank of Manchester. FCB also owns 50.56% of the issued and outstanding common stock of The Bank of Waynesboro. FCB independently conducts no material business or operations apart from its operation and ownership of capital stock of FNBM and its ownership of capital stock of BOW. As a bank holding company, FCB is subject to supervision and regulation by the Federal Reserve Board.

The First National Bank of Manchester is a national banking association chartered in 1900. FNBM is headquartered in Manchester, Coffee County, Tennessee and has operated continuously in Coffee County, Tennessee since its inception. FNBM’s main office is located at 100 West High Street, Manchester, Tennessee 37355, and FNBM operates additional full-service branch offices at the following locations:

•	814 Hillsboro Boulevard, Manchester, Tennessee 37355

•	2230 Mercury Boulevard, Murfreesboro, Tennessee 37130

•	801 West Main Street, Woodbury, Tennessee 37190

FNBM is a full-service commercial bank that offers a full complement of traditional community banking products and services to individuals and small businesses within the communities that it serves. Products offered by FNBM include business and consumer checking accounts, savings accounts, certificates of deposit, individual retirement accounts, and mortgage, consumer, and business loans and lines of credit. Services offered by FNBM include telephone banking, online bill pay, and mobile banking. As a national bank, FNBM is subject to supervision and regulation by the Office of the Comptroller of the Currency.

As is the case with banking institutions generally, FNBM’s business and operations are influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Board. Deposit gathering and cost of funds are influenced by, among other things, interest rates on competing investments and general market rates of interest. Lending activities are affected by, among other things, the demand for real estate financing and other types of loans, which in turn is affected by macro and micro economic conditions, business and consumer confidence, the interest rates at which such financing may be obtained, and other factors affecting local demand and availability of funds.

FNBM’s primary banking markets consist of Cannon, Coffee, and Rutherford counties, Tennessee. The commercial banking environment is highly competitive, and FNBM encounters robust competition both in making loans and in attracting deposits. In one or more aspects of its business, FNBM competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits, have more extensive and established branch networks, and offer certain products or services that FNBM does not currently offer. Additionally, many of FNBM’s non-bank competitors are not subject to the same extensive federal regulations that govern federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

FNBM’s website is located at https://www.fnbmwm.com, and its telephone number is (931) 728-3518. The information on FNBM’s website is not part of this proxy statements/prospectus, and the foregoing reference to FNBM’s website address does not constitute incorporation by reference of any information on FNBM’s website into this proxy statements/prospectus.

As of December 31, 2019, FNBM had 49 full-time employees.

As of December 31, 2019, FCB had total consolidated assets of approximately $463.2 million, total liabilities (including deposit liabilities) of approximately $402.2 million, and total shareholders’ equity of approximately $61.0 million.

FCB’s common stock is not listed or traded on any securities market or exchange and historically has traded only on a limited, infrequent basis in privately-negotiated transactions.

Additional information about FCB can be found in the section of this proxy statements/prospectus titled “FCB Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

BOW

The Bank of Waynesboro is a state bank chartered under the laws of the State of Tennessee in 1904. BOW is headquartered in Waynesboro, Tennessee. BOW is not a member of the Federal Reserve System. As a state-chartered bank not a member of the Federal Reserve System, BOW is subject to supervision and regulation by the FDIC and the TDFI. FCB owns 50.56% of the issued and outstanding common stock of BOW, with the remainder of the outstanding common stock of BOW being owned primarily by individuals within the communities served by the bank.

BOW’s main office is located at 201 South Main Street, Waynesboro, Tennessee 38485, and BOW operates four additional full-service branch offices at the following locations:

•	716 Highway 99, Waynesboro, Tennessee 38485

•	107 East Broadway Street, Collinwood, Tennessee 38450 (BOW operates at this location as “Bank of Collinwood”)

•	2102 North Locust Avenue, Lawrenceburg, Tennessee 38464 (BOW operates at this location as “Community Bank of Lawrence County”)

•	225 North Military Avenue, Lawrenceburg, Tennessee 38464 (BOW operates at this location as “Community Bank of Lawrence County”)

BOW is a full-service commercial bank that offers a full complement of traditional community banking products and services to individuals and small businesses within the communities that it serves. Products offered by BOW include business and consumer checking accounts, savings accounts, certificates of deposit, and consumer, agricultural, real estate (including mortgage), and commercial loans and lines of credit. Services offered by BOW include telephone banking, mobile deposit, notary services, and merchant card services.

As is the case with banking institutions generally, BOW’s business and operations are influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Board. Deposit gathering and cost of funds are influenced by, among other things, interest rates on competing investments and general market rates of interest. Lending activities are affected by, among other things, the demand for real estate financing and other types of loans, which in turn is affected by macro and micro economic conditions, business and consumer confidence, the interest rates at which such financing may be obtained, and other factors affecting local demand and availability of funds.

BOW’s primary banking markets consist of Lawrence and Wayne counties, Tennessee. The commercial banking environment is highly competitive, and BOW encounters robust competition both in making loans and in attracting deposits. In one or more aspects of its business, BOW competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits, have more extensive and established branch networks, and offer certain products or services that BOW does not currently offer. Additionally, many of BOW’s non-bank competitors are not subject to the same extensive federal and state regulations that govern federally insured banks such as BOW. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

BOW’s website is located at https://thebankofwaynesboro.com, and its telephone number is 931.722.2265. The information on BOW’s website is not part of this proxy statements/prospectus, and the foregoing reference to BOW’s website address does not constitute incorporation by reference of any information on BOW’s website into this proxy statements/prospectus.

As of December 31, 2019, BOW had total consolidated assets of approximately $174.6 million, total liabilities (including deposit liabilities) of approximately $151.7 million, and total shareholders’ equity of approximately $22.9 million. As of December 31, 2019, BOW had 61 full-time employees.

BOW’s common stock is not listed or traded on any securities market or exchange and historically has traded only on a limited, infrequent basis in privately-negotiated transactions.

Additional information about BOW can be found in the section of this proxy statements/prospectus titled “BOW Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FCB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of FCB’s consolidated financial condition at December 31, 2019 and December 31, 2018 and results of operations for the years ended December 31, 2019, and December 31, 2018 and should be read in conjunction with FCB’s consolidated financial statements and notes thereto presented in this proxy statements/prospectus beginning on page F-1. See the section titled “Index to Consolidated Financial Statements of FCB Corporation.”

Overview

Income. FCB’s primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that it earns on its loans and investments, and interest expense, which is the interest that it pays on its deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan fees), debit card interchange fee income, mortgage loan underwriting revenue and commissions on sales of insurance products.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. FCB formally evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expense FCB incurs in operating its business primarily consists of salaries and employee benefits expenses, depreciation, occupancy expenses, federal deposit insurance premiums and assessments, data processing expenses, OCC Exam fees, and expenses related to auditing and consulting services.

Critical Accounting Policies

FCB considers accounting policies involving significant judgments and assumptions by FCB management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent FCB’s critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by FCB’s management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. FCB management reviews the level of the allowance quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although FCB believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the OCC, as an integral part of their examination processes, periodically reviews FCB’s allowance for loan losses and may require FCB to recognize adjustments to the allowance based on their judgment about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 3 of the notes to FCB’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, beginning on page F-17 of this proxy statements/prospectus.

Fair Value of Investments. Securities are characterized as available for sale or held to maturity based on FCB management’s ability and intent regarding such investment at acquisition. On an ongoing basis, FCB management must estimate the fair value of its investment securities based on information and assumptions it deems reliable and reasonable, which may be quoted market prices or if quoted market prices are not available, fair values extrapolated from the quoted prices of similar instruments. Based on this information, an assessment must be made as to whether any decline in the fair value of an investment security should be considered an other-than-temporary impairment and recorded in non-interest expense as a loss on investments. The determination of such impairment is subject to a variety of factors, including FCB management’s judgment and experience. See Note 2 of the notes to FCB’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, beginning on page F-14 of this proxy statements/prospectus.

Deferred Compensation and Executive Benefit Plans. FCB has a deferred compensation arrangement for an advisor, former key executive officer and directors as well as a split dollar life insurance contract providing benefits to an advisor, a former key executive officer and director. FCB management must record the related liabilities and expenses at each reporting date of the consolidated financial statements and during the reporting period. The related liabilities are considered accounting estimates and are subject to judgments and assumptions by FCB management which affect the recorded amounts of liabilities and expenses recorded during the period. Actual results could differ from those estimates. See Note 11 of the notes to FCB’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, beginning on page F-26 of this proxy statements/prospectus.

Comparison of Financial Condition at December 31, 2019 and December 31, 2018

Assets. At December 31, 2019, FCB’s total assets were $463.2 million, an increase of $15.9 million from December 31, 2018. The increase during the year ended December 31, 2019 was primarily the result of increases in cash and cash equivalents which was $18.6 million increase. Respectively, partially offset by a decrease in net loans of $1.7 million. The increase in assets was due to organic deposit growth.

Loans. FCB’s primary lending activity is the origination of loans secured by real estate. FCB originates residential mortgage loans, multi-family real estate loans, commercial real estate loans, farmland loans, construction and land development loans, consumer loans, commercial and industrial loans and agricultural loans.

Residential mortgage loans totaled $123 million, or 38.2% of the total loan portfolio, at December 31, 2019, as compared to $128.2 million, or 39.6% of the total loan portfolio, at December 31, 2018. The decrease in residential mortgage loans was primarily a result of a decrease in market demand resulting from the slowdown in building in the Rutherford County Market.

Commercial real estate loans totaled $56.1 million, or 17.4% of the total loan portfolio, at December 31, 2019, as compared to $53.5 million, or 16.6% of the total loan portfolio, at December 31, 2018. The increase was primarily due to an increase in market demand.

Loans secured by farmland totaled $16.4 million, or 5.10% of the total loan portfolio, at December 31, 2019, as compared to $17.7 million, or 5.46% of the total loan portfolio, at December 31, 2018. The decrease was proportional and in line with general fluctuations in farmland loans.

Construction and land development loans totaled $61.8 million, or 19.2% of the total loan portfolio, at December 31, 2019, as compared to $60.0 million, or 18.6% of the total loan portfolio, at December 31, 2018. The increase was in line with general fluctuations of construction and land development loans.

Commercial and industrial loans totaled $33 million, or 10.3% of the total loan portfolio, at December 31, 2019, as compared to $30.2 million, or 9.3% of the total loan portfolio, at December 31, 2018. The increase was primarily due to one new relationship and a $4.5 million funding line for secondary market home mortgage originations.

Consumer loans and other loans decreased to $23.7 million, or 7.4% and $1.9 million, or 0.6% of the total loan portfolio, respectively, at December 31, 2019. This compared to $25.7 million, or 7.9% and $2.3 million, or 0.71%, of the total loan portfolio, respectively, at December 31, 2018. Agricultural loans increased to $5.6 million or 1.75% of the total loan portfolio at December 31, 2019. This compared to $5.5 million or 1.70%, of the total loan portfolio at December 31, 2018.

The following table sets forth the composition of FCB’s loan portfolio at the dates indicated.

	At December 31,
	2019			2018
(Dollars in thousands)	Amount		Percent	Amount	Percent
Real estate mortgage:
Residential	$123,035		38.26	$128,243	39.69
Commercial	56,119		17.45	53,510	16.56
Farmland	16,389		5.10	17,653	5.46
Construction and land development	61,758		19.21	60,022	18.58

Total	257,301		80.02	259,428	80.29

Consumer	23,743		7.39	25,695	7.95
Commercial and industrial	32,960		10.25	30,164	9.34
Agriculture	5,631		1.75	5,506	1.70
Other	1,926		0.60	2,302	0.71

Total loans	321,561		100	323,095	100

Less: allowance for loan losses	(4,214	).		(4,089)

Loans receivable, net	$317,347			$319,006

The following table sets forth certain information at December 31, 2019 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which could significantly shorten the average life of all loans and may cause FCB’s actual repayment experience to differ from that shown below.

	At December 31, 2019
(In thousands)	Residential Real Estate	Commercial Real Estate	Farmland	Construction and Land Development	Consumer	Commercial and Industrial	Agricultural	Other	Total Loans
Amounts due in:
One year or less	$19,520	$6,103	$2,899	$45,985	$7,894	$15,663	$3,000	$620	$101,684
More than one year through two years	5,689	3,252	1,519	9,210	4,740	4,384	630	656	30,080
More than two years through three years	8,116	3,652	1,508	3,051	4,610	3,331	480	125	24,873
More than three years through five years	12,590	4,125	2,468	1,856	5,715	5,810	1,006	264	33,834
More than five years through ten years	27,525	8,168	2,843	188	604	1,803	276	261	41,668
More than ten years through fifteen years	23,197	15,403	2,736	1,221	128	1,114	—	—	43,799
More than fifteen years	26,398	15,416	2,416	247	52	855	239	—	45,623

Total	$123,035	$56,119	$16,389	$61,758	$23,743	$32,960	$5,631	$1,926	$321,561

Securities. At December 31, 2019, FCB’s securities portfolio consisted of securities of U.S. government agencies, securities of state and municipal governments, and of various corporations. At December 31, 2019, FCB also held an investment in the common stock of the Federal Home Loan Bank of Cincinnati which is required in order to collateralize borrowings from the Federal Home Loan Bank of Cincinnati. FCB’s securities portfolio is used to invest excess funds for increased yield, manage interest rate risk and as collateralization for public unit deposits.

At December 31, 2019, $68.6 million of FCB’s securities portfolio was classified as available for sale. In addition, at December 31, 2019, FCB had $1.94 million of other investments, at cost, which consisted of Federal Home Loan Bank of Cincinnati common stock of $1,090,000, Plateau Group stock of $352,000 and a limited liability company investment of $500,000.

Total securities decreased by $3.4 million for the year ended December 31, 2019 primarily as a result of $3.6 million of maturities and calls of U.S. government agencies. The state and municipal governments increased $2.1 million and the corporate decreased by $1.96 million. These decreases were used for cash flow for loan investments or left in cash accounts. The remaining change in securities was due to positive mark-to-market adjustments of $116,000.

At December 31, 2019, FCB had no investments in securities of an issuer (except for investments in securities issued by U.S. government agencies) where the aggregate book value of which exceeded 10% of FCB’s shareholder’s equity at that date.

The following table sets forth the amortized costs and fair values of FCB’s investment securities at the dates indicated.

	At December 31,
	2019		2018
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government agencies	$54,140	$53,993	$57,757	$56,515
States and political subdivisions	14,162	14,415	12,002	11,828
Corporate	3,307	3,317	5,267	5,237

Total securities available for sale and held to maturity	71,609	71,725	75,026	73,580

Federal Home Loan Bank of Cincinnati common stock	1,090	1,090	1,090	1,090
Plateau Group common stock	352	352	352	352
A Mortgage Boutique, LLC investment	500	500	—	—

Total investments, at cost	1,942	1,942	1,442	1,442

Total	$73,551	$73,667	$76,468	$75,022

The following tables set forth the stated maturities and weighted average yields of securities at December 31, 2019. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a federal marginal tax rate of 21.0%. Certain U.S. government agency securities have step-up interest rates and will reprice within the various call date ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available for sale do not give effect to changes in fair value that are reflected as a component of equity.

(Dollars in thousands)	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average	Carrying Value	Weighted Average	Carrying Value	Weighted Average	Carrying Value	Weighted Average	Carrying Value	Weighted Average
U.S. government agencies	$7,284	1.61	$29,683	2.02	$17,927	2.30	$—	—	$54,894	2.02
States and political
Subdivisions	101	2.85	936	3.14	4,079	3.67	9,343	3.06	14,459	3.64
Corporate	1,100	2.08	1,174	3.19	98	3.17	—	—	2,372	2.86
Federal Home Loan Bank of Cincinnati common stock	—	—	—	—	—	—	1,090	5.00	1,090	5.00
Plateau Group common stock	—	—	—	—	—	—	352	7.54	352	7.54
A Mortgage Boutique, LLC investment	—	—	—	—	—	—	500	—	500	—

Total	$8,485	2.04	$31,793	2.12	$22,104	2.53	$11,285	6.32	$73,667	2.48

Bank Owned Life Insurance. FCB invests in bank owned life insurance to provide itself with a funding source for its benefit plan obligations. Bank owned life insurance also generally provides FCB non-interest income that is non-taxable. Federal regulations generally limit FCB’s investment in bank owned life insurance to 25% of its Tier 1 capital plus its allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At December 31, 2019 and December 31, 2018, the aggregate cash surrender value of these policies was $7.8 million and $7.9 million, respectively. The decrease in bank owned life insurance was primarily due to death benefit proceeds of $253,000, offset by increases in cash values of $186,668.

Deposits. FCB accepts deposits primarily from individuals and businesses who are located in its primary market area or who have a pre-existing lending relationship with us. FCB relies on competitive pricing, customer service, account features and the location of its branch offices to attract and retain deposits. Deposits serve as the primary source of funds for FCB’s lending and investment activities. Deposit accounts currently offered include interest and non-interest bearing individual and business checking accounts, money market accounts, savings accounts, certificates of deposit, including individual retirement accounts, and IOLTAs.

The following table sets forth the balances of FCB’s deposit accounts at the dates indicated.

	At December 31,
(In thousands)	2019	2018
Demand deposits	$88,294	$88,501
NOW and Money Market Accounts	105,733	104,390
Savings accounts	57,058	56,583
Certificates of deposits	146,485	135,630
Total	$397,570	$385,104

Total deposit accounts increased $12.5 million or 3.1% for the year ended December 31, 2019. The increase was primarily attributable to the opening of a new full service branch in Lawrenceburg and deposit growth in the Rutherford County Market. Demand deposit and NOW accounts increased $1.1 million for the year ended December 31, 2019.

The largest deposit category increase was in certificates of deposits. Certificates of deposit increased $10.8 million for the year ended December 31, 2019. The increase is related to a decrease in market rates, along with projections for further declines in the near future, resulting in depositors gravitating to a fixed term product.

The following table indicates the amount of certificates of deposit by time remaining until maturity as of December 31, 2019.

Maturity Period	Amount
(In thousands)
Three months or less	$36,994
Over three through six months	29,501
Over six through twelve months	30,570
Over twelve months	49,420

Total	$146,485

Borrowings. FCB has access to borrowing facilities from the Federal Home Loan Bank of Cincinnati, as well as CenterState Bank to supplement its supply of funds for loans and investments and for interest rate risk and liquidity management. FCB has not borrowed under these facilities during 2019 or 2018, other than for the regulatory testing requirements, and did not have balances outstanding at December 31, 2019 or 2018.

Results of Operations for the Years Ended December 31, 2019 and 2018

Overview. Net income decreased $93,075 or 1.7% to $5.4 million for the year ended December 31, 2019, compared to $5.5 million for the year ended December 31, 2018. The primary source of the decrease was the closure of First National Mortgage Services, LLC in 2019. FCB’s primary source of income during each of the years ended December 31, 2019 and 2018 was net interest income, which increased from $18.4 million for the year ended December 31, 2018 to $19.3 million for the year ended December 31, 2019.

Net Interest Income. Net interest income increased by $901,392, to $19.3 million for the year ended December 31, 2019, as compared to $18.4 million for the year ended December 31, 2018. Total interest income increased $2.1 million, or 9.3%, and loan interest income increased $1.9 million, or 9.3%, during the year ended December 31, 2019, due primarily to an increases in average loans outstanding and interest-bearing deposits at other financial institutions, combined with increases in related interest rates earned. Total interest expense increased $1.2 million, or 38.8% during the year ended December 31, 2019, while average interest-bearing liabilities increased $12,673 or 4.1%. The primary reason for the increase in interest expense was the increase in average balance of interest bearing deposits, combined with an increase in interest rates offered on certificates of deposit.

Provision for Loan Losses. The provision for loan losses was $721,000 for the year ended December 31, 2019, as compared to $481,000 for the year ended December 31, 2018. The increase in the provision was primarily attributable to one customer relationship which entered into bankruptcy.

Non-performing loans decreased $87,000 from $2.3 million at December 31, 2018 to $2.2 million at December 31, 2019. The balance of non-performing loans at December 31, 2018 includes nonaccrual loans of $1,689,000. Residential real estate loans and consumer loans of $45,000 and $105,000, respectively, were over 90 days past due but still accruing interest at December 31, 2018. The balance of nonaccrual loans at December 31, 2019 consist of $1,070,000 in residential mortgage loans, $47,000 in commercial business and $274,000 in consumer loans.

Net charge-offs were $595,355 for the year ended December 31, 2019, compared to $297,229 for the year ended December 31, 2018. Charge-offs totaling $717,411 were recorded during the year ended December 31, 2019, which included $248,000 in Home loans, $223,000 in consumer loans, $138,000 in commercial loans and $108,000 in other loans.

The allowance for loan losses was $4.2 million at December 31, 2019. FCB management has deemed this amount as adequate at that date based on its best estimate of probable known and inherent loan losses at that date.

Non-interest Income. Total non-interest income was $3.1 million and $4.9 million for the years ended December 31, 2019 and 2018, respectively. During the year ended December 31, 2019, total non-interest income decreased $1.77 million, or 36%, as compared to the year ended December 31, 2018, primarily due to the closure of First National Mortgage Services, LLC. Other increases in income were from increases in commission on sales of credit life of $29,000 and securities gains of $63,000. These increases were partially offset by decreases in service charges on deposit products, rental income, gains on sale of other real estate owned and gains on disposal of assets. The decrease in service charges on deposit products was primarily due a reduction in NSF and overdraft fees.

Non-interest Expense. Non-interest expense decreased by $857,487, or 6.26%, to $12.8 million for the year ended December 31, 2019. The primary factors effecting the change was the closures of First National Mortgage Services, LLC. The closures resulted in significantly lower salary and employee benefit expenses.

FDIC assessment fees decreased due to the application of the small bank assessment credits in the third and fourth quarters of 2019.

Income Tax Expense. Income tax expense for the year ended December 31, 2019, was $2.1 million compared to $2.5 million for the year ended December 31, 2018. The decrease in income tax expense was due to the decrease in taxable income of year over year and to the BOLI death proceeds received in 2019 at the Bank of Waynesboro.

Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $7.8 million and $6.2 million for the years ended December 31, 2019 and 2018, respectively. The increase in total comprehensive income resulted from a $93,075 decrease in net income and a $1.4 million increase in unrealized gains on securities, net of tax.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. FCB’s most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that FCB faces are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology, and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in FCB’s customer base or revenue.

Credit Risk Management. FCB’s strategy for credit risk management focuses on having well-defined credit policies, uniform underwriting and prompt action on loans/relationships beginning to exhibit a deterioration in financial position or performance. FCB is staffed with well trained and experienced lenders who have delegated authority and are responsible for the management and collection of all their originated loans.

Standard collection practices include: i) a system generated late notice at 15 days past due; ii) a phone call to the borrower, followed up by a letter outlining the delinquency status and the need for a cure, at 30 days past due; iii) a full file review focused on collateral perfection and identification, along with an on-site visit and collateral inspection, at 60 days past due. In the event that these efforts are not successful, a 10 day demand letter is sent on chattel secured consumer loans and secured or unsecured commercial or business loans, followed by repossession on chattel secured loans, while a referral to FCB’s counsel for foreclosure would be made on real estate secured loans. At all times during the collection process, the ultimate goal is to work with the borrower to bring the loan current, keep it current or when necessary, develop and implement a mutually beneficial collection or liquidation plan.

Analysis of Non-performing and Classified Assets. FCB considers repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance.

Real estate that FCB acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure related expenses, or 90% of the fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to FCB’s non-performing assets at the dates indicated.

	At December 31,
(Dollars in thousands)	2019	2018
Non-accrual loans:
Residential real estate	$1,070	$910
Non-residential real estate	7	434
Construction	—	17
Commercial business	40	76
Consumer	274	252

Total	1,391	1,689
Accruing loans past due 90 days or more:
Residential real estate	170	45
Non-residential real estate	130
Construction	—	—
Commercial business	1	5
Consumer	93	105

Total	394	155
Total of non-accrual and 90 days or more past due loans	1,785	1,844

Real estate owned	429	328
Other non-performing assets	19	1

Total non-performing assets	2,233	2,173
Troubled debt restructurings(1)	772	786

Troubled debt restructurings and total non-performing assets	$3,005	$2,800

Total non-performing loans to total loans	0.69	0.67
Total non-performing loans to total assets	0.48	0.49
Total non-performing assets and troubled debt restructurings to total assets	0.65	0.63

(1)	Troubled debt restructurings include $0 and $159,000 in non-accrual loans at December 31, 2019 and 2018, respectively, which are also included in non-accrual loans at those respective dates.

FCB periodically modifies loans to extend the term or make other concessions to help borrowers stay current on their loan and to avoid foreclosure. FCB does not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At December 31, 2019, FCB had $772,000 of these modified loans, which are also referred to as troubled debt restructurings, as compared to $786,000 at December 31, 2018. At December 31, 2019, all of the total $772,000 of troubled debt restructurings were current and $0 were on non-accrual status and included in the non-accrual amounts in the table above. See Note 3 to FCB consolidated financial statements for the fiscal year ended December 31, 2019 and 2018, beginning on page F-17 of this proxy statements/prospectus.

Federal regulations require FCB to review and classify its assets on a regular basis. In addition, the OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets; substandard, doubtful and loss. “Substandard assets” must have one or more defined weakness and are characterized by the distinct possibility that FCB will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving close attention. When FCB classifies an asset as substandard or doubtful it may establish a specific allowance for loan losses. If FCB classifies an asset as loss, FCB charges off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of FCB’s classified assets at the dates indicated.

(In thousands)	At December 31,
	2019	2018
Special mention assets	$6,333	$8,496
Substantial assets	4,353	6,135
Doubtful assets	3	13
Loss assets	448	328

Total	$11,137	$14,972

Classified assets include loans that are graded due to factors other than payment delinquencies, such as deteriorating financial position, operational losses or decline in income, insufficient cash flows, uninsured collateral damage, documentation deficiencies or any other circumstance which poses a risk to the full collection of the credit. Other than as disclosed in the above tables, there are no other loans where FCB management has identified as having serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Analysis and Determination of the Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. FCB evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. FCB’s methodology for assessing the appropriateness of the allowance for loan losses is reviewed periodically by the FCB loan committee, which is comprised of the full board of directors. The FCB loan committee also reviews the allowance for loan losses established on a quarterly basis.

General Valuation Allowance. FCB establishes a general valuation allowance for loans that should be adequate to reserve for the estimated credit losses inherent in each segment of its loan portfolio, given the facts and circumstances as of the valuation date for all loans in the portfolio that have not been classified. The allowance is based on FCB’s average annual rate of net charge-offs experienced over the previous four years on each segment of the portfolio and is adjusted for current qualitative factors. For purposes of determining the estimated credit losses, the loan portfolio is segmented as follows: (i) construction and land development; (ii) agricultural and farmland loans; (iii) residential real estate loans; (iv) other commercial real estate loans; (v) commercial loans; and (vi) consumer loans. Qualitative factors that are considered in determining the adequacy of the allowance for loan losses are as follows: (i) levels and trends in delinquencies and impaired loans; (ii) changes in collections, charge-offs, and recoveries; (iii) changes in the nature and volume of the loan portfolio; (iv) the experience, ability and depth of lending management; (v) national and local economic trends and conditions; (vi) industry conditions; (vii) effects of changes in credit concentrations; (viii) the quality of our loan review system; and (ix) the value of underlying collateral.

Specific Valuation Allowance. A risk analysis is completed on all assets at the time of downgrade. If the analysis indicates a substantial or material loss, the amount thereof is quantified to the extent possible and, as appropriate, a specific reserve is established or a partial or full charge-off is recorded. Past due, non-accrual and classified loans are reviewed monthly by FCB’s loan committee. The focus of the review is to ensure all problem loans are identified, correctly classified and the appropriate reserve is allocated.

FCB establishes a specific reserve for all loans identified and classified as having a loss.

Unallocated Valuation Allowance. FCB’s allowance for loan losses methodology also includes an unallocated component to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2019		2018
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	Amount	% of Allowance to Total Allowance
Construction and land development	$583	13.83	$563	13.77
Agricultural and farmland	290	6.88	262	6.41
Residential real estate	1,116	26.48	1,081	26.44
Other commercial real estate	747	17.73	649	15.87
Commercial	365	8.67	394	9.64
Consumer	291	6.90	359	8.78

Total	3,392	80.49	3,308	80.91
Unallocated	822	19.51	781	19.09

Total allowance for loan losses	$4,214	100.00	$4,089	100.00

Although FCB believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and FCB’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while FCB believes it has established its allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the FDIC or TDFI, in reviewing FCB’s loan portfolio, will not require FCB to increase its allowance for loan losses. The FDIC or TDFI may require FCB to increase its allowance for loan losses based on judgments different from FCB management’s judgements. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect FCB’s financial condition and results of operation.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	At December 31,
(Dollars in thousands)	2019	2018
Allowance for loan losses at beginning of period	$4,089	$3,905
Provision for loan losses	721	481
Charge-offs:	717	400
Recoveries:	$121	$103
Net charge-offs (recoveries)	596	297
Allowance for loan losses at end of period	$4,214	$4,089
Allowance for loan losses to nonperforming loans	191.0	178.0
Allowance for loan losses to total loans outstanding at the end of the period	1.3	1.3
Net charge-offs (recoveries) to average outstanding loans during the period	0.2	0.1

Interest Rate Risk Management. FCB’s goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income. Deposit accounts typically react more quickly to changes in market interest rates than loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect FCB’s earnings while decreases in interest rates may beneficially affect its earnings. To reduce the potential volatility of FCB’s earnings, FCB has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. FCB’s strategy for managing interest rate risk emphasizes adjusting the maturities of borrowings and adjusting the investment portfolio mix and duration. FCB does not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

FCB has an Asset/Liability Management Committee (which we refer to as “ALCO”), which includes members of FCB management selected by the FCB board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals. Measurements which FCB uses to help it manage interest rate sensitivity include earnings at risk simulation model and economic value of equity model.

Rate Sensitivity/Earnings at Risk – The goal is to achieve a strong acceptable and consistent level of earnings over time. The ALCO has established risk tolerances for changes in net interest income from a base case of no change in interest rates to simulate changes in net interest income from rate shocks over a one-year period. The established risk limits for changes both up and down in rates from the base case, limits in the decline in net interest income are for a 400bp change should not result in a decrease of more than 25%, a 300bp change should not result in a decrease of more than 20%, a 200bp change should not result in a decrease of more than 15% and a 100bp change should not result in a decrease of more than 10%.

Economic Value of Equity (“EVE”) identifies changes in the market value of capital based on exposure to interest rate risk resulting from a change in market value of FCB’s assets and liabilities due to changes in interest rates. The change in value is prepared by discounting the projected cash flows of all balance sheet categories.

The EVE is the difference between the present values of assets and liabilities. The measured change of this economic value, over a range of rate shocks indicates the degree of possible long-term exposure to future earnings. FCB’s EVE risk tolerance limits are that for a 400bp change in interest rates up or down, the EVE should not decrease by more than 35% from the base case; for a 300bp change in interest rates up or down, the

EVE should not decrease by more than 30%; for a 200bp change in interest rates up or down the EVE should not decrease by more than 25%; and for a 100bp change in interest rates up or down the EVE should not decrease by more than 15%.

At December 31, 2019, FCB’s model results indicated that it was in compliance with the policies noted above and that its balance sheet is slightly asset-sensitive. Asset-sensitive implies that FCB’s assets will reprice faster than its liabilities indicating an increase in interest rates would increase its net interest margin while a decrease in interest rates would result in a decrease to its net interest margin. FCB’s goal is to achieve and maintain an asset liability mix that is neutral in nature.

Each of the above analyses may not, on their own, be an accurate indicator of how FCB’s net interest income will be affected by changes in interest rates. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and step-up securities FCB holds, rising or falling interest rates have a significant impact on the prepayment speeds of FCB’s earning assets that, in turn, affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. FCB’s liability sensitivity would be increased if prepayments slow and vice versa. While FCB believes these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future step-up security and loan repayment activity.

Liquidity and Capital Resources

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. FCB’s primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

FCB regularly adjusts its investments in liquid assets based upon an assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of its asset/liability management policy.

FCB’s most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on FCB’s operating, financing, lending and investing activities during any given period. At December 31, 2019, cash and cash equivalents totaled $39.5 million. Securities classified as available-for-sale less amounts pledged to secure public funds deposits, which amounted to $26.9 million at December 31, 2019, provide an additional source of liquidity. In addition, at December 31, 2019, FCB had the ability to borrow a total of approximately $18.8 million from the Federal Home Loan Bank of Cincinnati.

At December 31, 2019, FCB had $72.2 million in commitments to extend credit outstanding. Certificates of deposit due within one year of December 31, 2019 totaled $97 million, or 66.26% of certificates of deposit. FCB believes that the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressure.

FCB must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. Historically, FCB has been able to retain a significant amount of its deposits as they mature.

Capital Management. FCB is required to maintain specific amounts of capital pursuant to federal regulatory requirements. As of December 31, 2019, BOW was in compliance with all regulatory capital requirements, which were effective as of such date, with common equity Tier 1 capital, Tier 1 capital, total risk-based capital and Tier 1 leverage ratios of 18.91%, 18.91%, 20.16% and 13.06%, respectively. The regulatory requirements at that date were 4.5%, 6.0%, 8.0%, and 4.0%, respectively. At December 31, 2019, BOW was considered “well-capitalized” under applicable regulatory guidelines. As of December 31, 2019, FNB was in compliance with all regulatory capital requirements, which were effective as of such date, with common equity Tier 1 capital, Tier 1 capital, total risk-based capital and Tier 1 leverage ratios of 17.95%, 17.95%, 19.19% and 13.00%, respectively. The regulatory requirements at that date were 4.5%, 6.0%, 8.0%, and 4.0%, respectively. At December 31, 2019, FNB was considered “well-capitalized” under applicable regulatory guidelines.

Capital Requirements. On January 1, 2015, FCB became subject to a comprehensive capital framework for U.S. banking organizations that was issued by the Federal Deposit Insurance Corporation and Federal Reserve Board in July 2013 (which we refer to as the “Basel III Capital Rules”), subject to phase-in periods for certain components and other provisions.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (which we refer to as “AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). FCB exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented at 2.5% on January 1, 2019.

The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At December 31, 2019, FCB well exceeded each of its capital requirements.

Dividends. The FCB board of directors declared and paid dividends on FCB’s common stock of $6.10 at June 30, 2019, and $5.79 at December 31, 2019 for a total of $2.6 million. The dividend payout ratio for 2019, representing dividends per share divided by earnings per share, was 52.45%. The dividend payout is continually reviewed by the management and board of directors of FCB.

Off-Balance Sheet Arrangements

In the normal course of operations, FCB engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit.

The following table summarizes FCB’s off-balance sheet arrangements at the dates indicated.

	At December 31,
(In thousands)	2019	2018
Unused lines of credit	$66,933	$55,472
Letters of credit	5,310	3,877

Total	$72,243	$59,349

Contractual Obligations

In the ordinary course of operations, FCB may enter into certain contractual obligations. FCB currently has several significant contractual obligation at December 31, 2019 which are deferred compensation arrangements. The liability balances for deferred compensation as of December 31, 2019 is $2.348 million.

Also, FCB has 4 notes payable to directors, ex directors and principal shareholders totaling $560,872.00.

BOW MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of BOW’s consolidated financial condition at December 31, 2019 and December 31, 2018 and results of operations for the years ended December 31, 2019, and December 31, 2018 and should be read in conjunction with BOW’s consolidated financial statements and notes thereto presented in this proxy statements/prospectus beginning on page G-1. See the section titled “Index to Consolidated Financial Statements of The Bank of Waynesboro.”

Overview

Income. BOW’s primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that it earns on its loans and investments, and interest expense, which is the interest that it pays on its deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan fees), debit card interchange fee income and commissions on sales of insurance products.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. BOW formally evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expense BOW incurs in operating its business primarily consists of salaries and employee benefits expenses, occupancy expenses, state and federal deposit insurance premiums and assessments, data processing expenses and expenses related to auditing and consulting services.

Critical Accounting Policies

BOW considers accounting policies involving significant judgments and assumptions by BOW management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent BOW’s critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by BOW’s management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. BOW management reviews the level of the allowance quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although BOW believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and TDIF, as an integral part of their examination processes, periodically reviews BOW’s allowance for loan losses and may require BOW to recognize adjustments to the allowance based on their judgment about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 3 of the notes to BOW’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, beginning on page G-15 of this proxy statements/prospectus.

Fair Value of Investments. Securities are characterized as available for sale or held to maturity based on BOW management’s ability and intent regarding such investment at acquisition. On an ongoing basis, BOW management must estimate the fair value of its investment securities based on information and assumptions it deems reliable and reasonable, which may be quoted market prices or if quoted market prices are not available, fair values extrapolated from the quoted prices of similar instruments. Based on this information, an assessment must be made as to whether any decline in the fair value of an investment security should be considered an other-than-temporary impairment and recorded in non-interest expense as a loss on investments. The determination of such impairment is subject to a variety of factors, including BOW management’s judgment and experience. See Note 2 of the notes to BOW’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, beginning on page G-13 of this proxy statements/prospectus.

Deferred Compensation and Executive Benefit Plans. BOW has a deferred compensation arrangement for a former key executive officer as well as a split dollar life insurance contract providing benefits to a key executive officer. BOW management must record the related liabilities and expenses at each reporting date of the consolidated financial statements and during the reporting period. The related liabilities are considered accounting estimates and are subject to judgments and assumptions by BOW management which affect the recorded amounts of liabilities and expenses recorded during the period. Actual results could differ from those estimates. See Note 11 of the notes to BOW’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, beginning on page G-24 of this proxy statements/prospectus.

Comparison of Financial Condition at December 31, 2019 and December 31, 2018

Assets. At December 31, 2019, BOW’s total assets were $174.6 million, an increase of $8.7 million from December 31, 2018. The increase during the year ended December 31, 2019 was primarily the result of increases in cash and cash equivalents and securities available for sale of $12.4 million and $1.4 million, respectively, partially offset by a decrease in net loans of $4.6 million. The increase in assets was due to organic deposit growth.

Loans. BOW’s primary lending activity is the origination of loans secured by real estate. BOW originates residential mortgage loans, multi-family real estate loans, commercial real estate loans, farmland loans, construction and land development loans, consumer loans, commercial and industrial loans and agricultural loans.

Residential mortgage loans totaled $46.3 million, or 38.8% of the total loan portfolio, at December 31, 2019, as compared to $45.8 million, or 37.0% of the total loan portfolio, at December 31, 2018. The increase in residential mortgage loans was primarily a result of an increase in market demand resulting from the overall strengthening of the economy.

Commercial real estate loans totaled $28.5 million, or 23.9% of the total loan portfolio, at December 31, 2019, as compared to $30.8 million, or 24.9% of the total loan portfolio, at December 31, 2018. The decrease was primarily due to the scheduled pay-downs and pay-offs of commercial real estate loan participations purchased.

Loans secured by farmland totaled $8.8 million, or 7.4% of the total loan portfolio, at December 31, 2019, as compared to $7.8 million, or 6.3% of the total loan portfolio, at December 31, 2018. The increase was proportional and in line with general increases in farmland loans.

Construction and land development loans totaled $9.1 million, or 7.7% of the total loan portfolio, at December 31, 2019, as compared to $14.1 million, or 11.4% of the total loan portfolio, at December 31, 2018. The decrease was primarily due to the scheduled pay-downs and pay-offs of construction and land development loan participations purchased.

Commercial and industrial loans totaled $11.9 million, or 10.0% of the total loan portfolio, at December 31, 2019, as compared to $10.2 million, or 8.2% of the total loan portfolio, at December 31, 2018. The increase was primarily due to one new relationship and a $4.5 million funding line for secondary market home mortgage originations.

Consumer loans, agricultural loans and other loans decreased to $10.3 million, or 8.7%, $3.0 million, or 2.5%, and $1.3 million, or 1.1% of the total loan portfolio, respectively, at December 31, 2019. This compared to $10.6 million, or 8.6%, $3.2 million, or 2.6%, and $1.4 million, or 1.1% of the total loan portfolio, respectively, at December 31, 2018.

The following table sets forth the composition of BOW’s loan portfolio at the dates indicated.

	At December 31,
	2019		2018
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate mortgage:
Residential.	$46,271	38.81	$45,778	36.98
Commercial	28,523	23.92	30,757	24.84
Farmland	8,760	7.35	7,751	6.26
Construction and land development	9,139	7.67	14,120	11.41

Total	92,693	77.75	98,406	79.49

Consumer	10,330	8.66	10,593	8.56
Commercial and industrial	11,907	9.99	10,175	8.22
Agricultural	2,952	2.48	3,192	2.58

Other	1,334	1.12	1,427	1.15

Total loans	119,216	100	123,793	100

Less: allowance for loan losses	(1,751)		(1,749)

Loans receivable, net	$117,465		$122,044

The following table sets forth certain information at December 31, 2019 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which could significantly shorten the average life of all loans and may cause BOW’s actual repayment experience to differ from that shown below.

	At December 31.2019
	Residential Real Estate	Commercial Real Estate	Farmland Development	Construction and Land	Consumer	Commercial and Industrial	Agricultural	Other	Total Loans
(In thousands)
Amounts due in:
One year or less	$2,593	$5,559	$748	$5,155	$2,329	$5,770	$1,659	$140	$23,953
More than one year through two years	1,252	1,572	539	3,066	1,668	1,298	175	593	10,163
More than two years through three years	3,112	712	592	—	2,266	1,104	151	76	8,013
More than three years through five years	1,872	120	276	4	3,775	3,543	545	264	10,399
More than five years through ten years	11,315	4,034	897	137	286	192	183	261	17,305
More than ten years through fifteen years	11,107	9,081	1,163	530	6	—	—	—	21,887
More than fifteen years	15,020	7,445	4,545	247	—	—	239	—	27,496

Total	$46,271	$28,523	$8,760	$9,139	$10,330	$11,907	$2,952	$1,334	$119,216

Securities. At December 31, 2019, BOW’s securities portfolio consisted of securities of U.S. government agencies, securities of state and municipal governments and of various corporations. At December 31, 2019, BOW also held an investment in the common stock of the Federal Home Loan Bank of Cincinnati which is required in order to collateralize borrowings from the Federal Home Loan Bank of Cincinnati. BOW’s securities portfolio is used to invest excess funds for increased yield, manage interest rate risk and as collateralization for public unit deposits.

At December 31, 2019, $25.4 million of BOW’s securities portfolio was classified as available for sale. In addition, at December 31, 2019, BOW had $797,000 of other investments, at cost, which consisted of Federal Home Loan Bank of Cincinnati common stock of $420,000, Plateau Group stock of $127,000 and a limited partnership investment of $250,000.

Total securities increased by $1.1 million, or 4.6%, for the year ended December 31, 2019 primarily as a result of purchases of U.S. government agencies and state and municipal governments of $18.2 million and $1.8 million, respectively. These purchases were offset by sales of U.S. government agencies and state and municipal governments of $2.2 million and $619,000, respectively, as well as maturities, principal prepayments and calls of U.S. government agencies, state and municipal governments and corporations of $13.7 million, $1.9 million and $1.0 million, respectively. The remaining change in securities was due to positive mark-to-market adjustments of $447,000.

At December 31, 2019, BOW had no investments in securities of an issuer (except for investments in securities issued by U.S. government agencies) where the aggregate book value of which exceeded 10% of BOW’s shareholder’s equity at that date.

The following table sets forth the amortized costs and fair values of BOW’s investment securities at the dates indicated.

	At December 31,
	2019		2018
(In thousands)	Amortized	Fair Value	Amortized Cost	Fair Value
U.S. government agencies	$18,045	$17,992	$16,659	$16,375
States and political subdivisions	5,402	5,534	4,984	4,935
Corporate	1,862	1,873	2,992	2,968

Total securities available for sale and held to maturity	25,309	25,399	24,635	24,278

Federal Home Loan Bank of Cincinnati common stock	420	420	420	420
Plateau Group common stock	127	127	127	127
A Mortgage Boutique, LLC investment	250	250	—	—

Total investments, at cost	797	797	547	547

Total	$26,106	$26,196	$25,182	$24,825

The following tables set forth the stated maturities and weighted average yields of securities at December 31, 2019. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a federal marginal tax rate of 21.0%. Certain U.S. government agency securities have step-up interest rates and will reprice within the various call date ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
U.S. government agencies	$1,288	1.67	$12,728	2.31	$3,976	2.30	$—	—	$17,992	2.02
States and political subdivisions.	101	2.85	484	4.26	754	3.67	4,195	3.59	5,534	3.64
Corporate	854	2.50	921	3.17	98	3.17	—	—	1,873	2.86
Federal Home Loan Bank of Cincinnati common stock	—	—	—	—	—	—	420	5.00	420	5.00
Plateau Group common stock	—	—	—	—	—	—	127	7.54	127	7.54
A Mortgage Boutique, LLC investment	—	—	—	—	—	—	250	—	250	—

Total	$2,243	2.04	$14,133	2.12	$4,828	2.53	$4,992	6.32	$26,196	2.48

Bank Owned Life Insurance. BOW invests in bank owned life insurance to provide itself with a funding source for its benefit plan obligations. Bank owned life insurance also generally provides BOW non-interest income that is non-taxable. Federal regulations generally limit BOW’s investment in bank owned life insurance to 25% of its Tier 1 capital plus its allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At December 31, 2019 and December 31, 2018, the aggregate cash surrender value of these policies was $2.0 million and $2.2 million, respectively. The decrease in bank owned life insurance was primarily due to death benefit proceeds of $253,000, offset by increases in cash values of $51,000.

Deposits. BOW accepts deposits primarily from individuals and businesses who are located in its primary market area or who have a pre-existing lending relationship with us. BOW relies on competitive pricing, customer service, account features and the location of its branch offices to attract and retain deposits. Deposits serve as the primary source of funds for BOW’s lending and investment activities. Deposit accounts currently offered include interest and non-interest bearing individual and business checking accounts, money market accounts, savings accounts, certificates of deposit, including individual retirement accounts, and IOLTAs.

The following table sets forth the balances of BOW’s deposit accounts at the dates indicated.

	At December 31,
(In thousands)	2019	2018
Non-interest-bearing accounts	$31,921	$30,050
Demand and NOW accounts	24,582	22,429
Money market accounts	22,408	25,446
Savings accounts	18,880	18,064
Certificates of deposits	52,941	47,234
IOLTAs	138	103

Total	$150,870	$143,326

Total deposit accounts increased $7.5 million or 5.3% for the year ended December 31, 2019. The increase was primarily attributable to the opening of a new full service branch in Lawrenceburg. This branch was staffed with employees from a competitor undergoing a significant transition. Marketing and advertisements were targeted at the customers of this institution which has resulted in a continuing growth in BOW deposits. Demand deposit and NOW accounts increased $2.2 million or 9.6% for the year ended December 31, 2019.

The largest deposit category increase was in certificates of deposits. Certificates of deposit increased $5.7 million or 12.1% for the year ended December 31, 2019. The increase is related to a decrease in market rates, along with projections for further declines in the near future, resulting in depositors gravitating to a fixed term product. As a result, money market accounts decreased $3.0 million or 11.9% for the year ended December 31, 2019.

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of December 31, 2019. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
Three months or less	$9,461
Over three through six months	7,880
Over six through twelve months	8,615
Over twelve months	4,954

Total	$30,910

Borrowings. BOW has access to borrowing facilities from the Federal Home Loan Bank of Cincinnati, as well as CenterState Bank to supplement its supply of funds for loans and investments and for interest rate risk and liquidity management. BOW has not borrowed under these facilities during 2019 or 2018, other than for the regulatory testing requirements, and did not have balances outstanding at December 31, 2019 or 2018.

Results of Operations for the Years Ended December 31, 2019 and 2018

Overview. Net income increased $408,000 or 17.6% to $2.7 million for the year ended December 31, 2019, compared to $2.3 million for the year ended December 31, 2018. BOW’s primary source of income during each of the years ended December 31, 2019 and 2018 was net interest income, which increased from $7.2 million for the year ended December 31, 2018 to $7.4 million for the year ended December 31, 2019.

Net Interest Income. Net interest income increased by $199,000, or 2.8%, to $7.4 million for the year ended December 31, 2019, as compared to $7.2 million for the year ended December 31, 2018. Total interest income increased $811,000, or 10.0%, and loan interest income increased $682,000, or 9.4%, during the year ended December 31, 2019, due primarily to an increases in average loans outstanding and interest-bearing deposits at other financial institutions, combined with increases in related interest rates earned. Total interest expense increased $352,000, or 48.8% during the year ended December 31, 2019, while average interest-bearing liabilities increased $7.5 million, or 6.9%. The primary reason for the increase in interest expense was the increase in average balance of interest bearing deposits, combined with an increase in interest rates offered on certificates of deposit.

Provision for Loan Losses. The provision for loan losses was $421,000 for the year ended December 31, 2019, as compared to $162,000 for the year ended December 31, 2018. The increase in the provision was primarily attributable to one customer relationship which entered into bankruptcy.

Non-performing loans decreased $428,000 from $824,000 at December 31, 2018 to $396,000 at December 31, 2019. Non-performing residential mortgage increased $97,000, while non-performing consumer, non-residential real estate and commercial business decreased $89,000, $426,000 and $10,000, respectively. The balance of non-performing loans at December 31, 2019 includes nonaccrual loans of $373,000. Residential real estate loans and consumer loans of $12,000 and $11,000, respectively, were over 90 days past due but still accruing interest at December 31, 2019. The balance of nonaccrual loans at December 31, 2019 consist of $339,000 in residential mortgage loans, $4,000 in commercial business and $30,000 in consumer loans.

Net charge-offs were $419,000 for the year ended December 31, 2019, compared to $124,000 for the year ended December 31, 2018. Charge-offs totaling $517,000 were recorded during the year ended December 31, 2019, in connection with residential mortgage loans ($240,000), commercial real estate and multi-family loans ($0), construction and land loans ($0), commercial loans ($114,000), and consumer loans ($163,000).

The allowance for loan losses was $1.8 million at December 31, 2019. BOW management has deemed this amount as adequate at that date based on its best estimate of probable known and inherent loan losses at that date.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only.

	Year Ended December 31,
	2019			2018
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-bearing deposits at other financial institutions	$17,887	$391	2.19	$14,791	$267	1.81
Loans	121,293	7,453	6.14	116,016	6,783	5.85
Investment securities	24,464	589	2.41	23,312	584	2.51
Other interest-earning assets	2,792	82	2.94	2,744	91	3.32

Total interest-earning assets	166,436	8,515	5.11	156,863	7,725	4.92

Non-interest-earning assets	5,737			6,425

Total assets	$172,173			$163,288

Liabilities and equity:
Demand and NOW accounts	$23,383	$76	0.32	$19,547	$70	0.36
Money market accounts	23,264	128	0.55	28,360	156	0.55
Savings accounts	18,956	60	0.32	17,888	57	0.32
Certificates of deposits	51,653	809	1.57	43,965	439	1.00

Total interest-bearing deposits	117,256	1,073	0.92	109,760	722	0.66
Other borrowings	44	1	2.27	11	—	0.00

Total interest-bearing liabilities	117,300	1,074	0.92	109,771	722	0.66

Non-interest-bearing deposits	30,998			30,892
Other non-interest-bearing liabilities	1,018			937

Total liabilities	149,316			141,600
Total equity	22,857			21,688

Total liabilities and equity	$172,173			$163,288

Net interest income		$7,441			$7,003

Interest rate spread			4.19			4.26
Net interest margin			4.47			4.46
Average interest-earning assets to average interest-bearing liabilities			141.89			142.90

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on BOW’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by current volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Year Ended December 31, 2019 Compared to Year Ending December 31, 2018
	Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net
Interest income:
Interest-bearing deposits at other financial institutions	$56	$68	$124
Loans	309	361	670
Investment securities	29	(24)	5
Other interest-earning assets	2	(11)	(9)

Total interest-earning assets	396	394	790

Interest expense:
Deposits	$49	$302	$351
Other borrowings	—	1	1

Total interest-bearing liabilities	49	303	352

Net increase (decrease) in interest income	$347	$91	$438

Non-interest Income. Total non-interest income was $1.5 million and $1.1million for the years ended December 31, 2019 and 2018, respectively. During the year ended December 31, 2019, total non-interest income increased $331,000, or 29.4%, as compared to the year ended December 31, 2018, primarily due to BOLI death proceeds of $417,000. Other increases in income were from increases in commission on sales of credit life of $20,000 and securities gains of $32,000. These increases were partially offset by decreases in service charges on deposit products, rental income, gains on sale of other real estate owned and gains on disposal of assets of $54,000, $17,000, $40,000 and $26,000, respectively.

The decrease in service charges on deposit products was primarily due a reduction in NSF and overdraft fees.

Non-interest Expense. Non-interest expense increased by $139,000, or 2.6%, to $5.4 million for the year ended December 31, 2019. The primary factors effecting the change were increases in salary and employee benefits expense, data processing, legal expenses and advertising of $115,000, $24,000, $43,000 and $14,000, respectively. These increases were partially offset by decreases in expenses related to depreciation and FDIC assessment fees of $29,000 and $36,000, respectively.

The increase in salary and employee benefits expense were related to aggregate pay increases of approximately 3%. Legal expenses increased due to services performed in relation to the upcoming merger.

FDIC assessment fees decreased due to the application of the small bank assessment credits in the third and fourth quarters of 2019.

Income Tax Expense. Income tax expense for the year ended December 31, 2019, was $731,000 compared to $747,000 for the year ended December 31, 2018. The decrease in income tax expense was due to the decrease in taxable income of year over year. This decrease is primarily attributable to the BOLI death proceeds received in 2019.

Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $3.0 million and $2.1 million for the years ended December 31, 2019 and 2018, respectively. The increase in total comprehensive income resulted from a $408,000 increase in net income and a $508,000 increase in unrealized gains on securities, net of tax.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. BOW’s most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that BOW faces are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in BOW’s customer base or revenue.

Credit Risk Management. BOW’s strategy for credit risk management focuses on having well-defined credit policies, uniform underwriting and prompt action on loans/relationships beginning to exhibit a deterioration in financial position or performance. BOW is staffed with well trained and experienced lenders who have delegated authority and are responsible for the management and collection of all their originated loans.

Standard collection practices include: i) a system generated late notice at 15 days past due; ii) a phone call to the borrower, followed up by a letter outlining the delinquency status and the need for a cure, at 30 days past due; iii) a full file review focused on collateral perfection and identification, along with an on-site visit and collateral inspection, at 60 days past due. In the event that these efforts are not successful, a 10 day demand letter is sent on chattel secured consumer loans and secured or unsecured commercial or business loans, followed by repossession on chattel secured loans, while a referral to BOW’s counsel for foreclosure would be made on real estate secured loans. At all times during the collection process, the ultimate goal is to work with the borrower to bring the loan current, keep it current or when necessary, develop and implement a mutually beneficial collection or liquidation plan.

Analysis of Non-performing and Classified Assets. BOW considers repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance.

Real estate that BOW acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure related expenses, or 90% of the fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to BOW’s non-performing assets at the dates indicated.

	At December 31,
(Dollars in thousands)	2019	2018
Non-accrual loans:
Residential real estate	$339	$209
Non-residential real estate	—	426
Construction	—	—
Commercial business	4	9
Consumer	30	25

Total	373	669
Accruing loans past due 90 days or more:
Residential real estate	12	45
Non-residential real estate	—	—
Construction	—	—
Commercial business	—	5
Consumer	11	105

Total	23	155
Total of non-accrual and 90 days or more past due loans	396	824

Real estate owned	429	328
Other non-performing assets	19	1

Total non-performing assets	844	1,153
Troubled debt restructurings(1)	742	579

Troubled debt restructurings and total non-performing assets	$1,586	$1,573

Total non-performing loans to total loans	0.33	0.67
Total non-performing loans to total assets	0.23	0.50
Total non-performing assets and troubled debt restructurings to total assets	0.91	0.95

BOW periodically modifies loans to extend the term or make other concessions to help borrowers stay current on their loan and to avoid foreclosure. BOW does not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At December 31, 2019, BOW had $742,000 of these modified loans, which are also referred to as troubled debt restructurings, as compared to $579,000 at December 31, 2018. At December 31, 2019, all of the total $742,000 of troubled debt restructurings were current and $0 were on non-accrual status and included in the non-accrual amounts in the table above. See Note 3 to BOW consolidated financial statements for the fiscal year ended December 31, 2019 and 2018, beginning on page G-15 of this proxy statements/prospectus.

Federal regulations require BOW to review and classify its assets on a regular basis. In addition, the FDIC and TDFI have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets; substandard, doubtful and loss. “Substandard assets” must have one or more defined weakness and are characterized by the distinct possibility that BOW will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving close attention. When BOW classifies an asset as substandard or doubtful it may establish a specific allowance for loan losses. If BOW classifies an asset as loss, BOW charges off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of BOW’s classified assets at the dates indicated.

	At December 31,
(In thousands)	2019	2018
Special mention assets	$—	$—
Substandard assets	2,424	3,991
Doubtful assets	3	13
Loss assets	448	328

Total	$2,875	$4,332

Classified assets include loans that are graded due to factors other than payment delinquencies, such as deteriorating financial position, operational losses or decline in income, insufficient cash flows, uninsured collateral damage, documentation deficiencies or any other circumstance which poses a risk to the full collection of the credit. Other than as disclosed in the above tables, there are no other loans where BOW management has identified as having serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Analysis and Determination of the Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. BOW evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. BOW’s methodology for assessing the appropriateness of the allowance for loan losses is reviewed periodically by the BOW loan committee, which is comprised of the full board of directors. The BOW loan committee also reviews the allowance for loan losses established on a quarterly basis.

General Valuation Allowance. BOW establishes a general valuation allowance for loans that should be adequate to reserve for the estimated credit losses inherent in each segment of its loan portfolio, given the facts and circumstances as of the valuation date for all loans in the portfolio that have not been classified. The allowance is based on BOW’s average annual rate of net charge-offs experienced over the previous four years on each segment of the portfolio and is adjusted for current qualitative factors. For purposes of determining the estimated credit losses, the loan portfolio is segmented as follows: (i) construction and land development; (ii) agricultural and farmland loans; (iii) residential real estate loans; (iv) other commercial real estate loans; (v) commercial loans; and (vi) consumer loans. Qualitative factors that are considered in determining the adequacy of the allowance for loan losses are as follows: (i) levels and trends in delinquencies and impaired loans; (ii) changes in collections, charge-offs, and recoveries; (iii) changes in the nature and volume of the loan portfolio; (iv) the experience, ability and depth of lending management; (v) national and local economic trends and conditions; (vi) industry conditions; (vii) effects of changes in credit concentrations; (viii) the quality of our loan review system; and (ix) the value of underlying collateral.

Specific Valuation Allowance. A risk analysis is completed on all assets at the time of downgrade. If the analysis indicates a substantial or material loss, the amount thereof is quantified to the extent possible and, as appropriate, a specific reserve is established or a partial or full charge-off is recorded. Past due, non-accrual and classified loans are reviewed monthly by BOW’s loan committee. The focus of the review is to ensure all problem loans are identified, correctly classified and the appropriate reserve is allocated.

BOW establishes a specific reserve for all loans identified and classified as having a loss.

Unallocated Valuation Allowance. BOW’s allowance for loan losses methodology also includes an unallocated component to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2019			2018
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Construction and land development	$114	6.52	7.70	$176	10.06	11.50
Agricultural and farmland	145	8.30	9.87	138	7.89	8.91
Residential real estate	600	34.32	38.65	583	33.33	36.73
Other commercial real estate	359	20.54	23.95	388	22.19	24.80
Commercial	178	10.18	11.13	153	8.75	9.44
Consumer	141	8.07	8.70	151	8.63	8.62

Total	1,537	87.93	100.00	1,589	90.85	100.00

Unallocated	214	12.07		160	9.15

Total allowance for loan losses	$1,751	100.00		$1,749	100.00

Although BOW believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and BOW’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while BOW believes it has established its allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the FDIC or TDFI, in reviewing BOW’s loan portfolio, will not require BOW to increase its allowance for loan losses. The FDIC or TDFI may require BOW to increase its allowance for loan losses based on judgments different from BOW management’s judgements. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect BOW’s financial condition and results of operation.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	At December 31,
(Dollars in thousands)	2019	2018
Allowance for loan losses at beginning of period	$1,749	$1,711
Provision for loan losses	421	162
Charge-offs:
Construction and land development	—	—
Agricultural and farmland	—	—
Residential real estate	240	7
Other commercial real estate	—	56
Commercial	114	30
Consumer	163	90
Total charge-offs	517	183
Recoveries:
Construction and land development	—	—
Agricultural and farmland	—	—
Residential real estate	8	13
Other commercial real estate	39	16
Commercial	—	1
Consumer	51	29
Total recoveries	98	59
Net charge-offs (recoveries)	419	124
Allowance for loan losses at end of period	$1,751	$1,749
Allowance for loan losses to nonperforming loans	442.2	212.3
Allowance for loan losses to total loans outstanding at the end of the period	1.5	1.4
Net charge-offs (recoveries) to average outstanding loans during the period	0.3	0.1

Interest Rate Risk Management. BOW’s goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income. Deposit accounts typically react more quickly to changes in market interest rates than loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect BOW’s earnings while decreases in interest rates may beneficially affect its earnings. To reduce the potential volatility of BOW’s earnings, BOW has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. BOW’s strategy for managing interest rate risk emphasizes adjusting the maturities of borrowings and adjusting the investment portfolio mix and duration. BOW does not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

BOW has an Asset/Liability Management Committee (which we refer to as “ALCO”), which includes members of BOW management selected by the BOW board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals. Measurements which BOW uses to help it manage interest rate sensitivity include earnings at risk simulation model and economic value of equity model.

Rate Sensitivity/Earnings at Risk – The goal is to achieve a strong acceptable and consistent level of earnings over time. The ALCO has established risk tolerances for changes in net interest income from a base case of no change in interest rates to simulate changes in net interest income from rate shocks over a one-year period. The established risk limits for changes both up and down in rates from the base case, limits in the decline in net interest income are for a 400bp change should not result in a decrease of more than 25%, a 300bp change should not result in a decrease of more than 20%, a 200bp change should not result in a decrease of more than 15% and a 100bp change should not result in a decrease of more than 10%.

Economic Value of Equity (“EVE”) identifies changes in the market value of capital based on exposure to interest rate risk resulting from a change in market value of BOW’s assets and liabilities due to changes in interest rates. The change in value is prepared by discounting the projected cash flows of all balance sheet categories.

The EVE is the difference between the present values of assets and liabilities. The measured change of this economic value, over a range of rate shocks indicates the degree of possible long-term exposure to future earnings. BOW’s EVE risk tolerance limits are that for a 400bp change in interest rates up or down, the EVE should not decrease by more than 35% from the base case; for a 300bp change in interest rates up or down, the EVE should not decrease by more than 30%; for a 200bp change in interest rates up or down the EVE should not decrease by more than 25%; and for a 100bp change in interest rates up or down the EVE should not decrease by more than 15%.

At December 31, 2019, BOW’s model results indicated that it was in compliance with the policies noted above and that its balance sheet is slightly asset-sensitive. Asset-sensitive implies that BOW’s assets will reprice faster than its liabilities indicating an increase in interest rates would increase its net interest margin while a decrease in interest rates would result in a decrease to its net interest margin. BOW’s goal is to achieve and maintain an asset liability mix that is neutral in nature.

Each of the above analyses may not, on their own, be an accurate indicator of how BOW’s net interest income will be affected by changes in interest rates. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and step-up securities BOW holds, rising or falling interest rates have a significant impact on the prepayment speeds of BOW’s earning assets that, in turn, affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. BOW’s liability sensitivity would be increased if prepayments slow and vice versa. While BOW believes these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future step-up security and loan repayment activity.

Liquidity and Capital Resources

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. BOW’s primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

BOW regularly adjusts its investments in liquid assets based upon an assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of its asset/liability management policy.

BOW’s most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on BOW’s operating, financing, lending and investing activities during any given period. At December 31, 2019, cash and cash equivalents totaled $23.4 million. Securities classified as available-for-sale less amounts pledged to secure public funds deposits, which amounted to $19.9 million at December 31, 2019, provide an additional source of liquidity. In addition, at December 31, 2019, BOW had the ability to borrow a total of approximately $8.3 million from the Federal Home Loan Bank of Cincinnati.

At December 31, 2019, BOW had $18.6 million in commitments to extend credit outstanding. Certificates of deposit due within one year of December 31, 2019 totaled $44.2 million, or 83.4% of certificates of deposit. BOW believes that the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressure.

BOW must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. Historically, BOW has been able to retain a significant amount of its deposits as they mature.

Capital Management. BOW is required to maintain specific amounts of capital pursuant to federal regulatory requirements. As of December 31, 2019, BOW was in compliance with all regulatory capital requirements, which were effective as of such date, with common equity Tier 1 capital, Tier 1 capital, total risk-based capital and Tier 1 leverage ratios of 18.91%, 18.91%, 20.16% and 13.06%, respectively. The regulatory requirements at that date were 4.5%, 6.0%, 8.0%, and 4.0%, respectively. At December 31, 2019, BOW was considered “well-capitalized” under applicable regulatory guidelines.

Capital Requirements. On January 1, 2015, BOW became subject to a comprehensive capital framework for U.S. banking organizations that was issued by the Federal Deposit Insurance Corporation and Federal Reserve Board in July 2013 (which we refer to as the “Basel III Capital Rules”), subject to phase-in periods for certain components and other provisions.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (which we refer to as “AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). BOW exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50%

is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented at 2.5% on January 1, 2019.

The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At December 31, 2019, BOW well exceeded each of its capital requirements.

Dividends. The BOW board of directors declared and paid dividends on BOW’s common stock of $900,000 at June 30, 2019 and December 31, 2019 for a total of $1.8 million. The dividend payout ratio for 2019, representing dividends per share divided by earnings per share, was 66.2%. The dividend payout is continually reviewed by the management and board of directors of BOW.

Off-Balance Sheet Arrangements

In the normal course of operations, BOW engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit.

The following table summarizes BOW’s off-balance sheet arrangements at the dates indicated.

	At December 31,
(In thousands)	2019	2018
Unused lines of credit	$17,920	$17,570
Letters of credit	674	207

Total	$18,594	$17,777

Contractual Obligations

In the ordinary course of operations, BOW may enter into certain contractual obligations. BOW currently has only one significant of contractual obligation at December 31, 2019 which is a deferred compensation arrangement. The total remaining obligation under the arrangement is $279,000, with $39,000 due in less than one year, $79,000 due in one to three years, $79,000 due in three to five years an $82,000 due in more than five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FCB

The following tables set forth information with respect to beneficial ownership of FCB’s common stock as of March 27, 2020, by (i) each director and named executive officer of FCB, (ii) FCB’s directors and executive officers as a group, and (iii) each person (other than directors and named executive officers included pursuant to (i)) known to FCB to be the beneficial owner of more than 5.0% of FCB’s common stock.

The percentages of beneficial ownership in the following tables are calculated based upon 216,678 shares of FCB common stock issued and outstanding as of March 27, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated and subject to the FCB voting agreements entered into by CapStar and FCB with the directors of FCB and Marion W. “Chip” Hickerson III concurrently with the execution of the FCB merger agreement, to FCB’s knowledge, each person identified in the tables below has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

Name and Address(1)	Number of Shares of FCB Common Stock Beneficially Owned		Percentage of Outstanding Shares of FCB Common Stock Beneficially Owned
Directors and Named Executive Officers
Michael D. Bailey	37	(2)	*
George M. Brown	1,925	(3)	*
Carla Clay	1,572	(4)	*
Gerald Ewell, Jr.	1,562		*
Nancy K. Gilliam	11,704		5.40%
Edith Hickerson Johnson	26,453		12.21%
Donald L. Jones	14,245		6.57%
Brent Parsley	262		*
Jerrold D. Pedigo	124		*
Clay Shirley	—		—
Tim Spry	290	(5)	*
L.A. Teal	10,126	(6)	4.67%
Claus Thormaehlen	15,296	(7)	7.06%

All Directors and Executive Officers as a Group (13 Persons)	83,596		38.58%

* Represents beneficial ownership of less than 1% of the outstanding shares of FCB common stock.

(1)	The address for each beneficial owner is c/o FCB Corporation, 100 West High Street, Manchester, Tennessee 37355.
(2)	Includes 20 shares held jointly by Mr. Bailey and his spouse.
(3)	Includes 1,750 shares held jointly by Mr. Brown and his spouse.
(4)	Includes 140 shares held in an individual retirement account of Ms. Clay and 267 shares held in an individual retirement account of Ms. Clay’s spouse.
(5)	Includes 253 shares held jointly by Mr. Spry and his spouse and 20 shares held jointly by Mr. Spry, his spouse, and his daughters.
(6)	Includes 2,676 shares held in an individual retirement account of Mr. Teal, 2,315 shares held by Mr. Teal’s spouse, and 2,800 shares held in an individual retirement account of Mr. Teal’s spouse.
(7)	Shares are held by Mr. Thormaehlen and his spouse as tenants in common.

Name and Address	Number of Shares of FCB Common Stock Beneficially Owned		Percentage of Outstanding Shares of FCB Common Stock Beneficially Owned
Other persons known to FCB to be the beneficial owner of more than 5.0% of FCB’s common stock
Marion W. “Chip” Hickerson III 4413 Harding Place Nashville, Tennessee 37205	42,001	(1)	19.38%
Dale J. Jones 9137 Forest Hill LN Germantown, TN 38139	14,245		6.57%

(1)

Includes 7,800 shares held in an individual retirement account, 8,700 shares held by R.R. Partners, a general partnership for which Mr. Hickerson serves as general partner, and 2,600 shares held by a trust of which Mr. Hickerson serves as trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BOW

The following tables set forth information with respect to beneficial ownership of BOW’s common stock as of March 27, 2020, by (i) each director and named executive officer of BOW, (ii) BOW’s directors and executive officers as a group, and (iii) each person (other than directors and named executive officers included pursuant to (i)) known to BOW to be the beneficial owner of more than 5.0% of BOW’s common stock.

The percentages of beneficial ownership in the following tables are calculated based upon 30,000 shares of BOW common stock issued and outstanding as of March 27, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated and subject to the BOW voting agreements entered into by CapStar and BOW with the directors of BOW concurrently with the execution of the BOW merger agreement, to BOW’s knowledge, each person identified in the tables below has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

Name and Address(1)	Number of Shares of BOW Common Stock Beneficially Owned		Percentage of Outstanding Shares of BOW Common Stock Beneficially Owned
Directors and Named Executive Officers
Jasper Brewer	6,240	(2)	20.8%
George M. Brown	300		1.0%
William B. “Bill” Bryant	100	(3)	*
Marion W. “Chip” Hickerson III	1,366	(4)	4.55%
Harold Pope	10	(5)	*
Misty G. Rogers	2		*
Claus Thormaehlen	415	(6)	1.38%
Alton Turnbo	25	(7)	*
Tim Williams	20		*

All Directors and Executive Officers as a Group (9 Persons)	8,478		28.26%

* Represents beneficial ownership of less than 1% of the outstanding shares of BOW common stock.

(1)	The address for each beneficial owner is c/o The Bank of Waynesboro, 201 South Main Street, Waynesboro, Tennessee 38485.
(2)	Includes 240 shares held jointly by Mr. Brewer and his spouse and 6,000 shares held jointly by Mr. Brewer, his spouse, and his sons.
(3)	Shares are held in an individual retirement account.
(4)	Includes 745 shares held in an individual retirement account and 400 shares held by R.R. Partners, a general partnership for which Mr. Hickerson serves as general partner.
(5)	Shares are held jointly by Mr. Pope and his spouse.
(6)	Includes 315 shares held in an individual retirement account of Mr. Thormaehlen and 100 shares held in an individual retirement account of Mr. Thormaehlen’s spouse.
(7)	Shares are held jointly by Mr. Turnbo and his daughter.

Name and Address	Number of Shares of BOW Common Stock Beneficially Owned		Percentage of Outstanding Shares of BOW Common Stock Beneficially Owned
Other persons known to BOW to be the beneficial owner of more than 5.0% of BOW’s common stock
FCB Corporation 100 West High Street Manchester, Tennessee 37355	15,168	(1)	50.56%
Jeannetta Tignor 222 Bellemeade Drive Lexington, Tennessee 38351	2,438	(2)	8.13%

(1)	12,690 shares are pledged to secure promissory notes under which FCB Corporation is the obligor.
(2)	Includes 537 shares held in an individual retirement account.

DESCRIPTION OF CAPSTAR CAPITAL STOCK

The following briefly summarizes the material terms of CapStar’s capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to CapStar’s charter,amended and restated bylaws and applicable Tennessee law.

General

CapStar’s charter authorizes CapStar to issue a total of 30,000,000 shares of capital stock, with (i) 25,000,000 shares being common stock, par value $1.00 per share, and (ii) 5,000,000 shares being preferred stock, par value $1.00 per share, of which 1,609,800 shares are designated as Series A Nonvoting Noncumlative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”). The authorized but unissued shares of the CapStar’s capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of the NASDAQ.

As of March 27, 2020, (i) 18,307,802 shares of common stock were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, and (iii) 287,030 shares of CapStar common stock were reserved for issuance pursuant to outstanding grants or awards under CapStar’s stock-based benefit plans.

Common Stock

Governing Documents

Holders of CapStar’s shares of common stock have the rights set forth in CapStar’s charter, CapStar’s amended and restated bylaws and the TBCA. Certain existing holders of CapStar’s common stock have registration rights pursuant to the Second Amended and Restated Shareholders’ Agreement, dated August 22, 2016, among CapStar, CapStar Bank, and certain shareholders.

Ranking

CapStar’s common stock, with respect to dividend rights, ranks on a parity with, and with respect to rights upon a liquidation, dissolution and winding up of CapStar, ranks junior to any series of preferred stock (including the Series A Preferred Stock) that may be designated, issued and outstanding and any indebtedness of CapStar.

Dividends and Other Distributions

Subject to certain regulatory restrictions to which CapStar is subject,holders of shares of CapStar’s common stock are entitled to receive cash dividends, when, as and if declared by the CapStar board of directors, out of funds legally available for the payment of dividends.

Voting

Each outstanding share of CapStar’s common stock is entitled to one vote on each matter voted on at a shareholders’ meeting. CapStar’s common stock does not have cumulative voting rights. A majority of the voting power of the outstanding shares entitled to vote at a shareholders’ meeting, present in person or represented by proxy, will constitute a quorum at a meeting of shareholders. If a quorum exists, except with respect to the election of directors, action on a matter is approved if the votes cast in favor of an action exceed the votes cast in opposition to the action, unless the charter or the TBCA requires a greater number of affirmative votes. Directors of CapStar are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present. CapStar’s directors are elected annually by the CapStar’s shareholders at CapStar’s annual meeting of shareholders for one-year terms and CapStar’s directors serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.

In any case where the TBCA or other applicable law requires shareholder approval of any merger or share exchange of CapStar with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of the assets of CapStar to any other corporation, person or other entity, approval of such transaction requires either: (1) the affirmative vote of two-thirds (2/3) of the directors of CapStar then in office and the affirmative vote of a majority of the issued and outstanding shares of CapStar entitled to vote; or (2) the affirmative vote of a majority of the directors of CapStar then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of CapStar entitled to vote.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of CapStar, whether voluntary or involuntary, and subject to the payment of all debts and other liabilities of CapStar and the prior rights of any holders of shares of preferred stock then outstanding, including the right of holders of any shares of Series A Preferred Stock to receive $10.25 per share plus any declared but unpaid dividends, the holders of shares of common stock are entitled to receive, pro rata, CapStar’s assets which are legally available for distribution.

Conversion Rights

CapStar’s common stock is not convertible into any other shares of CapStar’s capital stock.

Preemptive Rights

Holders of CapStar’s common stock do not have any preemptive rights.

Redemption

CapStar has no obligation or right to redeem CapStar’s common stock. The CapStar board of directors may fix from time to time the terms and conditions of any redemptions of CapStar’s common stock, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable and the amount per share payable in case of a redemption.

Fully Paid and Non-Assessable

The issued and outstanding shares of CapStar’s common stock are fully paid and non-assessable.

Listing and Trading

CapStar’s common stock is listed on the NASDAQ Global Select Market under the symbol “CSTR.”

Transfer Agent and Registrar

The transfer agent and registrar for CapStar’s common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

Under CapStar’s charter, CapStar’s Board is authorized, without further shareholder action, to issue up to 5,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to establish the number of shares to be included in each such series, and to fix the designation, preferences, limitations and relative rights of each such series. As of the date of this proxy statements/prospectus, no shares of CapStar’s preferred stock are issued and outstanding.

Anti-Takeover Provisions

Charter and Amended and Restated Bylaws

CapStar’s charter and amended and restated bylaws currently contain provisions that may be deemed to be “antitakeover” in nature. Among other provisions, CapStar’s charter and amended and restated bylaws:

•

provide that special meetings of shareholders, unless otherwise prescribed by the TBCA, may be called only by CapStar’s board of directors, by the chairman of CapStar’s board of directors, by the president and chief executive officer or by the secretary acting under the instructions of any of the foregoing;

•

enable CapStar board of directors by a majority vote to increase the number of persons serving as directors up to the maximum of 25 and to fill the vacancies created as a result of the increase by a majority vote of the directors then in office;

•	require no more than 120 days’ and no less than 75 days’ advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;

•	enable the CapStar board of directors to amend CapStar’s amended and restated bylaws without shareholder approval;

•	require:

•

either (i) the affirmative vote of two-thirds of CapStar’s directors then in office and the affirmative vote of a majority of CapStar’s outstanding shares entitled to vote or (ii) the affirmative vote of a majority of CapStar’s directors then in office and the affirmative vote of two-thirds of CapStar’s outstanding shares entitled to vote, if the TBCA or other applicable law requires shareholder approval of a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of CapStar’s assets;

•

either (i) the affirmative vote of two-thirds of CapStar’s directors then in office or (ii) the affirmative vote of two-thirds of CapStar’s outstanding shares entitled to vote to amend or rescind the immediately preceding provision; and

•	do not provide for cumulative voting rights (therefore prohibiting shareholders from giving more than one vote per share to any single director nominee).

In addition, the CapStar’s charter and amended and restated bylaws and the TBCA enable the CapStar board of directors to issue, from time to time and at its discretion, but subject to limits imposed by applicable law and by any exchange on which CapStar’s securities may be listed, any authorized but unissued shares of CapStar common stock or preferred stock. The additional authorized shares could be used by the CapStar board of directors, if consistent with its fiduciary responsibilities, to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the CapStar board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the CapStar board of directors although perceived to be desirable by some shareholders.

Tennessee Law

CapStar is Tennessee corporation and consequently is also subject to certain anti-takeover provisions of the following Tennessee statutes.

The TBCA generally prohibits a “business combination” by CapStar or its subsidiary, CapStar Bank, with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. CapStar or CapStar Bank can, however, enter into a business combination within that period if, before the interested shareholder became such, the CapStar board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by at least two-thirds of CapStar shares of common stock held by holders other than the interested shareholder.

For purposes of these provisions of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of the CapStar’s stock.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act.

Under the Tennessee Greenmail Act, CapStar may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by CapStar or CapStar makes an offer, or at least equal value per share, to all shareholders of such class.

See also the section titled “Comparison of Shareholders’ Rights.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

CapStar, FCB and BOW are each incorporated under the laws of the State of Tennessee and, accordingly, the rights of their shareholders are governed by Tennessee law and their respective charters and bylaws. After the mergers, the rights of former shareholders of FCB or BOW who receive shares of CapStar common stock in the respective merger will be determined by reference to CapStar’s charter and amended and restated bylaws and Tennessee law. Set forth below is a description of the material differences between the rights of FCB, BOW and CapStar shareholders. CapStar, FCB and BOW believe that this summary describes the material differences between the rights of holders of CapStar common stock as of the date of this proxy statements/prospectus and the rights of holders of FCB or BOW common stock as of the date of this proxy statements/prospectus; however, it does not purport to be a complete description of those differences. Shareholders are urged to read the charter and bylaws of each of FCB, BOW and CapStar in their entirety. Copies of CapStar’s charter and amended and restated bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see the section titled “Where You Can Find More Information.”

	FCB	BOW	CAPSTAR
Capital Stock	Holders of shares of FCB common stock are entitled to all the rights and obligations provided to capital shareholders under TBCA and FCB’s charter and bylaws.	Holders of shares of BOW common stock are entitled to all the rights and obligations provided to capital shareholders under the TBCA and BOW’s charter and bylaws.	Holders of CapStar capital stock are entitled to all the rights and obligations provided to capital shareholders under the TBCA and CapStar’s charter and amended and restated bylaws.

Authorized	FCB’s authorized capital stock consists of 300,000 shares of voting common stock, par value $10.00 per share.	BOW’s authorized capital stock consists of 30,000 shares of voting common stock, par value $10.00 per share.	CapStar’s authorized capital stock consists of 25,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,609,800 are designated as Series A Nonvoting Noncumlative Convertible Preferred Stock.

Outstanding	As of the FCB record date, there were 216,678 shares of FCB common stock outstanding.	As of the BOW record date, there were 30,000 shares of BOW common stock outstanding.	As of March 27, 2020, there were 18,307,802 shares of CapStar common stock outstanding. No shares of CapStar preferred stock are issued and outstanding.

Voting Rights	Holders of FCB common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a	Holders of shares of BOW common stock generally are entitled to one vote per share in the election of directors and on all other matters	Holders of CapStar common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a

	FCB	BOW	CAPSTAR
	vote at a meeting of shareholders.	submitted to a vote at a meeting of shareholders.	vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors under Tennessee law.	No shareholder has the right of cumulative voting in the election of directors under Tennessee law.	The TBCA provides that no shareholder has the right to cumulative voting in the election of directors unless provided otherwise in the companys’ charter or bylaws. CapStar’s charter and amended and restated bylaws are silent with regards to cumulative voting; accordingly, shareholders do not have the right to cumulative voting in the election of directors.

Dividends	Holders of FCB common stock are only entitled to receive dividends when and as declared by the FCB board of directors.

The TBCA provides that shareholders are entitled to receive dividends when and as declared by a corporation’s board of directors subject to the restrictions provided in Section 48-16-401 of the TBCA.

Neither BOW’s charter nor its bylaws contain any provision addressing dividends.

Holders of CapStar common stock are only entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for dividends.

Number of Directors	FCB’s bylaws provide that the number of directors shall be no less than three and not more than 10, except where all shares are owned of record by less than three shareholders in which case the number of directors may be less than three, but not less than the number of shareholders of record.	BOW’s charter provides that the board of directors may consist of five or more directors. BOW’s bylaws provide that the board of directors shall be made up of 11 shareholders.	CapStar’s amended and restated bylaws provide that the number of directors serving on the CapStar board of directors shall be not less than five nor more than 25, which number may be fixed or changed from time to time by the board of directors.

	There are currently eight (8) directors serving on	There are currently eight (8) directors serving on	There are currently twelve (12) directors serving on

	FCB	BOW	CAPSTAR
	the FCB board of directors.	the BOW board of directors.

the CapStar board of directors.

Pursuant to the FCB merger agreement, one member of the board of directors of either FCB, BOW or the First National Bank of Manchester will be appointed to the boards of directors of CapStar and CapStar Bank.

Terms of Directors	FCB directors are elected at each annual meeting and hold office until the next annual meeting or until their successors have been elected and qualified, subject to their death, resignation or removal.	The TBCA provides that the term of a director expires at the next annual shareholder meeting following such director’s election, but that the director continues to serve until his or her successor is elected or qualified or there is a decrease in the number of directors. BOW’s charter provides that the term of each director may be fixed by the bylaws provided that such term shall not exceed two years. Neither BOW’s charter nor its bylaws contain any other provisions addressing the term of directors.	CapStar directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, or until such director’s earlier resignation or removal.

Election of Directors	Under the TBCA and FCB’s bylaws, unless otherwise provided in FCB’s charter, directors are elected by a plurality of the votes cast by the holders of the shares of FCB common stock entitled to vote in an election of directors at a meeting at which a quorum is present. FCB’s charter does not otherwise provide for the vote required to elect directors.	Under the TBCA and BOW’s charter, directors are to be elected by a majority of the votes cast, each share representing one vote.	CapStar directors are elected by a plurality of votes cast by the shares entitled to vote in the election at the meeting at which a quorum is present.

	FCB	BOW	CAPSTAR
Removal of Directors	FCB’s bylaws provide that FCB directors may be removed, with or without cause, by a vote of the holders of a majority of the shares of FCB common stock entitled to vote.	The TBCA provides that a corporation’s shareholders may remove directors with or without cause. Neither BOW’s charter nor its bylaws have a provision addressing removal of directors.	CapStar’s amended and restated bylaws provide that a director may be removed by the shareholders or board of directors only at a meeting called for the purpose of removing the director.

Vacancies on the Board of Directors

The TBCA provides that if a vacancy occurs on a corporation’s board of directors (i) the shareholders may fill the vacancy; (ii) the corporation’s board of directors may fill the vacancy; or (iii) if the corporation’s directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of all the directors remaining in office.

FCB’s bylaws provide that vacancies in the FCB board of directors may be filled by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy holds office only until the end of the term he or she is elected to fill.

The TBCA provides that if a vacancy occurs on a corporation’s board of directors (i) the shareholders may fill the vacancy; (ii) the corporation’s board may fill the vacancy; or (iii) if the corporation’s directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of all the directors remaining in office.

Neither BOW’s charter nor its bylaws contain a provision addressing vacancies on the board of directors.

CapStar’s amended and restated bylaws provide that a majority of directors then in office (even if less than a quorum), or a sole remaining director, may fill a vacancy or newly created directorship on the board of diractors. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs by a majority of directors then in office, including those who have so resigned, but the new director may not take office until the vacancy occurs.

Action by Written Consent	FCB’s bylaws provide that any action required or permitted to be taken by the shareholders of FCB at a meeting may be taken without a meeting upon the written consent of such action signed by all of the shareholder entitled to vote with respect to the subject matter. Any action

The TBCA expressly allows shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to such action in writing.

Neither BOW’s charter nor its bylaws contain a provision addressing

Pursuant to CapStar’s amended and restated bylaws, any action required or permitted to be taken at a board of directors meeting under the TBCA may be taken without a meeting if the action is taken by all members of the board of directors. The action must

	FCB	BOW	CAPSTAR
	by consent has the same force and effect as a unanimous vote of the shareholders.	shareholder actions by written consent.	be evidenced by one or more consents in writing or by electronic transmission describing the action taken, which consent or consents must be included in the minutes or filed with the corporate records.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

Under Tennessee law, shareholders have the right to submit proposals to the board of directors and submit nominations for directors.

Neither FCB’s charter nor its bylaws contain a provision addressing advance notice requirements for shareholder nominations and other proposals.

Under Tennessee law, shareholders have the right to submit proposals to the board of directors and submit nominations for directors.

CapStar’s amended and restated bylaws provide that a shareholder who desires to nominate a person for election to the CapStar board of directors or present a shareholder proposal at the annual meeting of shareholders must give written notice of the proposed nomination or shareholder proposal to the Secretary of CapStar at the principal executive office of CapStar no more than 120 days and not less than 75 days prior to the first anniversary of the date CapStar commenced mailing its proxy materials in connection with the previous year’s annual meeting of shareholders.

In the event that the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, notice by the shareholder must be delivered no more than 75 days prior to such annual meeting or the tenth day following CapStar’s public announcement of the meeting, and no earlier than the close of business

	FCB	BOW	CAPSTAR

on the 120th day prior to such annual meeting.

CapStar’s amended and restated bylaws provide that a shareholder who desires to nominate a person for election to the CapStar board of directors at a special meeting of shareholders must give written notice of the proposed nomination to the Secretary of CapStar at the principal executive office of CapStar no later than close of business on the fifteenth day following the day on which notice of the special meeting is first mailed to shareholders.

The shareholder must also comply with the other requirements for nominating a director or bringing other business before an annual or special meeting of shareholders as set forth in CapStar’s amended and restated bylaws.

Notice of Shareholder Meeting	FCB’s bylaws provide that notice of each shareholder meeting must be given to each shareholder of record entitled to vote not less than 10 days, nor more than 60 days, before the date of the meeting.	The TBCA and BOW’s charter provide that notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 days, nor more than two months, before the date of the meeting.	CapStar’s amended and restated bylaws provide that notice of each shareholder meeting must be given to each shareholder entitled to vote not less than ten days, nor more than sixty days before the date of the meeting.

Amendments to Charter	FCB’s chart is silent with regards to charter amendments. Accordingly, the TBCA governs. Under the TBCA, with the limited	BOW’s chart is silent with regards to charter amendments.	CapStar’s chart is silent with regards to charter amendments.

FCB	BOW	CAPSTAR
exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without shareholder approval, a corporation’s board of directors may propose one or more amendments to the charter for submission to the shareholders. For the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. The amendment must be approved by the majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ right. Unless the TBCA, the restated charter or the board of directors requires a greater vote, certain amendments must be approved by a majority of the votes entitled to be cast on the amendment. The board of directors may condition its submission of the proposed amendment on any basis.

	FCB	BOW	CAPSTAR
Amendments to Bylaws	FCB’s bylaws may be amended by the board of directors. Under the TBCA and FCB’s bylaws, FCB’s shareholders have the power to adopt, amend or repeal the bylaws.	BOW’s bylaws may be changed or amended by a vote of two-thirds of the BOW shareholders at any meeting of the BOW shareholders, provided that notice of any change is given to each shareholder at least 10 days prior to such meeting.	CapStar’s amended and restated bylaws may be amended by the board of directors, subject to certain limitation in the TBCA that require shareholder approve. The shareholders of CapStar may also amend or repeal the amended and restated bylaws.

Special Meeting of Shareholders	FCB’s bylaws provide that special meetings of shareholders may be called by the president, by the FCB board of directors, or by the president at the request of a holder of not less than 10% of the outstanding shares of FCB common stock entitled to vote at such meeting.

Under the TBCA, the board of directors, any person authorized by the charter or bylaws or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of the shareholders.

Neither BOW’s charter nor its bylaws have a provision addressing special meetings of shareholders.

CapStar’s amended and restated bylaws provide that special meetings of the shareholders, unless otherwise required by the TBCA, may be called by the board of directors, the chairman of the board, the vice chairman of the board, the president and chief executive officer, or by the secretary acting under instructions of the board of directors, the chairman of the board, the vice chairman of the board, the chief executive officer, or the president.

Quorum	FCB’s bylaws provide that a majority of the outstanding shares of FCB common stock entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The TBCA provides that a majority of the shares of BOW common stock entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	CapStar’s amended and restated bylaws provide that a majority of the voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum at a meeting of shareholders.

Proxy	Under FCB’s bylaws, a proxy is valid for 11 months unless otherwise provided in the proxy.	Under the TBCA, a proxy is valid for 11 months unless otherwise provided in the proxy.	Under CapStar’s amended and restated bylaws, a proxy is valid for three years, unless the proxy provides for a longer period.

	FCB	BOW	CAPSTAR
Preemptive Rights	FCB’s shareholders do not have preemptive rights.	BOW’s shareholders do not have preemptive rights.	CapStar’s shareholders do not have preemptive rights.

Indemnification of Directors and Officers

The FCB charter and bylaws provide that FCB shall have the power to indemnify any current or former FCB director or officer to the fullest extent permitted by the TBCA.

FCB’s bylaws provide that FCB may, in the case of any current or former FCB director or officer, pay in advance the expenses incurred by such director or officer only if authorized in each specific case (i) by the FCB board of directors acting by a majority of a quorum of directors who are not parties to the action, suit or proceeding upon a finding that such director or officer met the applicable standard of conduct, or (ii) if no such quorum of the FCB board of directors is obtainable, (a) upon the opinion in writing of independent legal counsel that indemnification is proper under the circumstances because such director or officer met such standard of conduct, or (b) by majority of the shareholders entitled to vote for the election of directors upon a finding that such director or officer has met such standard of conduct, provided that FCB has received a written undertaking on or on behalf of such former or

The TBCA provides that a corporation shall indemnify a director, officer, employee or agent who was successful in the defense of any proceeding or claim to which he or she was a party because he or she was a director, officer, employee or agent of the corporation against reasonable expenses incurred unless otherwise limited by the charter of that corporation.

Under the TBCA, a corporation may indemnify an individual against liability if the individual acted in good faith, that individual reasonably believed that his or her conduct was in the corporation’s best interest or was not opposed to the corporation’s best interest, and that individual had no reasonable cause to believe that the conduct was unlawful. The corporation may also advance for expenses if the individual follows the requirements proscribed in TBCA Section 48-18-504.

The TBCA also allows a corporation to maintain insurance or furnish other protections against liability on behalf of its directors, officers, employees, or agents.

CapStar’s amended and restated bylaws provide that CapStar may indemnify its current and former directors, officers, employees, managers and agents to the fullest extent authorized by the TBCA.

	FCB	BOW	CAPSTAR
	current director or officer to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.	Neither BOW’s charter nor its bylaws address the indemnification of BOW’s present or former directors or officers.

Certain Business Combination Restrictions	Control Share Acquisitions. The Tennessee Control Share Acquisition Act (the “TCSAA”) generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to

Control Share Acquisitions. The TCSAA is not applicable to BOW because BOW’s charter does not contain a specific provision “opting in” to the TCSAA.

Business Combinations. The TBCA generally prohibits a “business combination” by BOW or its subsidiary with an “interested shareholder” (generally any person or entity that directly or indirectly beneficially owns 10% or more of the voting power of any outstanding class or series of a company’s stock) within five years after the shareholder becomes an interested shareholder.

BOW or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the BOW board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After the five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price

Control Share Acquisitions. The TCSAA is not applicable to CapStar because CapStar’s charter does not contain a specific provision “opting in” to the TCSAA.

Business Combinations. The TBCA generally prohibits a “business combination” by CapStar or its subsidiary, CapStar Bank, with an “interested shareholder” (generally any person or entity that directly or indirectly beneficially owns 10% or more of the voting power of any outstanding class or series of the company’s stock) within five years after the shareholder becomes an interested shareholder.

CapStar or CapStar Bank can, however, enter into a business combination within that period if, before the interested shareholder became such, the CapStar board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After the five-year moratorium, the business combination with the interested shareholder can be

FCB	BOW	CAPSTAR

redeem their shares at fair value. The TCSAA is not applicable to FCB because FCB’s charter does not contain a specific provision “opting in” to the TCSAA.

Business Combinations. The TBCA generally prohibits a “business combination” by FCB or a subsidiary with an “interested shareholder” (generally any person or entity that directly or indirectly beneficially owns 10% or more of the voting power of any outstanding class or series of the company’s stock) within five years after the shareholder becomes an interested shareholder.

FCB or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the FCB board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After the five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by at least two-thirds of FCB’s common stock held by holders other than the interested shareholder.

criteria or is approved by at least two-thirds of BOW’s common stock held by holders other than the interested shareholder.

Business Transactions. In any case in which the TBCA or other applicable law requires shareholder approval of business transactions (e.g., merger of BOW with or into any other corporation, statutory share exchange involving BOW, or any sale, lease, exchange or other disposition of all or substantially all of the assets of BOW to any other corporation), approval of such transaction requires either: (1) the affirmative vote of two-thirds of the directors of BOW and the affirmative vote of a majority of the shares of BOW common stock eligible to vote on the matter; or (2) the affirmative vote of a majority of the directors of BOW and the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOW common stock eligible to vote on the matter.

consummated only if it satisfies certain fair price criteria or is approved by at least two-thirds of CapStar’s common stock held by holders other than the interested shareholder.

Business Transactions. In any case in which the TBCA or other applicable law requires shareholder approval of business transactions (e.g., merger or share exchange of CapStar with or into any other corporation, or any sale, lease exchange or other disposition of substantially all of the assets of CapStar to any other corporation), approval of such transaction shall require either: (1) the affirmative vote of two-thirds of the directors of CapStar and the affirmative vote of a majority of the outstanding voting stock; or (2) the affirmative vote of a majority of the directors of CapStar and the affirmative vote of the holders of at least two-thirds of the outstanding voting stock.

Under the TBCA, approval by the shareholders of a domestic corporation of a plan of merger or share exchange is not reuqired if the corporation will surve the merger or is the acquiring corporation in a share exchange.

	FCB	BOW	CAPSTAR

Business Transactions. Under the TBCA, a sale or other disposition of all or substantially all of FCB’s assets, a merger of FCB with and into another corporation, a share exchange involving one or more classes or series of shares of FCB common stock, or a dissolution of FCB must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of FCB common stock entitled to vote thereon.

Non-Shareholder Constituency Provision	Under the Tennessee Business Combination Act, FCB nor any of its officers and directors shall be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for failing to adopt or recommend certain charter or bylaw amendment or provision under the Tennessee Business Combination Act, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of FCB or any subsidiary of FCB because of a good faith belief that such merger, exchange, tender offer or significant disposition of	Under the Tennessee Business Combination Act, BOW nor any of its officers and directors shall be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for failing to adopt or recommend certain charter or bylaw amendment or provision under the Tennessee Business Combination Act, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of BOW or any subsidiary of BOW because of a good faith belief that such merger, exchange, tender offer or significant disposition of	Under the Tennessee Business Combination Act, CapStar nor any of its officers and directors shall be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for failing to adopt or recommend certain charter or bylaw amendment or provision under the Tennessee Business Combination Act, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of CapStar or any subsidiary of CapStar because of a good faith belief that such merger, exchange, tender offer or

	FCB	BOW	CAPSTAR
	assets would adversely affect FCB’s employees, customers, suppliers, the communities in which FCB or its subsidiaries operate or are located or any other relevant factor if such factors, are permitted to be considered by the board of directors under the charter in connection with a merger, exchange, tender offer or significant disposition of assets.	assets would adversely affect BOW’s employees, customers, suppliers, the communities in which BOW or its subsidiaries operate or are located or any other relevant factor if such factors, are permitted to be considered by the board of directors under the charter in connection with a merger, exchange, tender offer or significant disposition of assets.	significant disposition of assets would adversely affect CapStar’s employees, customers, suppliers, the communities in which CapStar or its subsidiaries operate or are located or any other relevant factor if such factors, are permitted to be considered by the board of directors under the charter in connection with a merger, exchange, tender offer or significant disposition of assets.

Dissenters’ Rights

Under the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party for which shareholder approval is required, from any sale of all or substantially all of the assets of the corporation for which shareholders are entitled to vote, and certain amendments to the corporation’s charter, and to receive fair value for his or her shares. Dissenters’ rights generally are not available as to any shares that are listed on an exchange registered under Section 6 of the Exchange Act or classified as “national market system” securities as defined in the rules promulgated pursuant to the Exchange Act. FCB’s shareholders are entitled to dissenters’ rights.

See the section titled “The Mergers—Dissenters’ Rights for FCB Shareholders.”

Under the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party for which shareholder approval is required, from any sale of all or substantially all of the assets of the corporation for which shareholders are entitled to vote, and certain amendments to the corporation’s charter, and to receive fair value for his or her shares. Dissenters’ rights are not available as to any shares that are listed on an exchange registered under Section 6 of the Exchange Act or classified as “national market system” securities as defined in the rules promulgated pursuant to the Exchange Act. BOW’s shareholders are entitled to dissenters’ rights.

See the section titled “The Mergers—Dissenters’ Rights for BOW Shareholders.”

Under the TBCA, dissenter’s rights are not available as to any shares that are listed on an exchange registered under Section 6 of the Exchange Act or classified as “national market system” securities as defined in the rules promulgated pursuant to the Exchange Act. CapStar common stock is listed on the NASDAQ, and accordingly, holders of CapStar common stock are not entitled to exercise dissenters’ rights under the TBCA other than in certain limited circumstances.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, and Butler Snow LLP will deliver at the effective time of the FCB merger their opinions to CapStar and FCB, respectively, and at the effective time of the BOW merger their opinions to CapStar and BOW, respectively, as to certain U.S. federal income tax consequences of the FCB merger and the BOW merger, as applicable. See the section titled “Material U.S. Federal Income Tax Consequences of the Mergers.”

The validity of the shares of CapStar common stock to be issued in connection with the mergers has been passed upon for CapStar by Wachtell, Lipton, Rosen  & Katz.

EXPERTS

The consolidated financial statements of CapStar as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 have been audited by Elliott Davis, LLC, an independent registered public accounting firm, as set forth in its report appearing in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of FCB as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, included herein have been audited by Blankenship CPA Group, PLLC, an independent auditor, as set forth in its report thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance on such report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of BOW as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, included herein have been audited by Blankenship CPA Group, PLLC, an independent auditor, as set forth in its report thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance on such report of such firm given upon its authority as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in “street name”) to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of FCB’s or BOW’s shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for FCB or BOW, as applicable, and, in turn, their respective shareholders.

If your FCB common stock or BOW common stock is held in “street name,” your broker, bank or other intermediary may have delivered only one proxy statements/prospectus to multiple shareholders who share one address. However, you can request separate copies of these documents by contacting the broker, bank or other intermediary. Conversely, if your FCB common stock or BOW common stock is held in “street name” and you do not wish to receive separate copies of a proxy statement in the future, you can request “householding” by contacting the broker, bank or other intermediary.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

FCB

Neither FCB’s charter nor its bylaws set forth a process for shareholders to submit proposals, or nominees for director, for inclusion in FCB’s annual meeting proxy statement and form of proxy. However, under Tennessee law, FCB shareholders have the right to submit proposals to FCB’s board of directors and to submit nominations for directors.

FCB usually holds its annual meeting of shareholders in February each year. In light of the pending FCB merger, however, FCB does not anticipate holding an annual meeting of FCB shareholders in 2020. In the event the FCB merger is delayed or is abandoned, FCB may determine to convene an annual meeting of its shareholders later in 2020.

BOW

Neither BOW’s charter nor its bylaws set forth a process for shareholders to submit proposals, or nominees for director, for inclusion in BOW’s annual meeting proxy statement and form of proxy. However, under Tennessee law, BOW shareholders have the right to submit proposals to BOW’s board of directors and to submit nominations for directors.

BOW will hold its 2020 annual meeting of shareholders on March 19, 2020. Assuming the BOW merger is completed in 2020 as planned, BOW will not have an annual meeting of shareholders in 2021. However, in the event the BOW merger is delayed into 2021 or is abandoned, BOW would anticipate convening a 2021 annual meeting of BOW shareholders sometime during the first quarter of 2021.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows CapStar to “incorporate by reference” information into this proxy statements/prospectus, which means that CapStar can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statements/prospectus, except for any information superseded by any information in this proxy statements/prospectus. This proxy statements/prospectus incorporates by reference the following documents that have previously been filed with the SEC by CapStar:

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 6, 2020;

•	Current Report on Form 8-K , filed on March 10, 2020; and

•

The description of the CapStar common stock contained in CapStar’s Registration Statement on Form 8-A filed with the SEC on September 20, 2016, and any amendments or reports filed for the purpose of updating such description.

In addition, CapStar is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statements/prospectus and prior to the date of the special meetings of FCB’s and BOW’s shareholders; provided, however, that CapStar is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CapStar files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CapStar files with the SEC without charge by following the instructions in the section titled “References to Additional Information” in the forepart of this proxy statements/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes showing the impact on the historical financial conditions and results of operations of CapStar, FCB and BOW have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Mergers—Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of December 31, 2019 is presented as if the FCB merger and the BOW merger had occurred on December 31, 2019. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2019 is presented as if the FCB merger and BOW merger had occurred on January 1, 2019. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the mergers and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations. As such, one-time merger costs are not included.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•

CapStar’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2019, included in CapStar’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this joint proxy statement/prospectus;

•	FCB’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019, included elsewhere in this proxy statements/prospectus;

•	BOW’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019, included elsewhere in this proxy statements/prospectus; and

•	other information pertaining to CapStar, FCB and BOW, incorporated by reference into, or included in, this joint proxy statement/prospectus.

See the sections entitled “Selected Historical Consolidated Financial Data of CapStar,” “Documents Incorporated by Reference,” “Where you Can Find More Information”, “Index to Consolidated Financial Statements of FCB” and “Index to Consolidated Financial Statements of BOW.”

Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” and appearing under the caption “Risk Factors” in CapStar’s most recently filed Annual Reports on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this proxy statements/prospectus, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

The risk of such variance is particularly significant with respect to the preliminary purchase price allocation reflected in the unaudited pro forma combined consolidated financial information, because such allocation is based, in large part, on the closing price per share of CapStar common stock, as of December 31, 2019, of $16.65 per share. The financial markets have recently experienced extreme volatility, due in large part to the coronavirus pandemic and its widespread economic impacts. Such volatility has contributed to a significant drop in the trading price of CapStar common stock. Continued financial market volatility, and its effect on the trading prices of CapStar common stock, will largely depend on future developments, which CapStar cannot accurately predict or control, including new information which may emerge concerning the severity of the coronavirus pandemic, the effectiveness or ineffectiveness of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by companies, consumers, investors, governmental entities and financial markets to such actions. Particularly given this volatility and uncertainty, the unaudited pro forma combined consolidated financial information included in this proxy statements/prospectus may not be indicative of and does not purport to represent the combined company’s actual financial condition or results of operations as of the closing date of the mergers or any future or other date or period.

Unaudited Pro Forma Combined Consolidated Balance Sheet

At December 31, 2019

(in thousands, except per share data)

	CapStar Financial Holdings, Inc. Consolidated	FCB Corporation Consolidated	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from financial institutions	$101,094	$39,562	$(32,203)	a,h	$108,453
Federal funds sold	175	—	—		175

Total cash and cash equivalents	101,269	39,562	(32,2031)		108,628

Interest-bearing deposits in other financial institutions	—	10,526	—		10,526
Securities	216,442	71,726	300	d	288,468
Loans held for sale	168,222	—	—		168,222
Loans	1,420,102	321,561	(3,024)	e	1,738,639
Less allowance for loan losses	(12,604)	(4,2141)	4,214	b	(12,604)

Loans, net	1,407,498	317,347	1,190		1,726,035

Premises and equipment, net	19,184	10,139	2,300	f	31,623
Restricted equity securities	13,689	1,090	—		14,779
Accrued interest receivable	5,792	1,848	—		7,640
Goodwill	37,510	—	19,475	j	56,985
Core deposit intangible	6,883	—	4,880		11,763
Other real estate owned, net	1,044	429	—	c	1,473
Other assets	59,668	10,570	(2,266)	g	67,972

Total assets	$2,037,201	$463,237	$(6,324)		$2,494,114

Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$312,096	$88,294	—		$400,390
Interest-bearing	1,417,355	309,276	(5,803)	a	1,720,828

Total deposits	1,729,451	397,570	(5,803)		2,121,218
Federal Home Loan Bank advances	10,000	—	—		10,000
Other liabilities	24,704	4,636	—		29,340

Total liabilities	1,764,155	402,106	(5,803)		2,160,558

Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	18,362	2,201	1,433	h,i	21,996
Additional paid-in capital	207,083	550	56,326	h,i	263,959
Retained earnings	46,218	46,936	(46,936)	i	46,218
Accumulated other comprehensive loss, net of income tax	1,383	52	(52)	i	1,383
Treasury stock	—	(471	47	i	—
Noncontrolling interest	—	11,339	(11,339)	i	—

Total shareholders’ equity	273,046	61,031	(521)		333,556

Total liabilities and shareholders’ equity	$2,037,201	$463,237	$6,324)		$2,494,114

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the year ended December 31, 2019

(in thousands, except per share data)

	CapStar Financial Holdings, Inc. Consolidated	FCB Corporation Consolidated	Income Statement Reclassifications		Pro Forma Adjustments	Pro Forma Combined
Interest income:
Loans, including fees	$82,828	$19,845	$—		$454	$103,127
Securities:
Taxable	4,619	1,422	—		—	6,041
Tax-exempt	1,438	329	—		—	1,767
Federal funds sold	26	—	—		—	26
Restricted equity securities	755	—	—		—	—
Interest-bearing deposits in financial institutions	1,881	855	—		(73)	2,663

Total interest income	91,547	22,451	—		381	114,379

Interest expense:
Deposits	22,346	3,056	—		(73)	25,329
Federal funds purchased	4	—	—		—	4
Securities sold under agreements to repurchase	5	—	—		—	5
Federal Home Loan Bank advances	1,444	—	—		—	1,444
Other	—	30	—		—	30

Total interest expense	23,799	3,086	—	1	(73)	26,812

Net interest income	67,748	19,365	—		454	87,567
Provision for loan losses	761	721	—		—	1,482

Net interest income after provision for loan losses	66,987	18,644	—		454	86,085

Noninterest income:
Treasury management and other deposit service charges	3,135	1,322	—		—	4,457
Net gain (loss) on sale of securities	(99)	64	—		—	(35)
Tri-Net fees	2,785	—	—		—	2,785
Mortgage banking income	9,467	311	—		—	9,778
Other noninterest income	8,986_	1,404	—		—	10,390

Total noninterest income	24,274	3,101	—		—	27,375

Noninterest expense:
Salaries and employee benefits	35,542	7,409	—		—	42,951
Data processing and software	6,961	—	786	1	—	7,747
Professional fees	2,102	—	465	1	—	2,567
Occupancy	3,345	643	462	k	—	4,450
Equipment	3,723	—	941	k,l	—	4,664
Regulatory fees	591	—	181	1	—	772
Merger related expenses	2,654	—	—		—	2,654
Amortization of intangibles	1,655	—	—		927	2,582
Depreciation	—	515	(515)	k	—	—
Other operating	5,422	4,277	(2,320)	1	—	7,379

Total noninterest expense	61,995	12,844	—		927	75,766

Income before income taxes	29,266	8,901	—		(473)	37,694
Income tax expense (benefit)	6,844	2,138	—		(124)	8,858

Net income before noncontrolling interest	22,422	6,763	—		(349)	28,836
Noncontrolling interest	—	(1,3444)	—		1,344	—

Net income	$22,422	$5,419	$—		$995	$28,836

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of December 31, 2019 and the unaudited pro forma combined statement of income for the year ended December 31, 2019 are based on the historical financial statements of CapStar, FCB and BOW after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the mergers, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the three companies. Certain historical financial information has been reclassified to conform to the current presentation.

FCB owns 50.56% of BOW and therefore all of BOW’s historical balances and activity are reflected in the FCB Corporation Consolidated amounts presented. Therefore, addition of the FCB Corporation Consolidated amounts with the CapStar Financial Holdings, Inc. Consolidated amounts, after factoring in the Pro Forma Adjustments, produces the Pro Forma Combined Amounts for the combined company, after giving effect to the FCB merger and the BOW merger.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, CapStar, FCB and BOW will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Based on the FCB merger agreement and the BOW merger agreements, and assuming no adjustment to the merger considerations pursuant to the terms of such agreements, the preliminary estimated acquisition consideration is as follows.

	FCB Corporation	The Bank of Waynesboro	Total
Number of shares of CapStar common stock as exchanged	2,969,418	664,800	3,634,218
Multiplied by CapStar common stock price per share on December 31, 2019	$16.65	$16.65	$16.65

Estimated fair value of CapStar common stock issued (“Stock Consideration”)	$49,441	$11,069	$60,510

Stock Consideration	$49,441	$11,069	$60,510
Cash Consideration	$21,571	$4,829	$26,400

Total Preliminary Estimated Acquisition Consideration	$71,012	$15,898	$86,910

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of FCB and BOW based on their estimated fair values as of the closing of the mergers. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to FCB and BOW is preliminary because the proposed mergers have not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until CapStar management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the mergers and will be based on the value of the CapStar common stock at the closing of the mergers. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the tables above is allocated to FCB and BOW’s tangible and intangible assets and liabilities as of December 31, 2019 based on their preliminary estimated fair values as follows.

Cash and cash equivalents	$33,759
Securities available-for-sale	72,026
Loans	318,537
Premises and equipment, net	12,439
Goodwill	19,475
Core deposit intangible	4,880
Other assets	22,197
Deposits	(391,767)
Other liabilities	(4,636)

Total preliminary estimated acquisition consideration	$86,910

Approximately $4,880 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the mergers been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers.

The following unaudited pro forma adjustments result from accounting for the mergers, including the determination of fair value of the assets, liabilities, and commitments which CapStar, as the acquirer, will acquire from FCB and BOW. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet—the explanations and descriptions below are referenced to the December 31, 2019 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 206.

Pro Forma Adjusting Entries (Balance Sheet):		Debit	Credit
a	Cash and due from banks		$5,803
a	Interest-bearing deposits	5,803
b	Allowance for loan losses	4,214
c	Core deposit intangible	4,880
d	Securities	300
e	Loans		3,024
f	Premises and equipment	2,300
g	Deferred tax asset (included in “other assets”)		2,266
h	Common stock		3,634
h	Cash and due from banks		26,400
h	Additional paid-in capital		56,876
i	Common stock	2,201
i	Additional paid-in capital	550
i	Retained earnings	46,936
i	Accumulated other comprehensive loss, net of income tax	52
i	Treasury stock		47
i	Noncontrolling interest	11,339
j	Goodwill	19,475

a)	Elimination of deposits FCB/BOW on deposit at CapStar.
b)	Adjustment to allowance for loan losses to reflect the reversal of FCB/BOW’s allowance for loan losses.
c)	Adjustment to intangible assets to reflect the preliminary estimate of the core deposit intangible at the acquisition date.
d)	Adjust certain security investments to estimated fair value.
e)	Adjustment to loans to reflect the preliminary estimated fair value at acquisition date.
f)	Adjustment to real estate to reflect the preliminary estimated fair value at acquisition date.
g)	Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments using an assumed effective tax rate equal to 26.14%.
h)

Cash paid and CapStar common shares issued to FCB’s shareholders and the BOW minority shareholders representing the stock consideration component of the total merger consideration in the FCB merger and BOW merger, assuming no adjustment to the merger consideration pursuant to the terms of the FCB merger agreement and BOW merger agreement. For purposes of this pro-forma presentation, the value of a share of CapStar common stock was assumed to equal its closing price on December 31, 2019, the pro forma date, as reported by NASDAQ ($16.65 per share).

i)	To reflect the reversal of FCB/BOW’s equity.
j)	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.

Income Statements—the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statement of Income for the year ended December 31, 2019 starting on page 207.

Income Statements—reclassifications

The following reclassifications adjusted FCB/BOW’s historical income statement to conform to CapStar’s historical income statement.

k)	Depreciation expense has been reclassified to conform to CapStar’s historical income statement.
l)	Other noninterest expense has been reclassified to conform to CapStar’s historical income statement.

Income Statements—Pro Forma Adjustments

Pro Forma Adjusting Entries (Balance Sheet):		Debit	Credit
m	Amortization of new CDI	927
n	Preliminary estimate of loan interest accretion		454
o	Income tax benefit of pro-forma adjustments		124
p	Elimination of intercompany income/expense	73	73
q	Elimination of nocontrolling interest		1,344

m)

The preliminary estimate of CDI related to CapStar’s acquisition of FCB/BOW is expected to approximate $4,880 and will be amortized over a ten year period on an accelerated basis which is expected to produce approximately $927 of amortization expense during the first year of operations.

n)

Represents the preliminary estimate of the first year’s interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the mergers. The total amount to be accreted in interest income over the estimated lives of the related loans is approximately $3,024.

o)	Adjustment to reflect the income tax provision of the Pro Forma Adjustments using 26.14% as the incremental effective tax rate.
p)	Elimination of intercompany income/expense related to FCB/BOW’s deposits held at CapStar.
q)	Elimination of noncontrolling interest due to acquisition of 100% of FCB and BOW.

Note 5—Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2019 have been calculated using CapStar’s historic weighted average common shares outstanding plus the common shares assumed to be issued to FCB/shareholders and the BOW minority shareholders in each of their respective mergers.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2019. In the table below, amounts are in thousands except for share data.

	Basic	Diluted
Pro forma net income available to common shareholders	$28,836	$28,836
Weighted average common shares outstanding:
CapStar	17,886,164	18,613,224
Common shares issued to FCB shareholders and BOW minority shareholders	3,634,218	3,634,218

Pro forma	21,520,382	22,247,442

Pro forma net income per common share	$1.34	$1.30

Note 6—Merger Related Charges

CapStar’s preliminary estimated transaction expenses related to the FCB merger and BOW merger are approximately $5,723, net of tax. These one-time merger related expenses have not been included in the Unaudited Pro Forma Combined Consolidated Statement of Income, as the pro forma adjustments does not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger. These preliminary estimated merger transaction expenses are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of CapStar’s merger transaction costs is in the following table.

Change in control and severance expenses	$1,395
System termination fees and system conversion expenses	2,936
Investment bankers, accounting, auditing and legal	2,648
Other related expenses	150

Total non-interest expense	7,129

Tax benefit	1,406

Net expense after tax benefit	5,723

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FCB

FCB CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR’S REPORT

YEARS ENDED DECEMBER 31, 2019 AND 2018

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

FCB Corporation

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of FCB Corporation and its subsidiaries which comprises the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, changes in stockholder’s equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FCB Corporation as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Brentwood • Dickson • Goodlettsville • Mt. Juliet | TN	www.bcpas.com

Other Matter

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplemental schedules of consolidating information is presented for purposes of additional analysis rather than to present the financial position, results of operations and cash flows of the individual companies and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Blankenship CPA Group, PLLC

Brentwood, Tennessee

February 20, 2020

FCB CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
Cash and due from banks	$39,562,117	$20,924,957
Certificates of deposit at other banks	10,525,800	8,898,344
Investment securities available for sale	68,726,426	65,464,566
Investment securities held to maturity	2,999,381	8,298,435
Federal Home Loan Bank stock	1,089,500	1,089,500
Loans, less allowance for possible loan losses of $4,214,358 and $4,088,713, respectively	317,347,160	319,006,732
Accrued interest receivable	1,848,183	1,874,040
Cash surrender value of life insurance policies	7,845,519	7,911,851
Other real estate owned	429,089	457,055
Premises and equipment, net	10,139,252	10,609,752
Deferred income taxes	1,304,600	1,774,261
Other assets	1,420,545	991,386

Total assets	$463,237,572	$447,300,879

LIABILITIES AND STOCKHOLDER’S EQUITY
Deposits:
Non-interest bearing demand deposits	$88,293,828	$88,500,709
Interest bearing deposits	309,276,444	296,603,113

Total deposits	397,570,272	385,103,822
Demand notes payable to stockholders	560,872	560,872
Accrued interest payable	691,365	454,783
Other accrued expenses and liabilities	3,383,968	4,465,643

Total liabilities	402,206,477	390,585,120

Stockholder’s equity:
FCB Corporation stockholders’ equity
Common stock, $10 par value, authorized 300,000 shares, 220,052 shares issued; 216,678 shares outstanding	2,200,520	2,200,520
Additional paid-in capital	550,306	550,306
Retained earnings	46,935,569	44,092,456
Accumulated other comprehensive income (loss)	52,466	(802,548)
Treasury stock, 3,374 shares at cost	(47,054)	(47,054)

Total FCB Corporation stockholders’ equity	49,691,807	45,993,680
Noncontrolling interest	11,339,288	10,722,079

Total stockholder’s equity	61,031,095	56,715,759

Total liabilities and stockholder’s equity	$463,237,572	$447,300,879

The accompanying notes are an integral part of these consolidated financial statements.

FCB CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Interest income:
Interest and fees on loans	$19,844,555	$17,983,210
Other interest and dividends	855,953	567,827
Interest on investment securities:
Taxable	1,421,716	1,473,967
Exempt from federal income tax	328,962	328,486

Total interest income	22,451,186	20,353,490

Interest expense:
Interest on deposits	3,055,861	1,862,658
Interest on other borrowed funds	30,704	27,603

Total interest expense	3,086,565	1,890,261

Net interest income	19,364,621	18,463,229
Provision for possible loan losses	721,000	481,000

Net interest income after provision for possible loan losses	18,643,621	17,982,229

Non-interest income:
Service charges on deposit accounts	1,321,655	1,413,390
Other fees and commissions	477,576	447,809
Securities gains, net	63,954	489
Mortgage loan underwriting revenue	310,821	2,464,966
Other non-interest income	927,040	541,461

Total non-interest income	3,101,046	4,868,115

Non-interest expense:
Salaries and employee benefits	7,409,210	8,394,057
Depreciation	514,787	553,988
Occupancy expense	643,170	666,187
Other non-interest expense	4,276,513	4,086,935

Total non-interest expense	12,843,680	13,701,167

Earnings before income tax expense	8,900,987	9,149,177
Income tax expense	2,137,651	2,494,277

Net income before noncontrolling interest	6,763,336	6,654,900
Less: Noncontrolling interest	(1,343,922)	(1,142,411)

Net income attributable to FCB Corporation shareholders	$5,419,414	$5,512,489

The accompanying notes are an integral part of these consolidated financial statements.

FCB CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Net income	$6,763,336	$6,654,900

Unrealized gains (losses) on investment securities available for sale:
Unrealized gains (losses) arising during the year	1,442,442	(561,213)
Reclassification adjustments for gains (losses) included in net income	71,734	(255)

Other comprehensive income (loss) before deferred income tax	1,370,708	(560,958)
Deferred income tax (expense) benefit	(352,487)	146,056

Other comprehensive income (loss)	1,018,221	(414,902)

Total comprehensive income	7,781,557	6,239,998
Comprehensive income attributable to the noncontrolling interest	(1,507,129)	(1,054,620)

Comprehensive income attributable to FCB Corporation stockholders	$6,274,428	$5,185,378

The accompanying notes are an integral part of these consolidated financial statements.

FCB CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	FCB Corporation Stockholders
	Total	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Interest
Balance at January 1, 2018	$43,581,779	$2,200,520	$550,306	$41,353,445	$(475,438)	$(47,054)	$10,483,220
Net income	5,512,489	—	—	5,512,489	—	—	1,142,411
Dividends declared	(2,773,478)	—	—	(2,773,478)	—	—	(815,760)
Other comprehensive loss	(327,110)	—	—	—	(327,110)	—	(87,792)

Balance at December 31, 2018	45,993,680	2,200,520	550,306	44,092,456	(802,548)	(47,054)	10,722,079
Net income	5,419,414	—	—	5,419,414	—	—	1,343,922
Dividends declared	(2,576,301)	—	—	(2,576,301)	—	—	(889,920)
Other comprehensive income	855,014	—	—	—	855,014	—	163,207

Balance at December 31, 2019	$49,691,807	$2,200,520	$550,306	$46,935,569	$52,466	$(47,054)	$11,339,288

The accompanying notes are an integral part of these consolidated financial statements.

FCB CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Cash Flows from Operating Activities:
Net income	$6,763,336	$6,654,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	514,787	553,988
Provision for possible loan losses	721,000	481,000
Deferred income taxes	109,394	102,831
Undistributed subsidiary earnings		—
Securities gains, net	(63,954)	(489)
Change in accrued interest receivable	25,857	(243,030)
Change in other assets	(429,159)	(7,404)
Change in accrued interest payable	236,659	239,277
Change in other accrued expenses and liabilities	(1,081,753)	130,383

Net cash provided by operating activities	6,796,167	7,911,456

Cash Flows from Investing Activities:
Change in certificates of deposit at other banks	(1,627,456)	(3,083,344)
Change in cash surrender value of life insurance policies	66,332	(199,942)
Change in other real estate owned	27,966	271,240
Purchase of investment securities available for sale	(44,797,718)	(12,814,279)
Proceeds from sales of investment securities available for sale	4,472,293	—
Proceeds from calls and maturities of investment securities available for sale	38,506,007	8,673,938
Purchase of investment securities held to maturity	—	(2,297,531)
Proceeds from calls and maturity of securities held to maturity	5,299,054	—
Change in loans	938,572	(35,158,344)
Capital expenditures	(44,286)	(1,403,159)

Net cash provided (used) by investing activities	2,840,764	(46,011,421)

Cash Flows from Financing Activities:
Change in demand deposits, NOW accounts and savings accounts	1,610,936	7,950,120
Change in certificates of deposit	10,855,514	15,826,495
Dividends paid	(3,466,221)	(3,589,238)

Net cash provided by financing activities	9,000,229	20,187,377

Change in cash and due from banks	18,637,160	(17,912,588)
Cash and due from banks at beginning of year	20,924,957	38,837,545

Cash and due from banks at end of year	$39,562,117	$20,924,957

Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$2,849,983	$1,648,374

Income taxes	$2,677,473	$2,269,624

The accompanying notes are an integral part of these consolidated financial statements.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of FCB Corporation (the Company) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the significant policies.

Principles of Consolidation

The financial statements include the accounts of the Company, its wholly owned subsidiary First National Bank, and its 50.56% owned subsidiary The Bank of Waynesboro (the Banks). All material inter-company transactions have been eliminated in consolidation.

Nature of Operations

The Banks provide a variety of financial services to individuals and businesses through their offices in Coffee, Cannon, Rutherford, Wayne, Lawrence, and surrounding counties. Their primary deposit products are interest bearing demand deposits and term certificate accounts and their primary lending products are residential and commercial mortgage loans, consumer loans, and non-real estate commercial loans.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for possible loan losses, other than temporary impairment of securities and the fair value of investment securities classified as available for sale. While management uses available information to recognize losses on loans, further reductions may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Banks to recognize additional losses based on their judgment about information available to them at the time of their examination.

Investment Securities

As required by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320, the Banks classify their investments in equity securities that have a readily determinable fair value and investments in debt securities into three categories, as follows: held to maturity debt securities, trading securities, and securities available for sale.

Securities classified as available for sale are reported at fair value with unrealized gains and losses excluded from earnings and reported, net of income tax, in a separate component of stockholder’s equity. These include securities used as part of the Banks’ asset/liability strategy which may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase regulatory capital, and other similar factors. Held-to-maturity securities are reported at amortized cost.

Gains or losses on sale of securities available for sale are recognized at the time of sale, based upon specific identification of the security sold, and are included in non-interest income in the statements of earnings.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities (Continued)

Interest income on investments is computed on the par value of the outstanding investment. Amortization of discounts and accretion of premiums is recorded as an adjustment to interest income utilizing the effective yield method.

When the Banks decides to sell an impaired available for sale security and the Banks do not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other than temporarily impaired in the period in which the decision to sell is made. The Banks recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.

Federal Home Loan Bank and Federal Reserve Bank Stock

First National Bank is a member of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB) and as such is required to maintain an investment in the capital stock of the FHLB of Cincinnati and the FRB. The Bank of Waynesboro is a member of the FHLB and as such is required to maintain an investment in the capital stock of the FHLB of Cincinnati. The FHLB and FRB stock are carried at cost which approximates the fair value of such stock. The amount of stock required to be held by the Banks is adjusted annually based on a determination made by the FHLB of Cincinnati and the FRB. Management reviews for impairment based on the ultimate recoverability of the cost basis of the stock.

Loans

The Banks grants mortgage, commercial and consumer loans to their customers, principally within the Banks’ primary markets which consists of Coffee, Cannon, Rutherford, Wayne, Lawrence, and surrounding counties. A substantial portion of the loan portfolio is represented by mortgage loans throughout its primary markets. The ability of the Banks’ debtors to honor their contracts is dependent on the real estate and general economic conditions both nationally and within the Banks’ primary markets.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balance adjusted for any unearned income, the allowance for possible loan losses, and any unamortized deferred fees or costs on originated loans, and any premiums or discounts on purchased loans.

Interest on loans is computed on the outstanding loan principal balance. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses

The allowance for possible loan losses is established as losses are estimated to have occurred through a provision for possible loan losses charged to earnings. Loan losses are charged against the allowance when management believes that the collection of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Possible Loan Losses (Continued)

The allowance for possible loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower that the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected losses derived from the Banks’ internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Banks do not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Loan Fees

Loan fees are credited to income at the time of loan origination. Direct origination costs for loans are charged to expenses when incurred. The results of using this accounting method do not differ materially from accounting principles generally accepted in the United States of America requiring use of the level interest yield method.

Fee-Based Revenue from Contracts with Customers

The Banks recognize fee-based revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue from fee-based services is recognized when or as the services are performed on behalf of the customer. ASC Topic 606 excludes interest income, securities gains, loan fees and non-customer fees.

Premises and Equipment

Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment (Continued)

assets. Gain or loss on items retired and otherwise disposed of is credited or charged to earnings and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts. Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings when incurred.

Other Real Estate Owned

Real estate acquired in foreclosure or in settlement of debt or repossessed in substance is carried at the lower of cost or fair market value less estimated costs to sell. Fair market value at the time of foreclosure or settlement of debt is based on a current appraisal of the property.

Any reduction in carrying value to fair market value at the time the property is acquired is accounted for as a loan loss.

If an individual property is in condition for use or sale at the time of foreclosure, any subsequent holding costs are included in expense as incurred. If an individual property is not in condition for use or sale at the time of foreclosure, completion and holding costs are capitalized until such time as the property is available for sale or use. All legal fees and other direct costs incurred in foreclosure are expensed as incurred.

Income Taxes

The Company’s income tax expense consists of the following components: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if management has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. Management has analyzed the tax positions taken by the Company and has concluded that as of December 31, 2019, no uncertain positions are taken or expected to be taken that would require recognition of a liability (or

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

asset) or disclosure in the financial statements. If incurred, tax related penalties and interest would be included in other expenses in the consolidated statements of earnings. The Company is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress. The Company is no longer subject to U.S. Federal or state income tax examinations by tax authorities for the years before 2016.

Advertising Costs

All advertising costs are expensed when incurred. Advertising expense was approximately $182,000 and $189,000 for the years ended December 31, 2019 and 2018, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss consists of the unrealized gains or losses on securities available for sale.

Fair Value of Financial Instruments

The Banks uses fair value measurements to record fair value adjustments to investment securities classified as available for sale. Under applicable accounting guidance, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Banks determine the fair value of their financial instruments based on the fair value hierarchy established under applicable accounting guidance which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Fair Value Measurements Topic of the FASB ASC establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

Financial instruments are considered Level 1 when the valuation is based on quoted prices in active markets for identical assets or liabilities. Level 2 financial instruments are valued using quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or models using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable and when determination of the fair value requires significant management judgment or estimation.

While the Banks believe their valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

During the year ended December 31, 2019, there were no changes to the Banks’ valuation techniques that had, or are expected to have, a material impact on its financial position or results of operations.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reinsurance Operations

A wholly owned subsidiary of First National Bank, FCB Reinsurance Company reinsures certain credit life and disability insurance risks with respect to policies sold by the Bank to its loan customers. The initial policy is written on a national insurance company’s certificate which is then ceded to FCB Reinsurance Company. The Bank retains 40% of the premium when the policy is written as a commission for selling the policy.

The national insurance company then cedes certain of its risk under the policies to FCB Reinsurance Company retaining a 10% ceding fee. FCB Reinsurance Company risk with respect to this arrangement is limited to the first $15,000 on a credit life policy loss and the first $250 of any payments made under a disability policy. The aggregate risk to FCB Reinsurance Company under all policies is limited to its capital. Deferred acquisition costs relating to these policies are written off over the term of the underlying loan. The capital of FCB Reinsurance Company was $1,614,740 and $1,521,559 at December 31, 2019 and 2018, respectively.

New Accounting Standards

In January 2016, FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities that addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The Banks have presented these statements in accordance with the new standard.

Risk Factors

The Banks’ operations are affected by various risk factors, including interest-rate risk, credit risk, and the risk from geographic concentrations of lending activities. The types of securities the Banks invest in are included in Note 2. The types of lending the Banks engage in are included in Note 3. Management attempts to manage interest-rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to ensure that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Banks. In addition, most of the Banks’ lending activities are within the geographic area where their located. As a result, the Banks and their borrowers may be vulnerable to the consequences of changes in the local economies.

NOTE 2—INVESTMENT SECURITIES

The fair values of investment securities are estimated by use of a model using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets (Level 2). Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

The fair value of investment securities classified as available for sale at December 31, 2019 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$51,141,404	$9,823	$(156,870)	$50,994,357
Obligations of states and political subdivisions	14,162,256	289,224	(36,384)	14,415,096
Corporate	3,307,175	19,508	(9,710)	3,316,973

	$68,610,835	$318,555	$(202,964)	$68,726,426

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2—INVESTMENT SECURITIES (CONTINUED)

The fair value of investment securities classified as held to maturity at December 31, 2019 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$2,999,381	$455	$—	$2,999,836

The fair value of investment securities classified as available for sale at December 31, 2018 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$49,458,575	$5,959	$(1,065,507)	$48,399,027
Obligations of states and political subdivisions	12,001,705	57,252	(231,143)	11,827,814
Corporate	5,267,183	2,361	(31,819)	5,237,725

	$66,727,463	$65,572	$(1,328,469)	$65,464,566

The fair value of investment securities classified as held to maturity at December 31, 2018 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$8,298,435	$529	$(183,010)	$8,115,954

The following table presents investment securities that have been in an unrealized loss position for less than twelve months and greater than twelve months at December 31:

	2019		2018
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Less than twelve months:
U.S. Government Agencies	$24,080,008	$(120,404)	$5,297,950	$(41,343)
Obligations of states and political subdivisions	2,388,925	(36,384)	4,276,400	(55,080)
Corporate	99,777	(218)	689,634	(17,556)
Greater than twelve months
U.S. Government Agencies	12,963,523	(36,466)	37,779,652	(1,024,164)
Obligations of states and political subdivisions	245,938	(4,060)	3,823,530	(176,063)
Corporate	543,529	(5,432)	762,721	(14,263)

	$40,321,700	$(202,964)	$52,629,887	$(1,328,469)

Unrealized losses on securities have not been recognized in earnings because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market conditions. The fair value is expected to recover as the securities approach their maturity date and/or market conditions change.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2—INVESTMENT SECURITIES (CONTINUED)

The components of the net unrealized gain (loss) on investment securities available for sale at December 31, recorded as a component of stockholder’s equity are as follows:

	2019	2018
Gross unrealized gains	$318,555	$65,572
Gross unrealized losses	(202,964)	(1,328,469)

	115,591	(1,262,897)
Deferred income tax effect	(30,209)	330,058

Net unrealized loss	$85,382	$(932,839)

The net unrealized loss is allocated to the Company and the noncontrolling interest as follows:

	2019	2018
Company	$52,466	$(802,548)
Noncontrolling interest	32,916	(130,291)

	$85,382	$(932,839)

The amortized cost and the fair value of debt securities at December 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$7,536,631	$7,729,778	$1,999,381	$—
Due after one year through five years	30,847,769	30,593,487	1,000,000	1,999,689
Due after five years through ten years	21,080,537	21,059,754	—	1,000,147
Due after ten years	9,145,898	9,343,407	—	—

	$68,610,835	$68,726,426	$2,999,381	$2,999,836

Gross gains from sales, maturities, and calls of investment securities for the years ended December 31, 2019 and 2018 were $63,954 and $489, respectively.

Investment securities with carrying value of approximately $45,324,000 and $39,537,000 at December 31, 2019 and 2018, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans, less the allowance for possible loan losses at December 31 are summarized as follows:

	2019	2018
Mortgage loans on real estate
Residential	$123,035,015	$128,242,828
Commercial	56,119,194	53,510,181
Farmland	16,388,627	17,652,775
Construction and land development	61,757,968	60,022,448

Total mortgage loans on real estate	257,300,804	259,428,232
Consumer	23,743,468	25,695,418
Commercial and industrial	32,960,048	30,164,191
Agricultural	5,631,124	5,505,590
Other	1,926,074	2,302,014

	321,561,518	323,095,445
Allowance for possible loan losses	(4,214,358)	(4,088,713)

	$317,347,160	$319,006,732

The approximate balance of the Banks’ loans to its officers, directors and their affiliates for the year ended December 31 are as follows:

	2019	2018
Beginning of year	$1,966,000	$96,000
Advances	348,000	2,068,000
Repayments	(32,000)	(198,000)

End of year	$2,282,000	$1,966,000

All such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties.

Transactions in the allowance for possible loan losses of the Banks for the year ended December 31 are summarized as follows:

	2019	2018
Balance—beginning of year	$(4,088,713)	$(3,904,942)
Provision charged to operating expense	(721,000)	(481,000)
Loans charged off	717,411	400,490
Recoveries	(122,056)	(103,261)

Balance—end of year	$(4,214,358)	$(4,088,713)

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

Non-performing assets at December 31 approximated:

	2019	2018
Nonaccrual loans	$1,391,000	$1,689,000
Loans past due 90 days still accruing	394,000	155,000
Other real estate owned	429,000	457,000

	$2,214,000	$2,301,000

Included in certain loan categories in nonperforming loans and leases in the table above are troubled debt restructurings (TDRs) that are classified as nonperforming. At December 31, 2019, the Banks had no loans classified as TDRs and nonperforming.

The Banks had approximately $880,000 of residential mortgages and $69,000 of commercial mortgages classified as TDRs performing per their restructure agreement at December 31, 2019.

Residential mortgages included in other real estate owned at December 31, 2019 and 2018 were approximately $368,000 and $299,000, respectively.

As of December 31, 2019 and 2018, the Banks had no impaired loans with a valuation allowance. The approximate recorded investment in impaired loans with no valuation allowance required were as follows:

	2019	2018
Home loans	$1,590,000	$1,875,000
Land	155,000	130,000
Commercial real estate
Consumer	368,000	338,000
Commercial	225,000	423,000
Agricultural	122,000	132,000

	$2,460,000	$2,898,000

Interest payments received on impaired loans is recorded as interest income unless collection of the remaining recorded loan investment is doubtful at which time interest payments received are recorded as reductions of principal. The average recorded investment in impaired loans approximates the recorded investment in impaired loans at December 31, 2019 and 2018.

Under applicable accounting guidance, for reporting purposes, the loan and lease portfolio is categorized by portfolio segment and, within each portfolio segment, by class of financing receivables. A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology to determine the allowance for credit losses, and a class of financing receivables is defined as the level of disaggregation of portfolio segments based on the initial measurement attribute, risk characteristics and methods for assessing risk. The Banks’ three portfolio segments are home loans, consumer, and commercial. The class within the home loans portfolio segment is core portfolio residential mortgages. The classes within the consumer portfolio segment are direct/indirect consumer and other consumer. The classes within the commercial portfolio segment are U.S. commercial, commercial real estate, and U.S. small business commercial.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

All loans are evaluated using pass rated or reservable criticized as the primary credit quality indicators. The term reservable criticized refers to those commercial loans that are internally classified or listed by the Bank as special mention, substandard or doubtful, which are asset categories defined by regulatory authorities. These assets have an elevated level of risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized. In addition to these primary credit quality indicators, the Banks use other credit quality indicators for certain types of loans.

The following discussion is intended to provide insight into how the Banks manage and identify risks associated with financing receivables separately for each distinct portfolio segment.

Home loans:	Delinquency rates.
Trends in housing prices and their effects on the estimated realizable value of loan collateral and on experienced loss severities.
Unemployment rates and the outlook for changes in those rates.

Consumer	Changes in the overall economic environment including, but not limited to unemployment rates.
Delinquency status.
Borrower behavior.

Commercial	Historical loss trends and changes to those trends by lending product and by borrower industry sector.
Statistical data obtained from independent third-party sources regarding industry, regional, and national economic conditions, both historical and projected.
Favorable and unfavorable changes in our internally assigned risk ratings with respect to individual loans and loans included in pools with similar risk characteristics.
Specific borrower credit quality trends.
For commercial real estate loans, market data regarding the commercial real estate market and type of property that serves as the collateral.

The age of the recorded investment in financing receivables at December 31, 2019 approximated:

(in thousands)	Current	30 - 89 days	90 days still accruing	Nonaccrual	Total
Real Estate
Residential	$120,434	$1,361	$170	$1,070	$123,035
Commercial	55,711	278	130	—	56,119
Farmland	16,229	152	—	7	16,388
Construction and land dev	61,758	—	—	—	61,758
Consumer	22,977	399	93	274	23,743
Commercial and industrial	32,631	288	1	40	32,960
Agricultural and other	7,557	2	—	—	7,559

	$317,297	$2,480	$394	$1,391	$321,562

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

The age of the recorded investment in financing receivables at December 31, 2018 approximated:

(in thousands)	Current	30 - 89 days	90 days still accruing	Nonaccrual	Total
Real Estate
Residential	$125,574	$1,714	$45	$910	$128,243
Commercial	52,496	589	—	426	53,511
Farmland	17,403	242	—	8	17,653
Construction and land dev	59,586	420	—	17	60,023
Consumer	24,699	640	105	252	25,696
Commercial and industrial	29,575	508	5	76	30,164
Agricultural and other	7,598	207	—	—	7,805

	$316,931	$4,320	$155	$1,689	$323,095

Charge offs and recoveries for the years ended December 31 by portfolio segment approximated:

	2019		2018
	Charge off	Recovery	Charge off	Recovery
Home loans	$248,000	$8,000	$56,000	$26,000
Consumer	223,000	55,000	181,000	46,000
Commercial	138,000	43,000	110,000	20,000
Other	108,000	16,000	53,000	11,000

	$717,000	$122,000	$400,000	$103,000

NOTE 4—PREMISES AND EQUIPMENT, NET

The detail of premises and equipment, net at December 31 is as follows:

	2019	2018
Land	$3,270,887	$3,285,887
Buildings	11,148,468	11,250,011
Furniture and equipment	4,243,499	4,082,671

	18,662,854	18,618,569
Less accumulated depreciation	(8,523,602)	(8,008,817)

	$10,139,252	$10,609,752

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 5—DEPOSITS

Deposits at December 31 are summarized as follows:

	2019	2018
Demand deposits	$88,293,828	$88,500,709
NOW and money market accounts	105,732,885	104,390,181
Savings	57,058,188	56,583,075
Certificates of deposit	146,485,371	135,629,857

	$397,570,272	$385,103,822

Certificates of deposit at December 31, 2019 are scheduled to mature as follows:

2020	$97,064,853
2021	20,444,120
2022	11,383,911
2023	9,919,532
2024	7,672,955

$146,485,371

Certificates of deposit $250,000 and over at December 31, 2019 and 2018 were approximately $31,288,000 and $24,454,000, respectively.

Demand deposits reclassified as loans (overdrafts) aggregated approximately $87,000 and $115,000 at December 31, 2019 and 2018, respectively.

Deposits of executive officers, directors and their affiliates aggregated approximately $6,212,000 and $6,286,000 at December 31, 2019 and 2018, respectively.

NOTE 6—FHLB ADVANCES

The Banks have an agreement with the Federal Home Loan Bank (FHLB) whereby a pro-rata portion of the Banks’ eligible loans secured by one to four family residential properties are pledged as collateral on advances to the Banks from the FHLB. There were no advances at December 31, 2019 and 2018.

NOTE 7—INCOME TAX

The components of income tax expense are as follows:

	2019	2018
Current	$2,028,257	$2,391,446
Deferred	109,394	102,831

	$2,137,651	$2,494,277

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 7—INCOME TAX (CONTINUED)

The sources of the deferred income tax and the tax effect of each are as follows:

	2019	2018
Provision for possible loan losses	$(43,406)	$(45,154)
Accelerated depreciation	(10,222)	(12,618)
Deferred compensation	173,913	(4,273)
Other real estate owned write downs	15,277	7,552
Deferred interest income	1,567	(515)
Other, net	(27,735)	157,389

	$109,394	$102,381

A reconciliation of the provision for income taxes as shown in the statements of earnings with that which would be computed by applying the statutory federal income tax rate to income before income taxes is as follows:

	2019	2018
Tax expense at statutory rate	$1,934,796	$1,980,994
Increase (decrease) in taxes resulting from:
Tax exempt interest, net	(83,363)	(78,496)
State income taxes net of federal income taxes	441,297	403,509
Increase in cash value of life insurance policies	(37,630)	(37,863)
Life insurance proceeds	(87,547)	—
Other, net	(29,902)	226,133

	$2,137,651	$2,494,277

The components of the net deferred income tax asset at December 31 are as follows:

	2019	2018
Deferred income tax liabilities:
FHLB stock dividends	$(132,060)	$(132,060)
Accumulated depreciation	(121,338)	(131,560)
Unrealized gain on securities available for sale	(30,209)	—
Other, net	—	(9,072)

Total liabilities	(283,607)	(272,692)

Deferred income tax assets:
Allowance for possible loan losses	915,623	872,217
Unrealized loss on securities available for sale	—	330,058
Deferred compensation	597,538	771,451
Deferred interest income	48,511	50,078
Other real estate owned write downs	2,218	17,495
Other, net	24,317	5,654

Total assets	1,588,207	2,046,953

Net deferred income tax asset	$1,304,600	$1,774,261

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 8—COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Banks make various commitments and incur certain contingent liabilities that are not presented in the accompanying balance sheets. The commitments and contingent liabilities may include various guarantees, commitments to extend credit, standby letters of credit, and litigation. The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Banks, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. The Banks generally hold collateral supporting those commitments. These lines-of-credit usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Banks are committed.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Banks generally hold collateral supporting those commitments.

The following table summarizes the Bank’s significant commitments and contingent liabilities at December 31:

	2019	2018
Commitments to extend credit	$66,933,000	$55,472,000
Standby letters of credit	5,310,000	3,877,000

	$72,243,000	$59,349,000

NOTE 9—CASH AND DUE FROM BANKS

The Federal Reserve Bank requires the Banks to maintain a minimum cash reserve with the Federal Reserve Bank and/or in vault cash. The minimum requirement at December 31, 2019 was $3,828,000.

At December 31, 2019, the Banks had approximately $10,752,000 of cash on deposit at other financial institutions in excess of the amounts insured by the FDIC.

NOTE 10—REGULATORY CAPITAL

The Banks are subject to regulatory capital requirements administered by the FDIC and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 10—REGULATORY CAPITAL (CONTINUED)

material effect on the Banks’ financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital adequacy guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weights, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the following tables) of total, Tier 1 and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2019 and 2018, that the Banks meet all capital requirements to which there are subject. However, events beyond the control of the Banks, such as a downturn in the local economy, could adversely affect future earnings and, consequently, the ability of the Banks to meet their future minimum capital requirements.

The Banks’ actual capital amounts and ratios, at December 31, are presented in the following tables.

First National Bank
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(In Thousands)
December 31, 2019
Total Capital (to risk weighted assets)	$40,246	19.19%	$16,778	8.00%	$20,973	10.00%
Tier I Capital (to risk weighted assets)	$37,644	17.95%	$12,584	6.00%	$16,778	8.00%
Common equity Tier 1 Capital (to risk weighted assets)	$37,644	17.95%	$9,438	4.50%	$13,632	6.50%
Tier I Capital (to average assets)	37,644	13.00%	$11,580	4.00%	$14,475	5.00%

December 31, 2018
Total Capital (to risk weighted assets)	$38,023	18.27%	$16,650	8.00%	$20,813	10.00%
Tier I Capital (to risk weighted assets)	$35,585	17.10%	$12,488	6.00%	$16,650	8.00%
Common equity Tier 1 Capital (to risk weighted assets)	$35,585	17.10%	$9,366	4.50%	$13,528	6.50%
Tier I Capital (to average assets)	35,585	12.69%	$11,217	4.00%	$14,022	5.00%

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 10—REGULATORY CAPITAL (CONTINUED)

The Bank of Waynesboro
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
(In Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Total Capital (to risk weighted assets)	$24,384	20.16%	$9,676	8.00%	$12,095	10.00%
Tier I Capital (to risk weighted assets)	$22,869	18.91%	$4,838	6.00%	$9,676	8.00%
Common Equity Tier 1 Capital (to risk weighted assets)	$22,869	18.91%	$5,443	4.50%	$7,862	6.50%
Tier I Capital (to average assets)	$22,869	13.06%	$7,006	4.00%	$8,757	5.00%

December 31, 2018
Total Capital (to risk weighted assets)	$23,587	18.04%	$10,462	8.00%	$13,077	10.00%
Tier I Capital (to risk weighted assets)	$21,951	16.79%	$5,231	6.00%	$10,462	8.00%
Common Equity Tier 1 Capital (to risk weighted assets)	$21,951	16.79%	$5,885	4.50%	$8,500	6.50%
Tier I Capital (to average assets)	$21,951	13.19%	$6,655	4.00%	$8,318	5.00%

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Banks’ category.

In July, 2013, the Federal banking regulators, in response to the Statutory Requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted new regulations implementing the Basel Capital Adequacy Accord (”Basel III”) and the related minimum capital ratios. The new capital requirements were effective beginning January 1, 2016 and include a new “Common Equity Tier 1 Ratio”, which has stricter rules as to what qualifies as Common Equity under Tier 1 Capital.

	2016	2017	2018	2019
Common Equity
Tier 1 Ratio	5.125%	5.750%	6.375%	7.000%
Tier 1 Capital to Risk
Weighted Assets Ratio	6.625%	7.250%	7.875%	8.500%
Total Capital to Risk
Weighted Assets Ratio	8.625%	9.250%	9.875%	10.500%

In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer.

The requirements of Basel III also place additional restrictions on the inclusion of deferred tax assets and capitalized mortgage servicing rights as a percentage of Tier I Capital. In addition, the risk weights assigned to certain assets such as past due loans and certain real estate loans have increased.

The requirements of Basel III allows banks and holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Banks have opted out of this requirement.

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 11—EMPLOYEE BENEFITS

The Banks have profit-sharing retirement plans. All employees who meet certain age and length of service requirements are eligible to participate on a voluntary basis. Benefits, which become 20% vested after two years, 40% after three years, 60% after four years, 80% after five years, and 100% after six years, are paid on death, disability or retirement. The Board of Directors has discretion in establishing the amount of the Banks’ contributions. A participant can elect to defer annually up to the amount allowed under the current Internal Revenue Code.

The participants are fully vested in any voluntary contributions they make and related earnings thereon. The Banks recognized contribution expense of $307,963 and $288,712 for the years ended December 31, 2019 and 2018, respectively.

The Banks and the Company also have deferred compensation agreements with certain officers, a former officer, and directors. The Banks record the estimated amount of future payments to be made over the active service of the officer or director. Deferred compensation expense under these agreements was $135,084 and $170,143 for the years ended December 31, 2019 and 2018, respectively.

The Bank of Waynesboro has a split dollar life insurance contract providing benefits to an officer. The Bank recognized an expense of approximately $16,000 and $27,000 for the years ending December 31, 2019 and 2018, respectively.

The Banks and the Company have acquired and hold various life insurance contracts and the related investment in cash surrender value as an integral part of the Bank’s funding strategy for its officer / director deferred compensation plans.

NOTE 12—FEE-BASED REVENUE FROM CONTRACTS WITH CUSTOMERS

Certain fee-based revenue is within the scope of ASC Topic 606, the objective of which is to clarify the principles for recognizing revenue from contracts with customers across all industries and to develop a common revenue standard under US GAAP. The standard provides a five-step model for recognizing revenue from contract with customers as follows: Identify the contract with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when or as performance obligations are satisfied.

Fee-based revenue from contracts with customers for the years ending December 31 is as follows:

	2019	2018
Deposit account fees	$1,321,655	$1,413,390
Mortgage loan underwriting revenue	310,821	2,464,966
Other customer fees	75,299	73,878

Total in-scope non-interest income	1,707,775	3,952,234
Total out-of-scope non-interest income	1,393,271	915,881

Total non-interest income	$3,101,046	$4,868,115

FCB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 13—RELATED PARTY TRANSACTIONS

The Company paid consulting fees of $10,800 and $6,300 to stockholders for the year ended December 31, 2019. The Company paid consulting fees of $8,580 to a director/stockholder and $10,800 to a stockholder for the year ended December 31, 2018.

NOTE 14—SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events through February 20, 2020, the date which the financial statements were available to be issued.

NOTE 15—RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued new accounting guidance that will require the earlier recognition of credit losses on loans and other financial instruments based on an expected loss model, replacing the incurred loss model that is currently in use. Under the new guidance, an entity will measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The expected loss model will apply to loans and leases, unfunded lending commitments, held-to-maturity (HTM) debt securities and other debt instruments measured at amortized cost. The impairment model for available-for-sale (AFS) debt securities will require the recognition of credit losses through a valuation allowance when fair value is less than amortized cost, regardless of whether the impairment is considered to be other-than-temporary. The new guidance is effective for nonpublic business entities on January 1, 2023, with early adoption permitted on January 1, 2019. The Banks are in the process of evaluating the impact of the provisions of this new accounting guidance, which at the date of adoption may increase the allowance for credit losses with a resulting negative adjustment to retained earnings.

In February 2016, the FASB issued new accounting guidance that requires substantially all leases to be recorded as assets and liabilities on the balance sheet. This new accounting guidance is effective for nonpublic business entities on January 1, 2021, with early adoption permitted. Upon adoption, the Bank will record a right of use asset and a lease payment obligation associated with arrangements previously accounted for as operating leases. The Company does not expect the new accounting guidance to have a material impact on its financial position or results of operations.

FCB CORPORATION

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2019

ASSETS
	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Cash and due from banks	$421,577	$24,578,739	$14,983,378	$(421,577)	$39,562,117
Certificates of deposit	—	2,071,800	8,454,000	—	10,525,800
Investment in subsidiaries	49,259,234	—	—	(49,259,234)	—
Investment securities available for sale	—	43,327,558	25,398,868	—	68,726,426
Investment securities held to maturity	—	2,999,381	—	—	2,999,381
Federal Home Loan Bank stock	—	669,200	420,300	—	1,089,500
Loans, net	—	199,882,184	117,464,976	—	317,347,160
Accrued interest receivable	—	1,035,787	812,396	—	1,848,183
Cash surrender value of life insurance	739,435	5,080,637	2,025,447	—	7,845,519
Other real estate owned	—	—	429,089	—	429,089
Premises and equipment, net	75,150	6,362,309	3,701,793	—	10,139,252
Deferred income taxes	169,830	852,391	282,379	—	1,304,600
Other assets	259,675	530,894	629,976	—	1,420,545

Total assets	$50,924,901	$287,390,880	$174,602,602	$(49,680,811)	$463,237,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$—	$56,794,401	$31,921,004	$(421,577)	$88,293,828
Interest bearing deposits	—	190,327,415	118,949,029	—	309,276,444

Total deposits	—	247,121,816	150,870,033	(421,577)	397,570,272
Demand notes payable to stockholders	560,872	—	—	—	560,872
Accrued interest payable	14,033	451,543	225,789	—	691,365
Other accrued expenses and liabilities	658,189	2,154,452	571,327	—	3,383,968

Total liabilities	1,233,094	249,727,811	151,667,149	(421,577)	402,206,477

Stockholders’ equity:
FCB Corporation stockholders’ equity
Common stock	2,200,520	250,000	300,000	(550,000)	2,200,520
Additional paid-in capital	550,306	4,278,560	999,976	(5,278,536)	550,306
Retained earnings	46,935,569	33,115,704	21,568,900	(54,684,604)	46,935,569
Other comprehensive income	52,466	18,805	66,577	(85,382)	52,466
Treasury stock	(47,054)	—	—	—	(47,054)

Total FCB stockholders’ equity	49,691,807	37,663,069	22,935,453	(60,598,522)	49,691,807
Noncontrolling interest	—	—	—	11,339,288	11,339,288

Total stockholders’ equity	49,691,807	37,663,069	22,935,453	(49,259,234)	61,031,095

Total liabilities and stockholders’ equity	$50,924,901	$287,390,880	$174,602,602	$(49,680,811)	$463,237,572

FCB CORPORATION

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2018

ASSETS
	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Cash and due from banks	$203,147	$16,823,484	$4,097,147	$(198,821)	$20,924,957
Certificates of deposit	—	1,936,344	6,962,000	—	8,898,344
Investment in subsidiaries	45,881,081	—	—	(45,881,081)	—
Investment securities available for sale	—	41,486,276	23,978,290	—	65,464,566
Investment securities held to maturity	—	7,998,848	299,587	—	8,298,435
Federal Home Loan Bank stock	—	669,200	420,300	—	1,089,500
Loans, net	—	196,962,230	122,044,502	—	319,006,732
Accrued interest receivable	—	1,062,617	811,423	—	1,874,040
Cash surrender value of life insurance	731,823	4,952,583	2,227,445	—	7,911,851
Other real estate owned	—	129,065	327,990	—	457,055
Premises and equipment, net	75,150	6,651,657	3,882,945	—	10,609,752
Deferred income taxes	171,147	1,214,014	389,100	—	1,774,261
Other assets	259,675	316,325	415,386	—	991,386

Total assets	$47,322,023	$280,202,643	$165,856,115	$(46,079,902)	$447,300,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$—	$58,650,336	$30,049,194	$(198,821)	$88,500,709
Interest bearing deposits	—	183,326,632	113,276,481	—	296,603,113

Total deposits	—	241,976,968	143,325,675	(198,821)	385,103,822
Demand notes payable to stockholders	560,872	—	—	—	560,872
Accrued interest payable	14,110	315,750	124,923	—	454,783
Other accrued expenses and liabilities	753,361	2,993,818	718,464	—	4,465,643

Total liabilities	1,328,343	245,286,536	144,169,062	(198,821)	390,585,120

Stockholders’ equity:
FCB Corporation stockholders’ equity
Common stock	2,200,520	250,000	300,000	(550,000)	2,200,520
Additional paid-in capital	550,306	4,278,560	999,976	(5,278,536)	550,306
Retained earnings	44,092,456	31,056,852	20,650,611	(51,707,463)	44,092,456
Other comprehensive income	(802,548)	(669,305)	(263,534)	932,839	(802,548)
Treasury stock	(47,054)	—	—	—	(47,054)

Total FCB stockholders’ equity	45,993,680	34,916,107	21,687,053	(56,603,160)	45,993,680
Noncontrolling interest	—	—	—	10,722,079	10,722,079

Total stockholders’ equity	45,993,680	34,916,107	21,687,053	(45,881,081)	56,715,759

Total liabilities and stockholders’ equity	$47,322,023	$280,202,643	$165,856,115	$(46,079,902)	$447,300,879

FCB CORPORATION

CONSOLIDATING STATEMENT OF EARNINGS

YEAR ENDED DECEMBER 31, 2019

	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Interest income:
Interest and fees on loans	$—	$11,944,676	$7,899,879	$—	$19,844,555
Other interest and dividends	17,412	434,145	404,396	—	855,953
Interest on investment securities:					—
Taxable	—	954,854	466,862	—	1,421,716
Exempt from federal income tax	—	186,168	142,794	—	328,962

Total interest income	17,412	13,519,843	8,913,931	—	22,451,186

Interest expense:
Interest on deposits	—	1,982,792	1,073,069	—	3,055,861
Interest on other borrowed funds	29,611	—	1,093	—	30,704

Total interest expense	29,611	1,982,792	1,074,162	—	3,086,565

Net interest income	(12,199)	11,537,051	7,839,769	—	19,364,621
Provision for possible loan losses	—	300,000	421,000	—	721,000

Net interest income after loss provision	(12,199)	11,237,051	7,418,769	—	18,643,621

Non-interest income:
Equity in earnings of subsidiaries	5,661,219	—	—	(5,661,219)	—
Service charges on deposit accounts	—	551,986	769,669	—	1,321,655
Other fees and commissions	—	386,459	91,117	—	477,576
Securities gains, net	—	29,770	34,184	—	63,954
Mortgage loan underwriting revenue	—	310,821	—	—	310,821
Other non-interest income	7,612	357,574	561,854	—	927,040

Total non-interest income	5,668,831	1,636,610	1,456,824	(5,661,219)	3,101,046

Non-interest expense:
Salaries and employee benefits	—	4,045,209	3,364,001	—	7,409,210
Depreciation	—	333,634	181,153	—	514,787
Occupancy expense	—	360,058	283,112	—	643,170
Other non-interest expense	230,636	2,447,805	1,598,072	—	4,276,513

Total non-interest expense	230,636	7,186,706	5,426,338	—	12,843,680

Earnings before income tax expense	5,425,996	5,686,955	3,449,255	(5,661,219)	8,900,987
Income tax expense	6,582	1,400,103	730,966	—	2,137,651

Net income before noncontrolling interest	5,419,414	4,286,852	2,718,289	(5,661,219)	6,763,336
Less: Noncontrolling interest	—	—	—	(1,343,922)	(1,343,922)

Net income attributable to FCB Corporation shareholders	$5,419,414	$4,286,852	$2,718,289	$(7,005,141)	$5,419,414

FCB CORPORATION

CONSOLIDATING STATEMENT OF EARNINGS

YEAR ENDED DECEMBER 31, 2018

	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Interest income:
Interest and fees on loans	$—	$10,764,899	$7,218,311	$—	$17,983,210
Other interest and dividends	16,575	274,704	276,548	—	567,827
Interest on investment securities:					—
Taxable	—	1,016,563	457,404	—	1,473,967
Exempt from federal income tax	—	177,567	150,919	—	328,486

Total interest income	16,575	12,233,733	8,103,182	—	20,353,490

Interest expense:
Interest on deposits	—	1,141,101	721,557	—	1,862,658
Interest on other borrowed funds	27,367	—	236	—	27,603

Total interest expense	27,367	1,141,101	721,793	—	1,890,261

Net interest income	(10,792)	11,092,632	7,381,389	—	18,463,229
Provision for possible loan losses	—	319,000	162,000	—	481,000

Net interest income after provision for pos	(10,792)	10,773,632	7,219,389	—	17,982,229

Non-interest income:
Equity in earnings of subsidiaries	5,603,374	—	—	(5,603,374)	—
Service charges on deposit accounts	—	589,461	823,929	—	1,413,390
Other fees and commissions	—	376,931	70,878	—	447,809
Securities (losses) gains, net	—	(1,957)	2,446	—	489
Mortgage loan underwriting revenue	—	2,464,966	—	—	2,464,966
Other non-interest income	16,640	296,223	228,598	—	541,461

Total non-interest income	5,620,014	3,725,624	1,125,851	(5,603,374)	4,868,115

Non-interest expense:
Salaries and employee benefits	—	5,145,180	3,248,877	—	8,394,057
Depreciation	—	343,376	210,612	—	553,988
Occupancy expense	—	384,404	281,783	—	666,187
Other non-interest expense	44,679	2,495,840	1,546,416	—	4,086,935

Total non-interest expense	44,679	8,368,800	5,287,688	—	13,701,167

Earnings before income tax expense	5,564,543	6,130,456	3,057,552	(5,603,374)	9,149,177
Income tax expense	52,054	1,695,374	746,849	—	2,494,277

Net income before noncontrolling interest	5,512,489	4,435,082	2,310,703	(5,603,374)	6,654,900
Less: Noncontrolling interest	—	—	—	(1,142,411)	(1,142,411)

Net income attributable to FCB Corporation shareholders	$5,512,489	$4,435,082	$2,310,703	$(6,745,785)	$5,512,489

FCB CORPORATION

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2019

	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Net income	$5,419,414	$4,286,852	$2,718,289	(5,661,219)	6,763,336
Company’s share of subsidiaries unrealized gain on securities	855,014	—	—	(855,014)	—

Unrealized gains on investment securities available for sale
Unrealized gains arising during the year	—	961,347	481,095	—	1,442,442
Reclassification adjustments for gains included in net income	—	37,550	34,184	—	71,734

Other comprehensive income before deferred income tax	—	923,797	446,911	—	1,370,708
Deferred income tax expense	—	(235,687)	(116,800)	—	(352,487)

Other comprehensive income	855,014	688,110	330,111	(855,014)	1,018,221

Total comprehensive income	6,274,428	4,974,962	3,048,400	(6,516,233)	7,781,557
Comprehensive income attributable to the noncontrolling interest	—	—	—	(1,507,129)	(1,507,129)

Comprehensive income attributable to FCB Corporation stockholders	$6,274,428	$4,974,962	$3,048,400	$(8,023,362)	$6,274,428

FCB CORPORATION

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2018

	Corporation (Parent)	Bank (Subsidiary)	Waynesboro (Subsidiary)	Elimination	Corporation Consolidated
Net income	$5,512,489	$4,435,082	$2,310,703	(5,603,374)	6,654,900
Company’s share of subsidiaries unrealized loss on securities	(327,110)	—	—	327,110	—

Unrealized losses on investment securities available for sale
Unrealized losses arising during the year	—	(323,259)	(237,954)	—	(561,213)
Reclassification adjustments for (losses) gains included in net income	—	(2,701)	2,446	—	(255)

Other comprehensive loss before deferred income tax	—	(320,558)	(240,400)	—	(560,958)
Deferred income tax benefit	—	83,228	62,828	—	146,056

Other comprehensive loss before	(327,110)	(237,330)	(177,572)	327,110	(414,902)

Total comprehensive income	5,185,379	4,197,752	2,133,131	(5,276,264)	6,239,998
Comprehensive income attributable to the noncontrolling interest	—	—	—	(1,054,620)	(1,054,620)

Comprehensive income attributable to FCB Corporation stockholders	$5,185,379	$4,197,752	$2,133,131	$(6,330,884)	$5,185,378

FCB CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2019

	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Cash Flows from Operating Activities:
Net income	$5,419,414	$4,286,852	$2,718,289	$(5,661,219)	$6,763,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	—	333,634	181,153	—	514,787
Provision for possible loan losses	—	300,000	421,000	—	721,000
Deferred income taxes	1,317	118,156	(10,079)	—	109,394
Undistributed subsidiary earnings	(2,523,139)	—	—	2,523,139	—
Securities gains, net	—	(29,770)	(34,184)	—	(63,954)
Change in accrued interest receivable	—	26,830	(973)	—	25,857
Change in other assets	—	(214,569)	(214,590)	—	(429,159)
Change in accrued interest payable	—	135,793	100,866	—	236,659
Change in other accrued expenses	(95,249)	(839,366)	(147,138)	—	(1,081,753)

Net cash provided	2,802,343	4,117,560	3,014,344	(3,138,080)	6,796,167

Cash Flows from Investing Activities:
Change in certificates of deposit	—	(135,456)	(1,492,000)	—	(1,627,456)
Change in cash surrender value	(7,612)	(128,054)	201,998	—	66,332
Change in other real estate owned	—	129,065	(101,099)	—	27,966
Purchase of investments available for sale	—	(24,623,102)	(20,174,616)	—	(44,797,718)
Proceeds from sales of investments available for sale	—	1,257,634	3,214,659	—	4,472,293
Proceeds from calls and maturities of investments available for sale	—	22,485,533	16,020,474	—	38,506,007
Proceeds from calls and maturity of investments held to maturity	—	4,999,467	299,587	—	5,299,054
Change in loans	—	(3,219,954)	4,158,526	—	938,572
Capital expenditures	—	(44,286)	—	—	(44,286)

Net cash (used) provided	(7,612)	720,847	2,127,529	—	2,840,764

Cash Flows from Financing Activities:
Change in demand deposits, NOW and savings accounts	—	(4,598)	1,838,290	(222,756)	1,610,936
Change in certificates of deposit	—	5,149,446	5,706,068	—	10,855,514
Dividends paid	(2,576,301)	(2,228,000)	(1,800,000)	3,138,080	(3,466,221)

Net cash (used) provided	(2,576,301)	2,916,848	5,744,358	2,915,324	9,000,229

Change in cash and due from banks	218,430	7,755,255	10,886,231	(222,756)	18,637,160
Cash and due from banks, beginning	203,147	16,823,484	4,097,147	(198,821)	20,924,957

Cash and due from banks, ending	$421,577	$24,578,739	$14,983,378	$(421,577)	$39,562,117

Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$29,688	$1,846,999	$973,296	$—	$2,849,983

Income taxes	$96,718	$1,629,117	$951,638	$—	$2,677,473

FCB CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2018

	FCB Corporation (Parent)	First National Bank (Subsidiary)	The Bank of Waynesboro (Subsidiary)	Elimination	FCB Corporation Consolidated
Cash Flows from Operating Activities:
Net income	$5,512,489	$4,435,082	$2,310,703	$(5,603,374)	$6,654,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	—	343,376	210,612	—	553,988
Provision for possible loan losses	—	319,000	162,000	—	481,000
Deferred income taxes	2,294	111,417	(10,880)	—	102,831
Undistributed subsidiary earnings	(2,619,134)	—	—	2,619,134	—
Securities gains, net	—	1,957	(2,446)	—	(489)
Change in accrued interest receivable	—	(158,208)	(84,822)	—	(243,030)
Change in other assets	—	14,685	(22,089)	—	(7,404)
Change in accrued interest payable	—	175,196	64,081	—	239,277
Change in other accrued expenses	15,637	14,046	100,700	—	130,383

Net cash provided	2,911,286	5,256,551	2,727,859	(2,984,240)	7,911,456

Cash Flows from Investing Activities:
Change in certificates of deposit	—	(601,344)	(2,482,000)	—	(3,083,344)
Change in cash surrender value	(16,640)	(126,800)	(56,502)	—	(199,942)
Change in other real estate owned	—	—	271,240	—	271,240
Purchase of investments available for sale	—	(6,943,883)	(5,870,396)	—	(12,814,279)
Proceeds from calls and maturities of investments available for sale	—	6,678,938	1,995,000	—	8,673,938
Purchase of investments held to maturity	—	(1,997,944)	(299,587)	—	(2,297,531)
Change in loans	—	(24,365,576)	(10,792,768)	—	(35,158,344)
Capital expenditures	—	(1,346,034)	(57,125)	—	(1,403,159)

Net cash used	(16,640)	(28,702,643)	(17,292,138)	—	(46,011,421)

Cash Flows from Financing Activities:
Change in demand deposits, NOW and savings accounts	—	6,545,748	1,525,540	(121,168)	7,950,120
Change in certificates of deposit	—	7,167,062	8,659,433	—	15,826,495
Dividends paid	(2,773,478)	(2,150,000)	(1,650,000)	2,984,240	(3,589,238)

Net cash (used) provided	(2,773,478)	11,562,810	8,534,973	2,863,072	20,187,377

Change in cash and due from banks	121,168	(11,883,282)	(6,029,306)	(121,168)	(17,912,588)
Cash and due from banks, beginning	81,979	28,706,766	10,126,453	(77,653)	38,837,545

Cash and due from banks, ending	$203,147	$16,823,484	$4,097,147	$(198,821)	$20,924,957

Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$24,993	$965,905	$657,476	$—	$1,648,374

Income taxes	$30,011	$1,537,113	$702,500	$—	$2,269,624

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BOW

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY

OF FCB CORPORATION)

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITOR’S REPORT

YEARS ENDED DECEMBER 31, 2019 AND 2018

Independent Auditor’s Report

To the Board of Directors

The Bank of Waynesboro

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of The Bank of Waynesboro and Subsidiary (a 50.56% owned subsidiary of FCB Corporation) which comprises the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Waynesboro and Subsidiary (a 50.56% owned subsidiary of FCB Corporation) as of December 31, 2019 and 2018 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Blankenship CPA Group, PLLC

Brentwood, Tennessee

February 20, 2020

Brentwood · Dickson · Goodlettsville · Mt. Juliet | TN	www.bcpas.com

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY

OF FCB CORPORATION)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
Cash and due from banks	$14,983,378	$4,097,147
Interest-bearing deposits in banks	8,454,000	6,962,000
Investment securities available for sale	25,398,868	23,978,290
Investment securities held to maturity	—	299,587
Federal Home Loan Bank stock	420,300	420,300
Loans, less allowance for possible loan losses of $1,751,068 and $1,748,688	117,464,976	122,044,502
Accrued interest receivable	812,396	811,423
Cash surrender value of life insurance policies	2,025,447	2,227,445
Other real estate owned	429,089	327,990
Premises and equipment, net	3,701,793	3,882,945
Deferred income taxes	282,379	389,100
Other assets	629,976	415,386

Total assets	$174,602,602	$165,856,115

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand deposits	$31,921,004	$30,049,194
Interest bearing deposits	118,949,029	113,276,481

Total deposits	150,870,033	143,325,675

Accrued interest payable	225,789	124,923
Other accrued expenses and liabilities	571,327	718,464

Total liabilities	151,667,149	144,169,062

Stockholders’ equity:
Common stock, $10 par value, 30,000 shares authorized, issued and outstanding	300,000	300,000
Additional paid-in capital	999,976	999,976
Retained earnings	21,568,900	20,650,611
Accumulated other comprehensive income (loss)	66,577	(263,534)

Total stockholders’ equity	22,935,453	21,687,053

Total liabilities and stockholders’ equity	$174,602,602	$165,856,115

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY

OF FCB CORPORATION)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Interest income:
Interest and fees on loans	$7,899,879	$7,218,311
Other interest and dividends	404,396	276,548
Interest on investment securities:
Taxable	466,862	457,404
Exempt from federal income tax	142,794	150,919

Total interest income	8,913,931	8,103,182

Interest expense:
Interest on deposits	1,073,069	721,557
Interest on other borrowed funds	1,093	236

Total interest expense	1,074,162	721,793

Net interest income	7,839,769	7,381,389
Provision for possible loan losses	421,000	162,000

Net interest income after provision for possible loan losses	7,418,769	7,219,389

Non-interest income:
Service charges on deposit accounts	769,669	823,929
Other fees and commissions	91,117	70,878
Securities gains, net	34,184	2,446
Other non-interest income	561,854	228,598

Total non-interest income	1,456,824	1,125,851

Non-interest expense:
Salaries and employee benefits	3,364,001	3,248,877
Depreciation	181,153	210,612
Occupancy expense	283,112	281,783
Other non-interest expense	1,598,072	1,546,416

Total non-interest expense	5,426,338	5,287,688

Earnings before income tax expense	3,449,255	3,057,552
Income tax expense	730,966	746,849

Net income	$2,718,289	$2,310,703

Net income per common share outstanding	$90.61	$77.02

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY

OF FCB CORPORATION)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Net income	$2,718,289	$2,310,703

Unrealized gains (losses) on securities available for sale:
Unrealized gains (losses) arising during the year	481,095	(237,954)
Less: reclassification adjustments for gains (losses) included in net income	34,184	2,446

	446,911	(240,400)
Deferred income tax (expense) benefit	(116,800)	62,828

Other comprehensive income (loss) net of deferred income taxes	330,111	(177,572)

Total comprehensive income	$3,048,400	$2,133,131

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY

OF FCB CORPORATION)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Stockholders’ Income (Loss)	Total Equity
Balance at January 1, 2018	$300,000	$999,976	$19,989,908	$(85,962)	$21,203,922
Net income	—	—	2,310,703	—	2,310,703
Dividends declared	—	—	(1,650,000)	—	(1,650,000)
Comprehensive (loss)	—	—	—	(177,572)	(177,572)

Balance at December 31, 2018	300,000	999,976	20,650,611	(263,534)	21,687,053
Net income	—	—	2,718,289	—	2,718,289
Dividends declared	—	—	(1,800,000)	—	(1,800,000)
Comprehensive income	—	—	—	330,111	330,111

Balance at December 31, 2019	$300,000	$999,976	$21,568,900	$66,577	$22,935,453

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY

OF FCB CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Cash Flows from Operating Activities:
Net income	$2,718,289	$2,310,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	181,153	210,612
Provision for possible loan losses	421,000	162,000
Deferred income taxes	(10,079)	(10,880)
Securities gains, net	(34,184)	(2,446)
Change in accrued interest receivable	(973)	(84,822)
Change in other assets	(214,590)	(22,089)
Change in accrued interest payable	100,866	64,081
Change in other accrued expenses and liabilities	(147,138)	100,700

Net cash provided by operating activities	3,014,344	2,727,859

Cash Flows from Investing Activities:
Change in interest-bearing deposits in banks	(1,492,000)	(2,482,000)
Change in cash surrender value of life insurance policies	201,998	(56,502)
Change in other real estate owned	(101,099)	271,240
Purchase of investment securities available for sale	(20,174,616)	(5,870,396)
Proceeds from sales of investment securities available for sale	3,214,659	—
Proceeds from calls and maturities of investment securities available for sale	16,020,474	1,995,000
Proceeds from calls of securities held to maturity	299,587	—
Purchase of investment securities held to maturity	—	(299,587)
Change in loans	4,158,526	(10,792,768)
Capital expenditures	—	(57,125)

Net cash provided (used) by investing activities	2,127,529	(17,292,138)

Cash Flows from Financing Activities:
Change in demand deposits, NOW accounts and savings accounts	1,838,290	1,525,540
Change in certificates of deposit	5,706,068	8,659,433
Dividends paid	(1,800,000)	(1,650,000)

Net cash provided by financing activities	5,744,358	8,534,973

Change in cash and due from banks	10,886,231	(6,029,306)
Cash and due from banks at beginning of year	4,097,147	10,126,453

Cash and due from banks at end of year	$14,983,378	$4,097,147

Supplemental Disclosure of Cash Flows Information Cash paid during the year for:
Interest	$973,296	$657,476

Income taxes	$951,638	$702,500

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of The Bank of Waynesboro (the Bank) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the significant policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, Waynesboro Holdings, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Bank provides a variety of financial services to individuals and businesses through its offices in Wayne, Lawrence, and surrounding counties in Tennessee. Its primary deposit products are interest-bearing demand deposits and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting years. Actual results may differ from those estimates.

Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for possible loan losses, other than temporary impairment of securities and the fair value of financial instruments. While management uses available information to recognize losses on loans, further reductions may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgment about information available to them at the time of their examination.

Investment Securities

As required by the FASB (Financial Accounting Standards Board) ASC (Accounting Standards Codification) 320, the Bank classifies its investments in debt and equity securities that have a readily determinable fair value into three categories, as follows: held to maturity debt securities, trading securities, and securities available for sale.

Securities classified as available for sale consist of debt securities and are measured with a model using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets (Level 2). These include securities used as part of the Bank’s asset/liability strategy which may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase regulatory capital, and other similar factors. Securities classified as held to maturity consist of debt securities and are reported at amortized cost.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities (Continued)

Gains or losses on sale of securities available for sale are recognized at the time of sale, based upon specific identification of the security sold, and are included in non-interest income in the statements of earnings.

Interest income on investments is computed on the par value of the outstanding investment. Amortization of premiums and accretion of discounts is recorded as an adjustment to interest income utilizing the effective yield method.

When the Bank decides to sell an impaired available for sale security and the Bank does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other than temporarily impaired in the period in which the decision to sell is made. The Bank recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB) and as such is required to maintain investments in the capital stock of the FHLB. The FHLB stock is carried at cost which approximates the fair value of such stock. The amount of stock required to be held by the Bank is adjusted annually based on a determination made by the FHLB. Management reviews for impairment based on the ultimate recoverability of the cost basis of the stock.

Loans

The Bank grants mortgage, commercial, agricultural and consumer loans to its customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout its primary markets. The ability of the Bank’s debtors to honor their contracts is dependent on the real estate and general economic conditions both nationally and within the Bank’s primary markets.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balance adjusted for any unearned income, the allowance for possible loan losses, and any unamortized deferred fees or costs on originated loans, and any premiums or discounts on purchased loans.

Interest on loans is computed on the outstanding loan principal balance. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses

The allowance for possible loan losses is established as losses are estimated to have occurred through a provision for possible loan losses charged to earnings. Loan losses are charged against the allowance when management

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Possible Loan Losses (Continued)

believes that the collection of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for possible loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower that the carrying value of that loan.

The general component covers nonclassified loans and is based on historical charge-off experience and expected loss derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Loan Fees

Loan fees are credited to income at the time of loan origination. Direct origination costs for loans are charged to expenses when incurred. The results of using this accounting method do not differ materially from accounting principles generally accepted in the United States of America requiring use of the level interest yield method.

Fee-Based Revenue from Contracts with Customers

The Bank recognizes fee-based revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue from fee-based services is recognized when or as the services are performed on behalf of the customer. ASC Topic 606 excludes interest income, securities gains, loan fees and non-customer fees.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment

Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to earnings and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts. Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings when incurred.

Other Real Estate Owned

Real estate acquired in foreclosure or in settlement of debt or repossessed in substance is carried at the lower of cost or fair market value less estimated costs to sell. Fair market value at the time of foreclosure or settlement of debt is based on a current appraisal of the property. Any reduction in carrying value to fair market value at the time the property is acquired is accounted for as a loan loss.

If an individual property is in condition for use or sale at the time of foreclosure, any subsequent holding costs are included in expense as incurred. If an individual property is not in condition for use or sale at the time of foreclosure, completion and holding costs are capitalized until such time as the property is available for sale or use. All legal fees and other direct costs incurred in foreclosure are expensed as incurred.

Income Taxes

Income tax expense consists of the following components: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Bank and recognize a tax liability (or asset) if management has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. Management has analyzed the tax positions taken by the Bank and has concluded that as of December 31, 2019, no uncertain

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

positions are taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Bank is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress. The Bank is no longer subject to U.S. federal and state examinations by tax authorities for the years ending before 2016. Any income tax related penalties and interest incurred by the Bank would be included in other non-interest expense.

The Bank files a consolidated state income tax return with its parent and records its share of the consolidated state income tax expense on a separate return basis.

Advertising Costs

All advertising costs are expensed when incurred. Advertising expense was approximately $78,000 and $64,000 for the years ended December 31, 2019 and 2018, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss consists of the unrealized gains and losses on securities available for sale.

Fair Value of Financial Instruments

The Bank uses fair value measurements to record fair value adjustments to its investment securities classified as available for sale. Under applicable accounting guidance, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Bank determines the fair values of its financial instruments based on the fair value hierarchy established under applicable accounting guidance which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Fair Value Measurements Topic of the FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

Financial instruments are considered Level 1 when the valuation is based on quoted prices in active markets for identical assets or liabilities. Level 2 financial instruments are valued using quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or models using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable and when determination of the fair value requires significant management judgment or estimation.

While the Bank believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

During the year ended December 31, 2019, there were no changes to the Bank’s valuation techniques that had, or are expected to have, a material impact on its financial position or results of operations.

Risk Factors

The Bank’s operations are affected by various risk factors, including interest-rate risk, credit risk, and the risk from geographic concentrations of lending activities. The types of securities the Bank invests in are included in Note 2. The types of lending the Bank engages in are included in Note 3.

Management attempts to manage interest-rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to ensure that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Bank. In addition, most of the Bank’s lending activities are within the geographic area where it is located. As a result, the Bank and its borrowers may be vulnerable to the consequences of changes in the local economies.

New Accounting Standards

In January 2016, FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities that addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The Bank has presented these statements in accordance with the new standard.

NOTE 2—INVESTMENT SECURITIES

The fair values of investment securities available are estimated by use of a model using inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets (Level 2). Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

The fair value of investment securities classified as available for sale at December 31, 2019 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$18,045,056	$4,292	$(56,977)	$17,992,371
Obligations of states and political subdivisions	5,401,755	156,161	(24,120)	5,533,796
Corporate	1,861,924	16,427	(5,650)	1,872,701

	$25,308,735	$176,880	$(86,747)	$25,398,868

The fair value of investment securities classified as available for sale at December 31, 2018 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$16,358,630	$3,519	$(286,934)	$16,075,215
Obligations of states and political subdivisions	4,984,350	47,968	(97,022)	4,935,296
Corporate	2,992,088	1,888	(26,197)	2,967,779

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2—INVESTMENT SECURITIES (CONTINUED)

The fair value of investment securities classified as held to maturity at December 31, 2018 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$299,587	$414	$—	$300,001

The following table presents investment securities that were in a loss position at December 31:

	2019		2018
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Less than twelve months:
U.S. Government Agencies	$10,150,745	$(50,365)	$3,304,666	$(34,627)
Obligations of states and political subdivisions	1,128,398	(24,120)	1,745,937	(28,618)
Corporate	99,777	(218)	194,816	(12,406)

Greater than twelve months:
U.S. Government Agencies	1,993,377	(6,612)	9,551,509	(252,307)
Obligations of states and political subdivisions	—	—	976,693	(68,404)
Corporate	543,529	(5,432)	513,203	(13,791)

Total	$13,915,826	$(86,747)	$16,286,824	$(410,153)

Unrealized losses on securities have not been recognized in earnings because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market conditions. The fair value is expected to recover as the securities approach their maturity date and/or market conditions change.

The components of the net unrealized loss on investment securities available for sale at December 31, recorded as a component of stockholders’ equity are as follows:

	2019	2018
Gross unrealized gains	$176,880	$53,375
Gross unrealized losses	(86,747)	(410,153)

	90,133	(356,778)
Deferred income tax effect	(23,556)	93,244

Net unrealized loss	$66,577	$(263,534)

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2—INVESTMENT SECURITIES (CONTINUED)

The amortized cost and the fair value of securities available for sale at December 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$2,241,721	$2,242,290
Due after one year through five years	14,147,551	14,133,601
Due after five years through ten years	4,818,334	4,827,936
Due after ten years	4,101,129	4,195,041

	$25,308,735	$25,398,868

Gross gains from sales, maturities and calls of investment securities available for sale for the year ended December 31, 2019 were $34,184. Gross gains from sales, maturities and calls of investment securities available for sale for the year ended December 31, 2018 were $2,446.

Investment securities with carrying value of approximately $5,471,000 and $6,283,000 at December 31, 2019 and 2018, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans, less the allowance for possible loan losses at December 31, are summarized as follows:

	2019	2018
Mortgage loans on real estate
Residential	$46,271,413	$45,778,050
Commercial	28,523,170	30,757,648
Farmland	8,759,479	7,750,656
Construction and land development	9,138,890	14,119,764

Total mortgage loans on real estate	92,692,952	98,406,118
Consumer	10,330,291	10,592,913
Commercial and industrial	11,907,153	10,174,911
Agricultural	2,952,074	3,192,234
Other	1,333,574	1,427,014

	119,216,044	123,793,190
Allowance for possible loan losses	(1,751,068)	(1,748,688)

	$117,464,976	$122,044,502

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

The activity in the Bank’s loans to its officers, directors, and their affiliates for the years ended December 31 was as follows:

	2019	2018
Beginning of year	$28,252	$—
Advances	—	222,028
Repayments	(28,252)	(193,776)

End of year	$—	$28,252

All such loans and commitments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties.

Transactions in the allowance for possible loan losses of the Bank for the year ended December 31 are summarized as follows:

	2019	2018
Balance—beginning of year	$(1,748,688)	$(1,711,288)
Provision charged to operating expense	(421,000)	(162,000)
Loans charged off	517,259	183,612
Recoveries	(98,639)	(59,012)

Balance—end of year	$(1,751,068)	$(1,748,688)

Non-performing assets at December 31 approximated:

	2019	2018
Nonaccrual loans	$373,000	$669,000
Loans past due 90 days still accruing	24,000	155,000
Other real estate owned	429,000	328,000

	$826,000	$1,152,000

Residential mortgages included in other real estate owned were approximately $368,000 and $404,000 at December 31, 2019 and 2018, respectively.

Under applicable accounting guidance, for reporting purposes, the loan and lease portfolio is categorized by portfolio segment and, within each portfolio segment, by class of financing receivables. A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology to determine the allowance for credit losses, and a class of financing receivables is defined as the level of disaggregation of portfolio segments based on the initial measurement attribute, risk characteristics and methods for assessing risk. The Bank’s three portfolio segments are home loans, consumer, and commercial.

The class within the home loans portfolio segment is core portfolio residential mortgages. The classes within the consumer portfolio segment are direct/indirect consumer and other consumer. The classes within the commercial portfolio segment are U.S. commercial, commercial real estate, and U.S. small business commercial.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

All loans are evaluated using pass rated or reservable criticized as the primary credit quality indicators. The term reservable criticized refers to those commercial loans that are internally classified or listed by the Bank as special mention, substandard or doubtful, which are asset categories defined by regulatory authorities. These assets have an elevated level of risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized. In addition to these primary credit quality indicators, the Bank uses other credit quality indicators for certain types of loans.

The following discussion is intended to provide insight into how the Bank manages and identifies risks associated with financing receivables separately for each distinct portfolio segment.

Home Loans

Delinquency rates

Trends in housing prices and their effects on the estimated realizable value of loan collateral and on experienced loss severities

Unemployment rates and the outlook for changes in those rates

Consumer	Changes in the overall economic environment including, but not limited to unemployment rates Delinquency status Borrower behavior

Commercial

Historical loss trends and changes to those trends by lending product and by borrower industry sector

Statistical data obtained from independent third-party sources regarding industry, regional, and national economic conditions, both historical and projected

Favorable and unfavorable changes in internally assigned risk ratings with respect to individual loans and loans included in pools with similar risk characteristics

Specific borrower credit quality trends

For commercial real estate loans, market data regarding the commercial real estate market and type of property that serves as the collateral

The age of the recorded investment in financing receivables (in thousands) at December 31, 2019 approximated:

Real Estate	Current	30 - 89 days	90 days still accruing	Nonaccrual	Total
Residential	$45,564	$356	$12	$339	$46,271
Commercial	28,515	8	—	—	28,523
Farmland	8,754	5	—	—	8,759
Construction and land dev	9,139	—	—	—	9,139
Consumer	10,207	82	11	30	10,330
Commercial and industrial	11,895	7	1	4	11,907
Agricultural and other	4,285	2	—	—	4,287

	$118,359	$460	$24	$373	$119,216

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3—LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

The age of the recorded investment in financing receivables (in thousands) at December 31, 2018 approximated:

Real Estate	Current	30 - 89 days	90 days still accruing	Nonaccrual	Total
Residential	$44,968	$556	$45	$209	$45,778
Commercial	30,064	268	—	426	30,758
Farmland	7,751	—	—	—	7,751
Construction and land dev	13,870	250	—	—	14,120
Consumer	10,306	157	105	25	10,593
Commercial and industrial	9,993	168	5	9	10,175
Agricultural and other	4,544	74	—	—	4,618

	$121,496	$1,473	$155	$669	$123,793

As of December 31, 2019 and 2018, the Banks had no impaired loans with a valuation allowance. The approximate recorded investment in impaired loans with no valuation allowance required were as follows:

	2019	2018
Home loans	$528,000	$722,000
Commercial real estate	38,000	230,000
Consumer	8,000	10,000

	$574,000	$962,000

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded loan investment is doubtful at which time payments received are recorded as reductions of principal. The average recorded investment in impaired loans approximates the recorded investment in impaired loans at December 31, 2019 and 2018.

Charge offs and recoveries for the years ended December 31 by portfolio segment approximated:

	2019		2018
	Charge off	Recovery	Charge off	Recovery
Home loans	$240,000	$8,000	$7,000	$13,000
Consumer	67,000	39,000	54,000	21,000
Commercial	114,000	40,000	87,000	17,000
Other	96,000	12,000	36,000	8,000

	$517,000	$99,000	$184,000	$59,000

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 4—PREMISES AND EQUIPMENT, NET

The detail of premises and equipment, net at December 31, is as follows:

	2019	2018
Land	$943,257	$943,257
Buildings	5,039,458	5,039,458
Furniture and equipment	1,711,429	1,711,430

	7,694,144	7,694,145
Less accumulated depreciation	(3,992,351)	(3,811,200)

	$3,701,793	$3,882,945

NOTE 5—DEPOSITS

Deposits at December 31 are summarized as follows:

	2019	2018
Demand deposits	$31,921,004	$30,049,194
NOW and money market accounts	47,128,359	47,978,425
Savings	18,880,162	18,063,616
Certificates of deposit	52,940,508	47,234,440

	$150,870,033	$143,325,675

Demand deposits reclassified as loans (overdrafts) aggregated approximately $37,000 and $63,000 at December 31, 2019 and 2018, respectively.

Certificates of deposit greater than $250,000 aggregated approximately $7,471,000 and $6,019,000 at December 31, 2019 and 2018, respectively.

Certificates of deposit at December 31, 2019 are scheduled to mature as follows:

2020	$44,167,344
2021	5,161,942
2022	2,244,816
2023	547,645
2024	818,761

$52,940,508

Deposits of executive officers, directors and their affiliates were approximately $1,892,000 and $1,996,000 at December 31, 2019 and 2018, respectively. All such deposits were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties.

NOTE 6—FHLB ADVANCES

The Bank has an agreement with the Federal Home Loan Bank (FHLB) whereby a pro-rata portion of the Bank’s eligible loans secured by one to four family residential properties are pledged as collateral on advances to the Bank from the FHLB. There were no advances at December 31, 2019 and 2018.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 7—INCOME TAX

The components of income tax expense are as follows:

	2019	2018
Current	$741,045	$757,729
Deferred	(10,079)	(10,880)

	$730,966	$746,849

The sources of the deferred income tax (benefit) expense and the tax effect of each are as follows:

	2019	2018
Provision for possible loan losses	$(622)	$(9,775)
Accelerated depreciation	(12,162)	(9,206)
Deferred compensation	5,856	18,688
Other real estate owned write downs	15,277	7,552
Deferred interest income	235	(2,360)
Other, net	(18,663)	(15,779)

	$(10,079)	$(10,880)

A reconciliation of the provision for income taxes as shown in the statements of earnings with that which would be computed by applying the statutory federal income tax rate to income before income taxes is as follows:

	2019	2018
Tax expense at statutory rate	$724,344	$642,086
Increase (decrease) in taxes resulting from:
Tax exempt interest, net	(42,695)	(37,928)
State income taxes net of federal income taxes	153,217	154,930
Increase in cash value of life insurance policies	(10,738)	(11,235)
Life insurance proceeds	(87,547)	—
Other, net	(5,615)	(1,004)

	$730,966	$746,849

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 7—INCOME TAX (CONTINUED)

The components of the net deferred income tax asset at December 31 are as follows:

	2019	2018
Deferred income tax liabilities:
FHLB stock dividends	$(48,402)	$(48,402)
Accumulated depreciation	(41,472)	(53,634)
Unrealized gain on securities available for sale	(23,556)	—

Total liabilities	(113,430)	(102,036)

Deferred income tax assets:
Allowance for possible loan losses	306,199	305,577
Unrealized loss on securities available for sale	—	93,244
Deferred compensation	56,761	62,617
Deferred interest income	6,314	6,549
Other real estate owned write downs	2,218	17,495
Other, net	24,317	5,654

Total assets	395,809	491,136

Net deferred income tax asset	$282,379	$389,100

NOTE 8—COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying balance sheets. The commitments and contingent liabilities may include various guarantees, commitments to extend credit, standby letters of credit, and litigation. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 8—COMMITMENTS AND CONTINGENCIES (CONTINUED)

Commitments to extend credit at December 31 were as follows:

	2019	2018
Commitments to extend credit	$17,919,000	$17,570,000
Standby letters of credit	674,000	207,000

	$18,593,000	$17,777,000

NOTE 9—CASH AND DUE FROM BANKS

The Bank is required to maintain a minimum cash reserve with correspondent banks and/or in vault cash. The minimum requirement at December 31, 2019 was $1,132,000. From time to time the Bank may have deposits at other financial institutions that exceed the amounts insured by the FDIC. The Bank’s uninsured deposits were approximately $9,675,000 and $281,000 at December 31, 2019 and 2018, respectively.

NOTE 10—REGULATORY CAPITAL

The Bank is subject to regulatory capital requirements administered by the FDIC and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weights, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2019 and 2018, that the Bank meets all capital requirements to which it is subject. However, events beyond the control of the Bank, such as a downturn in the local economy, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 10—REGULATORY CAPITAL (CONTINUED)

The Bank’s actual capital amounts and ratios, at December 31, are presented in the following tables.

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
(In Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Total Capital (to risk weighted assets)	$24,384	20.16%	$9,676	8.00%	$12,095	10.00%
Tier I Capital (to risk weighted assets)	$22,869	18.91%	$4,838	6.00%	$9,676	8.00%
Common Equity Tier 1 Capital (to risk weighted assets)	$22,869	18.91%	$5,443	4.50%	$7,862	6.50%
Tier I Capital (to average assets)	$22,869	13.06%	$7,006	4.00%	$8,757	5.00%

December 31, 2018
Total Capital (to risk weighted assets)	$23,587	18.04%	$10,462	8.00%	$13,077	10.00%
Tier I Capital (to risk weighted assets)	$21,951	16.79%	$5,231	6.00%	$10,462	8.00%
Common Equity Tier 1 Capital (to risk weighted assets)	$21,951	16.79%	$5,885	4.50%	$8,500	6.50%
Tier I Capital (to average assets)	$21,951	13.19%	$6,655	4.00%	$8,318	5.00%

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

In July, 2013, the Federal banking regulators, in response to the Statutory Requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted new regulations implementing the Basel Capital Adequacy Accord (Basel III) and the related minimum capital ratios. The new capital requirements were effective beginning January 1, 2015 and include a new “Common Equity Tier 1 Ratio”, which has stricter rules as to what qualifies as Common Equity under Tier 1 Capital.

The guidelines under Basel III establish a 2.50% capital conservation buffer requirement that is phased in over four years beginning January 1, 2016. The buffer is related to Risk Weighted Assets. The Basel III minimum requirements after giving effect to the buffer are as follows:

	2016	2017	2018	2019
Common Equity Tier 1 Ratio	5.125%	5.75%	6.375%	7.00%
Tier 1 Capital to Risk Weighted Assets Ratio	6.625%	7.25%	7.875%	8.50%
Total Capital to Risk Weighted Assets Ratio	8.625%	9.25%	9.875%	10.50%

In order to avoid limitations on capital distributions such as dividends and certain discretionary bonus payments to executive officers, a banking organization must maintain capital ratios above the minimum ratios including the buffer.

The requirements of Basel III also place additional restrictions on the inclusion of deferred tax assets and capitalized mortgage servicing rights as a percentage of Tier I Capital. In addition, the risk weights assigned to certain assets such as past due loans and certain real estate loans have increased.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 10—REGULATORY CAPITAL (CONTINUED)

The requirements of Basel III allows banks and holding companies with less than $250 billion in assets a one-time opportunity to opt-out of a requirement to include unrealized gains and losses in accumulated other comprehensive income in their capital calculation. The Bank has opted out of this requirement.

NOTE 11—EMPLOYEE BENEFITS

The Bank has a 401 (k) retirement savings plan. All employees who meet certain age and length of service requirements are eligible to participate on a voluntary basis. The Board of Directors has discretion in establishing the amount of the Bank’s contributions. The Bank recognized contribution expense of approximately $116,000 and $109,000 for the years ended December 31, 2019 and 2018, respectively.

The Bank has deferred compensation agreements with certain officers. The Bank records the estimated amount of future payments to be made over the active service of the officer. Deferred compensation expense under these agreements was approximately $17,000 and $19,000 for the years ended December 31, 2019 and 2018, respectively. The Bank has acquired and holds various life insurance contracts and the related investment in cash surrender value as an integral part of the funding strategy for its officer deferred compensation plan.

The Bank has a split dollar life insurance contract providing benefits to an officer. The Bank recognized an expense of approximately $16,000 and $27,000 for the years ending December 31, 2019 and 2018, respectively.

NOTE 12—UNAUDITED CONDENSED FINANCIAL INFORMATION

Condensed unaudited financial information for FCB Corporation (Parent) is as follows:

Condensed Balance Sheets	Unaudited
	2019	2018
Assets
Cash	$421,577	$203,147
Investment in subsidiaries	49,259,234	45,881,081
Other assets	1,244,090	1,237,795

Total assets	$50,924,901	$47,322,023

Liabilities and Stockholders’ Equity
Notes payable to stockholders	$560,872	$560,872
Other liabilities	672,222	767,471
Stockholders’ equity	49,691,807	45,993,680

Total liabilities and stockholders’ equity	$50,924,901	$47,322,023

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 12—UNAUDITED CONDENSED FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Earnings	Unaudited
	2019	2018
Income:
Dividends from subsidiaries	$3,138,080	$2,984,240
Other income	25,024	33,215
Equity in undistributed subsidiary net income	2,523,139	2,619,134

Total income	5,686,243	5,636,589
Expenses:
Operating expenses	266,829	124,100

Net income	$5,419,414	$5,512,489

Condensed Statements of Cash Flows	Unaudited
	2019	2018
Operating activities:
Net income	$5,419,414	$5,512,489
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed subsidiary net income	(2,523,139)	(2,619,134)
Change in other assets and liabilities	(93,932)	17,931

Net cash provided by operating activities	2,802,343	2,911,286

Investing activities:
Net increase in cash value of life insurance	(7,612)	(16,640)

Financing activities:
Dividends paid	(2,576,301)	(2,773,478)

Change in cash	218,430	121,168
Cash at beginning of year	203,147	81,979

Cash at end of year	$421,577	$203,147

The Parent is a legal entity separate and distinct from its banking subsidiaries. The principal sources of cash flow for the Parent to service its debt, pay dividends, expenses, and other liabilities and contingent liabilities, are dividends from its banking subsidiaries. There are statutory and regulatory limitations on the payments of dividends from the subsidiaries to their Parent as well as statutory and regulatory restrictions on the payment of dividends by the Parent.

NOTE 13—FEE-BASED REVENUE FROM CONTRACTS WITH CUSTOMERS.

Certain fee-based revenue is within the scope of ASC Topic 606, the objective of which is to clarify the principles for recognizing revenue from contracts with customers across all industries and to develop a common revenue standard under US GAAP. The standard provides a five-step model for recognizing revenue from contract with customers as follows: Identify the contract with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when or as performance obligations are satisfied.

THE BANK OF WAYNESBORO AND SUBSIDIARY

(A 50.56% OWNED SUBSIDIARY OF FCB CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 13—FEE-BASED REVENUE FROM CONTRACTS WITH CUSTOMERS. (CONTINUED)

Fee-based revenue from contracts with customers for the years ending December 31 is as follows:

	2019	2018
Deposit account fees	$769,669	$823,929
Other customer fees	33,677	33,880

Total in-scope non-interest income	803,346	857,809
Total out-of-scope non-interest income	653,478	268,042

Total non-interest income	$1,456,824	$1,125,851

NOTE 14—SUBSEQUENT EVENTS

The Bank’s management has evaluated subsequent events through February 20, 2020, the date which the financial statements were available to be issued.

NOTE 15—RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued new accounting guidance that will require the earlier recognition of credit losses on loans and other financial instruments based on an expected loss model, replacing the incurred loss model that is currently in use. Under the new guidance, an entity will measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The expected loss model will apply to loans and leases, unfunded lending commitments, held-to-maturity (HTM) debt securities and other debt instruments measured at amortized cost. The impairment model for available-for-sale (AFS) debt securities will require the recognition of credit losses through a valuation allowance when fair value is less than amortized cost, regardless of whether the impairment is considered to be other-than-temporary .The new guidance is effective on January 1, 2023, with early adoption permitted on January 1, 2019. The Bank is in the process of evaluating the impact of the provisions of this new accounting guidance, which at the date of adoption may increase the allowance for credit losses with a resulting negative adjustment to retained earnings.

In February 2016, the FASB issued new accounting guidance that requires substantially all leases to be recorded as assets and liabilities on the balance sheet. This new accounting guidance is effective on January 1, 2021, with early adoption permitted. Upon adoption, the Bank will record a right of use asset and a lease payment obligation associated with arrangements previously accounted for as operating leases. The Bank does not expect the provisions of this new accounting guidance to have a material impact on its financial position or results of operations.

NOTE 16—RELATED PARTY TRANSACTIONS

For the year ended December 31, 2018, the Bank received rent payments from a company related through common ownership of $14,400.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF January 23, 2020

BY AND BETWEEN

CAPSTAR FINANCIAL HOLDINGS, INC.

AND

FCB CORPORATION

A-i

Exhibit A-1	Form of Company Director Voting Agreement
Exhibit A-2	Form of Company Shareholder Voting Agreement
Exhibit B	Plan of Bank Merger

Schedule I	Sample Calculation of the Purchase Price Adjustment
Schedule II	Schedule of Book Values

A-ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger (this “Agreement”), dated as of January 23, 2020, by and between CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), and FCB Corporation, a Tennessee corporation (the “Company”).

Recitals

WHEREAS, the Board of Directors of each of Purchaser and the Company has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the respective best interests of Purchaser and the Company and in the best interests of their respective shareholders;

WHEREAS, the parties hereto intend that the Merger (as defined herein) shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the IRC;

WHEREAS, Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions;

WHEREAS, the Company holds 100% of the issued and outstanding shares of The First National Bank of Manchester, a national banking association (“FNBM”), and 15,168 common shares of The Bank of Waynesboro, a Tennessee chartered bank (“BOW”, and together with FNBM, the “Company Banks”), which interest represents 50.56% of the issued and outstanding common shares of BOW;

WHEREAS, Purchaser, BOW and Capstar Bank, a Tennessee chartered bank and a wholly owned subsidiary of the Purchaser (“Purchaser Bank”), have entered into a Plan of Bank Merger (the “BOW Merger Agreement”), dated as of the date hereof and executed and delivered simultaneously herewith, pursuant to which BOW will merge, immediately following the Merger and subject to the terms and conditions set forth in the BOW Merger Agreement (which such conditions include the consummation of the Merger), with and into Purchaser Bank, with Purchaser Bank continuing as the entity surviving the merger (the “BOW Merger”); and

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each member of the Board of Directors of the Company and a certain other shareholder of the Company have entered into an agreement dated as of the date hereof in the form of Exhibit A-1 and Exhibit A-2, respectively, pursuant to which he or she will, upon and subject to the terms and conditions therein stated, vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby (collectively, the “Company Voting Agreements”).

NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Adjustment Amount	Section 2.6(a)(i)
Aggregate Stock Consideration	Section 2.5(c)
Articles of Merger	Section 2.3
Asset Sale Adjustment	Section 2.6(a)(ii)
Bank Merger Certificates	Section 2.12(b)
Bank Mergers	Section 2.12(a)
BOW	Recitals
BOW Fixed Asset	Section 5.15(b)
BOW Fixed Asset Value	Section 5.15(b)
BOW Merger	Recitals
BOW Merger Agreement	Recitals
BOW Transaction Expenses	Section 2.6(a)(iii)
Burdensome Condition	Section 5.6
Cash Consideration	Section 2.5(a)
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Banks	Recitals
Company Benefit Plans	Section 3.2(r)(i)
Company Contract	Section 3.2(o)(ii)
Company ERISA Affiliate	Section 3.2(r)(i)
Company Financial Advisor	Section 3.2(t)
Company Financial Statements	Section 3.2(t)
Company Insurance Policies	Section 3.2(t)
Company Intellectual Property	Section 3.2(p)(i)
Company IT Systems	Section 3.2(p)(ii)
Company Qualified Plans	Section 3.2(r)(iv)
Company Shareholder Meeting	Section 5.8(a)
Company Transaction Expenses	Section 2.6(a)(iv)
Company Transaction Expenses Adjustment	Section 2.6(a)(v)
Company Voting Agreements	Recitals
Confidentiality Agreement	Section 5.3(c)
Continuing Employee	Section 5.11(a)
Designated Director	Section 5.14
Determination Date	Section 7.1(g)
Determination Date Index Price	Section 7.1(g)
Determination Day Average Closing Price	Section 7.1(g)
Disclosure Letter	Section 3.1(a)
Dispute Notice	Section 2.6(c)
Dissenting Shareholder	Section 2.7
Dissenting Shares	Section 2.7
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Election Period	Section 7.1(g)
Enforceability Exceptions	Section 3.2(d)

Defined Term	Location of Definition
Estimated Closing Statement	Section 2.6(a)
Exchange Agent	Section 2.8(a)
Fill Notice	Section 7.1(g)
Final Purchase Price Adjustment	Section 2.6(e)
Fixed Asset Adjustment	Section 2.6(a)(vi)
Fixed Asset Write Up	Section 2.6(a)(vii)
FNBM	Recitals
FNBM Bank Merger	Section 2.12(a)
FNBM Financial Statements	Section 3.2(t)
FNBM Fixed Asset	Section 5.15(a)
FNBM Fixed Asset Value	Section 5.15(a)
Fundamental Representations	Section 3.1(a)
Indemnified Party	Section 5.12(a)
Independent Accountant	Section 2.6(d)
Index Ratio	Section 7.1(g)
Initial Index Price	Section 7.1(g)
Letter of Transmittal	Section 2.8(a)
Liabilities	Section 3.2(i)
Maximum Share Number	Section 2.5(c)
Measurement Date	Section 2.6(a)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Minimum Merger Consideration	Section 7.1(g)
Mortgage Boutique	Section 2.6(a)(vii)
Mortgage Boutique Net Proceeds	Section 2.6(a)(viii)
Multiemployer Plan	Section 3.2(r)(vi)
Multiple Employer Plan	Section 3.2(r)(vi)
Outside Date	Section 7.1(d)
Parent Ratio	Section 7.1(g)
PBGC	Section 3.2(r)(ii)
Per Share Merger Consideration	Section 2.8(b)
Plateau	Section 2.6(a)(ix)
Plateau Net Proceeds	Section 2.6(a)(ix)
Premium Cap	Section 5.12(c)
Proxy Statement-Prospectus	Section 5.9(a)
Purchase Price Adjustment	Section 2.6(a)(x)
Purchaser	Preamble
Purchaser Bank	Recitals
Purchaser IT Systems	Section 3.3(h)
Purchaser Preferred Stock	Section 3.2(c)
Purchaser Reports	Section 3.3(h)
Representatives	Section 5.1(a)
Requisite Company Vote	Section 7.1(b)
Resolution Period	Section 2.6(d)
Review Period	Section 2.6(b)
Shareholder Litigation	Section 5.13
Stock Consideration	Section 2.5(a)
Stock Consideration Reduction Number	Section 2.5(c)
Surviving Corporation	Section 2.1
Termination Fee	Section 7.2
Termination Notice	Section 7.1(g)
Truxton Net Proceeds	Section 2.6(a)(xi)

For purposes of this Agreement:

“Acquisition Proposal” means any indication of interest, proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of the Company or its Subsidiaries; (iii) any tender offer or exchange offer for 20% or more of the outstanding voting or equity securities of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the volume-weighted average closing price of Purchaser Common Stock as reported on the NASDAQ for the ten (10) consecutive full trading days ending on and including the trading day prior to the Closing Date.

“BOW Common Stock” means the common stock, $10.00 par value per share, of BOW.

“BOW Minority Ownership” means 14,832 shares of BOW Common Stock owned by Persons other than the Company.

“BOW Subsidiary” means Waynesboro Holdings, Inc., a Tennessee corporation and wholly owned subsidiary of BOW.

“BOW Voting Agreements” means those agreements, dated as of the date hereof in the form of Exhibit A to the BOW Merger Agreement, entered into by certain members of the BOW Board of Directors, pursuant to which he or she will, upon and subject to the terms and conditions therein stated, vote his or her shares of BOW Common Stock in favor of the BOW Agreement and the transactions contemplated thereby.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Certificate” means certificates or book entry shares evidencing shares of Company Common Stock held by the holders of Company Common Stock.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company 401(k) Plan” means, collectively, any defined contribution retirement plans maintained by the Company or any of its Subsidiaries that is qualified under Section 401(a) of the IRC.

“Company Common Stock” means the common stock, $10.00 par value per share, of the Company.

“CRA” means the Community Reinvestment Act, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Shares” means Dissenting Shares and shares of Company Common Stock owned or held (including as authorized and unissued shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, by the Company or by a Subsidiary of either Purchaser or the Company.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, court, commission, or other administrative entity or SRO.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser, the actual knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to the Company, the actual knowledge of those senior officers set forth in the Company’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that, individually or in the aggregate, (A) has had or would reasonably be expected to have, a material adverse effect to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (A) only, any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company required under this Agreement, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or with the prior written consent of the other party, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition), (vii) the public announcement or pendency of the transactions contemplated by this Agreement or any pending, potential, or threatened Shareholder Litigation, and (viii) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement) shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such effect, circumstance, occurrence or change are materially disproportionately adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-BOW Subsidiaries” means all Subsidiaries of the Company except BOW and BOW’s Subsidiaries.

“OCC” means the Office of the Comptroller of the Currency.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management thereof (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Permitted Liens” means (i) liens for Taxes not yet delinquent or the amount of which or the liability therefor (or both) is being contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment of such Taxes have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment thereof have been established in accordance with GAAP; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the subject Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to the subject Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purpose(s) for which it is currently used in connection with such Person’s business; (e) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purpose(s) for which it is currently used in connection with the subject Person’s business; and (f) inchoate liens arising or incurred in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation for amounts that are not delinquent.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the common stock, $1.00 par value per share, of Purchaser.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, substituting as applicable, the Company or Purchaser as the “registrant.”

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company, Purchaser or BOW, as applicable, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited bona fide written offer or proposal made by a third party with respect to an Acquisition Proposal that: (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of this Agreement proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for (x) more than 50% of the outstanding shares of Company Common Stock or more than 50% of the consolidated assets of the Company and (y) the BOW Minority Interest; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all federal, state, local, and foreign income, excise, franchise, gross receipts, ad valorem, profits, real and personal property, capital, sales, transfer, use, license, and gains, payroll, wage and employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“TBCA” means the Tennessee Business Corporation Act, as amended.

“Tennessee Secretary” means the Secretary of State of the State of Tennessee.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the TBCA, and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and time as agreed to by the parties hereto on the date designated by Purchaser, which date shall be within fifteen (15) calendar days following satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3 Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver to the Tennessee Secretary articles of merger, to the extent required by the relevant provision of the TBCA (the “Articles of Merger”). The Merger shall become effective when the Articles of Merger are duly filed or at such later date or time as Purchaser and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the TBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5 Effect on Outstanding Shares of Company Common Stock.

(a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall collectively be converted into the right to receive, in the aggregate for all shares of Company Common Stock, the sum of (i) 2,969,418 shares of Purchaser Common Stock (the “Stock Consideration”), and (ii) an amount in cash without interest equal to $21,570,701 (the “Cash Consideration”), subject to the adjustments in Section 2.5(c), Section 2.5(d) and Section 2.6, and subject to adjustment in accordance with Section 7.1(h) (if elected by Purchaser) (the Stock Consideration and the Cash Consideration collectively, as adjusted, the “Merger Consideration”).

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c) Notwithstanding any other provision of this Agreement other than this Section 2.5(c), if the aggregate number of shares of Purchaser Common Stock to be issued pursuant to this Agreement and the BOW Merger Agreement (the “Aggregate Stock Consideration”) would exceed 19.9% of the number of issued and outstanding shares of Purchaser Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (i) the Stock Consideration shall be reduced (the amount of such reduction, the “Stock Consideration Reduction Number”) by the minimum extent necessary (taking into account the reduction of the number of shares of Purchaser Common Stock to be issued in the BOW Merger pursuant to Section 2.5(c) of the BOW Merger Agreement) such that the Aggregate Stock Consideration does not exceed the Maximum Share Number and (ii) the Cash Consideration for all purposes under this Agreement will be increased by an amount in cash equal to the Stock Consideration Reduction Number multiplied by the Average Closing Price; provided that, notwithstanding the foregoing, in no event shall the Stock Consideration be reduced and the Cash Consideration be increased by such amount as would result in the Merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the IRC.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number of shares or into a different kind of shares or securities by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (any quarterly cash dividend declared by Purchaser and consistent in amount with past practice shall not be considered an extraordinary dividend or distribution) paid, the Stock Consideration shall be adjusted, subject to Section 2.5(c), appropriately and proportionately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement before such event; provided, that nothing in this sentence shall be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) As of the Effective Time, except for Dissenting Shares (defined below), each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6 Purchase Price Adjustment.

(a) Not less than twenty (20) Business Days prior to the anticipated Closing Date (the “Measurement Date”), the Company shall provide Purchaser with a good faith estimate (together with reasonable supporting documentation and calculations with respect thereto) of the Purchase Price Adjustment (the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth the Company’s determination of the Merger Consideration after giving effect to the Purchase Price Adjustment. For illustrative purposes only, Schedule I sets forth a sample calculation of the Purchase Price Adjustment. For purposes of this Section 2.6:

(i) “Adjustment Amount” shall mean an amount, on an after-tax basis, equal to the sum of the Asset Sale Adjustment, the Fixed Asset Adjustment and the Company Transaction Expenses Adjustment.

(ii) “Asset Sale Adjustment” shall mean an amount equal to the sum of: (a) the Plateau Net Proceeds, (b) the Truxton Net Proceeds and (c) the Mortgage Boutique Net Proceeds.

(iii) “BOW Transaction Expenses” shall mean the aggregate amount of all fees and expenses (whether or not yet invoiced and whether payable before, at, or following the Closing) that have been incurred prior to the Closing or will be incurred by Purchaser Bank (as the surviving entity in the BOW Merger) or Purchaser Bank’s Affiliates after the Closing by or on behalf of BOW (or any of its Subsidiaries) which BOW (or any of its Subsidiaries) prior to the Effective Time has agreed to pay or would otherwise be liable for (whether before, at, or following the Closing) (including, if applicable, fees and expenses of any equity holder of BOW (or any of its Subsidiaries) which BOW (or any of its Subsidiaries) has agreed to pay or is otherwise liable for (whether before, at, or following the Closing)), in each case (A) in connection with the consummation and implementation of the transactions contemplated by this Agreement or the BOW Merger Agreement or otherwise relating to the negotiation, preparation or execution of this Agreement, the BOW Merger Agreement or any other documents or agreements contemplated hereby and thereby and (B) that constitute (w) fees and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, and auditors and experts, including but not limited to Mercer Capital Management, Inc., (x) costs incurred or to be incurred in connection with the appraisal of certain fixed assets of BOW pursuant to the terms of the BOW Merger Agreement, (y) any transaction bonus, discretionary bonus, stay bonus, change in control payment, retention payment (whether payable before, at, or following the Closing), severance, payment of accrued and unused paid time off in accordance with Section 5.11(c) or other compensatory payment or benefit made to any current or former employee, officer, director, contractor or consultant of BOW as a result of the consummation or implementation of the transactions contemplated by this Agreement or the BOW Merger Agreement (together with the employer portion of any social security, payroll, unemployment or other similar Taxes payable in connection therewith), which, for the avoidance of doubt, shall include the items set forth on the Company’s Disclosure Letter, or (z) costs and expenses of core system termination and conversion and other technology costs borne or to be borne by BOW (which shall include, for any such costs and expenses to be incurred after the Closing, such costs and expenses the Purchaser Bank (or any of its Affiliates) would be liable for as the surviving entity in the BOW Merger) or any of its Subsidiaries. For the avoidance of doubt and to avoid double counting, no transaction expenses included in Company Transaction Expenses pursuant to clause (i) of the definition of Company Transaction Expenses will be included in the BOW Transaction Expenses.

(iv) “Company Transaction Expenses” shall mean, the sum of (i) the aggregate amount of all fees and expenses (whether or not yet invoiced and whether payable before, at, or following the Closing) that have been incurred prior to the Closing or will be incurred by Purchaser (as the surviving entity in the Merger) or Purchaser’s Affiliates after the Closing by or on behalf of the Company (or any of its Non-BOW Subsidiaries) which the Company (or any of its Non-BOW Subsidiaries) prior to the Effective Time has agreed to pay or would otherwise be liable for (whether before, at, or following the Closing) (including, if applicable, fees and expenses of any equity holder of the Company (or any of its Non-BOW Subsidiaries) which the Company (or any of its Non-BOW Subsidiaries) has agreed to pay or is otherwise liable for (whether before, at, or following the Closing)), in each case (A) in connection with the consummation and implementation of the transactions contemplated by this Agreement or otherwise relating to the negotiation, preparation or execution of this Agreement or any other documents or agreements contemplated by this Agreement, and (B) that constitute (w) fees and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, and auditors and experts, including but not limited to ProBank Austin and Butler Snow LLP, (x) costs incurred or to be incurred in connection with the appraisal of certain fixed assets of FNBM pursuant to Section 5.15 of this Agreement, (y) any transaction bonus, discretionary bonus, stay bonus, change in control payment, retention payment (whether payable before, at, or following the Closing), severance, payment of accrued and unused paid time off in accordance with Section 5.11(c) or other compensatory payment or benefit made to any current or former employee, officer, director, contractor or consultant of the Company as a result of the consummation or implementation of the transactions contemplated by this Agreement (together with the employer portion of any social security, payroll, unemployment or other similar Taxes payable in connection therewith), which, for the avoidance of doubt, shall include the items set forth on the Company’s Disclosure Letter, or (z) costs and expenses of core system termination and conversion and other technology costs borne or to be borne by the Company (which shall include, for any such costs and expenses to be incurred after the Closing, such costs and expenses Purchaser (or any of its Affiliates) would be liable for as the surviving entity in the Merger) or any of its Non-BOW Subsidiaries; and (ii) 50.56% of the BOW Transaction Expenses. For the avoidance of doubt and to avoid double counting, no transaction expenses included in BOW Transaction Expenses will be included in Company Transaction Expenses, except due to the application of clause (ii) of this definition.

(v) “Company Transaction Expenses Adjustment” shall mean an amount equal to $3,822,000 minus the Company Transaction Expenses.

(vi) “Fixed Asset Adjustment” shall mean an amount equal to the Fixed Asset Write-Up minus $1,879,000.

(vii) “Fixed Asset Write Up” shall mean the sum of (x) the FNBM Fixed Asset Value minus the book value of the FNBM Fixed Assets as set forth on Schedule II; and (y) (A) 50.56% multiplied by (B) an amount equal to the BOW Fixed Asset Value minus the book value of the BOW Fixed Assets as set forth on Schedule II.

(viii) “ Mortgage Boutique Net Proceeds” shall mean the sum of (i) the total consideration received by the Company from the consummation prior to the Measurement Date of the sale or other disposition of 100% of FNBM’s equity interests in A Mortgage Boutique, LLC, a Tennessee limited liability company (“Mortgage Boutique”), less the book value of such equity interests as set forth on Schedule II, and (ii) (x) 50.56% multiplied by (y) an amount equal to the total consideration received by BOW Subsidiary from the consummation prior to the Measurement Date of the sale or other disposition of 100% of BOW Subsidiary’s equity interests in Mortgage Boutique less the book value of such equity interests as set forth on Schedule II. For the avoidance of doubt, if the sale or other disposition contemplated in clause (i) or (ii) of the previous sentence is not consummated prior to the Measurement Date, the “total consideration received” for purposes of such clause will be deemed to be zero and the Mortgage Boutique Net Proceeds will be calculated on that basis.

(ix) “Plateau Net Proceeds” shall mean the sum of (i) the total consideration received by the Company from the consummation prior to the Measurement Date of the sale or other disposition of 100% of the Company’s equity interests in Plateau Group, Inc., a Tennessee corporation (“Plateau”), less the book value of such equity interests as set forth on Schedule II; and (ii) (x) 50.56% multiplied by (y) an amount equal to the total consideration received by BOW Subsidiary from the consummation prior to the Measurement Date of the sale or other disposition of 100% of BOW Subsidiary’s equity interests in Plateau less the book value of such equity interests as set forth on Schedule II.

(x) “Purchase Price Adjustment” shall mean: (i) if the Adjustment Amount is greater than or equal to zero, an amount equal to 50% of the Adjustment Amount, and (ii) if the Adjustment Amount is less than zero, an amount equal to the Adjustment Amount.

(xi) “Truxton Net Proceeds” shall mean the total consideration received by the Company from the consummation prior to the Measurement Date of the sale or other disposition of 100% of the Company’s equity interests in Truxton Corporation, a Tennessee corporation, less the book value of such equity interests as set forth on Schedule II, attached hereto.

(b) For a five (5) Business Day period (the “Review Period”) following the delivery to Purchaser of the Estimated Closing Statement, Purchaser and its advisors (including its accounting advisors) shall (i) have access to review the working papers of the Company and its accounting advisors relating to the Estimated Closing Statement (provided that Purchaser and its accounting advisors have executed all release letters reasonably requested by the Company’s accounting advisors in connection therewith) and (ii) have access to appropriate employees and representatives of the Company and its accounting advisors and any supporting documentation used to prepare the Estimated Closing Statement.

(c) At any time before the end of the Review Period, Purchaser may deliver a notice to the Company disagreeing with the amount of the Purchase Price Adjustment set forth on the Estimated Closing Statement (“Dispute Notice”); provided that such notice must (i) set forth Purchaser’s good-faith calculation (taking into account all adjustments, both positive and negative) of the Purchase Price Adjustment and (ii) specify in reasonable detail those particular items and/or amounts contained in the Estimated Closing Statement as to which Purchaser disagrees or as to which Purchaser believes need to be included to calculate the Purchase Price Adjustment. In the event that Purchaser does not provide a Dispute Notice setting forth the information described in clauses (i) through (ii) above prior to the end of the Review Period, the Purchase Price Adjustment set forth in the Estimated Closing Statement shall be the Final Purchase Price Adjustment (defined below).

(d) If a Purchaser’s Dispute Notice shall be timely delivered pursuant to the paragraph above, the Company and Purchaser shall, during the five (5) Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to determine the Final Purchase Price Adjustment. If during such Resolution Period the parties are unable to reach agreement, the Company and Purchaser shall refer all unresolved disputed Purchase Price Adjustment items to an independent certified public accounting firm in the United States of national reputation mutually acceptable to the Company and Purchaser (the firm selected in accordance with this sentence, the “Independent Accountant”).

(e) Within ten (10) Business Days after the Independent Accountant’s engagement, the Independent Accountant shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each unresolved disputed Purchase Price Adjustment item that remains in dispute based solely on the information that the Company and Purchaser have timely submitted to the Independent Accountant. The Independent Accountant, within such ten (10) Business Day period, shall deliver to the Company and Purchaser a report setting forth its determination of adjustments, if any, to the Estimated Closing Statement and the calculations supporting such adjustments; provided that with respect to each disputed matter, such determination, if not in accordance with the position of either the Company or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by the Company in the Estimated Closing Statement or by Purchaser in the Dispute Notice with respect to such disputed matter. The Purchase Price Adjustment as finally determined either through agreement (or deemed agreement) of the parties pursuant to Section 2.6(c) or Section 2.6(d) or through the action of the Independent Accountant pursuant to this Section 2.6(e), shall be the “Final Purchase Price Adjustment”. Absent bad faith on the part of the Company in the preparation of the Estimated Closing Statement or Purchaser in the delivery of a Dispute Notice, the fees and expenses of the Independent Accountant will be borne and paid equally by the Purchaser and Company.

(f) If the Final Purchase Price Adjustment is less than zero, then:

(i) if the Cash Consideration equals or is greater than the absolute value of the Final Purchase Price Adjustment, the Cash Consideration shall be reduced by an amount of cash equal to the absolute value of the Final Purchase Price Adjustment; and

(ii) if the Cash Consideration is less than the absolute value of the Final Purchase Price Adjustment, (A) the Cash Consideration shall be reduced to zero and (B) the Stock Consideration shall be reduced by a number of shares of Purchaser Common Stock equal to (x) the absolute value of the Final Purchase Price Adjustment minus the amount by which the Cash Consideration is reduced pursuant to the preceding clause (A) divided by (y) the Average Closing Price.

(g) If the Final Purchase Price Adjustment is greater than zero, then the Cash Consideration shall be increased by an amount of cash equal to the Final Purchase Price Adjustment.

(h) If the Final Purchase Price Adjustment is zero, then neither the Cash Consideration nor the Stock Consideration shall be adjusted.

2.7 Dissenter’s Rights. Each outstanding share of Company Common Stock, the holder of which has perfected his right to dissent under the TBCA (a “Dissenting Shareholder”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the TBCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBCA, each such Dissenting Share shall be exchangeable for the right to receive the Per Share Merger Consideration pursuant to Section 2.5(a). The Company shall reasonably promptly notify Purchaser of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in the TBCA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser or as required by law, voluntarily make any payment or commit or agree to make any payment to any Dissenting Shareholder or settle or commit or offer to settle any rights of a Dissenting Shareholder asserted under the TBCA.

2.8 Exchange Procedures.

(a) At or before the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into before the Closing, for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration, for exchange in accordance with this Section 2.8, (i) the number of shares of Purchaser Common Stock and cash sufficient to deliver the Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable (but in any event not more than five (5) Business Days) after the Effective Time to each holder of record of Company Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing Company Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.8(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration payable or issuable in respect of the Company Common Stock represented thereby (the portion of the Merger Consideration payable or issuable in respect of each Share of Company Common Stock, the “Per Share Merger Consideration”) together with cash in lieu of any fractional share(s) of Purchaser Common Stock, or as to Dissenting Shares, shall represent only the right to receive applicable payments as set forth in Section 2.7. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss of and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration together with cash in lieu of any fractional share(s) of Purchaser Common Stock. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock and such Cash Consideration that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.8(d). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock, Cash Consideration and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Per Share Merger Consideration together with cash in lieu of any fractional share(s) of Purchaser Common Stock shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d) No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.8. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which after the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Per Share Merger Consideration, together with cash in lieu of any fractional share(s) of Purchaser Common Stock, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.8.

(f) Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.8 or any proceeds from any investments thereof that remains unclaimed by the holders of Company Common Stock for twelve (12) months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Common Stock who has not theretofore complied with this Section 2.8 shall look only to Purchaser for the Per Share Merger Consideration deliverable in respect of each share of Company Common Stock such holder holds, as determined pursuant to Section 2.5, without any interest thereon, and any other amounts to which such holder is entitled pursuant to Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Per Share Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and any other amounts deliverable in respect thereof pursuant to Article II.

2.9 Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(e), each share of Purchaser Common Stock issued and outstanding immediately before the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.10 Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately before the Effective Time, plus the Designated Director as contemplated by Section  5.14.

2.11 Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.12 Bank Mergers.

(a) Simultaneously with the execution and delivery of this Agreement by the Company and Purchaser, Purchaser Bank and FNBM have entered into a Plan of Bank Merger, in the form attached hereto as Exhibit B (the “Plan of Bank Merger”), pursuant to which FNBM shall merge with and into Purchaser Bank as soon as practicable after the consummation of the Merger (the “FNBM Bank Merger,” and together with the BOW Merger, the “Bank Mergers”).

(b) The parties intend that the Bank Mergers will become effective as soon as practicable following the Effective Time. Prior to the Effective Time, the Company shall cause the Company Banks, and Purchaser shall cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Mergers (“Bank Merger Certificates”).

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transaction structure as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of or the timing of payment of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) adversely affect the Tax treatment of holders of Company Common Stock in connection with the Merger, including as a result of the Merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the IRC, (iv) require submission to or approval of the Company’s shareholders after this Agreement has been approved by the Company’s shareholders, or submission to or approval by Purchaser’s shareholders, or (v) require any additional or different consent(s) or approval(s) from, authorization(s) of, or waiver(s) by any Governmental Entity. If Purchaser elects to make such a revision, the parties agree to reasonably cooperate to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. It is the intent of the parties hereto that Purchaser, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or its Subsidiaries.

2.15 Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or the Company Banks, or (ii) otherwise carry out the purposes of this Agreement, the Company Banks, the Company and their respective officers and directors shall be deemed to have granted to Purchaser and Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or the Company Banks or (b) otherwise carry out the purposes of this Agreement, and the respective officers and directors of Purchaser or Purchaser Bank are authorized in the name of the Company or the Company Banks or otherwise to take any and all such action.

2.16 Withholding. Purchaser and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard.(a) (a) Before the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of their respective covenants contained in Article IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) No representation or warranty of the Company or Purchaser contained in Section 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(j)(i)(B), 3.3(c) and 3.3(k)(ii), which shall be true in all respects (other than, in the case of Sections 3.2(c) and 3.3(c) only, inaccuracies which, individually and in the aggregate, are in each case de minimis in both amount and impact), and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(b)(with respect to Significant Subsidiaries only), 3.2(d), 3.2(e)(ii), 3.2(u), 3.3(a), 3.3(b) (with respect to Significant Subsidiaries only), 3.3(d), and 3.3(e)(ii), which shall be true in all material respects (such representations and warranties identified in (i) and (ii), collectively, the “Fundamental Representations”)), will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to the Fundamental Representations, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of the Company. Except (i) as disclosed in the Company’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by applicable law from disclosure (and as to which nothing in this Agreement shall require disclosure), the Company represents and warrants to Purchaser that:

(a) Organization and Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Tennessee and is registered with the Federal Reserve as a bank holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted for bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation or organization, the Company’s percentage ownership, and the number of shares of stock or other equity interests owned or controlled by the Company. Other than BOW, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens, other than any restrictions imposed by federal, state or foreign securities laws. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries complies in all material respects with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii) Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

(iii) The outstanding shares of capital stock or other equity interests of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other equity interests or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) FNBM is a national banking association. No Subsidiary of the Company other than the Company Banks is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. FNBM’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. FNBM is a member in good standing of the FHLB of Cincinnati and of the Federal Reserve Bank of Atlanta and owns the requisite amount of stock in each institution.

(v) BOW is a Tennessee-chartered state bank. BOW’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. BOW is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein.

(vi) Except as set forth in the Company’s Disclosure Letter, the Company does not own, directly or indirectly, any shares of capital stock or other equity interests in any other Person or is obligated to purchase or acquire any such shares or other equity interests.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 300,000 shares of Company Common Stock.

(ii) As of the date of this Agreement, 216,678 shares of Company Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in compliance in all material respects with all applicable laws.

(iii) No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of the Company may vote, are issued or outstanding.

(iv) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement and including any cash awards where the amount of payment is determined in whole or in part on the price of any capital stock of the Company or its Subsidiaries) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, put, call, right, convertible security, commitment or agreement. Neither the Company nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of or right to receive dividends or other distributions on shares of Company Common Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(v) There are no voting trusts, shareholder agreements, or similar agreements to which the Company or any of its Subsidiaries has a contractual obligation in effect with respect to the voting or transfer of the Company Common Stock or other voting securities or equity interests of the Company or granting any shareholder or other Person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the consents, approvals and filings set forth in Section 3.2(f), to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger) other than the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement, the approval of the Plan of Bank Merger by the Company as the sole shareholder of FNBM and the approval of the BOW Merger Agreement by the shareholders of BOW. The Company’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s shareholders for approval and has adopted a resolution to the foregoing effect and to recommend that the shareholders approve this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their holding companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (the “Enforceability Exceptions”).

(e) No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the charter or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or the loss of any benefit under, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of clause (i) or clause (iii), as would not have a Material Adverse Effect on the Company.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the Tennessee Department of Financial Institutions and the OCC, (ii) the filing with the SEC of a Proxy Statement-Prospectus relating to the Company Shareholder Meeting and of the Registration Statement in which such Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the filing of the Bank Mergers Certificates, (iv) filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, (vi) the approval by the Company’s shareholders required to approve this Agreement under Tennessee law, (vii) the approval of the Plan of Bank Merger by the Company as the sole shareholder of FNBM and (viii) the approval of the BOW Merger Agreement by the shareholders of BOW in accordance with applicable law and the terms of the BOW Merger Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Mergers. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the Federal Reserve, the OCC or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h) Financial Statements. The Company has previously made available to Purchaser correct and complete copies of (i) the reviewed financial statements (including the related notes and schedules thereto) of the Company for the years ended December 31, 2018, 2017, and 2016, accompanied by the unqualified review reports of Blankenship CPA Group, PLLC, independent registered accountants (collectively, the “Company Financial Statements”); (ii) the audited consolidated financial statements (including the related notes and schedules thereto) of FNBM for the years ended December 31, 2018 and 2017, accompanied by the unqualified audit reports of Blankenship CPA Group, PLLC, and the reviewed financial statements (including the related notes and schedules thereto) of FNBM for the year ended December 31, 2016, accompanied by the unqualified review report of Blankenship CPA Group, PLLC (the “FNBM Financial Statements”); and (iii) unaudited interim financial statements of each of the Company and FNBM for the six (6) months ended June 30, 2019 (such unaudited interim financial statements together with the Company Financial Statements and the FNBM Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and its Subsidiaries, as applicable, fairly present in all material respects the financial position of the subject entity or entities in each case at and as of the dates indicated and the results of operations and, as applicable, cash flows of the subject entity or entities for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Blankenship CPA Group, PLLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent auditor of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i) Undisclosed Liabilities. Neither the Company nor any of the Non-BOW Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due, “Liabilities”) other than (i) Liabilities reflected on or reserved against in the Company Financial Statements or the FNBM Financial Statements, (ii) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement.

(j) Absence of Certain Changes or Events.

(i) Except as set forth in the Company’s Disclosure Letter, since December 31, 2018, (A) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (B) there has not been a Material Adverse Effect on the Company.

(ii) Except as set forth in the Company’s Disclosure Letter, since December 31, 2018, none of the Company or any of the Non-BOW Subsidiaries have taken any action that would be prohibited by clause (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k) Litigation. Except as would not have a Material Adverse Effect on the Company, there are no suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2016, (i) there have been no investigations, subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business or routine regulatory examinations or visitations) and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigation, subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Since January 1, 2016, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking, in each case, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions noted by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(m) Compliance with Laws. Except as has not had and would not be reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act,

the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has, and has had at all times since January 1, 2016, all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice of or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on the Company.

(n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes in accordance with GAAP. There is no pending, or to the Knowledge of the Company, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes and associated interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for the same in accordance with GAAP. The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries has made any payments, or is a party to any agreement or maintains any plan, program or arrangement which could require it to make any payments, that would not be fully deductible under Section 162(m) of the IRC. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the IRC.

(o) Agreements.

(i) The Company has previously delivered or made available to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of the Non-BOW Subsidiaries is a party:

(A) (1) with any director, officer or employee of the Company or any of the Non-BOW Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Non-BOW Subsidiaries of the nature of the transactions contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits under which will be increased, or the vesting or payment of the benefits under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of the Non-BOW Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of the Non-BOW Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of the Non-BOW Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which the Company or any of the Non-BOW Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by the Company or any of the Non-BOW Subsidiaries in an amount that exceeds $100,000, other than FHLB of Cincinnati and Federal Reserve Bank of Atlanta borrowings, customer deposit liabilities and repurchase agreements with customers, in each case entered into in the ordinary course of business consistent in all material respects with past practice;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of the Non-BOW Subsidiaries;

(F) that limits the payment of dividends by the Company or any of the Non-BOW Subsidiaries;

(G) that relates to the involvement of the Company or any Non-BOW Subsidiary in a joint venture, partnership, limited liability company agreement or other similar arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum; or

(K) that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, the Company or any of the Non-BOW Subsidiaries in the fiscal year ended December 31, 2019, or that would reasonably be expected to involve such payments during the fiscal year ending December 31, 2020, of more than $100,000 (excluding Loans) or the termination of which would require payment by the Company or any of the Non-BOW Subsidiaries of an amount in excess of $100,000.

(ii) Each contract, arrangement, commitment or understanding of the type described in Section 3.2(o)(i), whether set forth in the Company’s Disclosure Letter or not, is referred to herein as a “Company Contract,” and the Company does not have Knowledge of, and has not received written notice of, any material violation of any Company Contract by any of the other parties thereto. Each Company Contract is valid and binding on the Company or one of the Non-BOW Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of the Non-BOW Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge, each counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Non-BOW Subsidiaries under any such Company Contract.

(p) Intellectual Property; Company IT Systems.

(i) The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material patents, trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto, and all agreements relating to third party intellectual property material to the business of the Company or its Subsidiaries that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect as to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii) To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or its Subsidiaries (collectively, the “Company IT Systems”) have been properly maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor any of its Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. No Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries have complied in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees.

(q) Labor Matters.

(i) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) The Company’s Disclosure Letter identifies (A) all employees (including any leased or temporary employees) of the Company and its Subsidiaries as of the date of this Agreement; and (B) each employee’s date of hire and current rate of compensation. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r) Employee Benefit Plans.

(i) The Company’s Disclosure Letter lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or liability or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii) Except as set forth in Section 3.2(r)(ii) of the Company’s Disclosure Letter, the Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guaranty Corporation (the “PBGC”).

(iii) Except as set forth in Section 3.2(r)(iii) of the Company’s Disclosure Letter, each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv) The Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Company Qualified Plans”). Each such plan can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the IRC, and, to the Knowledge of the Company except as set forth in Section 3.2(r)(iv) of the Company’s Disclosure Letter, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v) Except as set forth on Section 3.2(r)(v) of the Company’s Disclosure Letter, each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(vi) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii) Except as set forth on Section 3.2(r)(vii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(viii) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(x) To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xi) Except as set forth in Section 3.2(r)(xi) of the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xii) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. Section 3.2(r)(xii) of the Company’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether final or not) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiii) There are no pending or, to the Company’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, nor any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(s) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except Permitted Liens. Each lease pursuant to which the Company or any of its Subsidiaries, as lessee, leases real property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation, in each case in any material respect, of any material provisions of any such lease. The Company has previously delivered or made available to Purchaser a complete and correct copy of each such lease of real property. All real property owned or leased by the Company or any of its Subsidiaries is in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations and zoning laws and is considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroach upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to tangible personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease, except where it has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(t) Fairness Opinion. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Investment Bank Services, Inc. (“Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u) Fees. Other than for financial advisory services performed for the Company by the Company Financial Advisor pursuant to an agreement executed by the Company on June 26, 2018, a true and complete copy of which is included in the Company’s Disclosure Letter, neither the Company nor any of the Non-BOW Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of the Non-BOW Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ owned or leased real properties, Participation Facilities, and, to the Knowledge of the Company, Loan Properties is, and has been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws, except for such non-compliance as has not had a Material Adverse Effect on the Company.

(ii) There is no suit, claim, action, written demand, executive or administrative order, written directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, in each case except as has not had a Material Adverse Effect on the Company.

(iii) Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation in any material respect of, or has any material liability under, any Environmental Law.

(iv) To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(v) During the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, and such Loans are not subject to any pending or, to the Knowledge of the Company, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii) Neither the terms of any such Loan, any of the documentation for any Loan, the manner in which any such Loans have been administered and serviced, nor the Company’s practices of soliciting, originating, approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowances for loan losses reflected in FNBM’s consolidated balance sheet at December 31, 2018 and September 30, 2019 were, and FNBM’s allowance for loan losses as of the Closing Date will be, in each case in the opinion of management, adequate, as of such dates thereof, under GAAP.

(iv) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely because of a payment default by the obligor on any such Loan other than in the case where there has been a breach of a representation or warranty by the Company or its Subsidiaries.

(v) (A) The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or any of the Non-BOW Subsidiaries to any directors, executive officers, principal shareholders or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of the Non-BOW Subsidiaries, (B) there are no Loans by the Company or any of the Non-BOW Subsidiaries to any executive, officer, director, principal shareholder or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of the Non-BOW Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans described in clause (A) are and were originated in compliance in all material respects with all applicable laws.

(vi) Except as such disclosure may be limited by any applicable law, rule or regulation, the Company’s Disclosure Letter sets forth a listing, as of December 31, 2019, by account, of: (A) each borrower, customer or other party that has notified the Company or the Non-BOW Subsidiaries during the past twelve (12) months of, or has asserted against the Company or the Non-BOW Subsidiaries, in each case in writing, any “lender liability” or similar claim; and (B) all Loans held by the Company or any Non-BOW Subsidiary (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended after the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith, in each case of clauses (B)(1) to (B)(4), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date; and (C) all assets classified by the Company or the Non-BOW Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Mergers from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former executive officer or director of the Company, or any immediate family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z) Insurance. The Company and its Subsidiaries are presently insured for amounts deemed reasonable by management of the Company against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries (the “Company Insurance Policies”) showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the Company Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in material default thereunder, and all premiums and other payments due under any such policy have been paid. There are as of the date of this Agreement no material claims pending, and no written notices have been given of any such claims, under the Company Insurance Policies (other than with respect to health or disability insurance).

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including but not limited to FHLB of Cincinnati stock and Federal Reserve Bank of Atlanta stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract or other similar risk management arrangements (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Indemnification. Except as provided in the charter or bylaws of the Company and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or shareholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company, and as of the date of this Agreement there are no claims pending, or to the Knowledge of the Company threatened, for which any such Person would be entitled to indemnification under the charter or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc) Corporate Documents and Records. The Company has previously provided or made available to Purchaser a complete and correct copy of the charter, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation in any material respect of its charter, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a materially complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Each Company Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause either Company Bank or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by each Company Bank. To the Knowledge of the Company no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any significant remedial action. The Board of Directors of each Company Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and each Company Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and each Company Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting appropriate for its size and the industry in which it operates, which is designed to provide reasonable assurances regarding the reliability of financial reporting. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2016, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, or employee of the Company or any of its Subsidiaries, has received any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls.

(ff) Tax Treatment of the Merger. The Company has no Knowledge of any fact or circumstance relating to it that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

(gg) Trust Accounts. The Company and each Non-BOW Subsidiary has properly administered in all material respects all accounts, if any, for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any Non-BOW Subsidiary, nor to the Knowledge of the Company any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account.

(hh) No Other Representations or Warranties.

(i) Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3 and that the Company did not rely on any representation or warranty not contained in Section 3.3 when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

3.3 Representations and Warranties of Purchaser. Except (i) as disclosed in (A) Purchaser’s Disclosure Letter and (B) the Purchaser Reports filed prior to the date of this Agreement (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by law from disclosure (and as to which nothing in this Agreement shall require disclosure), the Purchaser represents and warrants to the Company that:

(a) Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted for bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens, other than any restrictions imposed by federal, state or foreign securities laws. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries complies in all material respects with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii) Each of Purchaser’s Subsidiaries is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.

(iii) The outstanding shares of capital stock of each Subsidiary of the Purchaser have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other equity interests or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Purchaser Bank is a Tennessee-chartered state bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) The authorized capital stock of Purchaser consists of 25,000,000 shares of Purchaser Common Stock and 5,000,000 shares of preferred stock, $1.00 par value per share (“Purchaser Preferred Stock”).

(ii) As of December 31, 2019:

(A) 18,361,922 shares of Purchaser Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable laws;

(B) No shares of Purchaser Common Stock are held in Purchaser’s treasury;

(C) No shares of Purchaser Preferred Stock are issued and outstanding;

(D) No shares of Purchaser Common Stock are underlying outstanding warrants; and

(E) 362,757 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii) The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv) No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of Purchaser may vote, are issued or outstanding.

(v) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than options to purchase shares of Purchaser Common Stock, neither Purchaser nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser or any of its Subsidiaries (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, puts, calls, rights, convertible securities, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Purchaser’s Board of Directors has determined that this Agreement is advisable and has adopted a resolution to the foregoing effect. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the charter or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of clause (i) or clause (iii), as would not have a Material Adverse Effect on the Purchaser.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the FDIC, the Tennessee Department of Financial Institutions and the OCC, (ii) the filing with the SEC of a Proxy Statement-Prospectus relating to the Company Shareholder Meeting and of the Registration Statement in which such proxy statements will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the filing of the Bank Merger Certificates, (iv) filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement , no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Mergers. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. Purchaser and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the Federal Reserve, the Tennessee Department of Financial Institutions or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h) Securities Filings. Purchaser has timely filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other filings and exhibits thereto, that it has been required to file under the Securities Act or the Exchange Act, or the rules or regulations promulgated thereunder, since January 1, 2016 (collectively, the “Purchaser Reports”). As of their respective dates of filing with the SEC, none of the Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i) Financial Statements. Purchaser has previously made available to the Company copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2018, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Reports on Form 10-K for the years ended December 31, 2018 and December 31, 2017, filed with the SEC and (ii) the unaudited consolidated balance sheets of Purchaser and its Subsidiaries as of September 30, 2019 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the three and nine months ended September 30, 2019, as reported in Purchaser’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(j) Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than Liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2018, except for (i) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the BOW Merger Agreement.

(k) Absence of Certain Changes or Events. Since December 31, 2018, (i) Purchaser and its Subsidiaries, in all material respects, have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been a Material Adverse Effect on Purchaser.

(l) Litigation. Except as would not have a Material Adverse Effect on the Purchaser:

(i) there are no suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement;

(ii) there are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries; and

(iii) since January 1, 2016 (i) there have been no investigations, subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business or routine regulatory examinations or visitations) and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigations, subpoena, written demand, or document request.

(m) Absence of Regulatory Actions. Since January 1, 2016, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking, in each case, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions noted by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n) Compliance with Laws. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser, Purchaser and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Purchaser or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all

agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser, Purchaser and each of its Subsidiaries has, and has had at all times since January 1, 2016, all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice of or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes. There is no pending, or to the Knowledge of the Purchaser, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes and associated interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for the same. Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p) Purchaser IT Systems.

(i) To the Purchaser’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Purchaser or its Subsidiaries (collectively, the “Purchaser IT Systems”) have been properly maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Purchaser’s consolidated business as currently conducted. Neither the Purchase nor any of its Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Purchaser IT Systems. No Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Purchaser. The Purchaser and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses.

(q) Purchaser Loan Matters.

(i) All Loans held by the Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, and such Loans are not subject to any pending or, to the Knowledge of the Purchaser, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii) The allowances for loan losses reflected in the Purchaser’s consolidated balance sheet at December 31, 2018 and September 30, 2019 were, and Purchaser’s allowances for loan losses as of the Closing Date will be, in each case in the opinion of management, adequate, as of such dates thereof, under GAAP.

(r) Insurance. The Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management of the Purchaser against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(s) Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt the Company and its Subsidiaries, this Agreement, the Plan of Bank Merger, the Merger and the Bank Mergers from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(t) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Purchaser does not have Knowledge of any facts or circumstances that would cause either Purchaser Bank or any other Subsidiary of the Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by each Purchaser Bank. To the Knowledge of the Purchaser no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Purchaser or any of its Subsidiaries to undertake any significant remedial action. The Board of Directors of the Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and the Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and each Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(u) Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. Since January 1, 2016, neither Purchaser nor any of its Subsidiaries, nor, to the Knowledge of Purchaser, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls.

(v) Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

(w) Financing. Purchaser has, and will have at Closing, in each case without having to resort to external sources, all funds necessary to satisfy its obligations to pay the Cash Consideration hereunder and sufficient capital and liquidity to otherwise effect the transactions contemplated by this Agreement.

(x) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2 and that Purchaser did not rely on any representation or warranty not contained in Section 3.2 when making its decisions to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent required by law, rule or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any Non-BOW Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, and advantageous business relationships and retain the services of its officers and key employees; or take any action that would reasonably be likely to adversely affect in any material respect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (B) advances from the FHLB and purchases of federal funds and (C) advances from the Federal Reserve Bank of Atlanta;

(ii) prepay any indebtedness or other similar arrangements if it would cause the Company to incur any prepayment penalty thereunder; or

(iii) purchase any brokered certificates of deposit except in the ordinary course of business consistent in all material respects with past practice;

(c) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock except for (A) dividends and distributions by Subsidiaries of the Company to the Company or another Subsidiary of the Company, in each case, consistent with past practice or to fund the payment by the Company of expenses incurred in connection with the transactions contemplated by this Agreement and (B) dividend payments by the Company consistent with past practice; provided that the aggregate amount of dividends paid by the Company to its shareholders plus the aggregate amount of dividends paid by BOW to the BOW Minority Ownership shall not exceed the lesser of $1,700,000 or forty eight percent (48%) of the consolidated earnings of the Company;

(iii) grant any person any right to acquire any shares of its capital stock;

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for, or valued by reference to, any shares of its capital stock; or

(v) redeem or otherwise acquire any shares of its capital stock other than because of the enforcement of a security interest as otherwise provided in this Agreement;

(d) other than in the ordinary course of business, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets (including other real estate owned) to any Person other than a Subsidiary, or (ii) cancel, release or assign any material indebtedness to any such Person or any material claims held by any such Person;

(e) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a Loan), or form any new Subsidiary;

(f) (i) renew, amend or terminate any Company Contract or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g) Except for Loans or commitments for Loans that have previously been approved by the Company or the Company Banks before the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except with respect to any secured Loan or commitment wherein the total credit exposure is less than $1,500,000 or any unsecured Loan or commitment wherein the total of the unsecured credit exposure is less than $100,000 which is made in conformity with existing lending practices, provided that, with respect to any Loan for which the prior written consent of Purchaser is required by this Section, Purchaser shall approve or reject such Loan, in writing, within three (3) Business Days after the Loan package is delivered to Purchaser, and if such approval or rejection is not given within such three (3) Business Day period, the subject Loan shall be conclusively deemed approved by Purchaser for purposes of this Agreement;

(h) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or the Company Banks, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or the Company Banks, or any entity controlled, directly or indirectly, by any of the foregoing, in each case except in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215);

(i) except as required by any Company Benefit Plan in effect on the date hereof:

(i) (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors, other than increases in annual base salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed three percent (3%) of the aggregate cost of all employee annual base salaries and wage rates as in effect as of the date hereof, (b) pay, or commit to pay, any bonus, change in control or retention payment, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of any fiscal year completed prior to or the fiscal year in effect as of the date of this Agreement in the ordinary course of business consistent with past practice pursuant to the Company Benefit Plans set forth in the Company’s Disclosure Letter, or (c) fund any rabbi trust or similar arrangement;

(ii) become a party to, amend, renew, extend or commit itself to any Company Benefit Plan or any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law, rule or regulation;

(iii) make any contributions to any defined contribution plan or Company Benefit Plan that are not made in the ordinary course of business consistent with past practice;

(iv) elect to any office with the title of senior vice president or higher any individual who does not hold such office as of the date of this Agreement or elect to its Board of Directors any individual who is not a member of its Board of Directors as of the date of this Agreement; or

(v) hire or terminate any employee with an annualized base salary or wage rate that exceeds $100,000, other than (i) hiring employees to replace departed employees where the compensation of such replacement employee is materially consistent with the compensation of the departed employee and (ii) terminations for “cause”;

(j) commence any legal action or proceeding, other than to enforce an obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages that exceed $100,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its charter or bylaws, or similar governing documents of its Subsidiaries;

(l) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent in all material respects with past practice;

(m) purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency and municipal securities;

(n) make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and except for ordinary course, immaterial expenditures reasonably necessary to maintain existing assets in good repair in prior consultation with Purchaser;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice;

(q) make any changes in any material respect in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; risk and asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law, rules or regulations or GAAP, or at the direction of a Governmental Entity;

(r) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to employment, benefit or compensation information addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii) issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s) except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate without (i) conducting a Phase I environmental assessment of the property and (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank, obtaining the prior consent of Purchaser (which shall not be unreasonably withheld);

(t) make, change or rescind any material election concerning Taxes or Tax returns, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, dispute or assessment, or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(u) knowingly take any action that is intended or would reasonably be likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in any of the conditions to the BOW Merger set forth in Article VI of the BOW Merger Agreement not being satisfied or in a material violation of any provision of this Agreement or the BOW Merger Agreement;

(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w) enter any new lines of business;

(x) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent in all material respects with past practice;

(y) merge or consolidate FNBM, BOW or any other Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(z) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section  4.1.

4.2 Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement or to the extent required by law, rule or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall, and shall cause its Subsidiaries to, maintain its and their rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice; fail to use best reasonable efforts to maintain and preserve intact its business organization, properties, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) take any action that would reasonably be likely to adversely affect in any material respect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

(c) knowingly take any action that is intended to or would reasonably be likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in any of the conditions to the BOW Merger set forth in Article VI of the BOW Merger Agreement not being satisfied or in a material violation of any provision of this Agreement or the BOW Merger Agreement;

(d) make, declare or pay any dividend, or make any other distribution, on any shares of Purchaser Common Stock, other than regular quarterly cash dividends by Purchaser consistent with past practice;

(e) restructure, reorganize, or completely or partially liquidate or dissolve itself or any Significant Subsidiary;

(f) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(g) amend, repeal or modify any provision of its charter or bylaws in a manner that would adversely affect the Company or any Company shareholder, as a prospective holder of Purchaser Common Stock, relative to other holders of Purchaser Common Stock or the transactions contemplated by this Agreement; or

(h) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding the Company or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser and its Subsidiaries), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) knowingly release any Person from, knowingly waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, before the adoption and approval of this Agreement by the Company’s shareholders at the Company Shareholder Meeting, this Section 5.1(a) shall not prohibit the Company from furnishing confidential or non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to the Company or its Subsidiaries by such Person (and not withdrawn) if (1) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (2) the Company has not breached any of the covenants set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary obligations to the Company’s shareholders under applicable law, and (4) before furnishing any non-public information to, or entering into discussions with, such Person, the Company gives Purchaser written notice of the identity of such Person and of the Company’s intention to furnish confidential or non-public information to, or enter into discussions with, such Person and the Company receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement is to Purchaser and the Company also provides Purchaser, prior to or substantially concurrently with the time such information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Purchaser. During the term of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.1(a)) relating to any Acquisition Proposal.

(b) The Company will notify Purchaser orally within twenty-four (24) hours and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or the inquiry and the material terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any material developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within twenty-four (24) hours) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of this Agreement with respect to any Acquisition Proposal, including terminating access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person.

5.2 Advice of Changes. Before the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement or the BOW Merger Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the BOW Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the BOW Merger Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period before the Effective Time to the books, records, contracts, properties, personnel, information technology services of and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) pending or threatened litigation or investigations if, in the opinion of counsel, such access would or might jeopardize any privilege relating to the matters being discussed or (ii) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws, rules or regulations; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (i) or the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall Non-BOW Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each press release made available to the public by it and (iii) all other information concerning its business, properties and personnel as may be reasonably requested; provided that Purchaser shall not be entitled to receive reports or other documents relating to (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might jeopardize any privilege relating to the matters being discussed, or (y) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws, rules or regulations. The Company will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (x) apply.

(c) The Company and Purchaser will not, and will cause their respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents subject to and in accordance with the provisions of the confidentiality agreement, November 15, 2019, among the Company, FNBM, BOW Purchaser and Purchaser Bank (the “Confidentiality Agreement”).

(d) From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion as soon as practicable following the consummation of the Bank Mergers.

(e) The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(f) The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4 Applications; Consents.

(a) The Company and Purchaser shall, upon request, furnish each other with all information concerning themselves and their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement-Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of the Company and Purchaser or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Purchaser shall use its reasonable best efforts to file all applications, notices, and/or waiver requests required by the Federal Reserve or the Tennessee Department of Financial Institutions in connection with the transactions contemplated by this Agreement within forty five (45) days after the date of this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser and the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each of the Company and Purchaser agrees that it will consult with the other party with respect to the obtaining of all consents, approvals, waivers, and authorizations of Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other party reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-Takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Mergers from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the BOW Merger Agreement as expeditiously as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. Notwithstanding anything in this Agreement or the BOW Merger Agreement to the contrary, nothing in this Agreement or the BOW Merger Agreement shall require the Purchaser or its Affiliates to agree to, and without the prior consent of Purchaser the Company and its Subsidiaries shall not agree to, in connection with obtaining any actions or non-actions, extensions, waivers, consents or approvals of any Governmental Entity any non-standard condition or requirement that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, measured on a scale relative to the Company and its Subsidiaries, taken as a whole (such condition or requirement, a “Burdensome Condition”); provided that, for the avoidance of doubt, any condition or requirement imposed by a Government Entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by this Agreement shall not be deemed to be a Burdensome Condition.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other and obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or, to the extent practical, otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure (i) that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law, (ii) at the request of a Governmental Entity or (iii) that is substantially similar to communications previously approved pursuant to this Section 5.7.

5.8 Company Shareholder Meeting.

(a) The Company shall submit to its shareholders for approval this Agreement and any other matters required to be approved or adopted by Company’s shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder

Meeting”) as promptly as reasonably practicable after the Registration Statement becomes effective under the Securities Act to consider and vote on approval of this Agreement. Subject to Section 5.8(b), the Company shall, (i) through its Board of Directors, recommend to its shareholders the approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use reasonable best efforts to obtain from its shareholders a vote approving this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, at any time before the Company Shareholder Meeting, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the shareholders of the Company approve this Agreement (a “Change of Recommendation”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided that before any such Change of Recommendation, the Company shall have complied in all material respects with Section 5.1, given Purchaser at least three (3) Business Days’ prior written notice advising it of the intention of the Company’s Board of Directors to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal, including the identity of the Person making any such Acquisition Proposal and any written materials received by the Company or any of its Subsidiaries in connection therewith; and provided, further, that if the decision relates to an Acquisition Proposal: (i) the Company shall have given Purchaser three (3) Business Days after delivery of such notice to Purchaser to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement (or make another proposal), throughout such period the Company shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors and after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines to withdraw, modify or change its recommendation that the shareholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

5.9 Registration of Purchaser Common Stock.

(a) Within forty-five (45) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Company shareholders at the Company Shareholder Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger and the BOW Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement before its being filed with the SEC. Each of Purchaser and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as needed to consummate the Merger and the BOW Merger, and the other transactions contemplated hereby and by the BOW Merger Agreement. The Company will use its reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its shareholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger and the BOW Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If, at any time before the Effective Time, any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser or the Company, as applicable, with the SEC and disseminated by the Company to its shareholders.

(b) Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and the BOW Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Before the Effective Time, Purchaser shall notify or file an application with the NASDAQ with respect to the additional shares of Purchaser Common Stock to be issued by Purchaser in the Merger and the BOW Merger.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or written notice of, or other written communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries after the date of this Agreement and before the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its Subsidiaries taken as a whole to which such party or any of its Subsidiaries is a party or is subject; (ii) any event, condition, change or occurrence which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI or a condition in Article VI of the BOW Merger Agreement, and (iii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, would reasonably be expected to have a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement or the BOW Merger Agreement.

5.11 Employee Benefit Matters.

(a) For one (1) year following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of the Company and its Subsidiaries immediately before the Effective Time and whose employment is not terminated before the Effective Time (a “Continuing Employee”), for so long as such Continuing Employee remains employed by Purchaser or one of its Subsidiaries during such one-year period, that, in the aggregate, are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly-situated employees of Purchaser or its Subsidiaries.

(b) At the sole discretion of Purchaser, Purchaser may maintain the Company’s or its Subsidiaries’ health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of the Company’s or its Subsidiaries’ health and/or other welfare plans, then, at the request of Purchaser, made at least thirty (30) days before the Effective Time, the Company or its Subsidiaries shall adopt resolutions, to the extent required, providing that the Company’s applicable health and welfare plans will be terminated effective immediately before the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s or its Subsidiaries’ health and welfare plans before the time the Continuing Employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly-situated employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Purchaser shall use commercially reasonable efforts to ensure that Continuing Employees who become covered under health and welfare plans, programs and benefits of Purchaser or any of its Subsidiaries shall (i) receive credit for any co-payments and deductibles paid under the Company’s and its Subsidiaries’ health and welfare plans for the plan year in which coverage commences under Purchaser’s health and welfare plans and (ii) shall not be subject to any pre-existing conditions under any such plans or arrangements, except in the case of clause (ii) to the extent that Continuing Employees would be subject to the same under the Company’s or its Subsidiaries’ health and welfare plans immediately prior to the Effective Time. Company employees and employees of the Company’s Subsidiaries who are not Continuing Employees and their qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(c) Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting, and paid time off accrual (but not any other benefit accrual) under the Purchaser Benefit Plans the service of the Continuing Employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its Subsidiaries; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any Purchaser Benefit Plans, (ii) if similarly situated employees of Purchaser and its Subsidiaries do not receive credit for service under the applicable Purchaser Benefit Plan or (iii) with respect to any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation. On the Closing Date, the Company shall pay or cause it Subsidiaries to pay (A) to each employee of the Company or any of its Subsidiaries all of such employees’ vacation time that is accrued and unused as of immediately prior to the Closing and (B) to the employees of FNBM or any Subsidiary thereof all sick time that is accrued and unused by such employees as of immediately prior to the Closing to the extent that such sick time would be required to be paid to such employees upon termination of employment under the terms of the FNBM Employee Handbook as in effect on the date hereof. The value of the accrued and unused paid time off of each employee of the Company or any of its Subsidiaries as of January 1, 2020 is set forth in Section 5.11(c) of the Company’s Disclosure Letter and the Company shall update the information set forth in Section 5.11(c) of the Company’s Disclosure Letter as of a date that is not less than three (3) Business Days prior to the Closing Date and deliver such updated information to Purchaser no later than the last Business Day prior to the Closing Date. The Company shall, or shall cause FNBM and BOW to, promptly, and in any event within ten (10) Business Days following the date hereof, communicate to employees of FNBM and BOW and their respective Subsidiaries that (x) their sick time credited pursuant to the FNBM Employee Handbook and the BOW Employee Handbook, as applicable, will be eliminated at the Closing and therefore may only be used, if at all, prior to the Closing and (y) there shall be no payment in respect of such eliminated sick time, other than with respect to the sick time accrued by employees of FNBM or a Subsidiary thereof required to be paid pursuant to clause (B) of this Section 5.11(c). This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any employee of the Company or its Subsidiaries or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d) If requested in writing by Purchaser no later than thirty (30) days before Closing, the Company will also take all necessary steps to terminate the Company 401(k) Plan immediately before the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then before the Effective Time, the Company shall take all such actions as are reasonably necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use commercially reasonable efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Before the Effective Time, the Company, and following the Effective Time, Purchaser, will adopt such amendments to the Company 401(k) Plan and resolutions required to effect the provisions of this Section 5.11(d) (which, in the case of any amendments or resolutions of the Company, shall be provided to Purchaser at least three (3) Business Days prior to adoption for Purchaser’s review). If Purchaser requests the Company to submit an application to the IRS for a determination letter, the Company 401(k) Plan participants who are terminated at or after the Closing, but before the receipt of the IRS determination letter, may elect to receive a distribution from the Company 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances, including notes in respect of outstanding plan loans, in the Company’s 401(k) Plan into Purchaser’s 401(k) Plan as of the Effective Time.

(e) During the twelve (12)-month period immediately following the Effective Time, Purchaser will, or will cause the Purchaser Bank to, cover Continuing Employees under Purchaser’s Severance Plan, as in effect on the date of this Agreement, on the following terms: (i) severance benefits will be calculated taking into account the number of years or service of each Continuing Employee with the Company and its Subsidiaries prior to the Effective Time and with Purchaser and Purchaser Bank thereafter, (ii) in lieu of the severance benefit formula set forth in the Severance Plan, the benefit formula set forth in Section 5.11(e) of Purchaser’s Disclosure Letter will apply, (iii) the second to last sentence of Section IV.a of the Purchaser’s Severance Plan shall not apply, and (iv) all other terms and conditions as set forth in the Purchaser’s Severance Plan, as in effect on the date of this Agreement, will apply.

(f) Without limiting the generality of Section 8.8, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or service provider shall be regarded for any purpose as a third-party beneficiary to this Agreement. The terms of this Agreement shall not be deemed to (i) establish, amend or modify any Company Benefit Plan, Purchaser Benefit Plan or any employee benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Purchaser or any of their Affiliates, (ii) alter or limit the ability of Purchaser and its Subsidiaries to amend, modify or terminate any compensation or benefit plan, program or agreement after the Effective Time or (iii) confer on any current or former employee, director or service provider any right to employment or continued employment or service with the Company, Purchaser or any of their Affiliates.

5.12 Indemnification.

(a) From and after the Effective Time, Purchaser and the Surviving Corporation shall indemnify and hold harmless, and advance expenses to, in each case, subject to the limitations of this Section 5.12(a), each of the current and former directors, officers and employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company or any of its Subsidiaries or any of their respective predecessors or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been entitled to be indemnified or would have had the right to advancement of expenses pursuant to the charter and bylaws or similar organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted under applicable law, provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually and materially prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy or policies with respect to claims against such Persons arising from facts or events occurring at or before the Effective Time (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect to the insured); provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by the Company and its Subsidiaries for such insurance (the “Premium Cap”) and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available at a premium equal to the Premium Cap; provided, further, that Purchaser may (i) request that the Company and its Subsidiaries obtain an extended reporting period endorsement under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policy or policies or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to the insured than the Company’s and its Subsidiaries’ existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f) Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13 Shareholder Litigation. Purchaser shall have the option to participate in, but not control, at Purchaser’s own expense, the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement (“Shareholder Litigation”). No settlement in respect of any such Shareholder Litigation shall be agreed to by the Company without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14 Director Appointment. Before the Closing Date, each of Purchaser and Purchaser Bank shall take all required action to appoint the Designated Director (as hereinafter defined) to serve as a director of Purchaser and Purchaser Bank effective as of the Effective Time. “Designated Director” shall mean one (1) member of the current board of directors of the Company, FNBM or BOW, selected by the Company in consultation with Purchaser, and subject to the bylaws and the requirements of the nominating and governance committee of Purchaser and Purchaser Bank, respectively, and the requirements regarding service as a member of the board of directors of Purchaser and Purchaser Bank, as applicable. Provided the Designated Director continues to satisfy the requirements for service as a member of the board of directors of Purchaser and Purchaser Bank, as applicable, each of Purchaser and Purchaser Bank shall take all required action to nominate the Designated Directors for reelection to the board of directors of Purchaser and Purchaser Bank at or in connection with the first annual meeting of the shareholders of the Surviving Corporation following the Effective Time.

5.15 Appraisal of Fixed Assets

(a) The Company shall retain an independent valuation firm, reasonably acceptable to Purchaser, to appraise, on the basis of reasonable assumptions and employing reasonable methodology, the value of the fixed assets of FNBM set forth on the Company’s Disclosure Letter, which shall include all of the real property of FNBM or a Subsidiary of FNBM (the “FNBM Fixed Assets”) and shall deliver a report by such valuation firm to Purchaser, within forty five (45) calendar days from the date hereof, setting forth such valuation firm’s calculation of the value of the FNBM Fixed Assets (the value of the FNBM Fixed Assets, so calculated, the “FNBM Fixed Asset Value” ) together with the assumptions and methodology employed to make such appraisal.

(b) The Company shall cause BOW to retain an independent valuation firm, reasonably acceptable to Purchaser, to appraise, on the basis of reasonable assumptions and employing reasonable methodology, the value of certain fixed assets of BOW (the “BOW Fixed Assets”) in accordance with the terms and conditions of the BOW Merger Agreement, and shall cause BOW to deliver a report to the Purchaser, within forty five (45) calendar days from the date hereof, setting forth such valuation firm’s calculation of the value of the BOW Fixed Assets (the value of the BOW Fixed Assets, so calculated, the “BOW Fixed Asset Value”) together with the assumptions and methodology employed to make such appraisal.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s shareholders in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Mergers, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Mergers and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or the Bank Mergers. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Mergers.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and not withdrawn.

(e) Stock Listing. Purchaser shall have filed with the NASDAQ a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Stock Consideration, and the NASDAQ shall not have objected to the listing of such shares of Purchaser Common Stock.

(f) Tax Opinions. Purchaser and the Company shall have received written opinions of Wachtell, Lipton, Rosen & Katz and Butler Snow LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

(g) BOW Merger. Each of the conditions set forth in Article VI of the BOW Merger Agreement, other than Section 6.1(g) thereto, shall have been satisfied or waived, in each case in accordance with the terms of the BOW Merger Agreement.

6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a) The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in Section 3.2 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c) Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain a Burdensome Condition.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in Section 3.3 of this Agreement shall be true and correct at and as of date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Purchaser.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement shall automatically terminate if the BOW Merger Agreement is terminated in accordance with its terms prior to the completion of the BOW Merger. In addition, this Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a) by the mutual written consent of Purchaser and the Company; or

(b) by either Purchaser or the Company, in the event of the failure of the Company’s shareholders to approve this Agreement at the Company Shareholder Meeting (“Requisite Shareholder Approval”); provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));

(c) by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required for the Merger or the Bank Mergers shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order permanently enjoining or otherwise prohibiting consummation of the Merger or the Bank Mergers, unless the failure to obtain such required approval, consent or waiver shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or in the BOW Merger Agreement, as applicable;

(d) by either Purchaser or the Company, if the Merger is not consummated by September 30, 2020 (the “Outside Date”); provided, that, if on the Outside Date either of the conditions set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied, then the Outside Date shall be automatically extended to December 31, 2020 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); in each case, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e) by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, and such breach or untrue representation or warranty has not been or cannot be cured within the earlier of the Outside Date and thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

(f) by Purchaser, if prior to the approval of this Agreement by the Company’s shareholders (i) the Company shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of the Company does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve this Agreement or if the Board of Directors effects a Change of Recommendation;

(g) by the Company, at any time during the five-day period commencing with the Determination Date, if both (i) the number obtained by dividing (A) (x) 2,969,418 multiplied by the Determination Day Average Closing Price plus (y) 21,570,701 by (B) the Minimum Merger Consideration (the “Parent Ratio”) shall be less than 0.85, and (ii) (1) the Parent Ratio is less than (2) the number obtained by dividing the Determination Date Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.15 from the Index Ratio; provided, however, that the Company must elect to terminate this Agreement under this Section 7.1(g) by written notice (a “Termination Notice”) given to Purchaser within two (2) Business Days after the Determination Date and that the Company’s right of termination shall be subject to the right of Purchaser provided for below to increase the Cash Consideration and/or the Stock Consideration. During the five (5) Business Day period immediately following the day on which Purchaser receives a Termination Notice (the “Election Period”), Purchaser shall have the right and option, in its sole discretion, to increase the Cash Consideration and/or the Stock Consideration such that, as a result of such adjustment, the sum of (i) the Cash Consideration and (ii) (x) the Stock Consideration multiplied by (y) the Average Closing Price, calculated assuming the Determination Date is the Closing Date, shall be no less than the Minimum Merger Consideration (as defined below); provided that the right of Purchaser to so increase the Cash Consideration shall be subject to the requirement that no such increase in the Cash Consideration can result in the Merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the IRC. If Purchaser elects to increase the Cash Consideration and/or the Stock Consideration within such five (5) Business Day period, Purchaser shall give written notice of such election (the “Fill Notice”) to the Company during the Election Period, which Fill Notice shall specify the amount of any such increase, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (with the Cash Consideration and/or the Stock Consideration adjusted in accordance with this Section 7.1(g) as set forth in the Fill Notice). If Purchaser does not elect to increase the Cash Consideration and/or the Stock Consideration within such five (5) Business Day period, then the Company may terminate this Agreement at any time after the end of the Election Period. For purposes of this section, the term “Minimum Merger Consideration” means $69,526,801.70. For purposes of this Section 7.1(g):

(A) “Determination Date” shall mean the fifth (5th) day before the Closing Date; provided that if shares of the Purchaser Common Stock are not actually traded on the NASDAQ on such day, the Determination Date shall be the day immediately preceding the fifth (5th) day before the Closing Date on which shares of Purchaser Common Stock actually trade on the NASDAQ.

(B) “Determination Day Average Closing Price” means the volume-weighted average closing price of Purchaser Common Stock as reported on the NASDAQ for the ten (10) consecutive full trading days ending on and including the trading day prior to the Determination Date.

(C) “Determination Date Index Price” shall mean the average of the closing prices of the NASDAQ Bank Index during the ten (10) consecutive full trading days ending on and including the trading day prior to the Determination Date, as reported by Bloomberg LP (symbol: CBNK:IND).

(D) “Initial Index Price” shall mean the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of this Agreement, as reported by Bloomberg LP (symbol: CBNK:IND).

7.2 Termination Fee.

(a) If Purchaser terminates this Agreement pursuant to Section 7.1(f), the Company shall make payment to Purchaser of a termination fee of $2,800,000 (the “Termination Fee”).

(b) If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b), or (B) by either party pursuant to Section 7.1(d) without the Requisite Shareholder Approval having been obtained or (C) by Purchaser pursuant to Section 7.1(e), (ii) before the Company Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination of this Agreement (in the case of termination pursuant to Section 7.1(d) and Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and not withdrawn and (iii) within twelve (12) months of such termination the Company shall consummate or enter into any definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as set forth in clause (ii) of this Section 7.2(b)), then the Company shall make payment to Purchaser of the Termination Fee.

(c) The fees payable pursuant to Section 7.2(a) shall be made by wire transfer of immediately available funds within two (2) Business Days following termination. Any fee payable pursuant to Section 7.2(b) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company for such termination fee or any portion thereof, the Company shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 7.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amount payable by the Company pursuant to Section 7.2(a) or (b) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser, in the event of termination of this Agreement on the bases specified in such sections.

7.3 Effect of Termination. If this Agreement is terminated by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and Article VIII, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Mergers.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All representations and warranties in this Agreement and all other agreements and covenants herein shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the applicable state and federal laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee, without regard to conflicts of laws principles.

8.6 Expenses. Except as otherwise expressly provided herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Attention:         Timothy K. Schools

Email:               tkschools@capstarbank.com

With copies to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Facsimile:         (212) 403-2000

Attention:         Matthew M. Guest

Email:               MMGuest@wlrk.com

If to the Company, to:

FCB Corporation

100 West High Street

Manchester, Tennessee 37355

Facsimile:         931-728-3595

Attention:         Gerald L. Ewell, Jr.

Email:               Geraldewell@lighttube.net

With copies to:

Butler Snow LLP

150 3rd Avenue South, Suite 1600

Nashville, TN 37201

Facsimile:         (615) 651-6701

Attention:         Adam G. Smith

Email:              adam.smith@butlersnow.com

8.8 Entire Agreement; etc. This Agreement (including the documents and the instruments referred to herein), together with the BOW Merger Agreement, the Company Voting Agreements, the BOW Voting Agreements, the Exhibits and Disclosure Letters hereto and thereto and the Confidentiality Agreement, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page immediately follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CapStar Financial Holdings, Inc.

By:	/s/ Timothy K. Schools
Name: Timothy K. Schools
Title: President

[Signature Page to the Merger Agreement]

FCB Corporation

By:	/s/ Gerald L. Ewell, Jr.
Name: Gerald L. Ewell, Jr.
Title: President

[Signature Page to the Merger Agreement]

Exhibit A-1 Form of Company Director Voting Agreement

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of January [●], 2020, is entered into by and among CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), FCB Corporation, a Tennessee corporation (the “Company”), and the undersigned shareholder of the Company (the “Shareholder”). Each of Purchaser, the Company and the Shareholder may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Purchaser and the Company, the Company will be merged with and into Purchaser, with Purchaser as the surviving corporation (the “Merger”);

WHEREAS, the Shareholder beneficially owns with power to vote the number of shares of common stock, $10.00 par value per share, of the Company (“Company Common Stock”) as set forth on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Purchaser and the Company entering into the Merger Agreement, Purchaser and the Company have required that the Shareholder, solely in his or her capacity as a shareholder of the Company, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Voting Agreement. From the date hereof until the earlier of (a) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders (the applicable record date for such shareholder meeting or consent, the “Determination Date”), the Shareholder shall (i) appear at such meeting or otherwise cause all of the Covered Shares which he or she owns as of the applicable Determination Date to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares (A) in favor of approval of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Covered Shares, and, to the extent the Shareholder serves as a member of the Board of Directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict the Shareholder from exercising the

Shareholder’s fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Covered Shares held by any trust, limited partnership or other entity holding Covered Shares for which the Shareholder serves as trustee, a partner, shareholder or in a similar capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of any such entity holding Covered Shares, the Shareholder agrees to exercise all voting or other determination rights he or she has in such entity to carry out the intents and purposes of his or her support and voting obligations in this Section 2 and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Covered Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Covered Shares except any proxy to carry out the intent of this Agreement.

3.

For the purposes of this Agreement, “Covered Shares” means, with respect to any applicable Determination Date, (x)(A) the sum of Existing Shares and New Shares as of the applicable Determinate Date divided by (B) Total Directors Shares multiplied by (y) Maximum Director Shares.

(i) “New Shares” means shares of Company Common Stock over which the Shareholder has acquired beneficial ownership with the power to vote after the date hereof (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Common Stock or warrants or the conversion of any convertible securities or otherwise).

(ii) “Maximum Director Shares” means (x) 39.99% multiplied by the number of outstanding shares of Company Common Stock as of the applicable Determination Date minus (y) Hickerson Covered Shares.

(iii) “Total Directors Shares” means the sum of all of the shares of Company Common Stock which the individuals listed on Schedule B beneficially own with power to vote as of the applicable Determination Date.

(iv) “Hickerson Covered Shares” means the Covered Shares (as such term is defined in the Hickerson Voting Agreement) of Chip Hickerson pursuant to that Voting and Support Agreement, dated as of the date hereof, by and among Purchaser, the Company and Chip Hickerson (the “Hickerson Voting Agreement”).

Promptly following the applicable Determination Date, the Shareholder and the Company shall deliver a written notice to Purchaser indicating the number of Covered Shares of the Shareholder as of such Determination Date, and such notice shall include reasonably detailed information to support the determination of such number of Covered Shares, including the total outstanding shares of Company Common Stock as of such date, the Maximum Director Shares, the Total Directors Shares and the Hickerson Covered Shares.

4.

GRANT OF IRREVOCABLE PROXY. IN THE EVENT, BUT ONLY IN THE EVENT, OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH THE SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE SHAREHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS PURCHASER AS THE SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE COMPANY’S SHAREHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY’S SHAREHOLDERS, WITH RESPECT TO THE COVERED SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 4 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL

EXECUTE SUCH OTHER INSTRUMENTS AS REASONABLY MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE COVERED SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 4.

5.

Transfer Restrictions Prior to Merger. The Shareholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by operation of law or otherwise) or otherwise convey or dispose of, any of the Covered Shares, or any interest therein, including the right to vote any Covered Shares, as applicable (a “Transfer”), except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Shareholder may Transfer Covered Shares (a) for estate planning, tax planning or philanthropic purposes so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to Purchaser to be bound by and comply with the provisions of this Agreement or (b) upon the death of the Shareholder.

6.

Non-Solicitation. Unless this Agreement shall have been terminated, the Shareholder shall not initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person other than Purchaser relating to, any Acquisition Proposal. The Shareholder will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal.

7.

No Exercise of Appraisal Rights. The Shareholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Covered Shares that may arise with respect to the Merger.

8.

Confidential Information. From and after the date of this Agreement, the Shareholder shall not disclose any confidential information of Purchaser or the Company obtained by the Shareholder while serving as a director of the Company, except as required by law or in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Shareholder; (b) information that was in the Shareholder’s possession prior to serving as a director or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using any confidential information of Purchaser or the Company.

9.

Representations of the Shareholder. The Shareholder represents and warrants to Purchaser as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Purchaser and the Company, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery by the Shareholder of this Agreement or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate in any material respect any agreement or any Laws binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; and (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations), except as would not have the effect of preventing or otherwise materially interfering with the Shareholder’s obligations under this Agreement.

10.

Effectiveness. This Agreement shall be effective and irrevocable upon signing and shall remain in effect until the earlier of (i) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms, at which time it shall automatically terminate. Upon the termination of this Agreement, no Party shall have any further obligations or liabilities hereunder, except that Sections 11 through 16 shall survive termination of this Agreement.

11.

Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by Purchaser to a majority-owned affiliate or any successor-in-interest of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

12.

Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

13.

Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of the State of Tennessee located in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee, Nashville Division, in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 13, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.

Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add, as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

15.

Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser, the Company and the Shareholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.

Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

SIGNED as of the date first set forth above:

CAPSTAR FINANCIAL HOLDINGS, INC.

By:
Name: Timothy K. Schools
Title: President

[Signature Page to FCB Voting and Support Agreement]

FCB CORPORATION

By:
Name: Title:

[Additional Signature on Next Page]

[Signature Page to FCB Voting and Support Agreement]

SHAREHOLDER:

[Signature Page to FCB Voting and Support Agreement]

Schedule A

Number of Existing Shares

Shareholder Name	Existing Shares

Schedule B

Company Directors

George Brown

Gerald Ewell, Jr.

Nancy Gilliam

Edith Hickerson Johnson

Don Jones

Jerrold Pedigo

Tim Spry

L.A. Teal

Exhibit A-2 Form of Company Shareholder Voting Agreement

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of January [●], 2020, is entered into by and among CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), FCB Corporation, a Tennessee corporation (the “Company”), and [●], a shareholder of the Company (the “Shareholder”). Each of Purchaser, the Company and the Shareholder may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Purchaser and the Company, the Company will be merged with and into Purchaser, with Purchaser as the surviving corporation (the “Merger”);

WHEREAS, the Shareholder beneficially owns with power to vote [●] shares (the “Existing Shares”) of common stock, $10.00 par value per share, of the Company (“Company Common Stock”); and

WHEREAS, as an inducement and a condition to Purchaser and the Company entering into the Merger Agreement, Purchaser and the Company have required that the Shareholder, solely in his or her capacity as a shareholder of the Company, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Voting Agreement. From the date hereof until the earlier of (a) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders (the applicable record date for such shareholder meeting or consent, the “Determination Date”), the Shareholder shall (i) appear at such meeting or otherwise cause all of the Covered Shares which he or she owns as of the applicable Determination Date to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares (A) in favor of approval of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Covered Shares, and, to the extent the Shareholder serves as a member of the Board of Directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Covered Shares held by any trust, limited partnership or other entity holding Covered Shares for which the Shareholder serves as trustee, a partner, shareholder or in a similar capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of any such entity holding Covered Shares, the Shareholder agrees to exercise all voting or other determination rights he or she has in such entity to carry out the intents and purposes of his or her support and voting obligations in this Section 2 and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Covered Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Covered Shares except any proxy to carry out the intent of this Agreement.

For the purposes of this Agreement, (i) “Covered Shares” means, with respect to any applicable Determination Date, the sum of Existing Shares and New Shares as of the applicable Determinate Date, and (ii) “New Shares” means shares of Company Common Stock over which the Shareholder has acquired beneficial ownership with the power to vote after the date hereof (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Common Stock or warrants or the conversion of any convertible securities or otherwise).

3.

GRANT OF IRREVOCABLE PROXY. IN THE EVENT, BUT ONLY IN THE EVENT, OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH THE SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE SHAREHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS PURCHASER AS THE SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE COMPANY’S SHAREHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY’S SHAREHOLDERS, WITH RESPECT TO THE COVERED SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS REASONABLY MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE COVERED SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

4.

Transfer Restrictions Prior to Merger. The Shareholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by operation of law or otherwise) or otherwise convey or dispose of, any of the Covered Shares, or any interest therein, including the right to vote any Covered Shares, as applicable (a “Transfer”), except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Shareholder may Transfer Covered Shares (a) for estate planning, tax planning or philanthropic purposes so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to Purchaser to be bound by and comply with the provisions of this Agreement or (b) upon the death of the Shareholder.

5.

Non-Solicitation. Unless this Agreement shall have been terminated, the Shareholder shall not initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person other than Purchaser relating to, any Acquisition Proposal. The Shareholder will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal.

6.

No Exercise of Appraisal Rights. The Shareholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Covered Shares that may arise with respect to the Merger.

7.

Confidential Information. From and after the date of this Agreement, the Shareholder shall not disclose any confidential information of Purchaser or the Company obtained by the Shareholder while serving as a director of the Company, except as required by law or in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Shareholder; (b) information that was in the Shareholder’s possession prior to serving as a director or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using any confidential information of Purchaser or the Company.

8.

Representations of the Shareholder. The Shareholder represents and warrants to Purchaser as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Purchaser and the Company, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery by the Shareholder of this Agreement or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate in any material respect any agreement or any Laws binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; and (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations), except as would not have the effect of preventing or otherwise materially interfering with the Shareholder’s obligations under this Agreement.

9.

Effectiveness. This Agreement shall be effective and irrevocable upon signing and shall remain in effect until the earlier of (i) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms, at which time it shall automatically terminate. Upon the termination of this Agreement, no Party shall have any further obligations or liabilities hereunder, except that Sections 10 through 15 shall survive termination of this Agreement.

10.

Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by Purchaser to a majority-owned affiliate or any successor-in-interest of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

11.

Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.

Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of the State of Tennessee located in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee, Nashville Division, in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.

Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add, as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

14.

Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser, the Company and the Shareholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

SIGNED as of the date first set forth above:

CAPSTAR FINANCIAL HOLDINGS, INC.

By:
Name: Timothy K. Schools
Title: President

[Signature Page to Voting and Support Agreement]

FCB CORPORATION

By:
Name:
Title:

[Additional Signature on Next Page]

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

[Signature Page to Voting and Support Agreement]

EXHIBIT B

FORM OF PLAN OF BANK MERGER

This Plan of Bank Merger (this “Agreement”), dated as of January [●], 2020, is made by and between CapStar Bank, a state bank chartered under the laws of the State of Tennessee (“Purchaser Bank”), and The First National Bank of Manchester, a national banking association (“FNBM”).

RECITALS

WHEREAS, all of the issued and outstanding capital stock of Purchaser Bank is owned as of the date hereof directly by CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”);

WHEREAS, all of the issued and outstanding capital stock of FNBM is owned as of the date hereof directly by FCB Corporation, a Tennessee corporation (the “Company”);

WHEREAS, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company will merge with and into Purchaser, with Purchaser surviving such merger (the “HoldCo Merger”);

WHEREAS, contingent upon the HoldCo Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of FNBM with and into Purchaser Bank, with Purchaser Bank surviving such merger (the “Bank Merger”); and

WHEREAS, the board of directors of Purchaser Bank and the board of directors of FNBM deem the Bank Merger advisable and in the best interests of their respective shareholders, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.1 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), FNBM shall be merged with and into Purchaser Bank in accordance with the provisions of the Tennessee Banking Act (Tenn. Code Ann. § 45-1-101 et seq.) and 12 U.S.C. 1828(c). At the Effective Time, the separate existence of FNBM shall cease, and Purchaser Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger. All assets of FNBM as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of FNBM existing as of the Effective Time (the main office and branches of FNBM as of the date of this Agreement being as set forth on Schedule A hereto) as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate the main office and each of the branches of Purchaser Bank (as the Surviving Bank) existing at the Effective Time (the main office and branches of Purchaser Bank as of the date of this Agreement being as set forth on Schedule A hereto). The name of the Surviving Bank will be “CapStar Bank”.

Section 1.2 Closing. The closing of the Bank Merger will take place as soon as practicable following the HoldCo Merger or at such other time and date as specified by the parties hereto, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.3 Effective Time. Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the articles of merger filed with the Secretary of State of the State of Tennessee to effect the Bank Merger (such date and time being herein referred to as the “Effective Time”).

Section 1.4 Charter and By-laws. The charter and by-laws of Purchaser Bank in effect immediately prior to the Effective Time shall be the charter and the by-laws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.5 Board of Directors and Officers. At the Effective Time, the board of directors of the Surviving Bank shall consist of the members of the board of directors of Purchaser Bank as of immediately prior to the Bank Merger as well as the Designated Director (as defined in the Merger Agreement) appointed to the board of directors of Purchaser Bank effective as of the effective time of the HoldCo Merger in accordance with Section 5.14 of the Merger Agreement (the names and residence addresses of the members of the board of directors of Purchaser Bank as of the date of this Agreement being as set forth on Schedule B hereto). The officers of the Surviving Bank shall consist of the officers of Purchaser Bank as of immediately prior to the Bank Merger (the names and residence addresses of the executive officers of Purchaser Bank as of the date of this Agreement being as set forth on Schedule B hereto).

ARTICLE II

CONSIDERATION

Section 2.1 Effect on FNBM Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of FNBM, at the Effective Time, all shares of FNBM capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.2 Effect on Purchaser Bank Capital Stock. Each share of Purchaser Bank capital stock issued and outstanding immediately prior to the Effective Time shall, at and immediately after the Effective Time, remain issued and outstanding and unaffected by the Bank Merger.

Section 2.3 Surviving Bank Capital Stock. The authorized capital stock of the Surviving Bank will be comprised of 25,000,000 shares of common stock, par value $1.00 per share.

Section 2.4 No Preferred Stock. No preferred stock will be issued in connection with, or as a result of, the transactions contemplated by this Agreement.

ARTICLE III

COVENANTS

Section 3.1 Additional Actions. During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a) All approvals, consents or waivers of any Governmental Entity (as defined in the Merger Agreement) required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

(b) The HoldCo Merger shall have been consummated in accordance with the terms of the Merger Agreement.

(c) No jurisdiction or Governmental Entity (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

(d) This Agreement shall have been approved by the sole shareholder of each of Purchaser Bank and FNBM and by the Commissioner of the Tennessee Department of Financial Institutions.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically upon the termination of the Merger Agreement.

Section 5.2 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser Bank, to:

CapStar Bank

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Attention:         Timothy K. Schools

Email:               tkschools@capstarbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Facsimile:         (212) 403-2000

Attention:         Matthew M. Guest

Email:               MMGuest@wlrk.com

If to FNBM, to:

The First National Bank of Manchester

100 West High Street

Manchester, Tennessee 37355

Attention:         Tim Spry

Email:               Tim.Spry@fnbmwm.com

With a copy (which shall not constitute notice) to:

Butler Snow LLP

150 3rd Avenue South, Suite 1600

Nashville, Tennessee 37201

Facsimile:         (615) 651-6701

Attention:         Adam G. Smith

Email:               adam.smith@butlersnow.com

Section 6.3 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to sections of this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.4 Counterparts. This Agreement may be executed in counterparts (including by facsimile, e-mail delivery of a “.pdf” format data file, or other electronic means), all of which shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.5 Entire Agreement. This Agreement (including any exhibits thereto and the documents and the instruments referred to in this Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 6.7 shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

CAPSTAR BANK

By:
Name: Robert B. Anderson
Title: Chief Financial Officer and Chief
Administrative Officer

[Signature Page to Plan of Bank Merger]

THE FIRST NATIONAL BANK OF MANCHESTER

By:
Name:
Title:

[Signature Page to Plan of Bank Merger]

Appendix B

PLAN OF BANK MERGER

DATED AS OF January 23, 2020

BY AND AMONG

CAPSTAR FINANCIAL HOLDINGS, INC.,

CAPSTAR BANK

AND

THE BANK OF WAYNESBORO

B-i

Exhibit A	Form of BOW Voting Agreement	B-59

Schedule I	Sample Calculation of the Purchase Price Adjustment
Schedule II	Schedule of Book Values

Appendix A	BOW and Purchaser Bank Offices
Appendix B	Purchaser Bank Director and Officer Names and Residence Addresses

B-ii

Plan of Bank Merger

This is a Plan of Bank Merger (this “Agreement”), dated as of January 23, 2020, by and among CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), CapStar Bank, a Tennessee chartered bank (“Purchaser Bank” ) and wholly owned subsidiary of Purchaser, and The Bank of Waynesboro, a Tennessee chartered bank (“BOW”).

Recitals

WHEREAS, FCB Corporation, a Tennessee corporation (“FCB”), holds 15,168 of the 30,000 issued and outstanding shares, par value $10.00 per share, of common stock of BOW (the “BOW Common Stock”), which interest represents 50.56% of the issued and outstanding shares of BOW Common Stock, and other shareholders hold the remaining 14,832 shares of BOW Common Stock (the holders of such shares, the “BOW Minority Shareholders,” and such interest, the “BOW Minority Interest”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, BOW shall merge with and into Purchaser Bank, with Purchaser Bank continuing as the entity surviving the merger (the “Merger”);

WHEREAS, the Board of Directors of each of Purchaser and Purchaser Bank has unanimously determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the respective best interests of Purchaser and Purchaser Bank and in the best interests of their respective shareholders;

WHEREAS, the Board of Directors of BOW (the “BOW Board”) established a special committee (the “Special Committee”), consisting solely of members of the BOW Board not affiliated with FCB, Purchaser or Purchaser Bank, to, among other things, consider and negotiate this Agreement and the transactions contemplated hereby, and to make a recommendation to the BOW Board as to what action (including approval or rejection thereof, if appropriate), if any, should be taken by BOW with respect thereto;

WHEREAS, Purchaser, in its capacity as the sole shareholder of Purchaser Bank, has approved, authorized and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Special Committee has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, BOW and the BOW Minority Shareholders, (ii) determined that it is advisable and in the best interests of BOW and the BOW Minority Shareholders for BOW to enter into this Agreement and (iii) resolved to recommend that the BOW Board approve and authorize this Agreement and the transactions contemplated hereby;

WHEREAS, the BOW Board, based in part on the recommendation of the Special Committee, has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, BOW and its shareholders (including the BOW Minority Shareholders), (ii) determined that it is in the best interests of BOW and its shareholders (including the BOW Minority Shareholders) and declared it advisable for BOW to enter into this Agreement, (iii) approved the execution and delivery by BOW of this Agreement, the performance by BOW of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the shareholders of BOW vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the IRC;

WHEREAS, Purchaser, the Purchaser Bank and BOW each desires to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions;

WHEREAS, Purchaser and FCB have entered into an Agreement and Plan of Merger (the “FCB Merger Agreement”), dated as of the date hereof and executed and delivered simultaneously herewith, pursuant to which FCB will merge, immediately prior to the Merger and subject to the terms and conditions set forth in the FCB Merger Agreement (which such conditions include the satisfaction or waiver, in each case in accordance with the terms of this Agreement, of each of the conditions set forth in Article VI of this Agreement other than Section 6.1(g)), with and into Purchaser, with Purchaser continuing as the corporation surviving the merger (the “FCB Merger”); and

WHEREAS, as a condition and inducement to Purchaser’s and Purchaser Bank’s willingness to enter into this Agreement, certain members of the BOW Board have entered into agreements, dated as of the date hereof and in the form of Exhibit A, pursuant to which he or she will, upon and subject to the terms and conditions therein stated, vote his or her shares of BOW Common Stock in favor of this Agreement and the transactions contemplated hereby (collectively, the “BOW Voting Agreements”).

NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Adjustment Amount	Section 2.6(a)(i)
Aggregate Stock Consideration	Section 2.5(c)
Asset Sale Adjustment	Section 2.6(a)(ii)
Audited Financial Statements	Section 3.2(t)
BOW	Preamble
BOW Benefit Plans	Section 3.2(r)(i)
BOW Board	Recitals
BOW Common Stock	Recitals
BOW Contract	Section 3.2(o)(ii)
BOW ERISA Affiliate	Section 3.2(r)(i)
BOW Financial Advisor	Section 3.2(t)
BOW Insurance Policies	Section 3.2(t)
BOW Intellectual Property	Section 3.2(p)(i)
BOW IT Systems	Section 3.2(p)(ii)
BOW Minority Interest	Recitals
BOW Minority Shareholders	Recitals
BOW Qualified Plans	Section 3.2(r)(iv)
BOW Shareholder Meeting	Section 5.8(a)
BOW Voting Agreement	Recitals
Burdensome Condition	Section 5.6
Cash Consideration	Section 2.5(a)
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2

Defined Term	Location of Definition
Closing Date	Section 2.2
Confidentiality Agreement	Section 5.3(c)
Determination Date	Section 7.1(g)(i)
Determination Date Index Price	Section 7.1(g)(iii)
Determination Day Average Closing Price	Section 7.1(g)(ii)
Disclosure Letter	Section 3.1(a)
Dispute Notice	Section 2.6(c)
Dissenting Shareholder	Section 2.7
Dissenting Shares	Section 2.7
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Election Period	Section 7.1(g)
Enforceability Exceptions	Section 3.2(d)(iii)
Estimated Closing Statement	Section 2.6(a)
Exchange Agent	Section 2.8(a)
FCB	Recitals
FCB Merger	Recitals
FCB Merger Agreement	Recitals
Fill Notice	Section 7.1(g)
Final Purchase Price Adjustment	Section 2.6(e)
Fixed Asset Adjustment	Section 2.6(a)(iii)
Fixed Asset Value	Section 5.15(a)
Fixed Asset Write Up	Section 2.6(a)(iv)
Fixed Assets	Section 5.15(a)
Fundamental Representations	Section 3.1(b)
Indemnified Party	Section 5.12(a)
Independent Accountant	Section 2.6(d)
Index Ratio	Section 7.1(g)
Initial Index Price	Section 7.1(g)(iv)
Letter of Transmittal	Section 2.8(a)
Liabilities	Section 3.2(i)
Maximum Share Number	Section 2.5(c)
Measurement Date	Section 2.6(a)
Merger	Recitals
Merger Consideration	Section 2.5(a)
Articles of Merger	Section 2.3
Minimum Merger Consideration	Section 7.1(g)
Mortgage Boutique Net Proceeds	Section 2.6(a)(v)
Multiemployer Plan	Section 3.2(r)(vi)
Multiple Employer Plan	Section 3.2(r)(vi)
Outside Date	Section 7.1(d)
Parent Ratio	Section 7.1(g)
PBGC	Section 3.2(r)(ii)
Per Share Merger Consideration	Section 2.8(b)
Plateau Net Proceeds	Section 2.6(a)(vi)
Premium Cap	Section 5.12(c)
Proxy Statement-Prospectus	Section 5.9(a)
Purchase Price Adjustment	Section 2.6(a)(vii)
Purchaser	Preamble
Purchaser Bank	Preamble
Purchaser Bank Common Stock	Section 3.2(c)(iii)

Defined Term	Location of Definition
Purchaser Bank Preferred Stock	Section 3.2(c)(iii)
Purchaser IT Systems	Section 3.3(p)(i)
Purchaser Preferred Stock	Section 3.2(c)(i)
Purchaser Reports	Section 3.3(h)
Representatives	Section 5.1(a)
Requisite BOW Shareholder Approval	Section 3.2(d)(i)
Resolution Period	Section 2.6(d)
Review Period	Section 2.6(b)
Shareholder Litigation	Section 5.13
Special Committee	Recitals
Stock Consideration	Section 2.5(a)
Stock Consideration Reduction Number	Section 2.5(c)
Surviving Bank	Section 2.1
Termination Fee	Section 7.2(a)
Termination Notice	Section 7.1(g)
Transaction Expenses	Section 2.6(a)(viii)
Transaction Expenses Adjustment	Section 2.6(a)(ix)

For purposes of this Agreement:

“Acquisition Proposal” means any indication of interest, proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving BOW or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of BOW’s consolidated assets in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of BOW or its Subsidiaries; (iii) any tender offer or exchange offer for 20% or more of the outstanding voting or equity securities of BOW or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the volume-weighted average closing price of Purchaser Common Stock as reported on the NASDAQ for the ten (10) consecutive full trading days ending on and including the trading day prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“BOW 401(k) Plan” means, collectively, any defined contribution retirement plans maintained by BOW or any of its Subsidiaries that is qualified under Section 401(a) of the IRC.

“Certificate” means certificates or book entry shares evidencing shares of BOW Common Stock held by the holders of BOW Common Stock.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“CRA” means the Community Reinvestment Act, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term “Environmental Law” includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Shares” means Dissenting Shares and shares of BOW Common Stock owned or held (including as authorized and unissued shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, Purchaser Bank, or BOW or by a Subsidiary of Purchaser, Purchaser Bank, or BOW.

“FCB Common Stock” means the common stock, $10.00 par value per share, of FCB.

“FCB Voting Agreements” means those agreements, dated as of the date hereof in the form of Exhibit A-1 and Exhibit A-2 to the FCB Merger Agreement, entered into by each member of the board of directors of FCB and a certain other shareholder of FCB, pursuant to which he or she will, upon and subject to the terms and conditions therein stated, vote his or her shares of FCB Common Stock in favor of the FCB Agreement and the transactions contemplated thereby.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, court, commission, or other administrative entity or SRO.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. “Hazardous Material” includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser and Purchaser Bank, the actual knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to BOW, the actual knowledge of those senior officers set forth in BOW’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that, individually or in the aggregate, (A) has had or would reasonably be expected to have, a material adverse effect to the business, financial condition or results of operations of BOW or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of either BOW or Purchaser, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (A) only, any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of BOW, Purchaser or Purchaser Bank required under this Agreement, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or with the prior written consent of the other party, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition), (vii) the public announcement or pendency of the transactions contemplated by this Agreement or any pending, potential, or threatened Shareholder Litigation, and (viii) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement) shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such effect, circumstance, occurrence or change are materially disproportionately adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations.

“NASDAQ” means the NASDAQ Global Select Market.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management thereof (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Permitted Liens” means (i) liens for Taxes not yet delinquent or the amount of which or the liability therefor (or both) is being contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment of such Taxes have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment thereof have been established in accordance with GAAP; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the subject Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to the subject Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purpose(s) for which it is currently used in connection with such Person’s business; (e) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purpose(s) for which it is currently used in connection with the subject Person’s business; and (f) inchoate liens arising or incurred in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation for amounts that are not delinquent.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the common stock, $1.00 par value per share, of Purchaser.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, substituting as applicable, BOW or Purchaser as the “registrant.”

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Purchaser, Purchaser Bank or BOW, as applicable, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited bona fide written offer or proposal made by a third party with respect to an Acquisition Proposal that: (i) the BOW Board (based on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of BOW than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by the BOW Board (based on the recommendation of the Special Committee) or the Special Committee, respectively including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of this Agreement proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for (x) more than 50% of the outstanding shares of FCB Common Stock or more than 50% of the consolidated assets of FCB and (y) the BOW Minority Interest; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all federal, state, local, and foreign income, excise, franchise, gross receipts, ad valorem, profits, real and personal property, capital, sales, transfer, use, license, and gains, payroll, wage and employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tennessee Secretary” means the Secretary of State of the State of Tennessee.

“TBCA” means the Tennessee Business Corporation Act, as amended.

“Waynesboro Holdings” means Waynesboro Holdings, Inc., a Tennessee corporation and wholly owned subsidiary of BOW.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, BOW will merge with and into Purchaser Bank at the Effective Time, in accordance with the applicable provisions of Title 45 of the Tennessee Code Annotated and the TBCA. At the Effective Time, the separate existence of BOW shall cease, and Purchaser Bank, as the surviving and resulting entity of the Merger (the “Surviving Bank”), shall continue unaffected and unimpaired by the Merger.

2.2 Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable following the FCB Merger or at such other time and date as specified by the parties hereto, but in no case prior to the date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or duly waived (subject to applicable law) by the party entitled to satisfaction thereof (the date on which the Closing occurs, the “Closing Date”), at such place as is agreed by the parties hereto.

2.3 Effective Time. In connection with the Closing, Purchaser Bank and BOW shall deliver or caused to be delivered to the Tennessee Secretary articles of merger (the “Articles of Merger”). The Merger shall become effective when the Articles of Merger are duly filed or at such later date or time as Purchaser Bank and BOW agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and Title 45 of the Tennessee Code Annotated and the TBCA. Without limiting the generality of the foregoing, and subject thereto, all assets of BOW as they exist at the Effective Time of the Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of BOW existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch (the main office and branches of BOW as of the date of this Agreement being as set forth on Appendix A hereto) and shall continue to operate each of the main office and the branches of Purchaser Bank (as the Surviving Bank) existing at the Effective Time (the main office and branches of Purchaser Bank as of the date of this Agreement being as set forth on Appendix A hereto). The name of the Surviving Bank will be “CapStar Bank”.

2.5 Effect on Outstanding Shares of BOW Common Stock.

(a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, the shares of BOW Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall collectively be converted into the right to receive, in the aggregate for all shares of BOW

Common Stock, the sum of (i) 664,800 shares of Purchaser Common Stock (the “Stock Consideration,”), and (ii) an amount in cash without interest equal to $4,829,299 (the “Cash Consideration”), subject to the adjustments in Section 2.5(c), Section 2.5(e) and Section 2.6, and subject to adjustment in accordance with Section 7.1(h) (if elected by Purchaser) (the Stock Consideration and the Cash Consideration collectively, as adjusted, the “Merger Consideration”).

(b) Notwithstanding any other provision of this Agreement other than Section Section 2.5(d), no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of BOW Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c) Notwithstanding any other provision of this Agreement other than this Section 2.5(c) and Section 2.5(d), if the aggregate number of shares of Purchaser Common Stock to be issued pursuant to this Agreement and the FCB Merger Agreement (the “Aggregate Stock Consideration”) would exceed 19.9% of the number of issued and outstanding shares of Purchaser Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (i) the Stock Consideration shall be reduced (the amount of such reduction, the “Stock Consideration Reduction Number”) by the minimum extent necessary (taking into account the reduction of the number of shares of Purchaser Common Stock to be issued in the FCB Merger pursuant to Section 2.5(c) of the FCB Merger Agreement) such that the Aggregate Stock Consideration does not exceed the Maximum Share Number and (ii) the Cash Consideration for all purposes under this Agreement will be increased by an amount in cash equal to the Stock Consideration Reduction Number multiplied by the Average Closing Price; provided that, notwithstanding the foregoing, in no event shall the Stock Consideration be reduced and the Cash Consideration be increased by such amount as would result in the Merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the IRC.

(d) At the Effective Time, by virtue of the Merger, all shares of BOW Common Stock held by Purchaser immediately prior to the Effective Time, shall be collectively converted into the number of shares of Purchaser Common Stock equal to (i)(x) the dollar value of the Per Share Merger Consideration (calculated using the Average Closing Price where applicable), multiplied by (y) the number of shares of BOW Common Stock held by Purchaser immediately prior to the Effective Time; divided by (ii) the Average Closing Price. The shares of Purchaser Common Stock to which the BOW Common Stock converts to pursuant to this Section 2.5(d) shall constitute authorized but unissued shares held by Purchaser, and shall not count towards the Maximum Share Number nor be deemed issued and outstanding for the purposes of Section 2.5(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or BOW Common Stock shall have been increased, decreased, or changed into or exchanged for a different number of shares or into a different kind of shares or securities by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (any quarterly cash dividend declared by Purchaser and consistent in amount with past practice shall not be considered an extraordinary dividend or distribution) paid, the Stock Consideration shall be adjusted, subject to Section 2.5(c), appropriately and proportionately to provide the holders of BOW Common Stock the same economic effect as contemplated by this Agreement before such event; provided, that nothing in this sentence shall be construed to permit Purchaser or BOW to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) As of the Effective Time, except for Dissenting Shares (defined below) and all shares of BOW Common Stock held by Purchaser, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by BOW, if any, other than shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6 Purchase Price Adjustment.

(a) Not less than twenty (20) Business Days prior to the anticipated Closing Date (the “Measurement Date”), BOW shall provide Purchaser with a good faith estimate (together with reasonable supporting documentation and calculations with respect thereto) of the Purchase Price Adjustment (the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth BOW’s determination of the Merger Consideration after giving effect to the Purchase Price Adjustment. For illustrative purposes only, Schedule I sets forth a sample calculation of the Purchase Price Adjustment. For purposes of this Section 2.6:

(i) “Adjustment Amount” shall mean an amount, on an after tax basis, equal to the sum of the Asset Sale Adjustment, the Fixed Asset Adjustment and the Transaction Expenses Adjustment.

(ii) “Asset Sale Adjustment” shall mean an amount equal to the sum of: (a) the Plateau Net Proceeds and (b) the Mortgage Boutique Net Proceeds.

(iii) “Fixed Asset Adjustment” shall mean an amount equal to the Fixed Asset Write-Up minus $421,000.

(iv) “Fixed Asset Write Up” shall mean (x) 49.44% multiplied by (y) an amount equal to the Fixed Asset Value minus the book value of the Fixed Assets as set forth on Schedule II.

(v) “Mortgage Boutique Net Proceeds” shall mean (x) 49.44% multiplied by (y) an amount equal to the total consideration received by Waynesboro Holdings from the consummation prior to the Measurement Date of the sale or other disposition of 100% of Waynesboro Holdings’ equity interests in A Mortgage Boutique, LLC, a Tennessee limited liability company, less the book value of such equity interests as set forth on Schedule II. For the avoidance of doubt, if the sale or other disposition contemplated in the previous sentence is not consummated prior to the Measurement Date, the “total consideration received” for purposes of the previous sentence will be deemed to be zero and the Mortgage Boutique Net Proceeds will be calculated on that basis.

(vi) “Plateau Net Proceeds” shall mean (x) 49.44% multiplied by (y) an amount equal to the total consideration received by Waynesboro Holdings from the consummation prior to the Measurement Date of the sale or other disposition of 100% of Waynesboro Holdings’ equity interests in Plateau Group, Inc., a Tennessee corporation, less the book value of such equity interests as set forth on Schedule II.

(vii) “Purchase Price Adjustment” shall mean: (i) if the Adjustment Amount is greater than or equal to zero, an amount equal to 50% of the Adjustment Amount and (ii) if the Adjustment Amount is less than zero, an amount equal to the Adjustment Amount.

(viii) “Transaction Expenses” shall mean the product of (a) 49.44% and (b) the aggregate amount of all fees and expenses (whether or not yet invoiced and whether payable before, at, or following the Closing) that have been incurred prior to the Closing or will be incurred by Purchaser Bank (as the surviving entity in the Merger) or Purchaser Bank’s Affiliates after the Closing by or on behalf of BOW (or any of its Subsidiaries) which BOW (or any of its Subsidiaries) prior to the Effective Time has agreed to pay or would otherwise be liable for (whether before, at, or following the Closing) (including, if applicable, fees and expenses of any equity holder of BOW (or any of its Subsidiaries) which BOW (or any of its Subsidiaries) has agreed to pay or is otherwise liable for (whether before, at, or following the Closing), in each case (A) in connection with the consummation and implementation of the transactions contemplated by this Agreement or the FCB Merger Agreement or otherwise relating to the negotiation, preparation or execution of this Agreement, the FCB Merger Agreement or any other documents or agreements contemplated hereby and thereby and (B) that constitute (w) fees and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, and auditors and experts, including but not limited to Mercer Capital Management, Inc., (x) costs incurred or to be incurred in connection with the appraisal of the Fixed Assets pursuant to Section 5.15 of this Agreement, (y) any transaction bonus, discretionary bonus, stay bonus, change in control payment, retention payment (whether payable before, at, or following the Closing), severance, payment of accrued and unused paid time off in accordance with Section 5.11(c) of the FCB Merger Agreement or other compensatory payment or benefit made to any current or former employee, officer, director, contractor or consultant of BOW as a result of the consummation or implementation of the transactions contemplated by this Agreement or the FCB Merger Agreement (together with the employer portion of any social security, payroll, unemployment or other similar Taxes payable in connection therewith), which, for the avoidance of doubt, shall include the items set forth on BOW’s Disclosure Letter, or (z) costs and expenses of core system termination and conversion and other technology costs borne or to be borne by BOW (which shall include, for any such costs and expenses to be incurred after the Closing, such costs and expenses the Purchaser Bank (or any of its Affiliates) would be liable for as the surviving entity in the Merger) or any of its Subsidiaries. For the avoidance of doubt and to avoid double counting, no transaction expenses included in the definition of “Company Transaction Expenses” in the FCB Merger Agreement pursuant to clause (i) of that definition will be included in “Transaction Expenses” as defined herein.

(ix) “Transaction Expenses Adjustment” shall mean an amount equal to $1,245,000 minus the Transaction Expenses.

(b) For a five (5) Business Day period (the “Review Period”) following the delivery to Purchaser of the Estimated Closing Statement, Purchaser and its advisors (including its accounting advisors) shall (i) have access to review the working papers of BOW and its accounting advisors relating to the Estimated Closing Statement (provided that Purchaser and its accounting advisors have executed all release letters reasonably requested by BOW’s accounting advisors in connection therewith) and (ii) have access to appropriate employees and representatives of BOW and its accounting advisors and any supporting documentation used to prepare the Estimated Closing Statement.

(c) At any time before the end of the Review Period, Purchaser may deliver a notice to BOW disagreeing with the amount of the Purchase Price Adjustment set forth on the Estimated Closing Statement (“Dispute Notice”); provided that such notice must (i) set forth Purchaser’s good-faith calculation (taking into account all adjustments, both positive and negative) of the Purchase Price Adjustment and (ii) specify in reasonable detail those particular items and/or amounts contained in the Estimated Closing Statement as to which Purchaser disagrees or as to which Purchaser believes need to be included to calculate the Purchase Price Adjustment. In the event that Purchaser does not provide a Dispute Notice setting forth the information described in clauses (i) through (ii) above prior to the end of the Review Period, the Purchase Price Adjustment set forth in the Estimated Closing Statement shall be the Final Purchase Price Adjustment (defined below).

(d) If a Purchaser’s Dispute Notice shall be timely delivered pursuant to the paragraph above, BOW and Purchaser shall, during the five (5) Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to determine the Final Purchase Price Adjustment. If during such Resolution Period the parties are unable to reach agreement, BOW and Purchaser shall refer all unresolved disputed Purchase Price Adjustment items to an independent certified public accounting firm in the United States of national reputation mutually acceptable to BOW and Purchaser (the firm selected in accordance with this sentence, the “Independent Accountant”).

(e) Within ten (10) Business Days after the Independent Accountant’s engagement, the Independent Accountant shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each unresolved disputed Purchase Price Adjustment item that remains in dispute based solely on the information that BOW and Purchaser have timely submitted to the Independent Accountant. The Independent Accountant, within such ten (10) Business Day period, shall deliver to BOW and Purchaser a report setting forth its determination of adjustments, if any, to the Estimated Closing Statement and the calculations supporting such adjustments; provided that with respect to each disputed matter, such determination, if not in accordance with the position of either BOW or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by BOW in the Estimated Closing Statement or by Purchaser in the Dispute Notice with respect to such disputed matter. The Purchase Price Adjustment as finally determined either through agreement (or deemed agreement) of the parties pursuant to Section 2.6(c) or Section 2.6(d) or through the action of the Independent Accountant pursuant to this Section 2.6(e), shall be the “Final Purchase Price Adjustment”. Absent bad faith on the part of BOW in the preparation of the Estimated Closing Statement or Purchaser in the delivery of a Dispute Notice, the fees and expenses of the Independent Accountant will be borne and paid equally by Purchaser and BOW.

(f) If the Final Purchase Price Adjustment is less than zero, then:

(i) if the Cash Consideration equals or is greater than the absolute value of the Final Purchase Price Adjustment, the Cash Consideration shall be reduced by an amount of cash equal to the absolute value of the Final Purchase Price Adjustment; and

(ii) if the Cash Consideration is less than the absolute value of the Final Purchase Price Adjustment, (A) the Cash Consideration shall be reduced to zero and (B) the Stock Consideration shall be reduced by a number of shares of Purchaser Common Stock equal to (x) the absolute value of the Final Purchase Price Adjustment minus the amount by which the Cash Consideration is reduced pursuant to the preceding clause (A) divided by (y) the Average Closing Price.

(g) If the Final Purchase Price Adjustment is greater than zero, then the Cash Consideration shall be increased by an amount of cash equal to the Final Purchase Price Adjustment.

(h) If the Final Purchase Price Adjustment is zero, then neither the Cash Consideration nor the Stock Consideration shall be adjusted.

2.7 Dissenter’s Rights. Each outstanding share of BOW Common Stock, the holder of which has perfected his right to dissent under the TBCA (a “Dissenting Shareholder”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the TBCA; provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBCA, each such Dissenting Share shall be exchangeable for the right to receive the Per Share Merger Consideration pursuant to Section 2.5(a). BOW shall reasonably promptly notify Purchaser of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in the TBCA. Prior to the Effective Time, BOW shall not, except with the prior written consent of Purchaser or as required by law, voluntarily make any payment or commit or agree to make any payment to any Dissenting Shareholder or settle or commit or offer to settle any rights of a Dissenting Shareholder asserted under the TBCA.

2.8 Exchange Procedures.

(a) At or before the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to BOW (the “Exchange Agent”), pursuant to an agreement entered into before the Closing, for the benefit of the holders of record of shares of BOW Common Stock converted into the right to receive the Per Share Merger Consideration, for exchange in accordance with this Section 2.8, (i) the number of shares of Purchaser Common Stock and cash sufficient to deliver the Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable (but in any event not more than five (5) Business Days) after the Effective Time to each holder of record of BOW Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing BOW Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.8(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of BOW Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration payable or issuable in respect of BOW Common Stock represented thereby (the portion of the Merger Consideration payable or issuable in respect of each Share of BOW Common Stock, the “Per Share Merger Consideration”) together with cash in lieu of any fractional share(s) of Purchaser Common Stock, or as to Dissenting Shares, shall represent only the right to receive applicable payments as set forth in Section 2.7. BOW shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss of and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration, together with cash in lieu of any fractional share(s) of Purchaser Common Stock. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock and such Cash Consideration that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.8(d). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock, Cash Consideration and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of BOW Common Stock not registered in the transfer records of BOW, the Per Share Merger Consideration, together with cash in lieu of any fractional share(s) of Purchaser Common Stock, shall be issued to the transferee thereof if the Certificates representing such BOW Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d) No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.8. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which after the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e) The stock transfer books of BOW shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of BOW of any shares of BOW Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Per Share Merger Consideration, together with cash in lieu of any fractional share(s) of Purchaser Common Stock, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.8.

(f) Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.8 or any proceeds from any investments thereof that remains unclaimed by the holders of BOW Common Stock for twelve (12) months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of BOW Common Stock who has not theretofore complied with this Section 2.8 shall look only to Purchaser for the Per Share Merger Consideration deliverable in respect of each share of BOW Common Stock such holder holds, as determined pursuant to Section 2.5, without any interest thereon, and any other amounts to which such holder is entitled pursuant to Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of BOW Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser and the Exchange Agent shall be entitled to rely upon BOW’s stock transfer books to establish the identity of those Persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Per Share Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and any other amounts deliverable in respect thereof pursuant to Article II.

2.9 Effect on Outstanding Shares of Purchaser Bank Capital Stock; Surviving Bank Capital Stock. Each share of Purchaser Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately following and unaffected by the Merger. The authorized capital stock of the Surviving Bank will be comprised of 25,000,000 shares of common stock, par value $1.00 per share. No preferred stock will be issued in connection with, or as a result of, the transactions contemplated by this Agreement.

2.10 Directors and Officers of Surviving Bank After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors and officers of the Surviving Bank shall consist of the directors and officers of Purchaser Bank serving immediately before the Effective Time (including the Designated Director (as defined in Section 5.4 of the FCB Merger Agreement) appointed to the Purchaser Bank Board of Directors pursuant to Section 5.14 of the FCB Merger Agreement). The names and residence addresses of the members of the board of directors of Purchaser Bank and the executive officers of Purchaser Bank as of the date of this Agreement are set forth on Appendix B hereto.

2.11 Charter and Bylaws of Surviving Bank. The charter and bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the charter and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

2.12 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transaction structure as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of or the timing of payment of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) adversely affect the Tax treatment of holders of BOW Common Stock in connection with the Merger, including as a result of the Merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the IRC, (iv) require submission to or approval of BOW’s shareholders after this Agreement has been approved by BOW’s shareholders, or submission to or approval by Purchaser’s shareholders, or (v) require any additional or different consent(s) or approval(s) from, authorization(s) of, or waiver(s) by any Governmental Entity. If Purchaser elects to make such a revision, the parties agree to reasonably cooperate to execute appropriate documents to reflect the revised structure.

2.13 Absence of Control. It is the intent of the parties hereto that neither Purchaser nor Purchaser Bank, by reason of this Agreement, shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, BOW or its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of BOW or its Subsidiaries.

2.14 Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of BOW, or (ii) otherwise carry out the purposes of this Agreement, BOW and its respective officers and directors shall be deemed to have granted to Purchaser and Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of BOW or (b) otherwise carry out the purposes of this Agreement, and the respective officers and directors of Purchaser or Purchaser Bank are authorized in the name of BOW or otherwise to take any and all such action.

2.15 Withholding. Purchaser and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of BOW Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BOW Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard. (a) Before the execution and delivery of this Agreement, Purchaser and Purchaser Bank, on the one hand, and BOW, on the other hand, have delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of their respective covenants contained in Article IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement, except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) No representation or warranty of BOW or Purchaser or Purchaser Bank contained in Section 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(j)(i)(B), 3.3(c) and 3.3(k)(ii), which shall be true in all respects (other than, in the case of Sections 3.2(c) and 3.3(c) only, inaccuracies which, individually and in the aggregate, are in each case de minimis in both amount and impact), and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(b)(with respect to Significant Subsidiaries only), 3.2(d), 3.2(e)(ii), 3.2(u), 3.3(a), 3.3(b) (with respect to Significant Subsidiaries only), 3.3(d), and 3.3(e)(ii), which shall be true in all material respects (such representations and warranties identified in (i) and (ii), collectively, the “Fundamental Representations”)), will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to BOW, Purchaser or Purchaser Bank, as the case may be (it being understood that, except with respect to the Fundamental Representations, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of BOW. Except (i) as disclosed in BOW’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by applicable law from disclosure (and as to which nothing in this Agreement shall require disclosure), BOW represents and warrants to Purchaser and Purchaser Bank that:

(a) Organization and Qualification. BOW is a Tennessee-chartered state bank. BOW’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. BOW is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein. BOW has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. BOW is duly qualified or licensed as a foreign entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on BOW.

(b) Subsidiaries.

(i) BOW’s Disclosure Letter sets forth with respect to each of BOW’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation or organization, BOW’s percentage ownership, and the number of shares of stock or other equity interests owned or controlled by BOW. BOW owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens, other than any restrictions imposed by federal, state or foreign securities laws. There are no contracts, commitments, agreements or understandings relating to BOW’s right to vote or dispose of any equity securities of its Subsidiaries. BOW’s ownership interest in each of its Subsidiaries complies in all material respects with all applicable laws, rules and regulations relating to equity investments by state-chartered non-member banks.

(ii) Each of BOW’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on BOW.

(iii) The outstanding shares of capital stock or other equity interests of each BOW Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of BOW are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other equity interests or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Except as set forth in BOW’s Disclosure Letter, BOW does not own, directly or indirectly, any shares of capital stock or other equity interests in any other Person or is obligated to purchase or acquire any such shares or other equity interests.

(c) Capital Structure.

(i) The authorized capital stock of BOW consists of 30,000 shares of BOW Common Stock.

(ii) As of the date of this Agreement, 30,000 shares of BOW Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in compliance in all material respects with all applicable laws.

(iii) As of the date of this Agreement, FCB directly owns 15,168 shares of BOW Common Stock, free and clear of any Liens, other than any restrictions imposed by federal, state or foreign securities laws.

(iv) No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of BOW may vote, are issued or outstanding.

(v) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of BOW are issued, reserved for issuance or outstanding, and (B) neither BOW nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating BOW or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of BOW or any of its Subsidiaries (including any rights plan or agreement and including any cash awards where the amount of payment is determined in whole or in part on the price of any capital stock of BOW or its Subsidiaries) or obligating BOW or any of its Subsidiaries to grant, extend or enter into any such option, warrant, put, call, right, convertible security, commitment or agreement. Neither BOW nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of or right to receive dividends or other distributions on shares of BOW Common Stock, or any other security of BOW or a Subsidiary of BOW or any securities representing the right to vote, purchase or otherwise receive any shares of BOW Common Stock or any other security of BOW or a Subsidiary of BOW. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of BOW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of BOW or any of its Subsidiaries.

(vi) There are no voting trusts, shareholder agreements, or similar agreements to which BOW or any of its Subsidiaries has a contractual obligation in effect with respect to the voting or transfer of BOW Common Stock or other voting securities or equity interests of BOW or granting any shareholder or other Person any registration rights. BOW does not have in effect a “poison pill” or similar shareholder rights plan.

(d) Authority.

(i) BOW has all requisite corporate power and authority to enter into this Agreement and, subject to the consents, approvals and filings set forth in Section 3.2(f), to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by BOW and the consummation by BOW of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate actions on the part of the BOW Board and the Special Committee, and no other corporate proceedings on the part of BOW are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger) other than the approval of this Agreement by (i) the shareholders of BOW by the affirmative vote of the holders of a majority of the outstanding shares of BOW Common Stock entitled to vote on this Agreement and (ii) the BOW Minority Shareholders by the affirmative vote of the holders of a majority of the outstanding shares of BOW Common Stock comprising the BOW Minority Interest entitled to vote on this Agreement (collectively the “Requisite BOW Shareholder Approval”).

(ii) The Special Committee has (A) determined that the terms of this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, BOW and the BOW Minority Shareholders, (B) determined that it is advisable and in the best interests of BOW and the BOW Minority Shareholders for BOW to enter into this Agreement, and (C) resolved to recommend that the BOW Board approve and declare advisable this Agreement.

(iii) The BOW Board, based on the recommendation of the Special Committee, has (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, BOW and its shareholders, (B) determined that it is in the best interests of BOW and its shareholders and declared it advisable for BOW to enter into this Agreement, (C) approved the execution and delivery by BOW of this Agreement, the performance by BOW of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (D) resolved to recommend that the shareholders of BOW vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement. This Agreement has been duly and validly executed and delivered by BOW and constitutes a valid and binding obligation of BOW, enforceable against BOW in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their holding companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (the “Enforceability Exceptions”).

(e) No Violations. The execution, delivery and performance of this Agreement by BOW do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which BOW or any of its Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the charter or bylaws of BOW or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or the loss of any benefit under, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of BOW or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which BOW or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of clause (i) or clause (iii), as would not have a Material Adverse Effect on BOW.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the Tennessee Department of Financial Institutions, and the FDIC (ii) the filing with the SEC of a Proxy Statement-Prospectus relating to the BOW Shareholder Meeting and of the Registration Statement in which such Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Tennessee Secretary pursuant to TBCA, (iv) the filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, and (vi) the Requisite BOW Shareholder Approval, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by BOW in connection with the execution and delivery by BOW of this Agreement or the consummation by BOW of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, BOW has no Knowledge of any reason pertaining to BOW why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. BOW and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the FDIC, Tennessee Department of Financial Institutions or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h) Financial Statements. BOW has previously made available to Purchaser correct and complete copies of (i) the audited consolidated financial statements (including the related notes and schedules thereto) of BOW for the years ended December 31, 2018, 2017, and 2016, accompanied by the unqualified audited reports of Blankenship CPA Group, PLLC, independent registered accountants (collectively, the “Audited Financial Statements”); and (ii) unaudited interim financial statements of BOW for the six (6) months ended June 30, 2019 (such unaudited interim financial statements together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of BOW and its Subsidiaries, as applicable, fairly present in all material respects the financial position of the subject entity or entities in each case at and as of the dates indicated and the results of operations and, as applicable, cash flows of the subject entity or entities for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of BOW and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Blankenship CPA Group, PLLC has not resigned (or informed BOW that it intends to resign) or been dismissed as independent auditor of BOW as a result of or in connection with any disagreements with BOW on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i) Undisclosed Liabilities. Neither BOW nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due, “Liabilities”) other than (i) Liabilities reflected on or reserved against in the Audited Financial Statements, (ii) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on BOW and (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement.

(j) Absence of Certain Changes or Events.

(i) Except as set forth in BOW’s Disclosure Letter, since December 31, 2018, (A) BOW and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (B) there has not been a Material Adverse Effect on BOW.

(ii) Except as set forth in BOW’s Disclosure Letter, since December 31, 2018, neither BOW nor any of its Subsidiaries has taken any action that would be prohibited by clause (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k) Litigation. Except as would not have a Material Adverse Effect on BOW, there are no suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of BOW, threatened against or affecting BOW or any of its Subsidiaries or any property or asset of BOW or any of its Subsidiaries that (i) are seeking damages or declaratory relief against BOW or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against BOW or any of its Subsidiaries or the assets of BOW or any of its Subsidiaries (or that, upon consummation of the

Merger, would apply to Purchaser, Purchaser Bank or any of their Subsidiaries). Since January 1, 2016, (i) there have been no investigations, subpoenas, written demands, or document requests received by BOW or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business or routine regulatory examinations or visitations) and (ii) no Governmental Entity has requested that BOW or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigation, subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Since January 1, 2016, neither BOW nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of BOW or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking, in each case, except as has not had and would not reasonably be expected to have a Material Adverse Effect on BOW. To the Knowledge of BOW, there are no material unresolved violations, criticisms or exceptions noted by any Governmental Entity with respect to any report or statement relating to any examinations of BOW or its Subsidiaries.

(m) Compliance with Laws. Except as has not had and would not be reasonably be expected to have a Material Adverse Effect on BOW, BOW and each of its Subsidiaries has complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BOW or any of its Subsidiaries, including, without limitation, all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on BOW, BOW and each of its Subsidiaries has, and has had at all times since January 1, 2016, all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of BOW, threatened. Neither BOW nor any of its Subsidiaries has been given notice of or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on BOW.

(n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of BOW or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by BOW or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes in accordance with GAAP. There is no pending, or to the Knowledge of BOW, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of BOW or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where BOW or any of its Subsidiaries do not file tax returns that BOW or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes and associated interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of

BOW or any of its Subsidiaries have been paid in full or adequate provision has been made for the same in accordance with GAAP. BOW and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. BOW and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BOW and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither BOW nor any of its Subsidiaries has made any payments, or is a party to any agreement or maintains any plan, program or arrangement which could require it to make any payments, that would not be fully deductible under Section 162(m) of the IRC. Neither BOW nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the IRC.

(o) Agreements.

(i) BOW has previously delivered or made available to Purchaser and Purchaser Bank, and BOW’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which BOW or any of its Subsidiaries is a party:

(A) (1) with any director, officer or employee of BOW or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving BOW or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits under which will be increased, or the vesting or payment of the benefits under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of BOW or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser, Purchaser Bank or any of their Subsidiaries), (2) obligates BOW or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser, Purchaser Bank or any of their Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires BOW or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which BOW or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by BOW or any of its Subsidiaries in an amount that exceeds $100,000, other than FHLB of Cincinnati borrowings, customer deposit liabilities and repurchase agreements with customers, in each case entered into in the ordinary course of business consistent in all material respects with past practice;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BOW or any of its Subsidiaries;

(F) that limits the payment of dividends by BOW or any of its Subsidiaries;

(G) that relates to the involvement of BOW or any of its Subsidiaries in a joint venture, partnership, limited liability company agreement or other similar arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum; or

(K) that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, BOW or any of its Subsidiaries in the fiscal year ended December 31, 2019, or that would reasonably be expected to involve such payments during the fiscal year ending December 31, 2020, of more than $100,000 (excluding Loans) or the termination of which would require payment by BOW or any of its Subsidiaries of an amount in excess of $100,000.

(ii) Each contract, arrangement, commitment or understanding of the type described in Section 3.2(o)(i), whether set forth in BOW’s Disclosure Letter or not, is referred to herein as a “BOW Contract,” and BOW does not have Knowledge of, and has not received written notice of, any material violation of any BOW Contract by any of the other parties thereto. Each BOW Contract is valid and binding on BOW or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BOW. BOW and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each BOW Contract. To BOW’s Knowledge, each counterparty to each BOW Contract has in all material respects performed all obligations required to be performed by it under such BOW Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of BOW or any of its Subsidiaries under any such BOW Contract.

(p) Intellectual Property; BOW IT Systems.

(i) BOW and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. BOW’s Disclosure Letter sets forth a complete and correct list of all material patents, trademarks, trade names, service marks and copyrights owned by or licensed to BOW or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto, and all agreements relating to third party intellectual property material to the business of BOW or its Subsidiaries that BOW or any of its Subsidiaries is licensed or authorized to use in its business, including, without limitation, any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “BOW Intellectual Property”). With respect to each item of BOW Intellectual Property owned by BOW or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of BOW Intellectual Property that BOW or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect as to BOW and its Subsidiaries. Neither BOW nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that BOW or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of BOW, neither BOW nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of BOW or any of its Subsidiaries.

(ii) To BOW’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of BOW or its Subsidiaries (collectively, the “BOW IT Systems”) have been properly maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. BOW IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct BOW’s consolidated business as currently conducted. Neither BOW nor any of its Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of BOW IT Systems. No Person has gained unauthorized access to any of BOW IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on BOW. BOW and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. BOW and its Subsidiaries have complied in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees.

(q) Labor Matters.

(i) BOW and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither BOW nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is BOW or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of BOW, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving BOW or any of its Subsidiaries pending or, to the Knowledge of BOW, threatened.

(ii) BOW’s Disclosure Letter identifies (A) all employees (including any leased or temporary employees) of BOW and its Subsidiaries as of the date of this Agreement; and (B) each employee’s date of hire and current rate of compensation. BOW’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r) Employee Benefit Plans.

(i) BOW’s Disclosure Letter lists all BOW Benefit Plans. For purposes of this Agreement, “BOW Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto)

with respect to which BOW or any Subsidiary or any trade or business of BOW or any of its Subsidiaries, whether or not incorporated, all of which together with BOW would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “BOW ERISA Affiliate”), is a party or has any current or future obligation or liability or that are sponsored, maintained, contributed to or required to be contributed to by BOW or any of its Subsidiaries or any BOW ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of BOW or any of its Subsidiaries or any BOW ERISA Affiliate.

(ii) Except as set forth in Section 3.2(r)(ii) of BOW’s Disclosure Letter, BOW has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of BOW Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any BOW Benefit Plan, (iii) where any BOW Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any BOW Benefit Plan, (vi) the most recently prepared actuarial report for each BOW Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, the U.S. Department of Labor (the “DOL”) or the Pension Benefit Guaranty Corporation (the “PBGC”).

(iii) Except as set forth in Section 3.2(r)(iii) of BOW’s Disclosure Letter, each BOW Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither BOW nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any BOW Benefit Plan, and neither BOW nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv) BOW’s Disclosure Letter identifies each BOW Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “BOW Qualified Plans”). Each such plan can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the IRC, and, to the Knowledge of BOW except as set forth in Section 3.2(r)(iv) of BOW’s Disclosure Letter, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any BOW Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any BOW Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v) Except as set forth on Section 3.2(r)(v) of BOW’s Disclosure Letter, each BOW Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to BOW or any of its Subsidiaries or any employee of BOW or any of its Subsidiaries.

(vi) None of BOW, its Subsidiaries nor any BOW ERISA Affiliate has, at any time during the last six years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of BOW and its Subsidiaries nor any BOW ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii) Except as set forth on Section 3.2(r)(vii) of BOW’s Disclosure Letter, neither either BOW nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(viii) All contributions required to be made to any BOW Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BOW Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BOW.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to BOW’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against BOW Benefit Plans, any fiduciaries thereof with respect to their duties to BOW Benefit Plans or the assets of any of the trusts under any of BOW Benefit Plans, that could reasonably be expected to result in any material liability of BOW or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any BOW Benefit Plan, or any other party.

(x) To the Knowledge of BOW, none of BOW and its Subsidiaries nor any BOW ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of BOW Benefit Plans or their related trusts, BOW, any of its Subsidiaries, any BOW ERISA Affiliate or any person that BOW or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xi) Except as set forth in Section 3.2(r)(xi) of BOW’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of BOW or any of its Subsidiaries, or result in any limitation on the right of BOW or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BOW Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BOW or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither BOW nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require BOW or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xii) No BOW Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. Section 3.2(r)(xii) of BOW’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether final or not) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiii) There are no pending or, to BOW’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against BOW or any of its Subsidiaries, nor any strikes or other material labor disputes against BOW or any of its Subsidiaries. Neither BOW nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BOW or any of its Subsidiaries and, to the Knowledge of BOW, there are no organizing efforts by any union or other group seeking to represent any employees of BOW or any of its Subsidiaries and no employees of BOW or any of its Subsidiaries are represented by any labor organization.

(s) Properties.

(i) A list of all real property owned or leased by BOW or a Subsidiary of BOW is set forth in BOW’s Disclosure Letter. BOW and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens, except Permitted Liens. Each lease pursuant to which BOW or any of its Subsidiaries, as lessee, leases real property is valid and in full force and effect as to BOW and the Subsidiaries and neither BOW nor any of its Subsidiaries, nor, to BOW’s Knowledge, any other party to any such lease, is in default or in violation, in each case in any material respect, of any material provisions of any such lease. BOW has previously delivered or made available to Purchaser a complete and correct copy of each such lease of real property. All real property owned or leased by BOW or any of its Subsidiaries is in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations and zoning laws and is considered by BOW to be adequate for the current business of BOW and its Subsidiaries. To the Knowledge of BOW, none of the buildings, structures or other improvements located on any real property owned or leased by BOW or any of its Subsidiaries encroach upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) BOW and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens, except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to tangible personal property used in the business of BOW and its Subsidiaries that is leased rather than owned, neither BOW nor any of its Subsidiaries is in default under the terms of any such lease, except where it has not had and would not reasonably be expected to have a Material Adverse Effect on BOW.

(t) Fairness Opinion. The Special Committee has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Mercer Capital Management, Inc. (“BOW Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration to be paid to the BOW Minority Shareholders by Purchaser is fair, from a financial point of view, to the BOW Minority Shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u) Fees. Other than for financial advisory services performed for BOW by BOW Financial Advisor pursuant to an agreement executed by BOW on June 26, 2018, a true and complete copy of which is included in BOW’s Disclosure Letter, neither BOW nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for BOW or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of BOW’s and its Subsidiaries’ owned or leased real properties, Participation Facilities, and, to the Knowledge of BOW, Loan Properties is, and has been during the period of BOW’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws, except for such non-compliance as has not had a Material Adverse Effect on BOW.

(ii) There is no suit, claim, action, written demand, executive or administrative order, written directive, investigation or proceeding pending or, to the Knowledge of BOW, threatened, before any court or Governmental Entity against BOW or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by BOW or any of its Subsidiaries or any Participation Facility, in each case except as has not had a Material Adverse Effect on BOW.

(iii) Neither BOW nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation in any material respect of, or has any material liability under, any Environmental Law.

(iv) To the Knowledge of BOW, there are no underground storage tanks at any properties owned or operated by BOW or any of its Subsidiaries or any Participation Facility. Neither BOW nor any of its Subsidiaries has closed or removed any underground storage tanks from any properties owned or operated by BOW or any of its Subsidiaries or any Participation Facility.

(v) During the period of (A) BOW’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) BOW’s or its Subsidiaries’ participation in the management of any Participation Facility, to the Knowledge of BOW, there has been no release of Hazardous Materials in, on, under or affecting such properties, except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w) Loan Matters.

(i) All Loans held by BOW or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, and such Loans are not subject to any pending or, to the Knowledge of BOW, threatened defenses, setoffs or counterclaims, including, without limitation, any such as are afforded by usury or truth in lending laws, except as may be provided by the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii) Neither the terms of any such Loan, any of the documentation for any Loan, the manner in which any such Loans have been administered and serviced, nor BOW’s practices of soliciting, originating, approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowances for loan losses reflected in BOW’s consolidated balance sheet at December 31, 2018 and September 30, 2019 were, and BOW’s allowance for loan losses as of the Closing Date will be, in each case in the opinion of management, adequate, as of such dates thereof, under GAAP.

(iv) None of the agreements pursuant to which BOW or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely because of a payment default by the obligor on any such Loan other than in the case where there has been a breach of a representation or warranty by BOW or its Subsidiaries.

(v) (A) BOW’s Disclosure Letter sets forth a list of all Loans as of the date hereof by BOW or any of its Subsidiaries to any directors, executive officers, principal shareholders or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of BOW or any of its Subsidiaries, (B) there are no Loans by BOW or any of its Subsidiaries to any executive, officer, director, principal shareholder or other insider

(as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of BOW or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans described in clause (A) are and were originated in compliance in all material respects with all applicable laws.

(vi) Except as such disclosure may be limited by any applicable law, rule or regulation, BOW’s Disclosure Letter sets forth a listing, as of December 31, 2019, by account, of: (A) each borrower, customer or other party that has notified BOW or its Subsidiaries during the past twelve (12) months of, or has asserted against BOW or its Subsidiaries, in each case in writing, any “lender liability” or similar claim; (B) all Loans held by BOW or any of its Subsidiaries (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended after the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith, in each case of clauses (B)(1) to (B)(4), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date; and (C) all assets classified by BOW or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. BOW and its Subsidiaries have taken all actions required to exempt Purchaser, Purchaser Bank, this Agreement, and the Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former executive officer or director of BOW, or any immediate family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of BOW or any of its Subsidiaries.

(z) Insurance. BOW and its Subsidiaries are presently insured for amounts deemed reasonable by management of BOW against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. BOW’s Disclosure Letter contains a list of all policies of insurance carried and owned by BOW or any of BOW’s Subsidiaries (the “BOW Insurance Policies”) showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of BOW Insurance Policies are in full force and effect, BOW and its Subsidiaries are not in material default thereunder, and all premiums and other payments due under any such policy have been paid. There are as of the date of this Agreement no material claims pending, and no written notices have been given of any such claims, under BOW Insurance Policies (other than with respect to health or disability insurance).

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by BOW or any of its Subsidiaries, including but not limited to FHLB of Cincinnati stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither BOW nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract or other similar risk management arrangements (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Indemnification. Except as provided in the charter or bylaws of BOW and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, as of the date of this Agreement, neither BOW nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or shareholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of BOW, and as of the date of this Agreement, there are no claims pending, or to the Knowledge of BOW threatened, for which any such Person would be entitled to indemnification under the charter or bylaws of BOW or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc) Corporate Documents and Records. BOW has previously provided or made available to Purchaser a complete and correct copy of the charter, bylaws and similar organizational documents of BOW and each of BOW’s Subsidiaries, as in effect as of the date of this Agreement. Neither BOW nor any of BOW’s Subsidiaries is in violation in any material respect of its charter, bylaws or similar organizational documents. The minute books of BOW and each of BOW’s Subsidiaries constitute a materially complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd) CRA, Anti-Money Laundering, OFAC and Customer Information Security. BOW has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. BOW does not have Knowledge of any facts or circumstances that would cause either BOW or any other Subsidiary of BOW: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by BOW. To the Knowledge of BOW, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either BOW or any of its Subsidiaries to undertake any significant remedial action. The BOW Board (or where appropriate of any Subsidiary of BOW) has adopted, and BOW (or such Subsidiary of BOW) has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and BOW (or such Subsidiary of BOW) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee) Internal Controls. BOW and its Subsidiaries have devised and maintain a system of internal control over financial reporting appropriate for its size and the industry in which it operates, which is designed to provide reasonable assurances regarding the reliability of financial reporting. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect BOW’s ability to record, process, summarize and report financial information. To the Knowledge of BOW, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in BOW’s internal controls over financial reporting. Since January 1, 2016, neither BOW nor any of its Subsidiaries, nor, to the Knowledge of BOW, any director, officer, or employee of BOW or any of its Subsidiaries, has received any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BOW or any of its Subsidiaries or their respective internal accounting controls.

(ff) Tax Treatment of the Merger. BOW has no Knowledge of any fact or circumstance relating to it that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

(gg) Trust Accounts. BOW and each of its Subsidiaries has properly administered in all material respects all accounts, if any, for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable laws and regulations. Neither BOW nor any of its Subsidiaries, nor to the Knowledge of BOW any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account.

(hh) No Other Representations or Warranties.

(i) Except for the representations and warranties made by BOW in this Section 3.2, neither BOW nor any other Person makes any express or implied representation or warranty with respect to BOW, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BOW hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BOW nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to BOW, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by BOW in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of BOW, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) BOW hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3 and that BOW did not rely on any representation or warranty not contained in Section 3.3 when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

3.3 Representations and Warranties of Purchaser and Purchaser Bank. Except (i) as disclosed in (A) Purchaser’s Disclosure Letter and (B) the Purchaser Reports filed prior to the date of this Agreement (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by law from disclosure (and as to which nothing in this Agreement shall require disclosure), Purchaser and Purchaser Bank, as applicable, represent and warrant to BOW that:

(a) Organization and Qualification.

(i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted for bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(ii) Purchaser Bank is a Tennessee-chartered state bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein.

(b) Subsidiaries.

(i) Each of Purchaser and Purchaser Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens, other than any restrictions imposed by federal, state or foreign securities laws. There are no contracts, commitments, agreements or understandings relating to Purchaser or Purchaser Bank’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser and Purchaser Bank’s ownership interest in each of their Subsidiaries complies in all material respects with all applicable laws, rules and regulations relating to equity investments by bank holding companies and state-chartered member banks.

(ii) Each of Purchaser’s Subsidiaries, including Purchaser Bank, is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser.

(iii) The outstanding shares of capital stock of each Subsidiary of Purchaser, including Purchaser Bank, have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of Purchaser, including Purchaser Bank, are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other equity interests or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c) Capital Structure.

(i) The authorized capital stock of Purchaser consists of 25,000,000 shares of Purchaser Common Stock, and 5,000,000 shares of preferred stock, $1.00 par value per share (“Purchaser Preferred Stock”).

(ii) As of December 31, 2019:

(A) 18,361,922 shares of Purchaser Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable laws;

(B) No shares of Purchaser Common Stock are held in Purchaser’s treasury;

(C) No shares of Purchaser Preferred Stock are issued and outstanding;

(D) No shares of Purchaser Common Stock are underlying outstanding warrants; and

(E) 362,757 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii) The authorized capital stock of Purchaser Bank consists of 25,000,000 shares of common stock, $1.00 par value per share (“Purchaser Bank Common Stock”), and 5,000,000 shares of preferred stock, $1.00 par value per share (“Purchaser Bank Preferred Stock”). As of December 31, 2019, 8,625,251 shares of Purchaser Bank Common Stock and 1,609,756 shares of Purchaser Bank Preferred Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable laws. All of the issued and outstanding shares of Purchaser Bank Common Stock and Purchaser Bank Preferred Stock are owned by Purchaser.

(iv) The shares of Purchaser Common Stock to be issued in exchange for shares of BOW Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(v) No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of Purchaser or Purchaser Bank may vote, are issued or outstanding (except, in the case of Purchaser Bank, where the entity having such rights is Purchaser or an Affiliate of Purchaser).

(vi) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser or Purchaser Bank are issued, reserved for issuance or outstanding, and (B) other than options to purchase shares of Purchaser Common Stock, neither Purchaser, Purchaser Bank nor any of their Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser, Purchaser Bank or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser or Purchaser Bank or any of their Subsidiaries (including any rights plan or agreement) or obligating Purchaser, Purchaser Bank or any of their Subsidiaries to grant, extend or enter into any such option, warrant, puts, calls, rights, convertible securities, commitment or agreement. Neither Purchaser, Purchaser Bank nor any of their Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, shares of Purchaser Common Stock, or any other security of Purchaser or any Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser, Purchaser Bank or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser, Purchaser Bank or any of their Subsidiaries.

(d) Authority. Each of Purchaser and Purchaser Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s and Purchaser Bank’s Boards of Directors, and no other corporate proceedings on the part of Purchaser or Purchaser Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Purchaser’s Board of Directors has determined that this Agreement is advisable and has unanimously adopted a resolution to the foregoing effect. Purchaser Bank’s Board of Directors has determined that this Agreement is advisable and has unanimously adopted a resolution to the foregoing effect. Purchaser, in its capacity as the sole shareholder of Purchaser Bank, has approved, authorized and adopted this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Bank and constitutes a valid and binding obligation of Purchaser and Purchaser Bank, enforceable against Purchaser and Purchaser Bank in accordance with its terms, subject to the Enforceability Exceptions.

(e) No Violations. The execution, delivery and performance of this Agreement by Purchaser and Purchaser Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser, Purchaser Bank or any of their Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the charter or bylaws of Purchaser Bank or the similar organizational documents of any of their Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser, Purchaser Bank or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser, Purchaser Bank or any of their Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of clause (i) or clause (iii), as would not have a Material Adverse Effect on Purchaser or Purchaser Bank.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve and the Tennessee Department of Financial Institutions, (ii) the filing with the SEC of a Proxy Statement-Prospectus relating to the BOW Shareholder Meeting and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (iv) the filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement , no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Purchaser or Purchaser Bank in connection with the execution and delivery by Purchaser and Purchaser Bank of this Agreement or the consummation by Purchaser Bank of the Merger and Purchaser and Purchaser Bank of the other transactions contemplated by this Agreement. As of the date hereof, Purchaser and Purchaser Bank have no Knowledge of any reason pertaining to Purchaser or Purchaser Bank why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. Purchaser, Purchaser Bank and each of their Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the Federal Reserve, the Tennessee Department of Financial Institutions or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h) Securities Filings. Purchaser has timely filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other filings and exhibits thereto, that it has been required to file under the Securities Act or the Exchange Act, or the rules or regulations promulgated thereunder, since January 1, 2016 (collectively, the “Purchaser Reports”). As of their respective dates of filing with the SEC, none of the Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in the Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i) Financial Statements. Purchaser has previously made available to BOW copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2018, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Reports on Form 10-K for the years ended December 31, 2018 and December 31, 2017, filed with the SEC and (ii) the unaudited consolidated balance sheets of Purchaser and its Subsidiaries as of September 30, 2019 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the three and nine months ended September 30, 2019, as reported in Purchaser’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(j) Undisclosed Liabilities. Neither Purchaser, Purchaser Bank nor any of their Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than Liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2018, except for (i) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the FCB Merger Agreement.

(k) Absence of Certain Changes or Events. Since December 31, 2018, (i) Purchaser, Purchaser Bank and their Subsidiaries, in all material respects, have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been a Material Adverse Effect on Purchaser.

(l) Litigation. Except as would not have a Material Adverse Effect on Purchaser:

(i) there are no suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of Purchaser and Purchaser Bank, threatened against or affecting Purchaser, Purchaser Bank or any of their Subsidiaries or any property or asset of Purchaser, Purchaser Bank or any of their Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser, Purchaser Bank or any of their Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement;

(ii) there are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser, Purchaser Bank or any of their Subsidiaries or the assets of Purchaser, Purchaser Bank or any of their Subsidiaries; and

(iii) since January 1, 2016 (i) there have been no investigations, subpoenas, written demands, or document requests received by Purchaser, Purchaser Bank or any of their Subsidiaries from any Governmental Entity (other than in the ordinary course of business or routine regulatory examinations or visitations) and (ii) no Governmental Entity has requested that Purchaser, Purchaser Bank or any of their Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigations, subpoena, written demand, or document request.

(m) Absence of Regulatory Actions. Since January 1, 2016, neither Purchaser, Purchaser Bank nor any of their Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser, Purchaser Bank or any of their Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking, in each case, except as has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. To the Knowledge of Purchaser and Purchaser Bank, there are no material unresolved violations, criticisms or exceptions noted by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser, Purchaser Bank or any of their Subsidiaries.

(n) Compliance with Laws. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser, Purchaser Bank and each of their Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser, Purchaser Bank or any of their Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser, Purchaser Bank and each of their Subsidiaries have, and have had at all times since January 1, 2016, all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit them to carry on their business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser and Purchaser Bank, threatened. Neither Purchaser, Purchaser Bank nor any of their Subsidiaries has been given notice of or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser, Purchaser Bank or any of their Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser, Purchaser Bank or any of their Subsidiaries have been paid in full or adequate provision has been made for any such Taxes. There is no pending, or to the Knowledge of Purchaser and Purchaser Bank, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser, Purchaser Bank or any of their Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser, Purchaser Bank or any of their Subsidiaries do not file tax returns that Purchaser, Purchaser Bank or any of their Subsidiaries are subject to taxation in that jurisdiction. All Taxes and associated interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of Purchaser, Purchaser Bank or any of their Subsidiaries have been paid in full or adequate provision has been made for the same. Purchaser, Purchaser Bank and their Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Purchaser, Purchaser Bank and each of their Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Purchaser, Purchaser Bank and each of their Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p) Purchaser IT Systems.

(i) To Purchaser’s and Purchaser Bank’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser, Purchaser Bank or any of their Subsidiaries (collectively, the “Purchaser IT Systems”) have been properly maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s and Purchaser Bank’s consolidated business as currently conducted. Neither Purchaser, Purchaser Bank nor any of their Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. No Person has gained unauthorized access to any of Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser, Purchaser Bank and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses.

(q) Purchaser Loan Matters.

(i) All Loans held by Purchaser, Purchaser Bank or any of their Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, and such Loans are not subject to any pending or, to the Knowledge of Purchaser, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii) The allowances for loan losses reflected in Purchaser’s consolidated balance sheet at December 31, 2018 and September 30, 2019 were, and Purchaser’s allowances for loan losses as of the Closing Date will be, in each case in the opinion of management, adequate, as of such dates thereof, under GAAP.

(r) Insurance. Purchaser, Purchaser Bank and their Subsidiaries are presently insured for amounts deemed reasonable by management of Purchaser and Purchaser Bank against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(s) Anti-takeover Provisions Inapplicable. Purchaser, Purchaser Bank and their Subsidiaries have taken all actions required to exempt BOW and its Subsidiaries, this Agreement, and the Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(t) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser and Purchaser Bank do not have Knowledge of any facts or circumstances that would cause either Purchaser Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser Bank. To the Knowledge of Purchaser and Purchaser Bank, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Purchaser, Purchaser Bank or any of their Subsidiaries to undertake any significant remedial action. The Board of Directors of Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(u) Internal Controls. Purchaser, Purchaser Bank and their Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s and Purchaser Bank’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser and Purchaser Bank, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in Purchaser’s and Purchaser Bank’s internal controls over financial reporting. Since January 1, 2016, neither Purchaser, Purchaser Bank nor any of their Subsidiaries, nor, to the Knowledge of Purchaser and Purchaser Bank, any Representative of Purchaser, Purchaser Bank or any of their Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser, Purchaser Bank or any of their Subsidiaries or their respective internal accounting controls.

(v) Tax Treatment of the Merger. Purchaser and Purchaser Bank have no Knowledge of any fact or circumstance relating to them that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

(w) Financing. Purchaser has, and will have at Closing, in each case without having to resort to external sources, all funds necessary to satisfy its obligations to pay the Cash Consideration hereunder and sufficient capital and liquidity to otherwise effect the transactions contemplated by this Agreement.

(x) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Purchaser and Purchaser Bank in this Section 3.3, neither Purchaser, Purchaser Bank nor any other Person makes any express or implied representation or warranty with respect to Purchaser, Purchaser Bank, their Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser and Purchaser Bank both hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser, Purchaser Bank nor any other Person makes or has made any representation or warranty to BOW or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, Purchaser Bank, or any of their Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser and Purchaser Bank in this Section 3.3, any oral or written information presented to BOW or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser and Purchaser Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Purchaser and Purchaser Bank hereby acknowledge and agree that neither BOW nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2 and that Purchaser and Purchaser Bank did not rely on any representation or warranty not contained in Section 3.2 when making their decisions to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by BOW. Except as expressly contemplated or permitted by this Agreement, disclosed in BOW’s Disclosure Letter, or to the extent required by law, rule or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, BOW shall not, nor shall BOW permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, and advantageous business relationships and retain the services of its officers and key employees; or take any action that would reasonably be likely to adversely affect in any material respect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice, and (B) advances from the FHLB and purchases of federal funds;

(ii) prepay any indebtedness or other similar arrangements if it would cause BOW to incur any prepayment penalty thereunder; or

(iii) purchase any brokered certificates of deposit except in the ordinary course of business consistent in all material respects with past practice;

(c) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock except for (A) dividends and distributions by Subsidiaries of BOW to BOW or another Subsidiary of BOW, in each case, consistent with past practice or to fund the payment by BOW of expenses incurred in connection with the transactions contemplated by this Agreement and (B) dividend payments by BOW consistent with past practice; provided that the aggregate amount of dividends paid by BOW to the BOW Minority Shareholders plus the aggregate amount of dividends paid by FCB to its shareholders shall not exceed the lesser of $1,700,000 or forty eight percent (48%) of the consolidated earnings of FCB;

(iii) grant any person any right to acquire any shares of its capital stock;

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for, or valued by reference to, any shares of its capital stock; or

(v) redeem or otherwise acquire any shares of its capital stock other than because of the enforcement of a security interest as otherwise provided in this Agreement;

(d) other than in the ordinary course of business, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets (including other real estate owned) to any Person other than a Subsidiary, or (ii) cancel, release or assign any material indebtedness to any such Person or any material claims held by any such Person;

(e) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a Loan), or form any new Subsidiary;

(f) (i) renew, amend or terminate any BOW Contract or (ii) enter into any contract that would constitute a BOW Contract if it were in effect on the date of this Agreement;

(g) Except for Loans or commitments for Loans that have previously been approved by BOW before the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except with respect to any secured Loan or commitment wherein the total credit exposure is less than $1,500,000 or any unsecured Loan or commitment wherein the total of the unsecured credit exposure is less than $100,000 which is made in conformity with existing lending practices, provided that, with respect to any Loan for which the prior written consent of Purchaser is required by this Section, Purchaser shall approve or reject such Loan, in writing, within three (3) Business Days after the Loan package is delivered to Purchaser, and if such approval or rejection is not given within such three (3) Business Day period, the subject Loan shall be conclusively deemed approved by Purchaser for purposes of this Agreement;

(h) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of BOW or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of BOW or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing, in each case except in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215);

(i) except as required by any BOW Benefit Plan in effect on the date hereof:

(i) (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors, other than increases in annual base salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed three percent (3%) of the aggregate cost of all employee annual base salaries and wage rates as in effect as of the date hereof, (b) pay, or commit to pay, any bonus, change in control or retention payment, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of any fiscal year completed prior to or the fiscal year in effect as of the date of this Agreement in the ordinary course of business consistent with past practice pursuant to the BOW Benefit Plans set forth in BOW’s Disclosure Letter, or (c) fund any rabbi trust or similar arrangement;

(ii) become a party to, amend, renew, extend or commit itself to any BOW Benefit Plan or any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law, rule or regulation;

(iii) make any contributions to any defined contribution plan or BOW Benefit Plan that are not made in the ordinary course of business consistent with past practice;

(iv) elect to any office with the title of senior vice president or higher any individual who does not hold such office as of the date of this Agreement or elect to its Board of Directors any individual who is not a member of its Board of Directors as of the date of this Agreement; or

(v) hire or terminate any employee with an annualized base salary or wage rate that exceeds $100,000, other than (i) hiring employees to replace departed employees where the compensation of such replacement employee is materially consistent with the compensation of the departed employee and (ii) terminations for “cause”;

(j) commence any legal action or proceeding, other than to enforce an obligation owed to BOW or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages that exceed $100,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its charter or bylaws, or similar governing documents of its Subsidiaries;

(l) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent in all material respects with past practice;

(m) purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency and municipal securities;

(n) make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, which are described in BOW’s Disclosure Letter, and except for ordinary course, immaterial expenditures reasonably necessary to maintain existing assets in good repair in prior consultation with Purchaser;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice;

(q) make any changes in any material respect in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; risk and asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law, rules or regulations or GAAP, or at the direction of a Governmental Entity;

(r) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to employment, benefit or compensation information addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii) issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s) except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate without (i) conducting a Phase I environmental assessment of the property and (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank, obtaining the prior consent of Purchaser (which shall not be unreasonably withheld);

(t) make, change or rescind any material election concerning Taxes or Tax returns, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, dispute or assessment, or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(u) knowingly take any action that is intended or would reasonably be likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in any of the conditions to the FCB Merger set forth in Article VI of the FCB Merger Agreement not being satisfied or in a material violation of any provision of this Agreement or the FCB Merger Agreement;

(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w) enter any new lines of business;

(x) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent in all material respects with past practice;

(y) merge or consolidate any Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(z) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by BOW or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by Purchaser and Purchaser Bank. Except as expressly contemplated or permitted by this Agreement or to the extent required by law, rule or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser and Purchaser Bank shall, and shall cause their Subsidiaries to, maintain its and their rights and franchises in all material respects, and shall not, nor shall Purchaser and Purchaser Bank permit any of their Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of BOW (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent in all material respects with past practice; fail to use best reasonable efforts to maintain and preserve intact its business organization, properties, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) take any action that would reasonably be likely to adversely affect in any material respect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

(c) knowingly take any action that is intended to or would reasonably be likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in any of the conditions to the FCB Merger set forth in Article VI of the FCB Merger Agreement not being satisfied or in a material violation of any provision of this Agreement or the FCB Merger Agreement;

(d) make, declare or pay any dividend, or make any other distribution, on any shares of Purchaser Common Stock, other than regular quarterly cash dividends by Purchaser consistent with past practice;

(e) restructure, reorganize, or completely or partially liquidate or dissolve itself or any Significant Subsidiary;

(f) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(g) amend, repeal or modify any provision of its charter or bylaws in a manner that would adversely affect BOW or any BOW shareholder, as a prospective holder of Purchaser Common Stock, relative to other holders of Purchaser Common Stock or the transactions contemplated by this Agreement; or

(h) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, BOW shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by BOW or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding BOW or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser and its Subsidiaries), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) knowingly release any Person from, knowingly waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which BOW is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring BOW to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of BOW or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by BOW. Notwithstanding the foregoing, before the adoption and approval of this Agreement by BOW’s shareholders at the BOW Shareholder Meeting, this Section 5.1(a) shall not prohibit BOW from furnishing confidential or non-public information regarding BOW and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to BOW or its Subsidiaries by such Person (and not withdrawn) if (1) the BOW Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with BOW’s outside legal counsel and financial advisors, the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (2) BOW has not breached any of the covenants set forth in this Section 5.1, (3) the BOW Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary obligations to BOW’s shareholders under applicable law, and (4) before furnishing any non-public information to, or entering into discussions with, such Person, BOW gives Purchaser written notice of the identity of such Person and of BOW’s intention to furnish confidential or non-public information to, or enter into discussions with, such Person and BOW receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement is to Purchaser and BOW also provides Purchaser, prior to or substantially concurrently with the time such information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Purchaser. During the term of this Agreement, BOW shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.1(a)) relating to any Acquisition Proposal.

(b) BOW will notify Purchaser orally within twenty-four (24) hours and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or the inquiry and the material terms and conditions thereof, and shall provide to Purchaser any written materials received by BOW or any of its Subsidiaries in connection therewith. BOW will keep Purchaser informed of any material developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within twenty-four (24) hours) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c) BOW will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of this Agreement with respect to any Acquisition Proposal, including terminating access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person.

5.2 Advice of Changes. Before the Closing, each party shall promptly advise the other parties orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement or the FCB Merger Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the FCB Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the FCB Merger Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and Purchaser Bank, on the one hand, and BOW, on the other hand, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period before the Effective Time to the books, records, contracts, properties, personnel, information technology services of and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) pending or threatened litigation or investigations if, in the opinion of counsel, such access would or might jeopardize any privilege relating to the matters being discussed or (ii) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws, rules or regulations; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (i) or the preceding sentence apply.

(b) From the date hereof until the Effective Time, BOW shall, and shall cause its Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each press release made available to the public by it and (iii) all other information concerning its business, properties and personnel as may be reasonably requested; provided that Purchaser shall not be entitled to receive reports or other documents relating to (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might jeopardize any privilege relating to the matters being discussed, or (y) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws, rules or regulations. BOW will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (x) apply.

(c) BOW, Purchaser and Purchaser Bank will not, and will cause their respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents subject to and in accordance with the provisions of the confidentiality agreement, dated November 15, 2019, among Purchaser, Purchaser Bank, BOW, FCB and The First National Bank of Manchester (the “Confidentiality Agreement”).

(d) From and after the date hereof, representatives of Purchaser and BOW shall meet on a regular basis to discuss and plan for the conversion of BOW’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion as soon as practicable following the consummation of the Merger.

(e) The information regarding BOW and its Subsidiaries to be supplied by BOW for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by BOW for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(f) The information regarding Purchaser, Purchaser Bank and their Subsidiaries to be supplied by Purchaser and Purchaser Bank for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (except for such portions thereof supplied by BOW or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser and Purchaser Bank for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4 Applications; Consents.

(a) BOW, Purchaser and Purchaser Bank shall, upon request, furnish each other with all information concerning themselves and their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement-Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BOW, Purchaser and Purchaser Bank or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Purchaser shall use its reasonable best efforts to file all applications, notices, and/or waiver requests required by the Federal Reserve or the Tennessee Department of Financial Institutions in connection with the transactions contemplated by this Agreement within forty-five (45) days after the date of this Agreement. Purchaser and BOW shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser, Purchaser Bank and BOW, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each of BOW, on the one hand, and Purchaser and Purchaser Bank, on the other, agrees that it will consult with the other party with respect to the obtaining of all consents, approvals, waivers, and authorizations of Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other party reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Purchaser, Purchaser Bank and BOW shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-Takeover Provisions. BOW and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, Purchaser Bank, this Agreement, and the Merger from any provisions of an anti-takeover nature in BOW’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the FCB Merger Agreement as expeditiously as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. Notwithstanding anything in this Agreement or the FCB Merger Agreement to the contrary, nothing in this Agreement or the FCB Merger Agreement shall require Purchaser, Purchaser Bank or their Affiliates to agree to, and without the prior consent of Purchaser, BOW and its Subsidiaries shall not agree to, in connection with obtaining any actions or non-actions, extensions, waivers, consents or approvals of any Governmental Entity any non-standard condition or requirement that would have or would reasonably be expected to have a material adverse effect to the business, financial condition or results of operations of Purchaser (as the surviving entity of the FCB Merger) and its Subsidiaries, including the Surviving Bank, measured on a scale relative to BOW and its Subsidiaries, taken as a whole (such condition or requirement, a “Burdensome Condition”), provided that, for the avoidance of doubt, any condition or requirement imposed by a Government Entity which is customarily imposed in published orders or approvals for transactions such as those contemplated by this Agreement shall not be deemed to be a Burdensome Condition.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, BOW, on the one hand, and Purchaser and Purchaser Bank, on the other, shall consult with each other and obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or, to the extent practical, otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure (i) that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law, (ii) at the request of a Governmental Entity or (iii) that is substantially similar to communications previously approved pursuant to this Section 5.7.

5.8 BOW Shareholder Meeting.

(a) BOW shall submit to its shareholders for approval this Agreement and any other matters required to be approved or adopted by BOW’s shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, BOW will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “BOW Shareholder Meeting”) as promptly as reasonably practicable after the Registration Statement becomes effective under the Securities Act to consider and vote on approval of this Agreement. Subject to Section 5.8(b), BOW shall, (i) through the BOW Board (based on the recommendation of the Special Committee), recommend to its shareholders the approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use reasonable best efforts to obtain the Requisite BOW Shareholder Approval.

(b) Notwithstanding anything in this Agreement to the contrary, at any time before the BOW Shareholder Meeting, the BOW Board (based on the recommendation of the Special Committee) or the Special Committee may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to

Purchaser and Purchaser Bank its recommendation that the shareholders of BOW approve this Agreement (a “Change of Recommendation”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided that before any such Change of Recommendation, BOW shall have complied in all material respects with Section 5.1, given Purchaser at least three (3) Business Days’ prior written notice advising it of the intention of the BOW Board (based on the recommendation of the Special Committee) or the Special Committee to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal, including the identity of the Person making any such Acquisition Proposal and any written materials received by BOW or any of its Subsidiaries in connection therewith; and provided, further, that if the decision relates to an Acquisition Proposal: (i) BOW shall have given Purchaser three (3) Business Days after delivery of such notice to Purchaser to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement (or make another proposal), throughout such period BOW shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the BOW Board (based on the recommendation of the Special Committee) or the Special Committee shall have determined in good faith, after consultation with BOW’s outside legal counsel and financial advisors and after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the BOW Board (based on the recommendation of the Special Committee) or the Special Committee does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines to withdraw, modify or change its recommendation that the shareholders of BOW approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal, BOW shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, BOW shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

5.9 Registration of Purchaser Common Stock.

(a) Within forty-five (45) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the BOW shareholders at the BOW Shareholder Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger and the FCB Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). BOW will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement before its being filed with the SEC. Each of Purchaser and BOW shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as needed to consummate the Merger and the FCB Merger, and the other transactions contemplated hereby and by the FCB Merger Agreement. BOW will use its reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its shareholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise BOW, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger and the FCB Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If, at any time before the Effective Time, any information relating to Purchaser, Purchaser Bank or BOW, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser, Purchaser Bank or BOW that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser or BOW, as applicable, with the SEC and disseminated by BOW to its shareholders.

(b) Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and the FCB Merger and each of BOW and Purchaser shall furnish all information concerning it and the holders of BOW Common Stock as may be reasonably requested in connection with any such action.

(c) Before the Effective Time, Purchaser shall notify or file an application with the NASDAQ with respect to the additional shares of Purchaser Common Stock to be issued by Purchaser in the Merger and the FCB Merger.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the others of: (i) any event or written notice of, or other written communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries after the date of this Agreement and before the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its Subsidiaries taken as a whole to which such party or any of its Subsidiaries is a party or is subject; (ii) any event, condition, change or occurrence which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI or a condition in Article VI of the FCB Merger Agreement, and (iii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, would reasonably be expected to have a Material Adverse Effect. Each of BOW, Purchaser and Purchaser Bank shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement or the FCB Merger Agreement.

5.11 Reserved.

5.12 Indemnification.

(a) From and after the Effective Time, Purchaser and the Surviving Bank shall indemnify and hold harmless, and advance expenses to, in each case, subject to the limitations of this Section 5.12(a), each of the current and former directors, officers and employees of BOW or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of BOW or any of its Subsidiaries or any of their respective predecessors or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been entitled to be indemnified or would have had the right to advancement of expenses pursuant to the charter and bylaws or similar organizational documents of BOW or its Subsidiaries as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Bank shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted under applicable law, provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser and the Surviving Bank under Section 5.12(a) unless and to the extent that Purchaser and the Surviving Bank are actually and materially prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Purchaser or a Subsidiary of Purchaser shall maintain in effect BOW’s and its Subsidiaries’ current directors’ and officers’ liability insurance covering each Person currently covered by BOW’s and its Subsidiaries’ directors’ and officers’ liability insurance policy or policies with respect to claims against such Persons arising from facts or events occurring at or before the Effective Time (provided that Purchaser or such Subsidiary of Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect to the insured); provided, however, that in no event shall Purchaser or such Subsidiary of Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by BOW and its Subsidiaries for such insurance (the “Premium Cap”) and, if Purchaser or such Subsidiary of Purchaser is unable to maintain such policy as a result of this proviso, Purchaser or such Subsidiary of Purchaser shall obtain as much comparable insurance as is available at a premium equal to the Premium Cap; provided, further, that Purchaser or such Subsidiary of Purchaser may (i) request that BOW and its Subsidiaries obtain an extended reporting period endorsement under BOW’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policy or policies or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to the insured than BOW’s and its Subsidiaries’ existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d) If Purchaser or the Surviving Bank or any of their successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser, the Surviving Bank and their successors and assigns assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f) Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13 Shareholder Litigation. Purchaser shall have the option to participate in, but not control, at Purchaser’s own expense, the defense or settlement of any shareholder litigation against BOW and/or its directors relating to the transactions contemplated by this Agreement (“Shareholder Litigation”). No settlement in respect of any such Shareholder Litigation shall be agreed to by BOW without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14 Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, neither Purchaser, BOW nor Purchaser Bank shall, and each shall not permit any of their Subsidiaries to, take any action intended to cause BOW to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director on the BOW Board that is a member of the Special Committee, either as a director or member of such committee, other than for cause. This Section 5.14 shall not apply to the filling, in accordance with the provisions of the applicable organizational documents of BOW, of any vacancies caused by the death, resignation or incapacity of any such director; provided that the individual appointed to fill any such vacancy is independent and disinterested with respect to the Merger and any other transactions contemplated by this Agreement.

5.15 Appraisal of Fixed Assets.

(a) BOW shall retain an independent valuation firm, reasonably acceptable to Purchaser, to appraise, on the basis of reasonable assumptions and employing reasonable methodology, the value of the fixed assets of BOW set forth on BOW’s Disclosure Letter, which shall include all of the real property owned by BOW or a Subsidiary of BOW (the “Fixed Assets”) and shall deliver a report by such valuation firm to Purchaser, within forty five (45) calendar days from the date hereof, setting forth such valuation firm’s calculation of the value of the Fixed Assets (the value of the Fixed Assets, so calculated, the “Fixed Asset Value” ) together with the assumptions and methodology employed to make such appraisal.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. The Requisite BOW Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and not withdrawn.

(e) Stock Listing. Purchaser shall have filed with the NASDAQ a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Stock Consideration, and the NASDAQ shall not have objected to the listing of such shares of Purchaser Common Stock.

(f) Tax Opinions. Purchaser and BOW shall have received written opinions of Wachtell, Lipton, Rosen & Katz and Butler Snow LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and BOW, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, BOW and others.

(g) FCB Merger. The FCB Merger shall have been completed in accordance with the terms of the FCB Merger Agreement immediately prior to the Merger.

6.2 Conditions to the Obligations of Purchaser and Purchaser Bank. The obligations of Purchaser and Purchaser Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a) BOW’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of BOW contained in Section 3.2 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of BOW’s Obligations. BOW shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c) Officers’ Certificate. Each of Purchaser and Purchaser Bank shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of BOW to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to BOW.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain a Burdensome Condition.

6.3 Conditions to the Obligations of BOW. The obligations of BOW to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by BOW:

(a) Purchaser’s and Purchaser Bank’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser and Purchaser Bank contained in Section 3.3 of this Agreement shall be true and correct at and as of date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of Purchaser’s and Purchaser Bank’s Obligations. Purchaser and Purchaser Bank shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement at or before the Effective Time.

(c) Purchaser and Purchaser Bank Officers’ Certificate. BOW shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of each of Purchaser and Purchaser Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement shall automatically terminate if the FCB Merger Agreement is terminated in accordance with its terms prior to the completion of the FCB Merger. In addition, this Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a) by the mutual written consent of Purchaser, Purchaser Bank and BOW; or

(b) by either Purchaser or BOW, in the event of the failure to obtain the Requisite BOW Shareholder Approval; provided, however, that BOW shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));

(c) by either Purchaser or BOW, if either (i) any approval, consent or waiver of a Governmental Entity required for the Merger shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order permanently enjoining or otherwise prohibiting consummation of the Merger, unless the failure to obtain such required approval, consent or waiver shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or in the FCB Merger Agreement, as applicable;

(d) by either Purchaser or BOW, if the Merger is not consummated by September 30, 2020 (the “Outside Date”); provided, that, if on the Outside Date either of the conditions set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied, then the Outside Date shall be automatically extended to December 31, 2020 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); in each case, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement (or, in the case of termination by Purchaser, Purchaser Bank) to perform or observe the covenants and agreements of such party set forth herein;

(e) by either Purchaser or BOW (provided that the party seeking termination or, in the case of termination by Purchaser, Purchaser Bank) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party (or in the case of termination by BOW, by Purchaser Bank) set forth in this Agreement, or if any representation or warranty of the other party (or in the case of termination by BOW, by Purchaser Bank) shall have become untrue, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or in the case of termination by BOW, by Purchaser Bank) (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, and such breach or untrue representation or warranty has not been or cannot be cured within the earlier of the Outside Date and thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

(f) by Purchaser, if prior to obtaining the Requisite BOW Shareholder Approval (i) BOW shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the BOW Board and Special Committee do not publicly recommend in the Proxy Statement-Prospectus that BOW’s shareholders approve this Agreement or if the BOW Board or Special Committee effects a Change of Recommendation;

(g) by BOW, upon the recommendation of the Special Committee, at any time during the five-day period commencing with the Determination Date, if both (i) the number obtained by dividing (A) (x) 664,800 multiplied by the Determination Day Average Closing Price plus (y) 4,829,299 by (B) the Minimum Merger Consideration (the “Parent Ratio”)shall be less than 0.85, and (ii) (1) the Parent Ratio is less than (2) the number obtained by dividing the Determination Date Index Price by the Initial Index Price (the “Index Ratio”)and subtracting 0.15 from the Index Ratio; provided, however, that BOW must elect to terminate this Agreement under this Section 7.1(g) by written notice (a “Termination Notice”)given to Purchaser within two (2) Business Days after the Determination Date and that BOW’s right of termination shall be subject to the right of Purchaser provided for below to increase the Cash Consideration and/or the Stock Consideration. During the five (5) Business Day period immediately following the day on which Purchaser receives a Termination Notice (the “Election Period”), Purchaser shall have the right and option, in its sole discretion, to increase the Cash Consideration and/or the Stock Consideration such that, as a result of such adjustment, the sum of (i) the Cash Consideration and (ii) (x) the Stock Consideration multiplied by (y) the Average Closing Price, calculated assuming the Determination Date is the Closing Date, shall be no less than the Minimum Merger Consideration (as defined below); provided that the right of Purchaser to so increase the Cash Consideration shall be subject to the requirement that no such increase in the Cash Consideration can result in the Merger failing to qualify as a “reorganization” under the provisions of Section 368(a) of the IRC. If Purchaser elects to increase the Cash Consideration and/or the Stock Consideration within such five (5) Business Day period, Purchaser shall give written notice of such election (the “Fill Notice”) to BOW during the Election Period, which Fill Notice shall specify the amount of any such increase, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (with the Cash Consideration and/or the Stock Consideration, as applicable, adjusted in accordance with this Section 7.1(g) as set forth in the Fill Notice). If Purchaser does not elect to increase the Cash Consideration and/or the Stock Consideration within such five (5) Business Day period, then BOW may terminate this Agreement at any time after the end of the Election Period. For purposes of this section, the term “Minimum Merger Consideration” means $15,565,819. For purposes of this Section 7.1(g):

(i) “Determination Date” shall mean the fifth (5th) day before the Closing Date; provided that if shares of Purchaser Common Stock are not actually traded on the NASDAQ on such day, the Determination Date shall be the day immediately preceding the fifth (5th) day before the Closing Date on which shares of Purchaser Common Stock actually trade on the NASDAQ.

(ii) “Determination Day Average Closing Price” means the volume-weighted average closing price of Purchaser Common Stock as reported on the NASDAQ for the ten (10) consecutive full trading days ending on and including the trading day prior to the Determination Date.

(iii) “Determination Date Index Price” shall mean the average of the closing prices of the NASDAQ Bank Index during the ten (10) consecutive full trading days ending on and including the trading day prior to the Determination Date, as reported by Bloomberg LP (symbol: CBNK:IND).

(iv) “Initial Index Price” shall mean the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of this Agreement, as reported by Bloomberg LP (symbol: CBNK:IND).

7.2 Termination Fee.

(a) If Purchaser terminates this Agreement pursuant to Section 7.1(f), BOW shall make payment to Purchaser of a termination fee of $625,000 (the “Termination Fee”).

(b) If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b), or (B) by either party pursuant to Section 7.1(d) without the Requisite BOW Shareholder Approval having been obtained or (C) by Purchaser pursuant to Section 7.1(e), (ii) before BOW Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination of this Agreement (in the case of termination pursuant to Section 7.1(d) and Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and not withdrawn and (iii) within twelve (12) months of such termination BOW shall consummate or enter into any definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as set forth in clause (ii) of this Section 7.2(b)), then BOW shall make payment to Purchaser of the Termination Fee.

(c) The fees payable pursuant to Section 7.2(a) shall be made by wire transfer of immediately available funds within two (2) Business Days following termination. Any fee payable pursuant to Section 7.2(b) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. BOW, Purchaser Bank and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Purchaser Bank would not enter into this Agreement; accordingly, if BOW fails promptly to pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against BOW for such termination fee or any portion thereof, BOW shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if BOW fails to pay the amounts payable pursuant to this Section 7.2, then BOW shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amount payable by BOW pursuant to Section 7.2(a) or (b) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser and Purchaser Bank, in the event of termination of this Agreement on the bases specified in such sections.

7.3 Effect of Termination. If this Agreement is terminated by either Purchaser or BOW as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and Article VIII, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All representations and warranties in this Agreement and all other agreements and covenants herein shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of BOW, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of BOW Common Stock or that would contravene any provision of applicable state and federal laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee, without regard to conflicts of laws principles.

8.6 Expenses. Except as otherwise expressly provided herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Purchaser Bank, to:

CapStar Financial Holdings, Inc.

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

Attention:        Timothy K. Schools

Email:              tkschools@capstarbank.com

With copies to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Facsimile:        (212) 403-2000

Attention:        Matthew M. Guest

Email:              MMGuest@wlrk.com

If to BOW, to:

The Bank of Waynesboro

201 South Main Street

Waynesboro, Tennessee 38485

Facsimile:        (931) 722-9121

Attention:        William B. Bryant

Email:              bbryant@thebankofwaynesboro.com

With copies to:

Butler Snow LLP

150 3rd Avenue South, Suite 1600

Nashville, TN 37201

Facsimile:        (615) 651-6701

Attention:         Adam G. Smith

Email:              adam.smith@butlersnow.com

8.8 Entire Agreement; etc. This Agreement (including the documents and the instruments referred to herein), together with the FCB Merger Agreement, the BOW Voting Agreements, the FCB Voting Agreements, the Exhibits and Disclosure Letters hereto and thereto and the Confidentiality Agreement, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page immediately follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CapStar Financial Holdings, Inc.

By:	/s/ Timothy K. Schools
	Name:	Timothy K. Schools
	Title:	President

CapStar Bank

By:	/s/ Timothy K. Schools
	Name:	Timothy K. Schools
	Title:	President and Chief Executive Officer

[Signature Page to BOW Merger Agreement]

The Bank of Waynesboro

By:	/s/ William B. Bryant
	Name:	William B. Bryant
	Title:	President and Chief Executive Officer

[Signature Page to BOW Merger Agreement]

Exhibit A Form of BOW Voting Agreement

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of January [●], 2020, is entered into by and among CapStar Financial Holdings, Inc., a Tennessee corporation (“Purchaser”), The Bank of Waynesboro, a Tennessee chartered bank (the “Bank”), and the undersigned shareholder of the Bank (the “Shareholder”). Each of Purchaser, the Bank and the Shareholder may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Plan of Bank Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and among Purchaser, the Bank, and CapStar Bank, a Tennessee chartered bank and wholly owned subsidiary of Purchaser (“Purchaser Bank”), the Bank will be merged with and into Purchaser Bank, with Purchaser Bank as the surviving entity (the “Merger”);

WHEREAS, the Shareholder beneficially owns with power to vote the number of shares of common stock, $10.00 par value per share, of the Bank (“Bank Common Stock”) as set forth on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Purchaser, Purchaser Bank and the Bank entering into the Merger Agreement, Purchaser and the Bank have required that the Shareholder, solely in his or her capacity as a shareholder of the Bank, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Voting Agreement. From the date hereof until the earlier of (a) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Bank’s shareholders, however called, or in connection with any written consent of the Bank’s shareholders (the applicable record date for such shareholder meeting or consent, the “Determination Date”), the Shareholder shall (i) appear at such meeting or otherwise cause all of the Covered Shares which he or she owns as of the applicable Determination Date to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares (A) in favor of approval of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the Bank’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Bank contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Bank’s, Purchaser Bank’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Covered Shares, and, to the extent the Shareholder serves as a member of the Board of Directors or as an officer of the Bank, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict the Shareholder from exercising the

Shareholder’s fiduciary duties as a director or officer to the Bank or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Covered Shares held by any trust, limited partnership or other entity holding Covered Shares for which the Shareholder serves as trustee, a partner, shareholder or in a similar capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of any such entity holding Covered Shares, the Shareholder agrees to exercise all voting or other determination rights he or she has in such entity to carry out the intents and purposes of his or her support and voting obligations in this Section 2 and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Covered Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Covered Shares except any proxy to carry out the intent of this Agreement. For the purposes of this Agreement, (i) “Covered Shares” means, with respect to any applicable Determination Date, the sum of Existing Shares and New Shares as of the applicable Determinate Date, and (ii) “New Shares” means shares of Bank Common Stock over which the Shareholder has acquired beneficial ownership with the power to vote after the date hereof (including any shares of Bank Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Bank Common Stock or warrants or the conversion of any convertible securities or otherwise).

3.

GRANT OF IRREVOCABLE PROXY. IN THE EVENT, BUT ONLY IN THE EVENT, OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH THE SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE SHAREHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS PURCHASER AS THE SHAREHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE BANK’S SHAREHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE BANK’S SHAREHOLDERS, WITH RESPECT TO THE COVERED SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS REASONABLY MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE COVERED SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

4.

Transfer Restrictions Prior to Merger. The Shareholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by operation of law or otherwise) or otherwise convey or dispose of, any of the Covered Shares, or any interest therein, including the right to vote any Covered Shares, as applicable (a “Transfer”), except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Shareholder may Transfer Covered Shares (a) for estate planning, tax planning or philanthropic purposes so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to Purchaser to be bound by and comply with the provisions of this Agreement or (b) upon the death of the Shareholder.

5.

Non-Solicitation. Unless this Agreement shall have been terminated, the Shareholder shall not initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person other than Purchaser or Purchaser Bank relating to, any Acquisition Proposal. The Shareholder will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser and Purchaser Bank with respect to any Acquisition Proposal.

6.

No Exercise of Appraisal Rights. The Shareholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Covered Shares that may arise with respect to the Merger.

7.

Confidential Information. From and after the date of this Agreement, the Shareholder shall not disclose any confidential information of Purchaser or the Bank obtained by the Shareholder while serving as a director of the Bank, except as required by law or in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Shareholder; (b) information that was in the Shareholder’s possession prior to serving as a director or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using any confidential information of Purchaser or the Bank.

8.

Representations of the Shareholder. The Shareholder represents and warrants to Purchaser as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Purchaser and the Bank, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery by the Shareholder of this Agreement or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate in any material respect any agreement or any Laws binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; and (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Bank with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations), except as would not have the effect of preventing or otherwise materially interfering with the Shareholder’s obligations under this Agreement.

9.

Effectiveness. This Agreement shall be effective and irrevocable upon signing and shall remain in effect until the earlier of (i) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms, at which time it shall automatically terminate. Upon the termination of this Agreement, no Party shall have any further obligations or liabilities hereunder, except that Sections 10 through 15 shall survive termination of this Agreement.

10.

Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by Purchaser to a majority-owned affiliate or any successor-in-interest of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

11.

Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.

Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of the State of Tennessee located in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee, Nashville Division, in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.

Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add, as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

14.

Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser, the Bank and the Shareholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

SIGNED as of the date first set forth above:

CAPSTAR FINANCIAL HOLDINGS, INC.

By:
Name:	Timothy K. Schools
Title:	President

[Signature Page to BOW Voting and Support Agreement]

THE BANK OF WAYNESBORO

By:
Name:
Title:

[Additional Signature on Next Page]

[Signature Page to BOW Voting and Support Agreement]

SHAREHOLDER:

[Signature Page to BOW Voting and Support Agreement]

Schedule A

Number of Existing Shares

Shareholder Name	Existing Shares

Appendix C

950 Breckenridge Lane Suite 280 Louisville, KY 40207 (800) 523-4778 (502) 451-6633 www.probank.com

January 23, 2020

Board of Directors

FCB Corporation

100 West High Street

Manchester, TN 37355

Members of the Board:

Each of FCB Corporation (“FCB”) and CapStar Financial Holdings, Inc. (“CSTR”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which FCB will merge with and into CSTR, with CSTR surviving the merger (the “FCB Merger”). Simultaneously with the execution of this Agreement, CSTR and Bank of Waynesboro (“BOW”), a 50.56% owned subsidiary of FCB, and CapStar Bank, a Tennessee state-chartered bank and wholly owned subsidiary of CSTR (“ CapStar Bank”), are entering into a separate Agreement and Plan of Merger (the “Bank of Waynesboro Merger Agreement”), pursuant to which Bank of Waynesboro will merge with and into CapStar Bank (the “Bank of Waynesboro Merger”), with CapStar Bank continuing as the surviving entity, together with the FCB Merger (the “Mergers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide for 100% of the issued and outstanding common stock of FCB to be converted into and exchanged for the right to receive (i) $21,570,701 in cash (the “Cash Consideration”) and (ii) 2,969,418 shares of CSTR Common Stock (the “Stock Consideration” and, together with the Cash Consideration, (the “Merger Consideration”) or 13.70429 shares of CSTR common stock and $99.55 in cash per Company common share (the “Per Share Merger Consideration”). Notwithstanding the forgoing, the Cash Consideration shall be reduced dollar for dollar on an after tax basis in an amount equal to any negative difference between: (a) total net pretax Transaction Expense of $1,943,000 and (b) an amount equal to the sum of the Asset Sale Adjustment, the Fixed Asset Adjustment and the Company Transaction Expenses Adjustment (all as defined in the Agreement) (the “Adjustment Amount”). Further, the Cash Consideration shall be increased by 50% of the dollar amount of any positive difference between (a) and (b) above on an after tax basis, as further defined in the Agreement. Fractional shares will not be issued; and, in lieu thereof, shall be settled in cash based on the CSTR Average Stock Price. The terms and conditions of the Mergers are fully described in more detail in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by FCB’s shareholders.

ProBank Austin as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and considered among other things:

(i)	a draft of the Agreement, dated as of January —, 2020;

(ii)

certain publicly available financial statements and other historical financial information of CSTR, FCB and BOW that we deemed relevant as filed by CSTR, FCB and BOW with the SEC (in the case of CSTR), FDIC, OCC (in the case of FCB) and Federal Reserve;

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Board of Directors FCB Corporation January 23, 2020 Page 2

(iii)

information communicated to us by senior management of FCB regarding the estimated and projected financial performance and earnings potential of FCB for the year ending December 31, 2020 together with estimated long-term annual earnings growth rates and dividends per share for FCB;

(iv)

information communicated to us by representatives of CSTR regarding the estimated and projected financial performance and earnings potential of CSTR for the year ending December 31, 2020 together with estimated long-term annual earnings growth rates and dividends per share for CSTR;

(v)	the estimated pro forma financial impact of the Mergers on CSTR, based on assumptions relating to transaction expenses and acquisition accounting adjustments;

(vi)

publicly reported historical stock price and trading activity for CSTR common stock, including an analysis of certain stock trading information of certain other publicly traded companies deemed comparable to CSTR;

(vii)	a comparison of certain financial information for FCB, BOW and CSTR with similar institutions for which comparable information is publicly available;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Mergers;

(ix)	the current market environment generally and the banking environment in particular; and

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of FCB the business, financial condition, results of operations and prospects of FCB, including certain operating, regulatory and other financial matters. We held similar discussions with representatives and senior management of CSTR regarding the business, financial condition, results of operations and prospects of CSTR, including certain operating, regulatory and other financial matters.

Management of FCB and CSTR, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In addition, the management of FCB has communicated to us there will be no material Purchase Price Adjustment associated with the Adjustment Amount relative to the total Merger Consideration. We have assumed in all respects material to our analysis that (i) FCB and CSTR will remain as going concerns for all periods relevant to our analyses, (ii) all of the representations and warranties contained in the Agreement are true and correct, (iii) each party to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement as well as the Bank of Waynesboro Merger Agreement, and (iv) the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice FCB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Mergers and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of FCB’s or CSTR’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations

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Board of Directors FCB Corporation January 23, 2020 Page 3

and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to FCB and its shareholders, or following consummation of the Mergers, CSTR and its shareholders.

This opinion is directed to the Board of Directors of FCB in connection with its consideration of the Agreement and the FCB Merger and does not constitute a recommendation to any shareholder of FCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of Agreement and the FCB Merger. This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness of the Per Share Merger Consideration, from a financial point of view, to the shareholders of FCB, and does not address the underlying business decision by the Board of Directors to pursue the FCB Merger. Further, this opinion is not intended for the minority shareholders of BOW nor does it address the fairness of the Per Share Merger Consideration to be received by the BOW minority shareholders and does not address the underlying business decision by the Board of Directors of BOW to pursue the Bank of Waynesboro Merger.

We have acted as FCB’s financial advisor in connection with the FCB Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the FCB Merger. We will also receive a fee for rendering this opinion, which opinion fee will be payable whether or not the FCB Merger is consummated. FCB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, ProBank Austin or certain of its affiliates or predecessors provided certain services to FCB or its subsidiaries for which it or its predecessors or affiliates received customary fees and expense reimbursement. These services included providing loan review and compliance consulting services to FCB or its subsidiaries.

ProBank Austin expresses no opinion as to the fairness of any consideration paid in connection with the FCB Merger to the holders of any class of securities other than common stock. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the FCB Merger by FCB officers, directors or employees, or class of such persons, relative to the compensation to be received in the FCB Merger by the holders of FCB common stock. This opinion has been approved by the fairness opinion committee of ProBank Austin. This opinion shall not be reproduced without ProBank Austin’s prior written consent; provided, however, ProBank Austin will provide its consent for the opinion to be included in regulatory filings to be completed and proxy statements to be distributed in connection with the Mergers.

Based upon our analysis and subject to the qualifications described herein, we are of the opinion that as of the date of this letter, the Per Share Merger Consideration is fair, from a financial point of view, to the common shareholders of FCB.

Respectfully,

ProBank Austin

Chicago | Louisville | Nashville | New York | San Francisco | Toledo

Appendix D

January 23, 2020

Special Committee of the Board of Directors

Bank of Waynesboro

201 South Main Street

Waynesboro, TN 38485

Dear Members of the Special Committee:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) to provide its opinion of fairness, from a financial point of view, of the consideration that will be paid to the minority shareholders (“Minority Shareholders”) of Bank of Waynesboro (“BOW”) in the transaction (“Transaction”) described below.

Mercer Capital, as part of its financial advisory and general valuation practice, is regularly engaged to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and value their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

OVERVIEW OF THE TRANSACTION

It is our understanding that the Board of Directors of FCB Corporation (“FCB”), which wholly-owns First National Bank of Manchester (“FNB”) and 50.6% of BOW, expects to approve on or about January 23, 2020, a merger agreement with CapStar Financial Holdings, Inc. (“CapStar”) whereby CapStar will acquire 100% of FCB’s shares of common stock (“FCB Merger”). By virtue of the FCB Merger, automatically and without any action on the part of the holders, FCB common shareholders collectively shall receive immediately prior to the Effective Time the right to receive the sum of (i) 2,969,418 shares of CapStar common stock; and (ii) $21.57 million of cash, subject to adjustment based upon values attributable to certain non-operating and fixed assets and Transaction expenses.

In addition, the Board of Directors of BOW is expected to approve on or about January 23, 2020, a merger agreement among CapStar, CapStar Bank, and BOW whereby BOW shall merge with and into CapStar Bank (“BOW Merger”). By virtue of the BOW Merger, automatically and without any action on the part of the holders, BOW Minority Shareholders collectively shall receive immediately prior to the Effective Time the right to receive the sum of (i) 664,800 shares of CapStar common stock; and (ii) $4.83 million of cash, subject to adjustment based upon values attributable to certain non-operating and fixed assets and Transaction expenses (“Purchase Price Adjustment”).

The BOW Merger does not provide an election option. Therefore BOW Minority Shareholders, who collectively own 14,832 of the 30,000 issued and outstanding shares of BOW common stock, will receive the same pro rata consideration consisting of 44.82 shares of CapStar common stock and $325.58 of cash for each BOW common share before considering any Purchase Price Adjustment.

The value of the Merger Consideration to be received by BOW Minority Shareholder will fluctuate with the value of CapStar’s common shares as quoted on NASDAQ because the number of shares to be issued is fixed.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600 Memphis, Tennessee 38137	901.685.2120 (P) 901.685.2199 (F)	www.mercercapital.com

D-1

As of January 22, 2020, the value of consideration to be paid to BOW Minority Shareholders was $15.6 million before any Purchase Price Adjustment based upon the sum of $4.8 million of cash consideration and the product of 664,800 shares of CapStar common stock and the closing price for CapStar of $16.16 per share as reported by NASDAQ.

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, representatives of Mercer Capital visited with BOW management to gain insight into BOW’s historical financial performance, prospective performance, and other factors that led to the decision to enter into the BOW Merger. In addition, we visited with FCB’s and BOW’s financial and legal advisors to review the process that resulted in the BOW merger; and we visited with CapStar management to gain additional insight into CapStar’s financial performance, outlook and the like.

A summary of our analysis is contained in our Fairness Analysis, which was presented to the Special Committee of the Board of Directors of Bank of Waynesboro on January 21, 2020.

Documents reviewed include:

1.	Plan of Merger between CapStar Financial Holdings, Inc., CapStar Bank, and the Bank of Waynesboro, dated January 23, 2020;

2.	Agreement and Plan of Merger between CapStar Financial Holdings, Inc. and FCB Corporation, dated January 23, 2020;

3.	Audited financial statements for BOW and FCB for the fiscal years ended December 31, 2016, 2017 and 2018 and preliminary unaudited financial statements as of December 31, 2019;

4.	Form 10-K for CapStar for the fiscal years ended December 31, 2016, 2017 and 2018 and Form 10-Q for the quarters ended March 31, June 30 and September 30, 2019;

5.

Regulatory Call Report data for CapStar Bank, BOW, and FNB as compiled by S&P Global Market Intelligence (“S&P Global”) for the fiscal years ended December 31, 2014, 2015, 2016, 2017, and 2018 and the quarters ended March 31, June 30 and September 30, 2019;

6.	CapStar’s strategic plan for the years 2020, 2021, and 2022;

7.	Various asset quality reports for CapStar as of September 30, 2019 and other proximate dates;

8.	Consensus EPS and other financial estimates for fiscal years 2019, 2020 and 2021 as calculated by the sell-side analysts who cover CapStar and compiled by S&P Global; and,

9.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we have relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion.

We have furthermore assumed that guidance provided to us by BOW management relating to expected financial performance reflects a reasonable assessment of BOW’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved.

D-2

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the BOW Merger and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

Mercer Capital does not have any current or prospective interest in any security issued by CapStar, FCB, FNB or BOW. Over the past three years Mercer Capital has not provided financial advisory or valuation-related services to any of the parties to the proposed Transaction.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the consideration to be paid to BOW Minority Shareholders by CapStar is fair, from a financial point of view, to the BOW Minority Shareholders.

Mercer Capital has not expressed an opinion as to the price at which any security may trade in the future; nor have we expressed an opinion regarding any compensation that may be paid to management as part of the Transaction. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

D-3

Appendix E

TENNESSEE CODE

TITLE 48 CORPORATIONS AND ASSOCIATIONS

CHAPTER 23

DISSENTERS’ RIGHTS

Part 1

Right to Dissent and Obtain Payment for Shares.

48-23-101. Chapter Definitions.

48-23-102. Right to dissent.

48-23-103. Dissent by nominees and beneficial owners

Part 2

Procedure for Exercise of Dissenters’ Rights.

48-23-201. Notice of dissenters’ rights.

48-23-202. Notice of intent to demand payment.

48-23-203. Dissenters’ notice.

48-23-204. Duty to demand payment.

48-23-205. Share restrictions.

48-23-206. Payment.

48-23-207. Failure to take action.

48-23-208. After-acquired shares.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

Part 3

Judicial Appraisal of Shares.

48-23-301. Court action.

48-23-302. Court costs and counsel fees.

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter Definitions.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203 — 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or

(7) In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934 (15 U.S.C. § 78f), as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934 (15 U.S.C. § 78a), as amended.

48-23-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights.

(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment.

(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. Dissenters’ notice.

(a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares; and

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payments.

(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment.

(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to § 48-23-203(b)(2)(C);

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3

JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action.

(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.